   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 1998
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             PICTURETEL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             3661                            04-2835972
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

              100 MINUTEMAN ROAD, ANDOVER, MA 01810 (978) 292-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              W. ROBERT KELLEGREW
                                GENERAL COUNSEL
              100 MINUTEMAN ROAD, ANDOVER, MA 01810 (978) 292-5000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              HOWARD K. FUGUET, ESQ.                              JOHN B. GOODRICH, ESQ.
                   ROPES & GRAY                           WILSON SONSINI GOODRICH & ROSATI, P.C.
              ONE INTERNATIONAL PLACE                               650 PAGE MILL ROAD
            BOSTON, MASSACHUSETTS 02110                         PALO ALTO, CALIFORNIA 94304

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: At the effective time of the merger of an indirect wholly owned subsidiary of the Registrant with and into Starlight Networks Incorporated, which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all conditions to closing of such merger as described in the enclosed Information Statement/Prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If the Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF              AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
      SECURITIES TO BE REGISTERED             REGISTERED            PER UNIT             PRICE(1)        REGISTRATION FEE(1)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value(2)........   1,331,914 shares            N/A              $7,903,124             $2,332
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) The Registration Fee was calculated in accordance with Rule 457(f)(2) based on the aggregate stated value of the capital stock of Starlight Networks Incorporated to be exchanged for the shares of common stock of the Registrant being registered pursuant to this Registration Statement. Starlight Networks Incorporated has an accumulated capital deficit and, in accordance with Rule 457(f)(2), the Proposed Maximum Aggregate Offering Price was calculated by dividing the aggregate stated value of the capital stock of Starlight Networks Incorporated by three.

(2) Includes PictureTel Preferred Stock Purchase Rights. Prior to the occurrence of certain events, these rights will not be exercisable or evidenced separately from the PictureTel Common Stock.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        STARLIGHT NETWORKS INCORPORATED
                              205 RAVENDALE DRIVE
                            MOUNTAIN VIEW, CA 94043

                                                              September   , 1998

To the Shareholders of Starlight Networks Incorporated:

     The Board of Directors of Starlight Networks Incorporated ("Starlight") has approved and is recommending that the shareholders of Starlight approve the acquisition of Starlight by PictureTel Corporation ("PictureTel"). In order to act upon approval of this transaction, Starlight is soliciting the written consent of the holders of Starlight Common Stock and the holders of Starlight Series A Preferred Stock, Starlight Series B Preferred Stock, Starlight Series C Preferred Stock, Starlight Series D Preferred Stock, Starlight Series E Preferred Stock, Starlight Series F Preferred Stock, and Starlight Series G Preferred Stock (collectively, the "Starlight Preferred Stock" and, together with the Starlight Common Stock, the "Starlight Stock").

     Specifically, the holders of Starlight Common Stock and Starlight Preferred Stock (collectively referred to as the "Starlight Shareholders") will be asked to consent in writing to (i) a proposal to approve and adopt the Agreement and Plan of Merger dated as of August 14, 1998, by and among PictureTel, PictureTel Technology Corporation. ("PTC"), SNI Acquisition Corporation ("Merger Sub") and Starlight (the "Plan of Merger"), and to approve the merger (the "Merger") of Merger Sub, an indirect wholly owned subsidiary of PictureTel, with and into Starlight pursuant to the Plan of Merger, by which Starlight would become an indirect wholly owned subsidiary of PictureTel and (ii) a proposal to approve and adopt the Starlight 1998 Bonus Retention Plan Program (the "Bonus Retention Plan") for the purpose of, with respect to the holders of Starlight Preferred Stock, complying with Section 5(c)(x) of Article IV of Starlight's Amended and Restated Articles of Incorporation and approving certain payments to be made to two participants under such Bonus Retention Plan. Upon the effectiveness of the Merger (i) each outstanding share of Starlight Preferred Stock (other than shares of Starlight Preferred Stock held in treasury or held by PictureTel or any of its direct or indirect wholly owned subsidiaries) will be converted into the right to receive shares of PictureTel Common Stock in accordance with the exchange ratios described in the accompanying Information Statement/ Prospectus,
(ii) each outstanding share of Starlight Preferred Stock held by PictureTel or any of its direct or indirect wholly owned subsidiaries will be converted into the right to receive one share of common stock, par value $0.01 per share, of the Surviving Corporation (as defined in the Information Statement/Prospectus) and (iii) each outstanding share of Starlight Common Stock will be canceled and retired without the payment of any consideration in accordance with Starlight's Amended and Restated Articles of Incorporation. The Plan of Merger also provides that 158,293 of the shares of PictureTel Common Stock to be issued in the Merger will be placed in escrow for up to twelve months to reimburse PictureTel for any breaches of Starlight's representations and warranties and certain other obligations in the Plan of Merger.

     THE BOARD OF DIRECTORS OF STARLIGHT HAS APPROVED THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND RECOMMENDS THAT THE STARLIGHT SHAREHOLDERS CONSENT IN WRITING TO THE APPROVAL AND ADOPTION OF THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. THE BOARD OF DIRECTORS OF STARLIGHT HAS ALSO APPROVED THE BONUS RETENTION PLAN AND THE PAYMENTS TO BE MADE THEREUNDER AND RECOMMENDS THAT THE STARLIGHT SHAREHOLDERS CONSENT IN WRITING TO THE APPROVAL AND ADOPTION OF THE BONUS RETENTION PLAN AND THE APPROVAL OF PAYMENTS TO BE MADE THEREUNDER.

     The record date for determining the Starlight Shareholders entitled to consent in writing to the proposals described in the accompanying Information Statement/Prospectus is September 14, 1998 (the "Starlight Record Date").
Starlight has set October   , 1998 as the last date upon which written consents
may be
submitted to Starlight. Starlight, however, may consummate the Merger prior to such date if the requisite consents to approve the Merger are obtained. Your written consents should be returned to the offices of our counsel, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, Attention: Ronald A. Baker (Telephone: 650-493-9300; Facsimile:
650-493-6811).

     It is important that you provide your consent in writing to the proposals described in the accompanying Information Statement/Prospectus. Accordingly, we ask you to please complete, sign and date the accompanying form of written consent. The details of the proposed Merger and the Bonus Retention Plan appear in the accompanying Information Statement/Prospectus, which is being furnished to the Starlight Shareholders. You should consider carefully the investment considerations associated with the Merger discussed under "Risk Factors" in the accompanying Information Statement/Prospectus. Please note that one of the conditions to PictureTel's obligation to consummate the Merger (unless such condition is waived by PictureTel) is the requirement that the holders of at least 93% of the Starlight Stock shall not have dissented from the Merger.

     The approval and adoption of the Plan of Merger will require the written consent of the holders of a majority of the outstanding shares of Starlight Common Stock and Starlight Preferred Stock, acting together as a class, and the written consent of the holders of a majority of the outstanding shares of Starlight Preferred Stock, acting separately as a class. The approval and adoption of the Bonus Retention Plan will require the written consent of the holders of a majority of the outstanding shares of Starlight Preferred Stock. In addition, the approval of certain payments to be made to two participants in the Bonus Retention Plan will require the written consent of the holders of seventy-five percent (75%) of the outstanding shares of Starlight Stock, excluding shares held by those two participants. Further, pursuant to Section 310 of the California Corporations Code, the approval and adoption of each of the Plan of Merger and Bonus Retention Plan requires the written consent of the holders of a majority of the outstanding shares of Starlight Stock, exclusive of any shares of Starlight Stock deemed to be owned by any director of Starlight who has a material financial interest in such transaction.

     The management of Starlight appreciates the support that you have given us. Although the enterprise video market has developed considerably slower than we all had hoped, Starlight has made significant accomplishments. We are very enthusiastic about our acquisition by PictureTel and we believe it is in the best interest of our shareholders and employees.

                                          Sincerely,

                                          James E. Long
                                          Chairman

Mountain View, California

                        STARLIGHT NETWORKS INCORPORATED

                             INFORMATION STATEMENT
                            ------------------------

                             PICTURETEL CORPORATION

                                   PROSPECTUS

     This Information Statement and Prospectus ("Information Statement/Prospectus") is being furnished to the holders of the (i) common stock, no par value (the "Starlight Common Stock"), (ii) Series A Preferred Stock, no par value (the "Starlight Series A Preferred Stock"), (iii) Series B Preferred Stock, no par value (the "Starlight Series B Preferred Stock"), (iv) Series C Preferred Stock, no par value (the "Starlight Series C Preferred Stock"), (v) Series D Preferred Stock, no par value (the "Starlight Series D Preferred Stock"), (vi) Series E Preferred Stock, no par value (the "Starlight Series D Preferred Stock"), (vii) Series F Preferred Stock, no par value (the "Starlight Series F Preferred Stock"), and (viii) Series G Preferred Stock, no par value (the "Starlight Series G Preferred Stock" and together with the Starlight Series A Preferred Stock, Starlight Series B Preferred Stock, Starlight Series C Preferred Stock, Starlight Series D Preferred Stock, Starlight Series E Preferred Stock, and Starlight Series F Preferred Stock, the "Starlight Preferred Stock") of Starlight Networks Incorporated, a California corporation ("Starlight"), in connection with the solicitation of written consents by Starlight from the holders of the Starlight Common Stock and the Starlight Preferred Stock. The Starlight Common Stock and Starlight Preferred Stock are referred to collectively in this Information Statement/Prospectus as the "Starlight Stock." The holders of the Starlight Common Stock and Starlight Preferred Stock are referred to collectively in this Information Statement/Prospectus as the "Starlight Shareholders."

     This Information Statement/Prospectus also constitutes the Prospectus of PictureTel Corporation, a Delaware corporation ("PictureTel"), with respect to the issuance of up to 1,331,914 shares of PictureTel common stock, par value $0.01 per share (the "PictureTel Common Stock"), to the holders of the Starlight Preferred Stock in connection with the Merger described herein. The stockholders of PictureTel will not be voting or consenting in writing to approve the Merger. PictureTel Common Stock is traded on The Nasdaq National Market ("Nasdaq") under the symbol "PCTL."

     This Information Statement/Prospectus relates to (i) the proposed merger (the "Merger") of SNI Acquisition Corporation, a California corporation and an indirect wholly owned subsidiary of PictureTel ("Merger Sub"), with and into Starlight pursuant to an Agreement and Plan of Merger dated as of August 14, 1998 (the "Plan of Merger") by and among PictureTel, PictureTel Technology Corporation, a Delaware corporation and a wholly owned subsidiary of PictureTel ("PTC"), Merger Sub and Starlight and (ii) the proposed Starlight 1998 Bonus Retention Program (the "Bonus Retention Plan") and the bonus payments to be made thereunder. Upon consummation of the Merger, Starlight will become a wholly owned subsidiary of PTC. The last day upon which your written consents may be
submitted to Starlight is October   , 1998. Written consents should be returned
to Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, Attention: Ronald A. Baker (Telephone: 650-493-9300;
Facsimile: 650-493-6811).

     This Information Statement/Prospectus and the accompanying form of written consent are first being mailed to the Starlight Shareholders on or about
September   , 1998.

     THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STARLIGHT SHAREHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS INFORMATION
STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" STARTING ON PAGE 9.
                            ------------------------

     THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The date of this Information Statement/Prospectus is September   , 1998.

     All information contained in this Information Statement/Prospectus with respect to PictureTel, PTC and Merger Sub has been provided by PictureTel. All information contained in this Information Statement/ Prospectus with respect to Starlight has been provided by Starlight.

     IN ACCORDANCE WITH CHAPTER 13 OF THE CALIFORNIA CORPORATION CODE (THE "CCC") STARLIGHT SHAREHOLDERS ARE ENTITLED TO DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER. SEE "THE MERGER -- APPRAISAL RIGHTS."
                            ------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS INFORMATION STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS INFORMATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS INFORMATION STATEMENT/ PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT/PROSPECTUS NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR INCORPORATED BY REFERENCE SINCE THE DATE HEREOF.

     THIS INFORMATION STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS RELATING TO, AMONG OTHER THINGS, ESTIMATES OF ECONOMIC AND INDUSTRY CONDITIONS, SALES TRENDS, EXPENSE LEVELS AND CAPITAL EXPENDITURES. PICTURETEL'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS IN THIS INFORMATION STATEMENT/PROSPECTUS AND IN THE FORWARD-LOOKING STATEMENTS MADE FROM TIME TO TIME BY PICTURETEL ON THE BASIS OF MANAGEMENT'S THEN CURRENT EXPECTATIONS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE BUT ARE NOT LIMITED TO THOSE DISCUSSED OR REFERRED TO UNDER "RISK FACTORS" STARTING ON PAGE 9.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................    1
TRADEMARKS..................................................    1
SUMMARY.....................................................    2
  RISK FACTORS..............................................    2
  THE COMPANIES.............................................    2
     The Business of PictureTel.............................    2
       General..............................................    2
       Recent Developments..................................    2
     The Business of Starlight..............................    3
  THE MERGER................................................    3
     Conversion of Shares; Options and Warrants.............    4
     Effective Time.........................................    4
     Exchange of Certificates; Assumption of Warrants or
      Other Securities......................................    4
     Listing................................................    5
     Conditions to the Merger...............................    5
     Escrow Agreement.......................................    5
     Termination............................................    6
  STARLIGHT SHAREHOLDERS ACTIONS............................    6
     Matters To Be Acted Upon...............................    6
     Last Date for Submission...............................    6
     Record Date............................................    6
     Requisite Consent......................................    7
  RECOMMENDATION OF STARLIGHT'S BOARD OF DIRECTORS..........    7
  INTERESTS OF CERTAIN PERSONS IN THE MERGER................    7
  MATERIAL FEDERAL TAX CONSEQUENCES.........................    8
  ANTICIPATED ACCOUNTING TREATMENT..........................    8
  COMPARATIVE RIGHTS OF STOCKHOLDERS........................    8
  APPRAISAL RIGHTS..........................................    8
RISK FACTORS................................................    9
SELECTED HISTORICAL FINANCIAL DATA..........................   15
COMPARATIVE PER SHARE DATA..................................   18
MARKET PRICE PER SHARE DATA.................................   19
  Picturetel................................................   19
  Starlight.................................................   19
  Dividend Policy...........................................   19
  Recent Closing Prices.....................................   19
STARLIGHT SHAREHOLDERS ACTION...............................   20
  Matters To Be Acted Upon..................................   20
  Last Date for Submission..................................   20
  Record Date; Requisite Consent............................   20
  Written Consents..........................................   21
THE MERGER..................................................   22
  General...................................................   22
  Conversion of Shares......................................   22
  Conversion of Starlight Options and Warrants..............   23
  Exchange of Certificates..................................   23
  Notification Regarding Starlight Warrants and Other
     Securities.............................................   24

  Effective Time............................................   24
  Background of the Merger; Recommendation of Starlight's
     Board of Directors.....................................   25
  Starlight's Reasons for the Merger........................   25
  PictureTel's Reasons for the Merger.......................   25
  Certain Considerations....................................   26
  Interests of Certain Persons in the Merger................   26
  Material Federal Tax Consequences.........................   27
  Anticipated Accounting Treatment..........................   29
  Governmental Filings......................................   29
  Certain Federal Securities Law Consequences; Affiliate
     Letters................................................   29
  Stock Exchange Listing....................................   29
  Dividends.................................................   29
  Appraisal Rights..........................................   30
THE PLAN OF MERGER..........................................   32
  Representations and Warranties............................   32
  Conduct of PictureTel's and Starlight's Business Prior to
     the Merger.............................................   32
  No Solicitation...........................................   33
  Conditions to the Merger..................................   34
  Termination...............................................   35
  Termination Fee...........................................   36
  Fees and Expenses.........................................   36
  Indemnification...........................................   36
  Escrow....................................................   38
BUSINESS OF PICTURETEL......................................   39
  General...................................................   39
  Industry Background.......................................   39
  Technology................................................   41
     Proprietary............................................   41
     Standards..............................................   43
  Products..................................................   43
     Group Systems..........................................   44
     Systems for Desktop or Personal Meetings and
      Collaboration.........................................   44
     Server Based Products..................................   46
     Software...............................................   46
     Options and Peripherals................................   47
  Research and Development..................................   47
  Sales.....................................................   47
     United States..........................................   48
     International Distribution.............................   48
  Enterprise Services Division..............................   49
  Competition...............................................   49
  Manufacturing.............................................   50
  Patents and Copyrights....................................   51
  Employees.................................................   51
  Properties................................................   51
  Legal Proceedings.........................................   52
     Datapoint Litigation...................................   52
     Shareholder Litigation.................................   52

     NV Holdings, Inc.......................................   53
     Revnet, Inc............................................   53
PICTURETEL -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATION..............   54
  Introduction..............................................   54
     Six Months Ended June 28, 1998 Compared to Six Months
      Ended June 29, 1997...................................   54
     Year Ended December 31, 1997 Compared to Year Ended
      December 31, 1996.....................................   55
     Year Ended December 31, 1996 Compared to Year Ended
      December 31, 1995.....................................   57
  Liquidity and Capital Resources...........................   58
  Year 2000 Compliance......................................   59
  Recently Issued Accounting Pronouncements.................   60
  Quarterly Results and Seasonality.........................   61
BUSINESS OF STARLIGHT.......................................   62
  General...................................................   62
  Products and Services.....................................   62
  The Starlight Solutions...................................   62
  Products under Development................................   62
  Marketing and Sales.......................................   63
  Competition...............................................   63
  Employees.................................................   63
  Properties................................................   63
STARLIGHT -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............   64
  General...................................................   64
     Six Months ended June 30, 1998 Compared to Six Months
      Ended June 30, 1997...................................   64
     Year Ended December 31, 1997 Compared to Year Ended
      December 31, 1996.....................................   65
     Year Ended December 31, 1996 Compared to Year Ended
      December 31, 1995.....................................   65
  Liquidity and Capital Resources...........................   66
  Impact of Year 2000.......................................   66
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF PICTURETEL..................................   68
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF STARLIGHT...................................   70
MANAGEMENT -- PICTURETEL....................................   74
  Directors and Executive Officers of PictureTel............   74
  Executive Compensation....................................   75
OPTION TABLES...............................................   76
  Employment, Severance and Other Agreements................   77
  Director Compensation.....................................   78
DESCRIPTION OF CAPITAL STOCK OF PICTURETEL..................   80
  Common Stock..............................................   80
  Preferred Stock...........................................   80
  Rights Plan...............................................   80
  Delaware Law and Certain Charter and Bylaw Provisions.....   81
COMPARISON OF STOCKHOLDER RIGHTS............................   81
  Amendment of Starlight Articles and PictureTel
     Certificate............................................   81
  Amendment of Starlight and PictureTel By-laws.............   82
  Voting Rights.............................................   82
  Special Meetings of Shareholders and Stockholders.........   83
  Actions by Written Consent of Stockholders and
     Shareholders...........................................   83

  Size of the Board of Directors............................   83
  Classification of the Board of Directors..................   83
  Cumulative Voting.........................................   84
  Removal of Directors......................................   84
  Filling Vacancies in the Board of Directors...............   84
  Dividends and Repurchases of Shares.......................   85
  Appraisal Rights..........................................   85
  Inspection of Books and Records...........................   86
  Limitation of Liability of Directors......................   86
  Indemnification...........................................   87
  Stockholder and Shareholder Approval of Certain Business
     Combinations...........................................   87
  Stockholder and Shareholder Voting on Mergers and Similar
     Transactions...........................................   88
  Loans to Directors, Officers and Employees................   89
  Interested Director Transactions..........................   89
  Stockholder and Shareholder Derivative Suit...............   89
STARLIGHT 1998 BONUS RETENTION PLAN.........................   90
  General Description.......................................   90
  Approval of Certain Payments for Purposes of Section 280G
     and Section 4999 of the Code...........................   91
LEGAL MATTERS...............................................   92
EXPERTS.....................................................   92

                             AVAILABLE INFORMATION

     PictureTel is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual and quarterly reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by PictureTel with the Commission may be inspected and copied at the Public Reference Facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. In addition, PictureTel is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The PictureTel Common Stock is listed on The Nasdaq National Market System and such reports, proxy statements and other information concerning PictureTel may be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     PictureTel has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Information Statement/Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Information Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Information Statement/Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549.

                                   TRADEMARKS

     PictureTel is a registered trademark of PictureTel and MCT, HVQ, SG3, SG4, Concorde, PicturePlus, PT724, IDEC, LimeLight, PowerCam, LiveLAN, LiveGateway, Look-At-Me-Button, WorldCart, System 4000, Venue, SwiftSite, Live50, Live100, Live200, LiveShare, Montage, Prism, LiveScheduler and DTK are trademarks of PictureTel. StarWorks and StarCast are registered trademarks of Starlight and Starlight, StarLive! and StarCenter are trademarks of Starlight. Other trademarks used in this Information Statement/ Prospectus are the property of their respective owners.

                                    SUMMARY

     Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in, attached to or incorporated by reference in this Information Statement/Prospectus and the Annexes hereto. Starlight Shareholders are urged to read this Information Statement/Prospectus and the Annexes in their entirety.

                                  RISK FACTORS

     IN CONSIDERING WHETHER TO APPROVE THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, STARLIGHT SHAREHOLDERS SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION CONTAINED HEREIN UNDER THE CAPTION "RISK FACTORS."

                                 THE COMPANIES

THE BUSINESS OF PICTURETEL

  General

     PictureTel develops, manufactures, markets and services visual collaboration solutions. These solutions -- systems and collaboration software that employ advanced video and audio compression and interactive data technologies -- allow users to conduct face-to-face meetings at a distance with cost and convenience similar to the telephone. Visual collaboration sessions may be held between two locations or, using a multipoint bridge, among multiple locations. PictureTel's compression technology permits the transmission of "full-motion" color video with integrated, full-duplex and high-fidelity audio at data rates as low as 56 kbps. By operating over such low speed switched digital lines, PictureTel's systems reduce the cost and increase the flexibility of videoconferencing. In addition to providing visual collaboration solutions for use over switched digital lines, PictureTel also offers those solutions for use over Internet Protocol ("IP") networks. While high-speed (e.g., 2 to 6 Mbps) collaboration sessions can operate over dedicated (i.e. non-dialed) lines, the per-minute usage cost can range from 10 to 100 times higher than PictureTel solutions designed for use over switched digital lines or IP-based networks. PictureTel offers a range of visual collaboration solutions for group and personal use, as well as multipoint bridges for multi-location conferencing and a full suite of services. PictureTel sells its products through a number of telecommunication and personal computer distribution channels in the United States and internationally, as well as through a direct sales force.

     PictureTel was incorporated in Delaware in 1984. PictureTel's principal executive offices are located at 100 Minuteman Road, Andover, Massachusetts 01810 (Telephone: (978) 292-5000).

  Recent Developments

     In July, 1998, Richard B. Goldman resigned as Vice President and Chief Financial Officer of PictureTel. Mr. Goldman's employment terminated on September 11, 1998. No successor has yet been named.

     In February, 1998, Bruce R. Bond joined PictureTel as the President and Chief Executive Officer. See "Option Tables -- Employment, Severance and Other Agreements."

     On September 19, 1997, after PictureTel's reexamination, with assistance from its outside auditors, of leasing and other indirect channel transactions, PictureTel announced that it would reverse revenue related to certain of these transactions and, as a result, intended to restate its financial statements for the third and fourth quarters of the fiscal year ended December 31, 1996 and the first quarter of the fiscal year ended December 31, 1997. On November 13, 1997, after completion of its reexamination, PictureTel announced that it would also restate the second quarter of the fiscal year ended December 31, 1997 (such restatements, collectively, the "Restatements"). The Restatements were required to reverse product sales recorded which contained rights of return, contingent liabilities, payment contingencies, payment uncertainties or product sales for which delivery did not occur at the end of the relevant period. The Restatements were also required to record such product sales in the period in which the rights of return lapsed, contingencies or uncertainties were resolved, or delivery was completed. Certain transactions which were reversed have not been re-recorded as revenues in later periods.

     On June 2, 1998, PictureTel was served with a complaint from a former distribution channel customer, Revnet, Inc., which has ceased operations. (Revnet, Inc. v. PictureTel Corporation. Civil Action 98092039, filed April 2, 1998, in the Circuit Court for Baltimore City, Maryland.) The complaint alleges that PictureTel breached an oral contract. Revnet is seeking $200,000,000 in damages. No discovery has occurred and PictureTel expresses no opinion as to the likely outcome of this lawsuit.

     Since September 23, 1997, seven class action shareholders' complaints relating to the Restatements have been filed against PictureTel, Norman E. Gaut, the former Chairman of the Board and Chief Executive Officer, and Les Strauss, the former Vice President and Chief Financial Officer, in the United States District Court for the District of Massachusetts. The plaintiffs, who brought these actions on behalf of themselves and others similarly situated, are: (1) Faith Egli, Civil Action No. 97-12135-DPW; (2) Jerome H. Lipman, IRA, Civil Action No. 97-12238-DPW; (3) Daniel Frucher, Civil Action No. 97-12310-DPW; (4) Edmond J. Proulx and James Harris, Civil Action No. 97-12345-DPW; (5) Marvin Barab and Thomas J. Curley, Civil Action No. 97-12338-DPW; (6) Mark Szen and Nancy Szen, Civil Action No. 97-12439-DPW; and (7) Michael D. Kugler, Civil Action No. 97-12537 PBS. These plaintiffs have consolidated their complaints into one lawsuit and filed a consolidated complaint on February 11, 1998, encaptioned In re PictureTel Corporation Securities Litigation, Civil Action No. 97-12135-DPW. The original complaints were filed following PictureTel's announcement on September 19, 1997 that it would restate its financial results for the first quarter of the fiscal year ended December 31, 1997 and the last two quarters of the fiscal year ended December 31, 1996, and were amended when PictureTel announced on November 13, 1997 that it would also restate the second quarter of the fiscal year ended December 31, 1997. The consolidated complaint alleges that PictureTel and Messrs. Gaut and Strauss violated Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder, during the period from October 17, 1996 through November 13, 1997, through the alleged preparation and dissemination of materially false and misleading financial statements which artificially inflated the price of the PictureTel Common Stock. The consolidated complaint seeks to recover an unspecified amount of damages, including attorneys' and experts' fees and expenses. On April 7, 1998, PictureTel filed a motion to dismiss the complaint. The Plaintiffs filed an amended complaint in response to PictureTel's motion to dismiss. No discovery has occurred and PictureTel expresses no opinion as to the likely outcome.

THE BUSINESS OF STARLIGHT

     Starlight develops, installs and customizes streaming media applications for large enterprises. Starlight's current products provide corporate communications solutions that include Starlight's and other firms' streaming video engines, business communications applications and streaming applications management. Products in development are expected to provide more fully integrated streaming video and streaming applications management for a variety of corporate applications, including business briefings and event management, distance learning, business television and advertising/electronic commerce.

     Starlight was incorporated in California in 1990. Starlight's principal executive offices are located at 205 Ravendale Drive, Mountain View, CA 94043 (Telephone: (650) 967-2774).

                                   THE MERGER

     The Plan of Merger provides for the merger of Merger Sub, a wholly owned subsidiary of PTC and an indirect wholly owned subsidiary of PictureTel, with and into Starlight, with the result that Starlight, as the surviving corporation in the Merger (the "Surviving Corporation"), would become a wholly owned subsidiary of PTC and an indirect wholly owned subsidiary of PictureTel. For the Merger to be consummated, the Plan of Merger must be approved and adopted by the holders of Starlight Common Stock and Starlight Preferred Stock and the other conditions specified in the Plan of Merger must be satisfied or waived. See "The Merger" and "Starlight Shareholders Action."

CONVERSION OF SHARES; OPTIONS AND WARRANTS

     At the Effective Time (as defined below) of the Merger, each share of Starlight Preferred Stock (other than shares of Starlight Preferred Stock held in treasury or held by PictureTel or any of its direct or indirect wholly owned subsidiaries) issued and outstanding immediately prior to the Merger will be automatically converted into the right to receive shares of PictureTel Common Stock in accordance with the exchange ratios (the "Exchange Ratios") set forth in this Information Statement/Prospectus and cash in lieu of fractional shares (collectively, the "Merger Consideration"). In addition, at the Effective Time of the Merger, (i) each outstanding share of Starlight Preferred Stock held by PictureTel or any of its direct or indirect wholly owned subsidiaries will be converted into the right to receive one share of the common stock, par value $0.01 per share, of the Surviving Corporation and (ii) each outstanding share of Starlight Common Stock will be canceled and retired without the payment of any consideration therefor in accordance with Starlight's Amended and Restated Articles of Incorporation. The maximum number of shares of PictureTel Common Stock that may be issued in the Merger is 1,331,914. Based upon the capitalization of PictureTel as of August 1, 1998 and excluding shares of PictureTel Common Stock to be issued under the Bonus Retention Plan, the holders of Starlight Preferred Stock will acquire PictureTel Common Stock representing approximately 3.4% of the PictureTel Common Stock outstanding immediately after consummation of the Merger. See "The Merger -- Conversion of Shares."

     At the Effective Time of the Merger, each option to purchase Starlight Common Stock under the Starlight Networks Incorporated 1991 Stock Plan (the "Common Stock Option Plan") will be terminated or canceled in accordance with the terms and provisions of such Common Stock Option Plan. As a condition to the closing of the Merger, all other outstanding warrants and securities convertible into or exchangeable for shares of Starlight Common Stock or Starlight Preferred Stock must have been terminated or converted into or exchanged for shares of Starlight Common Stock or Starlight Preferred Stock, except for warrants and other securities of Starlight convertible into or exchangeable solely for shares of Starlight Preferred Stock and, in accordance with the Exchange Ratios, convertible into a maximum of 3,000 shares of PictureTel Common Stock. Those warrants and other securities of Starlight remaining outstanding as of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, shall be assumed by PictureTel and deemed to constitute a warrant or other security of PictureTel to acquire, on the same terms and conditions as were applicable under such warrant or other security immediately prior to the Effective Time, the number (rounded down to the nearest whole number) of shares of PictureTel Common Stock equal to the product of (i) the number of shares of Starlight Preferred Stock issuable upon exercise of such warrant or other security immediately prior to the Effective Time (not taking into account whether or not such warrant or other security or instrument was in fact exercisable, but excluding any Starlight Preferred Stock issued prior to the Effective Time pursuant to such warrant or other security) multiplied by
(ii) the Exchange Ratio applicable to such series of Starlight Preferred Stock issuable upon exercise of such warrant or other security, at a price per share (rounded up to the next highest cent) equal to (i) the exercise price per share for the shares of Starlight Preferred Stock issuable upon exercise of such warrant or other security immediately prior to the Effective Time divided by
(ii) the Exchange Ratio applicable to such series of Starlight Preferred Stock issuable upon exercise of such warrant or other security. See "The
Merger -- Conversion of Starlight Options and Warrants."

EFFECTIVE TIME

     Consummation of the Merger will occur upon the filing of the agreement of merger (the "Agreement of Merger"), together with any required related certificates, with the Secretary of State of the State of California or at such later time as is specified in such Agreement of Merger (the "Effective Time"). The filing of the Agreement of Merger will occur as soon as practicable after the satisfaction or waiver of all conditions to the closing of the transactions contemplated by the Plan of Merger.

EXCHANGE OF CERTIFICATES; ASSUMPTION OF WARRANTS OR OTHER SECURITIES

     As soon as reasonably practicable after the Effective Time, a letter of transmittal with instructions will be mailed to each holder of Starlight Preferred Stock for use in exchanging Starlight Preferred Stock certificates for PictureTel Common Stock certificates. See "The Merger -- Exchange of Certificates." HOLDERS OF STARLIGHT PREFERRED STOCK CERTIFICATES SHOULD NOT SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

     As soon as reasonably practicable after the Effective Time, PictureTel will issue to each holder of warrants and other securities of Starlight remaining outstanding as of the Effective Time in accordance with the Plan of Merger a document evidencing the assumption of such warrant or other security by PictureTel. Such assumption will be automatic and no action will be required on the part of the holder of such warrant or other security. See "The
Merger -- Notification Regarding Starlight Warrants and Other Securities."

LISTING

     The shares of PictureTel Common Stock to be issued in the Merger will be listed for quotation on The Nasdaq National Market.

CONDITIONS TO THE MERGER

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, but not limited to, (i) the approval and adoption of the Plan of Merger by a majority of the outstanding shares of Starlight Common Stock and Starlight Preferred Stock, acting together as a class, (ii) the approval and adoption of the Plan of Merger by a majority of the outstanding shares of Starlight Preferred Stock, acting separately as a class, (iii) the approval and adoption of the Plan of Merger by holders of at least 93% of the Starlight Stock, (iv) the termination of all options issued under the Common Stock Option Plan and the termination or conversion of all warrants and other securities convertible into or exchangeable for shares of any class of capital stock of Starlight, except for warrants and other securities convertible into or exchangeable solely for shares of Starlight Preferred Stock which, based on the Exchange Ratios, are convertible into a maximum of 3,000 shares of PictureTel Common Stock, (v) the absence of any injunction prohibiting consummation of the Merger, (vi) the absence of any action, statute, rule, regulation, or order which makes or would make consummation of the Merger illegal, (vii) the continuing accuracy of each party's representations and warranties made in the Plan of Merger on and as of the Effective Time, (viii) the performance by each party of its covenants and agreements required by the Plan of Merger, (ix) the receipt of a legal opinion from Wilson Sonsini Goodrich & Rosati, P.C. to the effect that the Merger will be treated for federal income tax purposes as a sale or exchange resulting in gain or loss recognition and (x) PTC and David A. Edwards shall have performed all of their respective obligations under the Stock Purchase Agreement dated August 14, 1998. See "The Plan of Merger -- Conditions to the Merger" and "The Merger -- Material Federal Tax Consequences."

ESCROW AGREEMENT

     Pursuant to an escrow agreement (the "Escrow Agreement") to be entered into by and between PictureTel, James E. Long, as the representative of the holders of Starlight Preferred Stock (the "Stockholder Representative"), and State Street Bank & Trust Company (the "Escrow Agent"), 158,293 of the shares (the "Escrow Shares") of PictureTel Common Stock which the holders of the Starlight Preferred Stock are entitled to receive in the Merger will be withheld and deposited in escrow for twelve months, and will be held and disposed of in accordance with the terms of the Escrow Agreement. The Escrow Shares will be available to reimburse PictureTel for breaches of representations, warranties or covenants made by Starlight in the Plan of Merger and certain other obligations in the Plan of Merger if such claims are made within twelve months of the Effective Time. The Escrow Shares to be delivered to the Escrow Agent will be allocated pro rata among the holders of Starlight Preferred Stock based on the number of shares of PictureTel Common Stock to be received by such holders in the Merger. Unless otherwise determined in accordance with the terms of the Escrow Agreement, the holders of the Starlight Preferred Stock that receive PictureTel Common Stock in the Merger will retain and be entitled to all incidents of ownership including, without limitation, voting rights and rights to cash dividends, if any, payable in respect of such Escrow Shares. Under the terms of the Escrow

Agreement, the Stockholder Representative will be entitled to indemnification from the holders of Starlight Preferred Stock. See "The Plan of
Merger -- Indemnification" and "-- Escrow."

TERMINATION

     The Plan of Merger is subject to termination by mutual written consent of PictureTel and Starlight and, subject to certain limitations, at the option of either PictureTel or Starlight if the Merger is not consummated on or before November 30, 1998. The Plan of Merger is also subject to termination upon the occurrence of certain other events. Under certain circumstances specified in the Plan of Merger, PictureTel will be entitled to a $1.0 million fee from Starlight in the event of the termination of the Plan of Merger. See "The Plan of Merger -- Termination" and "-- Termination Fee."

                         STARLIGHT SHAREHOLDERS ACTIONS

MATTERS TO BE ACTED UPON

     The holders of Starlight Stock are being asked to consent in writing to the proposal to approve and adopt the Plan of Merger pursuant to which, among other things, at the Effective Time (i) Merger Sub will be merged with and into Starlight and Starlight will become an indirect wholly owned subsidiary of PictureTel, (ii) each outstanding share of Starlight Preferred Stock (other than shares of Starlight Preferred Stock held in treasury or held by PictureTel or any of its direct or indirect wholly owned subsidiaries) will be converted into the right to receive shares of PictureTel Common Stock in accordance with the Exchange Ratios, (iii) each outstanding share of Starlight Preferred Stock held by PictureTel or any of its direct or indirect subsidiaries will be converted into the right to receive one share of common stock, par value $0.01 per share, of the Surviving Corporation, and (iv) each outstanding share of Starlight Common Stock will be canceled and retired without the payment of any consideration in accordance with Starlight's Amended and Restated Articles of Incorporation. In addition, the Starlight Shareholders are being asked to consent in writing to the proposal to approve and adopt the Starlight 1998 Bonus Retention Program (the "Bonus Retention Plan") for the purpose of, with respect to the holders of Starlight Preferred Stock, complying with Section 5(c)(x) of
Article IV of Starlight's Amended and Related Articles of Incorporation and approving certain payments to be made to two participants under such Bonus Retention Plan.

LAST DATE FOR SUBMISSION

     The last date upon which written consents may be submitted to Starlight is
October   , 1998. Starlight, however, may consummate the Merger prior to such date if the requisite consents to approve the Merger are obtained. Written consents should be returned to Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, Attention: Ronald A. Baker (Telephone:
650-493-9300; Facsimile: 650-493-6811).

RECORD DATE

     Holders of record of shares of Starlight Stock at the close of business on September 14, 1998 (the "Starlight Record Date") are entitled to consent in writing to the proposals described in this Information Statement/Prospectus. On the Starlight Record Date, there were outstanding 2,276,898 shares of Starlight Common Stock, 2,529,999 shares of Starlight Series A Preferred Stock, 1,577,120 shares of Starlight Series B Preferred Stock, 1,931,914 shares of Starlight Series C Preferred Stock, 1,743,134 shares of Starlight Series D Preferred Stock, 692,428 shares of Starlight Series E Preferred Stock, 1,201,880 shares of Starlight Series F Preferred Stock, and 8,106,983 shares of Starlight Series G Preferred Stock. Starlight Shareholders are entitled to one vote for each share of Starlight Common Stock or Starlight Preferred Stock held on (i) the proposal to approve and adopt the Plan of Merger and the transactions contemplated thereby, including the Merger, (ii) the proposal to approve and adopt the Bonus Retention Plan and (iii) the proposal to approve certain payments to be made under the Bonus Retention Plan. See "Starlight Shareholders Actions -- Record Date; Requisite Consent."

REQUISITE CONSENT

     The approval and adoption of the Plan of Merger and the transactions contemplated thereby, including the Merger, will require (i) the written consent of the holders of a majority of the outstanding shares of Starlight Common Stock and Starlight Preferred Stock, acting together as a class, and (ii) the written consent of the holders of a majority of the outstanding shares of the Starlight Preferred Stock, acting separately as a class. See "Starlight Shareholders Actions -- Requisite Consent; Record Date." In addition, PictureTel has required as a condition to its obligation to consummate the Merger that holders of at least 93% of the Starlight Stock entitled to vote on the Merger shall not have dissented from the Merger. In addition, the approval of certain payments to be made to two participants in the Bonus Retention Plan will require the written consent of the holders of seventy-five percent (75%) of the outstanding shares of Starlight Stock, excluding shares held by those two participants. Further, pursuant to Section 310 of the CCC, the approval and adoption of each of the Plan of Merger and Bonus Retention Plan requires the written consent of the holders of a majority of the outstanding shares of Starlight Stock, exclusive of any shares of Starlight Stock deemed to be owned by any director of Starlight who has a material financial interest in such transaction.

     As of August 1, 1998, giving effect to the conversion of all outstanding Subordinated Convertible Promissory Notes due August 15, 1998 into shares of Series G Preferred Stock, which conversion occurred on August 15, 1998, the directors and executive officers of Starlight and their affiliates owned 775,000 shares, or 34.0%, of the outstanding Starlight Common Stock, and 7,876,601 shares, or 44.2%, of the outstanding Starlight Preferred Stock. Assuming the conversion of the outstanding Starlight Preferred Stock, the directors and executive officers of Starlight and their affiliates owned 8,651,601 shares, or 43.1%, of Starlight Common Stock. See "Securities Ownership of Certain Beneficial Owners and Management of Starlight." In addition, certain holders of Starlight Common Stock and Starlight Preferred Stock have executed an irrevocable proxy in favor of PictureTel authorizing PictureTel to sign written consents for all the outstanding shares of Starlight Stock over which he, she or it has voting control in favor of the approval and adoption of the Plan of Merger. After giving effect to the irrevocable proxies, PictureTel has the right to sign written consents for 1,303,000 shares, or 57.2%, of the outstanding Starlight Common Stock and 15,785,256 shares, or 88.8%, of the outstanding Starlight Preferred Stock. Assuming the conversion of the outstanding Starlight Preferred Stock, PictureTel has the right to sign written consents for 17,088,256 shares, or 85.2%, of the Starlight Common Stock.

                RECOMMENDATION OF STARLIGHT'S BOARD OF DIRECTORS

     The Board of Directors of Starlight has approved the Plan of Merger and the transactions contemplated thereby, including the Merger, and recommends that the Starlight Shareholders consent in writing to approve and adopt the Plan of Merger and the transactions contemplated thereby, including the Merger. See "The Merger -- Background of the Merger; Recommendation of Starlight's Board of Directors." The Board of Directors of Starlight has also approved the Bonus Retention Plan and recommends that the Starlight Shareholders consent in writing to approve and adopt the Bonus Retention Plan and to approve certain payments to be made under the Bonus Retention Plan. See "Starlight 1998 Bonus Retention Plan."

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Starlight Board of Directors with respect to the Plan of Merger and the transactions contemplated thereby, including the Merger, the Starlight Shareholders should be aware that certain executive officers and members of the Board of Directors have certain interests in the Merger that present these executive officers and members of the Board of Directors with conflicts of interest. See "The Merger -- Interests of Certain Persons in the Merger," and "Starlight 1998 Bonus Retention Plan."

                       MATERIAL FEDERAL TAX CONSEQUENCES

     The Merger has been structured to be a taxable transaction in which holders of Starlight Preferred Stock will generally recognize gain or loss on the exchange of their Starlight Preferred Stock for PictureTel Common Stock to the extent of the difference between the value of the PictureTel Common Stock received in the Merger and their adjusted tax basis in the Starlight Preferred Stock. See "The Merger -- Material Federal Tax Consequences."

     STARLIGHT SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS.

                        ANTICIPATED ACCOUNTING TREATMENT

     The transaction effected by the Merger is expected to be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles, whereby the purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. See "The
Merger -- Anticipated Accounting Treatment."

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

     The rights of Starlight Shareholders are currently governed by the CCC, Starlight's Amended and Restated Articles of Incorporation and Starlight's By-laws. Upon consummation of the Merger, Starlight Shareholders will become stockholders of PictureTel, and their rights as stockholders of PictureTel generally will be governed by the Delaware General Corporation Law (the "DGCL"), PictureTel's Third Restated Certificate of Incorporation and PictureTel's By-laws. See "Comparison of Stockholder Rights."

                                APPRAISAL RIGHTS

     Starlight Shareholders who object to the Merger may, under certain circumstances and by following procedures prescribed by the CCC, exercise dissenters' rights and receive cash for their shares of Starlight Stock in an amount equal to the fair value of the Starlight Stock as determined pursuant to such procedures. The failure of a dissenting shareholder of Starlight to follow the appropriate procedures will result in the termination or waiver of such rights. In the event that a Starlight Shareholder who attempts to exercise dissenters' rights should fail to make a proper demand for payment or otherwise lose his or her status as a dissenting shareholder, such Starlight Shareholder shall be entitled to receive from PictureTel the same number of shares of PictureTel Common Stock, if any, that such Starlight Shareholder would have received in the Merger if he, she or it had not attempted to exercise dissenters' rights. See "The Merger -- Appraisal Rights."

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS INFORMATION STATEMENT/PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING PICTURETEL AND ITS BUSINESS. STARLIGHT SHAREHOLDERS SHOULD CAREFULLY CONSIDER THESE RISK FACTORS PRIOR TO CONSENTING IN WRITING TO THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. THIS INFORMATION STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS RELATING TO, AMONG OTHER THINGS, ESTIMATES OF ECONOMIC AND INDUSTRY CONDITIONS, SALES TRENDS, EXPENSE LEVELS AND CAPITAL EXPENDITURES. PICTURETEL'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS IN THIS INFORMATION STATEMENT/PROSPECTUS AND IN FORWARD-LOOKING STATEMENTS MADE FROM TIME TO TIME BY PICTURETEL ON THE BASIS OF MANAGEMENT'S THEN-CURRENT EXPECTATIONS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED OR REFERRED TO BELOW.

     New Products, Cost Reductions, Technological Change, and Evolving
Markets. PictureTel is engaged in an industry that is still emerging as a result of extensive research and development efforts and which continues to bring to market new, more technologically advanced products introduced on an accelerated basis. Simultaneously, the larger telecommunications market is in a heightened competitive state due to deregulation throughout the world. In order to maintain its market share leadership role in this fast-paced emerging market, PictureTel must continue to introduce through internal development or by acquisition significant innovative, technologically leading and cost-competitive products. There can be no assurance that such new products will be introduced by PictureTel, or if introduced, will be accepted by the market and its customers. In addition to offering products that operate in an integrated service digital network (ISDN) environment, PictureTel and its competitors are exploring new technologies and networks, such as the Internet and corporate intranets or LANs, for delivering videoconferencing and data collaboration services. The industry standards for such new technologies and networks, however, are still in the early stages of development, which PictureTel believes has led to customer uncertainty and, accordingly, a slowdown in the growth of the general market for videoconferencing products. As a result of customer preferences, PictureTel has also experienced over the past year a shift in its sales model to videoconferencing systems with lower average selling prices. There can be no assurance that PictureTel will be successful in implementing cost reductions for all of its products or in developing and marketing suitable new products with attractive margins for these new technologies and networks. The possible transition, migration and/or convergence of technologies is difficult to predict and could have profound implications for the industry and the business of PictureTel. Further, there is significant risk that existing products could be rendered obsolete due to changing technology. The failure of PictureTel to develop and market new products or to enhance its existing products or to respond effectively to technological changes, new industry standards or product announcements by competitors could have a material adverse effect on PictureTel's business, financial condition and results of operations.

     Competition. In its established businesses of group systems and desktop systems, PictureTel competes with a number of larger corporations, such as Sony and Intel, which have greater financial and marketing resources than PictureTel. In the developing businesses of network-based videoconferencing systems and compact systems, a number of new corporations have begun to offer competitive products. In addition, partnerships between corporations which compete with PictureTel and corporations which develop and market network products, as well as mergers among competitors, are intensifying competition in the marketplace. This increased competition, together with a slowdown in the growth of the general market for videoconferencing products, has led and may continue to lead to increases in the defection or dilution of PictureTel's distribution channel partners to competitors, decreases in average selling prices and margins in both group and desktop videoconferencing systems, and a lower segment market share by PictureTel for products and services in the emerging area of network-based visual collaboration. In some cases, PictureTel competes with its channel partners for various services, which increases the complexity of channel management. In addition, corporations such as Microsoft or Intel, respectively, may offer network visual collaboration software solutions or incorporate standard algorithms into processor chips free of additional charge, which may reduce the value PictureTel technology provides to the market, especially in its lower end videoconferencing products. In addition, the prices which PictureTel is able to charge for its videoconferencing products and services may further decrease from historical levels as a result of new product introductions by competitors, price competition, technological advances, or otherwise. Any of these factors could have a material adverse effect on PictureTel's business, financial condition and results of operations.

     Manufacturing. Certain key subassemblies and products are currently available only from one vendor and several vendors are smaller corporations with limited financial resources that could prove to be inadequate. In some cases components are sourced from only one vendor, even where multiple sources are available, to maintain quality control and enhance the working relationship with the vendor. In addition, PictureTel from time to time enters into development arrangements with third parties to develop and incorporate new features and functions into PictureTel's products. Failure of these third parties to fulfill their respective obligations under these development arrangements could have a material adverse effect on PictureTel's business, financial condition and results of operations. PictureTel's business also could be adversely affected by delays or interruptions in delivery and poor quality of supplies, subassemblies or products from key vendors. In addition, PictureTel designs and procures certain circuits, components and subassemblies from non-videoconferencing divisions of PictureTel's competitors, such as Sony and Panasonic. The failure to obtain adequate supplies or the requirement to redesign and source supplies from another manufacturer may take substantial time and result in significant expense, each of which could impact product shipments and materially and adversely affect PictureTel's business, financial condition or results of operations.

     Recent History of Losses. PictureTel reported a five percent decrease in revenues for the year ended December 31, 1997 as compared to revenues for the year ended December 31, 1996, and a decrease in net income from $32,172,000 for the year ended December 31, 1996 to a $39,398,000 net loss for the year ended December 31, 1997. These results have been adjusted for the restatement announced in September, 1997 and November, 1997 for the financial results for the first and second quarters of the year ended December 31, 1997 and the third and fourth quarters of the year ended December 31, 1996. See Note 1 to Notes to Consolidated Financial Statements included elsewhere in this Information Statement/Prospectus. PictureTel recorded other charges in the year ended December 31, 1997 to bring expenses into line with its lower level of revenues and a lower expected rate of growth. The decrease in revenues continued in the first and second quarters of the year ending December 31, 1998, and PictureTel reported a net loss of $8,854,000 for the six months ended June 28, 1998. Included in the six month results were charges totaling $11,018,000 related to discontinuing a video network server product line and the write-down of certain inventory and fixed assets. Revenues and prospects for growth have been impacted by, among other things, the decline in the average selling price for several PictureTel products, a decline in the profitability of the industry, and by a slowdown in the general market for videoconferencing products, in part resulting from the perceived uncertainty of customers with respect to the compatibility of existing products of PictureTel and its competitors with expected new multimedia videoconferencing products utilizing the Internet and LAN systems. Continued lower operating results could impact PictureTel's ability to remain in compliance with covenants under its existing revolving credit agreement and could also adversely impact the carrying value of deferred tax assets. Further, there can be no assurance that PictureTel can return to the level of profit in relation to net sales experienced in years prior to the year ended December 31, 1997.

     Product Protection and Intellectual Property. PictureTel's success depends in part on its proprietary technology. PictureTel attempts to protect its proprietary technology through patents, copyrights, trademarks, trade secrets and license agreements. In absence of broad patent protection, which is not likely, and despite PictureTel's reliance upon its proprietary confidential information, competitors of PictureTel have been able to use algorithms or other features similar to those used by PictureTel to design and manufacture products that are directly competitive with PictureTel's products. PictureTel believes that due to the rapid pace of technological change in the visual collaboration industry, legal protection for its products is less significant than factors such as PictureTel's use, implementation and enhancement of standards-based open architecture and PictureTel's ongoing efforts in product innovation.

     Although PictureTel does not believe that its products infringe the proprietary rights of any third parties, third parties have asserted infringement and other claims against PictureTel from time to time. There can be no assurance that third parties will not assert such claims against PictureTel in the future or that such claims will not be successful. PictureTel could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights, which in turn could have a material adverse effect on PictureTel's business, financial condition and result of operations. See "Business of PictureTel -- Legal Proceedings."

     Potential Fluctuations of Quarterly Operating Results. The majority of PictureTel's revenues in each quarter result from orders booked in that quarter, and a substantial portion of PictureTel's orders and shipments typically occur during the last weeks of each quarter such that forecasting of revenue and product mix is both complex and difficult. Unanticipated variations in the timing of receipt of customer orders in any quarter may produce significant fluctuations in quarterly revenues. As a result, a shortfall in revenue compared to internal expectations may not evidence itself until late in the quarter and any resulting impact on earnings may not be determinable until several weeks after the end of the quarter. PictureTel's ability to maintain or increase net revenues depends upon its ability to increase unit volume sales. There can be no assurance that PictureTel will be able to increase or to maintain the current level of unit volume sales. Other factors which may cause period-to-period fluctuations in operational results include the timing of new product announcements and introductions by PictureTel and its competitors, market acceptance of new or enhanced versions of PictureTel's products, changes in the product mix of sales, changes in the relative proportions of sales among distribution channels or among customers within each distribution channel, changes in manufacturing costs, and general economic factors such as the recent decline of currency values in the Asian markets.

     International Operations. Revenues related to international operations of PictureTel totaled approximately 45%, 43%, 44% and 42% of total revenues for the six months ended June 28, 1998 and for the three years ended December 31, 1997, 1996 and 1995, respectively. Management of PictureTel expects international revenues to continue to constitute a significant portion of total revenues in future periods. However, there can be no assurance that PictureTel will be able to maintain or increase international market demand for its products and, to the extent PictureTel is unable to do so, its business, financial condition, results of operations or cash flows could be materially adversely affected. PictureTel's sales to international distributors are denominated in U.S. dollars in order to minimize risks associated with fluctuating foreign currency rates. An increase in the value of the U.S. dollar relative to other currencies, however, could make PictureTel's product more expensive and, therefore, potentially less competitive in foreign markets. Sales by PictureTel's foreign subsidiaries are generally made in the foreign subsidiary's local currency, in which case fluctuations in the value of the U.S. dollar relative to such other currencies could have a material adverse effect on the operating results of PictureTel. Currently, PictureTel employs various currency hedging strategies to reduce these risks. In addition, a significant portion of PictureTel's revenues are derived from Asian markets. Given the current general weakness in the Asian markets, there can be no assurance that PictureTel will be able to sustain current revenue levels or growth in such markets. There can be no assurance that the above factors will not have a material adverse effect on PictureTel's future international sales and, consequently, on its business, financial condition, results of operations or cash flows.

     Volatility of Stock Price. In considering whether to approve the Plan of Merger and the transaction contemplated thereby, including the Merger, Starlight Shareholders should be aware that the price of PictureTel Common Stock at the Effective Time may vary significantly from the price as of the date of the execution of the Plan of Merger or the date of this Information Statement/Prospectus. As is frequently the case with the stocks of high technology corporations, the market price of PictureTel Common Stock has been, and may continue to be, volatile. Factors such as quarterly fluctuations in results of operations, increased competition, the introduction of new products by PictureTel and by its competitors, changes in the mix of products and sales channels, the timing of significant customer orders, and macroeconomic conditions generally, may have a significant adverse effect on the market price of PictureTel Common Stock in any given period. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations, which have particularly affected the market price for many high technology corporations and which, on occasion, have appeared to be unrelated to the operating performance of such corporations. Past financial performance should not be considered a reliable indicator of future performance and investors should not use historical trends to anticipate results or trends in future periods. Any shortfall in revenue or earnings from the levels anticipated by securities analysts could have an immediate and significant adverse effect on the market price of PictureTel Common Stock in any given period.

     Dependence on Key Personnel. In February, 1998, Bruce R. Bond succeeded Dr. Norman Gaut as Chief Executive Officer and President. In June, 1998, Mr. Bond was elected Chairman of the Board and Mr. Gaut retired as an active employee while remaining a member of the Board of Directors. There can be no assurance that the transition from Dr. Gaut to Mr. Bond will be successful. In July 1998, Richard Goldman, Vice President and Chief Financial Officer, announced his resignation. Mr. Goldman's employment terminated on September 11, 1998. No successor has yet been named. PictureTel depends on a limited number of key senior management personnel, including Mr. Bond; David Grainger, Group Vice President of Field Operations; David Goselin, Vice President, Operations; Stephen Chambers, Vice President, Marketing; Lawrence Bornstein, Vice President, Human Resources; and Richard Baker, Vice President, Engineering and Chief Technical Officer. There has been considerable turnover in the PictureTel senior management team over the past several years, and the loss of the services of one or more of PictureTel's senior management team or the inability to attract, retain, motivate and manage additional key personnel could have a material adverse effect on the business, financial condition or operating results of PictureTel. In addition, over the past year, PictureTel has experienced an increase in voluntary employee attrition from engineering and other departments. There is no assurance, given the competitive nature of the current job market, that PictureTel will be able to adequately fill the open positions.

     Internal Accounting Controls. On September 19, 1997, after PictureTel's reexamination, with assistance from its outside auditors, of leasing and other indirect channel transactions, PictureTel announced that it would reverse revenue related to certain of these transactions and, as a result, intended to restate its financial statements for the third and fourth quarters of the fiscal year ended December 31, 1996 and the first quarter of the fiscal year ended December 31, 1997. On November 13, 1997, after completion of its reexamination, PictureTel announced that it would also restate the second quarter of the fiscal year ended December 31, 1997. The restatements were required to reverse product sales recorded which contained rights of return, contingent liabilities, payment contingencies, payment uncertainties or product sales for which delivery did not occur at the end of the relevant period. The restatements were also required to record such product sales in the period in which the rights of return lapsed, contingencies or uncertainties were resolved, or delivery was completed. Certain transactions which were reversed have not been re-recorded as revenues in later periods.

     PictureTel has taken actions, including personnel changes, new internal control procedures and greater oversight by the Audit Committee of the Board of Directors, which PictureTel believes will strengthen its internal controls to the extent necessary to prevent the reoccurrence of the practices which led to PictureTel's restated financial reporting in the earlier periods. There can be no assurance, however, that these actions by PictureTel will be adequate.

     Year 2000 Compliance. PictureTel has formed an internal compliance team to evaluate its internal information technology infrastructure and application systems ("IT Systems") and other non-IT infrastructure systems ("Non-IT Systems") to determine whether such systems will operate correctly with regard to the import, export, and processing of date information, including correct handling of leap years, in connection with the change in the calendar year from 1999 to 2000 (the "Year 2000 Issue"), and to evaluate the Year 2000 Issue with respect to the systems of third party partners and suppliers with which PictureTel has a material relationship ("Third Party Systems").

     PictureTel expects to complete an IT Systems inventory analysis and risk assessment by December 31, 1998. As previously planned and budgeted, PictureTel is actively upgrading its core IT Systems to incorporate additional desired features and functionality. PictureTel expects to complete these upgrades by June 30, 1999. In connection with such upgrades, PictureTel expects its core IT Systems will be Year 2000 compliant. PictureTel expects to complete the IT Systems initiative as planned and, accordingly, does not expect that any additional costs of addressing the Year 2000 Issue for its IT Systems will have a material adverse impact on PictureTel's financial position, results of operations or cash flows.

     PictureTel also expects to complete a Non-IT Systems inventory analysis and risk assessment by December 31, 1998. Any remediation actions required in order to be Year 2000 compliant have not been budgeted to date. As PictureTel believes the number of Non-IT Systems is relatively small, PictureTel does not expect that any additional costs of addressing the Year 2000 Issue for Non-IT Systems will have a material adverse impact on its operations or its financial position, results of operations or cash flows.

     With the assistance of an independent Year 2000 solution provider, PictureTel is in the process of creating a plan to complete a Third Party Systems inventory and risk assessment. PictureTel expects to verify Year 2000 compliance of Third Party Systems using this independent Year 2000 solution provider. As PictureTel believes the number of material Third Party Systems is relatively small, PictureTel expects to be in a position to evaluate the risks in a timely manner. Until Year 2000 compliance of all Third Party Systems is ascertained and written assurances are received, the risk to PictureTel's operations and any additional costs relating to such Third Party Systems is unknown.

     For the year ending December 31, 1998, PictureTel estimates it will spend a total of $320,000 on inventory analysis and risk assessment. To date, PictureTel has incurred $68,000 of expense relating to inventory analysis and risk assessment. These Year 2000 expenditures are within PictureTel's planned organizational budgets and include the cost of independent Year 2000 solution providers. Year 2000 expenditures for IT Systems, Non-IT Systems and Third Party Systems do not reflect the cost to PictureTel of internal resources working on the Year 2000 Issue and do not reflect planned upgrades or planned replacement systems which may have a positive impact on resolving the Year 2000 Issue. PictureTel expects to complete its risk assessment and cost estimate relating to the Year 2000 Issue no later than December 31, 1998 and to establish a contingency plan relating to the remediation and prioritization of its IT Systems, Non-IT Systems and Third Party Systems shortly thereafter. As of September 21, 1998, no IT Systems projects have been deferred due to problems associated with the Year 2000 Issue.

     PictureTel has also tested its products for Year 2000 compliance and has determined that all PictureTel products currently available for sale have either successfully passed Year 2000 compliance testing or are not subject to Year 2000 compliance because such products do not import, export or process date information in any manner. A small number of PictureTel's installed base products, however, do not meet Year 2000 compliance testing. For these older, non-compliant versions of products, PictureTel has, with one exception, developed adequate workarounds that will be made available to customers and that will permit the products to continue to operate with full functionality.

     Risks Associated with Fixed Exchange Ratios. As a result of the Merger, each outstanding share of Starlight Preferred Stock will be converted into the right to receive shares of PictureTel Common Stock in accordance with the Exchange Ratios. Because the Exchange Ratios are fixed, they will not increase or decrease due to fluctuations in the market price of PictureTel Common Stock. The specific dollar value of the consideration to be received by holders of the Starlight Preferred Stock in the Merger will depend on the market price of the PictureTel Common Stock at the Effective Time. In the event that the market price of PictureTel Common Stock decreases or increases prior to the Effective Time, the market value at the Effective Time of the PictureTel Common Stock to be received by holders of the Starlight Preferred Stock in the Merger would correspondingly decrease or increase. PictureTel Common Stock historically has been subject to substantial price volatility. No assurance can be given as to the market price of PictureTel Common Stock at or prior to the Effective Time or as to the market price of PictureTel Common Stock at any time thereafter. See "-- Volatility of Stock Price" and "Market Price Per Share Data."

     Retention and Integration of Key Employees. The success of the Merger is dependent on the retention and integration of the key management, engineering and other technical employees of Starlight. Competition for qualified personnel in the visual collaboration industry is very intense, and competitors often use aggressive tactics to recruit key employees during the period leading up to a merger and during the integration phase following a merger. While PictureTel has implemented retention arrangements for the key employees of Starlight, there can be no assurance that such key employees will remain with Starlight following the Merger.

     Shareholder Litigation. Since September 23, 1997, seven class action shareholders' complaints relating to the Restatements were filed against PictureTel, Norman E. Gaut, the former Chairman of the Board and Chief Executive Officer, and Les Strauss, the former Vice President and Chief Financial Officer, in the United States District Court for the District of Massachusetts. The plaintiffs, who brought these actions on behalf of themselves and others similarly situated, are: (1) Faith Egli, Civil Action No. 97-12135-DPW; (2) Jerome H. Lipman, IRA, Civil Action No. 97-12238-DPW; (3) Daniel Frucher, Civil Action No. 97-12310-DPW; (4) Edmond J. Proulx and James Harris, Civil Action No. 97-12345-DPW; (5) Marvin Barab and Thomas J. Curley, Civil Action No. 97-12338-DPW; (6) Mark Szen and Nancy Szen, Civil Action No. 97-12439-DPW; and
(7) Michael D. Kugler, Civil Action No. 97-12537 PBS. These plaintiffs have consolidated their complaints into one lawsuit and filed a consolidated complaint on February 11, 1998, encaptioned In re PictureTel Corporation Securities Litigation, Civil Action No. 97-12135-DPW. The original complaints were filed following PictureTel's announcement on September 19, 1997 that it would restate its financial results for the first quarter of the fiscal year ended December 31, 1997 and the last two quarters of fiscal year ended December 31, 1996, and were amended when PictureTel announced on November 13, 1997 that it would also restate the second quarter of the fiscal year ended December 31, 1997. The consolidated complaint alleges that PictureTel and Messrs. Gaut and Strauss violated Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder, during the period from October 17, 1996 through November 13, 1997, through the alleged preparation and dissemination of materially false and misleading financial statements which artificially inflated the price of the PictureTel Common Stock. The consolidated complaint seeks to recover an unspecified amount of damages, including attorneys' and experts' fees and expenses. On April 7, 1998, PictureTel filed a motion to dismiss the complaint. The plaintiffs filed an amended complaint in response to PictureTel's motion to dismiss. No discovery has occurred and PictureTel expresses no opinion as to the likely outcome. The legal costs incurred by PictureTel in defending itself and its officers and directors against this litigation, whether or not it prevails, could be substantial. Further, in the event that the plaintiffs prevail, PictureTel also could be required to pay substantial damages. This litigation may be protracted and may result in a diversion of management and other resources of PictureTel. The payment of substantial legal costs or damages, or the diversion of management and other resources, could have a material adverse effect on PictureTel's business, financial condition or results of operations. See "Business of PictureTel -- Legal Proceedings."

     Revnet, Inc. On June 2, 1998, PictureTel was served with a complaint from a former distribution channel customer, Revnet, Inc., which has ceased operations. (Revnet, Inc. v. PictureTel Corporation. Civil Action No. 98092039, filed April 2, 1998, in the Circuit Court for Baltimore City, Maryland.) The complaint alleges that PictureTel breached an oral contract. Revnet is seeking $200,000,000 in damages. No discovery has occurred and PictureTel expresses no opinion as to the likely outcome.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth PictureTel's selected historical balance sheet data as of December 31, 1996 and 1997 and selected historical statements of operations data for each of the three years in the period ended December 31, 1997, which have been derived from PictureTel's audited consolidated financial statements included elsewhere in this Information Statement/Prospectus. PictureTel's selected historical balance sheet data as of December 31, 1993, 1994 and 1995 and selected historical statements of operations data for each of the two years in the period ended December 31, 1994 have been derived from PictureTel's audited consolidated financial statements, which have not been included herein. PictureTel's unaudited selected historical balance sheet data as of June 29, 1997 and June 28, 1998 and selected historical statements of operations data for the six months ended June 29, 1997 and June 28, 1998 have been derived from the unaudited consolidated financial statements included elsewhere in this Information Statement/Prospectus and in the opinion of management of PictureTel contain all adjustments, consisting of only normal, recurring adjustments, except as discussed in Note 2 of the notes to the unaudited consolidated financial statements included elsewhere herein, necessary to present fairly PictureTel's financial position at June 28, 1998 and June 29, 1997 and the results for the six months ended June 28, 1998 and June 29, 1997. This information should be read in conjunction with PictureTel's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and consolidated financial statements and notes thereto included elsewhere in this Information Statement/Prospectus.

     The selected historical financial data of Starlight as of December 31, 1996 and 1997 and for the three years ended December 31, 1997 have been derived from Starlight's Financial Statements, and should be read in conjunction with Starlight's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Starlight's Financial Statements and Notes thereto included elsewhere in this Information Statement/Prospectus. The statement of operations data for the two years ended December 31, 1994 and the balance sheet data at December 31, 1993, 1994 and 1995 are derived from the audited financial statements of Starlight not included herein. The unaudited selected historical financial data of Starlight as of June 30, 1997 and 1998 and for the six month periods ended June 30, 1997 and 1998 are derived from unaudited financial statements of Starlight, which have been prepared on the same basis as the audited financial statements and in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments necessary for fair presentation of the operating results for such periods. The operating results for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for any other terms or future fiscal years.

     The following table does not give effect to PictureTel's proposed acquisition of Starlight because it is not significant for purposes of Rule 3-05 of Regulation S-X promulgated by the Securities and Exchange Commission. Accordingly, pro forma combined statements of operations and balance sheet data have not been provided.

                                   PICTURETEL

                                                                                                             SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31, (1)                           (UNAUDITED)
                                        --------------------------------------------------------------   ------------------------
                                                                                                         JUNE 28,     JUNE 29,
                                            1997            1996          1995       1994       1993       1998        1997(1)
                                        -------------   -------------   --------   --------   --------   --------   -------------
                                                        (RESTATED)(6)                                               (RESTATED)(6)
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue...............................    $466,425        $490,225      $363,799   $272,841   $188,338   $205,628     $239,901
Income (loss) before extraordinary
  credit and cumulative effect of
  change in accounting principle......     (39,398)         32,172        21,859      7,669      8,962     (8,854)      (2,889)
Extraordinary credit, tax benefit of
  net operating loss and tax credit
  carry forwards......................          --              --            --         --        841         --           --
Cumulative effect of change in
  accounting principle................          --              --            --         --      1,042         --           --
                                          --------        --------      --------   --------   --------   --------     --------
Net income (loss)(2)(3)...............    $(39,398)       $ 32,172      $ 21,859   $  7,669   $ 10,845   $ (8,854)    $ (2,889)
                                          ========        ========      ========   ========   ========   ========     ========
Net income (loss) per common share --
  basic (4)(5):
Income (loss) before extraordinary
  credit and cumulative effect of
  change in accounting principle......    $  (1.04)       $   0.89      $   0.64   $   0.24   $   0.27   $  (0.23)    $  (0.08)
Extraordinary credit..................          --              --            --         --       0.03         --           --
Cumulative effect of change in
  accounting principle................          --              --            --         --       0.03         --           --
                                          --------        --------      --------   --------   --------   --------     --------
Net income (loss) -- basic............    $  (1.04)       $   0.89      $   0.64   $   0.24   $   0.33   $  (0.23)    $  (0.08)
                                          ========        ========      ========   ========   ========   ========     ========

                                                                                                             SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31, (1)                           (UNAUDITED)
                                        --------------------------------------------------------------   ------------------------
                                                                                                         JUNE 28,     JUNE 29,
                                            1997            1996          1995       1994       1993       1998        1997(1)
                                        -------------   -------------   --------   --------   --------   --------   -------------
                                                        (RESTATED)(6)                                               (RESTATED)(6)
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss) per common share --
  diluted(4)(5):
Income (loss) before extraordinary
  credit and cumulative effect of
  change in accounting principle......    $  (1.04)       $   0.81      $   0.57   $   0.22   $   0.26   $  (0.23)    $  (0.08)
Extraordinary credit..................          --              --            --         --       0.02         --           --
Cumulative effect of change in
  accounting principle................          --              --            --         --       0.03         --           --
                                          --------        --------      --------   --------   --------   --------     --------
Net income (loss) -- diluted..........    $  (1.04)       $   0.81      $   0.57   $   0.22   $   0.31   $  (0.23)    $  (0.08)
                                          ========        ========      ========   ========   ========   ========     ========
Weighted average shares
  outstanding -- basic(4)(5)..........      37,760          36,097        34,178     32,254     33,252     38,200       37,589
                                          ========        ========      ========   ========   ========   ========     ========
Weighted average shares outstanding --
  diluted(4)(5).......................      37,760          39,598        38,428     34,739     34,457     38,200       37,589
                                          ========        ========      ========   ========   ========   ========     ========
BALANCE SHEET DATA:
Working capital.......................    $152,973        $202,063      $143,130   $123,962   $ 50,819   $149,517     $192,035
Total assets..........................     355,051         386,254       300,613    227,238    193,922    336,808      363,035
Total short-term debt.................         186             519         4,383     10,452      7,307         --        1,946
Total long-term debt..................      22,000          14,202        12,804      3,758      5,110     20,731        4,506
Shareholders' equity..................    $227,965        $264,846      $208,384   $156,842   $147,387   $221,459     $264,714

---------------
(1) The effect of the MultiLink acquisition on July 22, 1997, which was accounted for as a pooling-of-interests, is included in all amounts presented.

(2) Includes other charges totaling $42,664,000 before income tax benefit for the year ended December 31, 1997. See Note 14 of the notes to the audited consolidated financial statements included elsewhere herein.

(3) Includes other charges totaling $11,018,000 before income tax benefit for the six months ended June 28, 1998. See "PictureTel -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4) Net income (loss) per share -- basic is computed based on the weighted average number of shares of PictureTel Common Stock outstanding during the period. Net income per share -- diluted is computed based on the weighted average number of shares of PictureTel Common Stock and dilutive PictureTel Common Stock equivalents outstanding during the period. Net loss per share -- diluted is computed based on the weighted average number of shares of PictureTel Common Stock outstanding during the period. All common and per share amounts for each of the three years in the period ended December 31, 1995 have been retroactively restated to reflect the two-for-one stock split effected by a one hundred percent (100%) PictureTel Common Stock dividend during the fourth quarter of the year ended December 31, 1995.

(5) PictureTel has not paid dividends on its PictureTel Common Stock since its inception. PictureTel intends to reinvest earnings for use in its business and to finance future growth. Accordingly, the Board of Directors of PictureTel does not anticipate declaring any cash dividends in the foreseeable future.

(6) See Note 1 of the notes to the audited consolidated financial statements included herein.

                                   STARLIGHT

                                                                                              SIX MONTHS ENDED
                                                                                                  JUNE 30,
                                                      YEAR ENDED DECEMBER 31,                    (UNAUDITED)
                                        ---------------------------------------------------   -----------------
                                          1997       1996       1995       1994      1993      1998      1997
                                        --------   --------   --------   --------   -------   -------   -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues........................  $  8,074   $  6,607   $  7,802   $  4,840   $ 1,478   $ 1,527   $ 3,206
Loss from operations..................    (3,481)    (7,305)    (3,087)    (2,970)   (4,079)   (3,417)   (2,851)
Net loss..............................    (4,019)    (7,387)    (2,991)    (2,897)   (3,986)   (3,659)   (3,151)
Net loss per share(1)
  Basic and diluted...................  $  (0.37)  $  (0.74)  $  (0.34)  $  (0.35)  $ (0.53)  $ (0.31)  $ (0.30)
Shares used in computing net loss per
  share
  Basic and diluted...................    10,796      9,960      8,771      8,179     7,462    11,939    10,460

                                                                                             SIX MONTHS ENDED
                                                                                                 JUNE 30,
                                                    YEAR ENDED DECEMBER 31,                     (UNAUDITED)
                                      ---------------------------------------------------   -------------------
                                        1997       1996       1995       1994      1993       1998       1997
                                      --------   --------   --------   --------   -------   --------   --------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.....................  $ (2,100)  $ (3,983)  $  5,035   $  4,777   $ 5,976   $ (5,740)  $ (3,524)
Total assets........................     5,452      5,524     10,336      6,569     7,278      2,549      5,774
Total long-term liabilities.........     1,271      1,876      2,860      6,034     4,234        995      1,687
Redeemable convertible preferred
  stock.............................    22,395     16,625     16,603      9,646     9,646     22,399     20,090
Total shareholders' equity (net
  capital deficiency)...............   (24,617)   (20,611)   (13,233)   (10,244)   (7,352)   (28,272)   (23,757)

---------------
(1) The Starlight Stock used in these calculations include Common Stock and Series A, Series B, Series C, Series D, Series E, Series F and Series G Preferred Stock.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of PictureTel and Starlight. The following table does not give effect to PictureTel's proposed acquisition of Starlight because it is not significant for purposes of Rule 3-05 of Regulation S-X promulgated by the Securities and Exchange Commission. Accordingly, pro forma combined and equivalent pro forma combined net loss per share and book value per share data have not been provided. The information in the following table should be read in conjunction with the audited and unaudited consolidated financial statements of PictureTel and notes thereto and the audited and unaudited financial statements of Starlight and notes thereto, which are included elsewhere in this Information Statement/Prospectus.

                                                 SIX MONTH PERIOD ENDED       YEAR ENDED
                                                     JUNE 28, 1998         DECEMBER 31, 1997
                                                 ----------------------    -----------------
HISTORICAL PER PICTURETEL SHARE:
  Net income...................................          $(0.23)                $(1.04)
  Book value(1)................................          $ 5.78

                                                 SIX MONTH PERIOD ENDED       YEAR ENDED
                                                     JUNE 30, 1998         DECEMBER 31, 1997
                                                 ----------------------    -----------------
HISTORICAL PER STARLIGHT SHARE:
  Net loss.....................................          $(0.31)                $(0.37)
  Book value(1)................................          $(2.37)

---------------
(1) Historical book value is computed by dividing stockholders' equity, in the case of PictureTel, or net capital deficiency, in the case of Starlight, by the number of shares of PictureTel Common Stock or Starlight Stock including Starlight Common Stock and Series A, Series B, Series C, Series D, Series E, Series F, and Series G Preferred Stock, as the case may be, outstanding at the end of each period.

                          MARKET PRICE PER SHARE DATA

PICTURETEL

     PictureTel Common Stock is traded on The Nasdaq National Market ("Nasdaq") under the symbol "PCTL." As of September 1, 1998, PictureTel had approximately 2,047 stockholders of record. The following table sets forth the high and low sales prices per share of PictureTel Common Stock as reported on the Nasdaq for the quarterly periods presented below.

                                                               HIGH        LOW
                                                              -------    -------
FISCAL YEAR ENDED DECEMBER 31, 1996
  First Quarter.............................................  $44.734    $30.250
  Second Quarter............................................  $40.063    $26.750
  Third Quarter.............................................  $41.250    $31.250
  Fourth Quarter............................................  $37.875    $23.735
FISCAL YEAR ENDED DECEMBER 31, 1997
  First Quarter.............................................  $26.875    $11.875
  Second Quarter............................................  $14.125    $ 8.250
  Third Quarter.............................................  $13.500    $ 8.813
  Fourth Quarter............................................  $11.625    $ 5.625
FISCAL YEAR ENDING DECEMBER 31, 1998
  First Quarter.............................................  $ 8.250    $ 5.190
  Second Quarter............................................  $11.940    $ 6.000
  Third Quarter (through September 17, 1998)................  $11.125    $ 5.375

STARLIGHT

     There is not an established trading market for the Starlight Common Stock or Starlight Preferred Stock. On the Starlight Record Date, there were 67 holders of Starlight Common Stock, 12 holders of Starlight Series A Preferred Stock, 18 holders of Starlight Series B Preferred Stock, 23 holders of Starlight Series C Preferred Stock, 34 holders of Starlight Series D Preferred Stock, 32 holders of Starlight Series E Preferred Stock, 34 holders of Starlight Series F Preferred Stock, and 26 holders of Starlight Series G Preferred Stock.

DIVIDEND POLICY

     Neither PictureTel nor Starlight has ever paid a cash dividend and PictureTel currently intends to retain all of its earnings for use in its business to finance future growth and, accordingly, does not anticipate paying cash dividends in the foreseeable future.

RECENT CLOSING PRICES

     The high and low sale prices per share of the PictureTel Common Stock as reported on Nasdaq on July 21, 1998, the last trading day before the announcement of the proposed Merger, were $10.75 and $10.25, respectively. The last reported sale price per share of the PictureTel Common Stock on September
  , 1998, the latest practicable trading day before the printing of this
Information Statement/Prospectus, was $     . Based upon the last reported sale
price of PictureTel Common Stock on September   , 1998, and the Exchange Ratios,
each share of Starlight Series A Preferred Stock, Starlight Series B Preferred Stock, Starlight Series C Preferred Stock, Starlight Series D Preferred Stock, Starlight Series E Preferred Stock, Starlight Series F Preferred Stock, and Starlight Series G Preferred Stock would be converted in the Merger into the
right to receive PictureTel Common Stock having a market value of $     ,
$     , $     , $     , $     , $     , and $     , respectively. Each
outstanding share of Starlight Common Stock will be canceled and retired without the payment of any consideration in accordance with Starlight's Amended and Restated Articles of Incorporation.

     Because the market price of PictureTel Common Stock is subject to fluctuation, the market value of the shares of PictureTel Common Stock that holders of Starlight Preferred Stock will receive in the Merger may increase or decrease prior to and following the Merger. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR PICTURETEL COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR PICTURETEL COMMON STOCK. See "Risk Factors -- Volatility of Stock Price" and "-- Risks Associated with Fixed Exchange Ratio."

                         STARLIGHT SHAREHOLDERS ACTION

MATTERS TO BE ACTED UPON

     The holders of Starlight Stock are being asked to consent in writing to the proposal to approve and adopt the Plan of Merger pursuant to which, among other things, at the Effective Time (i) Merger Sub will be merged with and into Starlight and Starlight will become an indirect wholly owned subsidiary of PictureTel, (ii) each outstanding share of Starlight Preferred Stock (other than shares of Starlight Preferred Stock held in treasury or held by PictureTel or any of its direct or indirect wholly owned subsidiaries) will be converted into the right to receive shares of PictureTel Common Stock in accordance with the Exchange Ratios, (iii) each outstanding share of Starlight Preferred Stock held by PTC will be converted into the right to receive one share of common stock, par value $0.01 per share, of the Surviving Corporation, and (iv) each outstanding share of Starlight Common Stock will be canceled and retired without the payment of any consideration in accordance with Starlight's Amended and Restated Articles of Incorporation. In addition, the holders of Starlight Stock are being asked to consent in writing to the proposal to approve and adopt the Bonus Retention Plan for the purpose of, with respect to the holders of Starlight Preferred Stock, complying with Section 5(c)(x) of Article IV of Starlight's Amended and Restated Articles of Incorporation and approving certain payments to be made to two participants under such Bonus Retention Plan. See
"-- Record Date; Requisite Consent."

     The Board of Directors of Starlight has approved the Plan of Merger and the transactions contemplated thereby, including the Merger, and recommends the holders of Starlight Stock consent in writing to the approval and adoption of the Plan of Merger and the transactions contemplated thereby, including the Merger. The Board of Directors of Starlight has also approved the Bonus Retention Plan and the payments to be made thereunder and recommends the holders of Starlight Stock consent in writing to the approval and adoption of the Bonus Retention Plan and to the approval of certain payments to be made under the Bonus Retention Plan.

LAST DATE FOR SUBMISSION

     The last date upon which written consents may be submitted to Starlight is
October   , 1998 (the "Consent Termination Date"). Starlight, however, may consummate the Merger prior to such date if the requisite consents to approve the Merger are obtained. Written consents should be returned to Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304,
Attention: Ronald A. Baker (Telephone: 650-493-9300; Facsimile: 650-493-6811).

RECORD DATE; REQUISITE CONSENT

     The Starlight Board of Directors has fixed September 14, 1998 as the Starlight Record Date for the determination of the shareholders entitled to consent in writing to the proposals described in this Information Statement/Prospectus. Accordingly, only holders of record of shares of Starlight Stock on the Starlight Record Date will be entitled to consent in writing to the proposals described in this Information Statement/ Prospectus. As of such Starlight Record Date, there were outstanding 2,276,898 shares of Starlight Common Stock held by 67 holders of record, 2,529,999 shares of Starlight Series A Preferred Stock held by 12 holders of record, 1,577,120 shares of Starlight Series B Preferred Stock held by 18 holders of record, 1,931,914 shares of Starlight Series C Preferred Stock held by 23 holders of record, 1,743,134 shares of Starlight Series D Preferred Stock held by 34 holders of record, 692,428 shares of Starlight Series E Preferred Stock held by 32 holders of record, 1,201,880 shares of Starlight Series F Preferred Stock held by 34 holders of record, and 8,106,983 shares of Starlight Series G Preferred Stock held by 26 holders of record. Each holder of record of

Starlight Stock is entitled to one vote for each share of Starlight Stock held by such holder on (i) the proposal to approve and adopt the Plan of Merger and the transactions contemplated thereby, including the Merger, and (ii) subject to the next paragraph, the proposal to approve and adopt the Bonus Retention Plan and certain payments to be made under such Bonus Retention Plan.

     The approval and adoption of the Plan of Merger and the transactions contemplated thereby, including the Merger, will require (i) the written consent of the holders of a majority of the outstanding shares of Starlight Common Stock and Starlight Preferred Stock, acting together as a class, and (ii) the written consent of the holders of a majority of the outstanding shares of the Starlight Preferred Stock, acting separately as a class. In addition, PictureTel has required as a condition to its obligation to consummate the Merger that holders of at least 93% of the Starlight Stock entitled to vote on the Merger shall have consented in writing to approve the Merger. The approval and adoption of the Bonus Retention Plan will require the written consent of the holders of a majority of the outstanding shares of Starlight Preferred Stock. In addition, the approval of certain payments to be made to two participants under the Bonus Retention Plan will require the written consent of the holders of seventy-five percent (75%) of the outstanding shares of Starlight Stock, excluding shares held by those two participants. Further, pursuant to Section 310 of the CCC, the approval and adoption of each of the Plan of Merger and Bonus Retention Plan requires the written consent of the holders of a majority of the outstanding shares of Starlight Stock, exclusive of any shares of Starlight Stock deemed to be owned by any director of Starlight who has a material financial interest in such transaction. See "Securities Ownership of Certain Beneficial Owners and Management of Starlight."

     The approval of the Plan of Merger and the transactions contemplated thereby shall constitute approval and adoption by the holders of the Starlight Preferred Stock of the terms of the Escrow Agreement and the appointment and indemnification of Mr. James E. Long as the representative of the holders of the Starlight Preferred Stock under the Escrow Agreement. See "The Plan of
Merger -- Indemnification" and "-- Escrow."

     As of August 1, 1998, giving effect to the conversion of all outstanding Subordinated Convertible Promissory Notes due August 15, 1998 into shares of Series G Preferred Stock, which conversion occurred on August 15, 1998, the directors and executive officers of Starlight and their affiliates owned 775,000 shares, or 34.0%, of the outstanding Starlight Common Stock and 7,876,601 shares, or 44.2%, of the outstanding Starlight Preferred Stock. Assuming the conversion of the outstanding Starlight Preferred Stock, the directors and executive officers of Starlight and their affiliates owned 8,651,601 shares, or 43.1%, of Starlight Common Stock. See "Securities Ownership of Certain Beneficial Owners and Management of Starlight." In addition, certain holders of the Starlight Common Stock and Starlight Preferred Stock have executed an irrevocable proxy in favor of PictureTel authorizing PictureTel to sign written consents for all the outstanding shares of Starlight Stock over which he, she or it has voting control in favor of the approval and adoption of the Plan of Merger. After giving effect to the irrevocable proxies and including its own equity interest in Starlight, Starlight has the right to sign written consents for 1,303,000 shares, or 57.2%, of the outstanding Starlight Common Stock and 15,785,256 shares, or 88.8%, of the outstanding Starlight Preferred Stock. Assuming the conversion of the outstanding Starlight Preferred Stock, PictureTel has the right to sign written consents for 17,088,256 shares, or 85.2%, of the Starlight Common Stock. See "The Merger -- Interests of Certain Persons in the Merger."

WRITTEN CONSENTS

     All Starlight Shareholders who are entitled to approve and authorize those actions for which written consent is being sought and whose properly executed consents are received prior to the Consent Termination Date will grant consent to such actions in accordance with the instructions indicated on such consent. If any Starlight Shareholder has signed and returned a written consent, but no instructions are indicated, such consents will be deemed granted IN FAVOR of (i) the Plan of Merger and the transactions contemplated thereby, including the Merger, and (ii) the Bonus Retention Plan and certain payments to be made to two participants under such Bonus Retention Plan.

     All expenses of this solicitation of written consents will be borne by Starlight, and each of PictureTel and Starlight will bear their costs of preparing this Information Statement/Prospectus. In addition to solicitation by use of the mails, written consents may be solicited by directors, officers and employees of Starlight in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Starlight will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

     STARLIGHT SHAREHOLDERS SHOULD NOT SUBMIT STOCK CERTIFICATES WITH THE ENCLOSED FORM OF WRITTEN CONSENT.

                                   THE MERGER

GENERAL

     The Plan of Merger provides for the merger of Merger Sub, an indirect wholly owned subsidiary of PictureTel, with and into Starlight, with the result that Starlight would become an indirect wholly owned subsidiary of PictureTel. For the Merger to be consummated it must be approved by the holders of Starlight Stock as set forth elsewhere in this Information Statement/Prospectus and the other conditions specified in the Plan of Merger must be satisfied or waived. The discussion in this Information Statement/Prospectus of the Merger and the description of the principal terms and conditions of the Plan of Merger are subject to and qualified in their entirety by reference to the Plan of Merger, a copy of which is attached to this Information Statement/Prospectus as ANNEX A and is incorporated herein by reference. The holders of Starlight Stock are urged to read the Plan of Merger in its entirety.

CONVERSION OF SHARES

     At the Effective Time of the Merger, each share of Starlight Preferred Stock (other than shares of Starlight Preferred Stock held in treasury or held by PictureTel or any of its direct or indirect wholly owned subsidiaries) issued and outstanding immediately prior to the Merger will be automatically converted into the right to receive shares of PictureTel Common Stock in accordance with the Exchange Ratios set forth below:

                 STARLIGHT PREFERRED STOCK                    EXCHANGE RATIO
------------------------------------------------------------  --------------
Series A Preferred Stock....................................    0.0368348
Series B Preferred Stock....................................    0.0675307
Series C Preferred Stock....................................    0.1023196
Series D Preferred Stock....................................    0.1637115
Series E Preferred Stock....................................    0.2046379
Series F Preferred Stock....................................    0.0818551
Series G Preferred Stock....................................    0.0500000

No fractional shares of PictureTel Common Stock will be issued in the Merger. Instead, the total number of shares of PictureTel Common Stock which each holder of Starlight Preferred Stock is entitled to receive in the Merger will be rounded down to the nearest whole number, and in lieu of any such fractional share, each holder of Starlight Preferred Stock shall be paid an amount of cash, without interest, equal to the product of $9.00 (the "Merger Price") and the fractional interest of PictureTel Common Stock to which such holder of Starlight Preferred Stock would otherwise be entitled. The maximum number of shares of PictureTel Common Stock that may be issued in the Merger is 1,331,914. Based upon the capitalization of PictureTel as of August 1, 1998 and excluding shares of PictureTel Common Stock to be issued under the Bonus Retention Plan, the holders of Starlight Preferred Stock will acquire PictureTel Common Stock representing approximately 3.4% of the PictureTel Common Stock outstanding immediately after consummation of the Merger.

     In addition, at the Effective Time of the Merger, each outstanding share of Starlight Preferred Stock held by PictureTel or any of its direct or indirect wholly owned subsidiaries will be converted into the right to receive one share of the common stock, par value $0.01 per share, of the Surviving Corporation, and each outstanding share of Starlight Common Stock will be canceled and retired without the payment of any consideration therefor in accordance with Starlight's Amended and Restated Articles of Incorporation.

CONVERSION OF STARLIGHT OPTIONS AND WARRANTS

     At the Effective Time of the Merger, each option to purchase Starlight Common Stock under the Common Stock Option Plan will be terminated or canceled in accordance with the terms and provisions of such Common Stock Option Plan. As a condition to the closing of the Merger, all other outstanding warrants and securities convertible into or exchangeable for shares of Starlight Common Stock or Starlight Preferred Stock must have been terminated or converted into or exchanged for shares of Starlight Common Stock or Starlight Preferred Stock, except for warrants and other securities of Starlight convertible into or exchangeable for shares of Starlight Preferred Stock and, in accordance with the Exchange Ratios, convertible into a maximum of 3,000 shares of PictureTel Common Stock. Those warrants and other securities of Starlight remaining outstanding as of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, shall be assumed by PictureTel and deemed to constitute a warrant or other security of PictureTel to acquire, on the same terms and conditions as were applicable under such warrant or other security immediately prior to the Effective Time, the number (rounded down to the nearest whole number) of shares of PictureTel Common Stock equal to the product of (i) the number of shares of Starlight Preferred Stock issuable upon exercise of such warrant or other security immediately prior to the Effective Time (not taking into account whether or not such warrant or other security or instrument was in fact exercisable, but excluding any Starlight Preferred Stock issued prior to the Effective Time pursuant to such warrant or other security) multiplied by
(ii) the Exchange Ratio applicable to such series of Starlight Preferred Stock issuable upon exercise of such warrant or other security, at a price per share (rounded up to the next highest cent) equal to (i) the exercise price per share for the shares of Starlight Preferred Stock issuable upon exercise of such warrant or other security immediately prior to the Effective Time divided by
(ii) the Exchange Ratio applicable to such series of Starlight Preferred Stock issuable upon exercise of such warrant or other security. As of September 21, 1998, there remained outstanding warrants and other securities of Starlight convertible into or exchangeable for 28,348 shares of Starlight Preferred Stock and, in accordance with the Exchange Ratios, convertible into 2,723 shares of PictureTel Common Stock. These amounts exclude warrants to acquire (i) 135,038 shares of Starlight Preferred Stock which, pursuant to separate agreements entered into with the holders of such warrants, will terminate at the Effective Time, (ii) 39,889 shares of Starlight Preferred Stock issued to Venture Lending & Leasing, Inc., which will be exercised immediately prior to the Effective Time and exchanged for 4,081 shares of PictureTel Common Stock at the Effective Time, and (iii) 128,571 shares of Starlight Common Stock issued to Venture Lending & Leasing, Inc., which will be canceled immediately prior to the Effective Time.

EXCHANGE OF CERTIFICATES

     As soon as reasonably practicable after the Effective Time, a letter of transmittal with instructions will be mailed to each holder of Starlight Preferred Stock for use in exchanging Starlight Preferred Stock certificates for PictureTel Common Stock certificates. Upon surrender of a Starlight Preferred Stock certificate for cancellation to Boston Equiserve Limited Partnership, the exchange agent in connection with the Merger (the "Exchange Agent"), or such other agent or agents as may be appointed by PictureTel, together with such letter of transmittal, duly executed in accordance with the instructions thereto, the holder of such Starlight Preferred Stock certificate will be entitled to receive in exchange therefor a certificate representing the number of whole shares of PictureTel Common Stock equal to (i) the Exchange Ratio applicable to such series of Starlight Preferred Stock multiplied by the number of shares of Starlight Preferred Stock subject to such Starlight Preferred Stock certificate being exchanged less (ii) the pro rata portion of the Escrow Shares for which such holder of Starlight Preferred Stock is responsible under the Escrow Agreement. Pursuant to the terms of the Escrow Agreement, 158,293 of the shares of PictureTel Common Stock that the Starlight Preferred Stock are entitled to receive in the Merger will automatically be placed in escrow for twelve months and will be held and disposed of in accordance with the terms of the Escrow Agreement. The Escrow Shares will be available to reimburse PictureTel for breaches of representations, warranties or covenants made by

Starlight in the Plan of Merger and certain other obligations in the Plan of Merger. The Escrow Shares to be delivered to the Escrow Agent will be allocated pro rata among the holders of Starlight Preferred Stock based on the number of shares of PictureTel Common Stock to be received by such holders in the Merger. See "The Plan of Merger -- Indemnification" and "-- Escrow."

     Immediately after the Effective Time, each outstanding Starlight Preferred Stock certificate will be deemed for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of whole shares of PictureTel Common Stock into which the shares of Starlight Preferred Stock evidenced by such Starlight Preferred Stock certificate shall have been so converted as a result of the Merger. No dividends or other distributions with respect to PictureTel Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Starlight Preferred Stock certificate with respect to the shares of PictureTel Common Stock represented thereby until the holder of record of such Starlight Preferred Stock certificate surrenders such certificate. Subject to applicable law, following surrender of any such Starlight Preferred Stock certificate, there will be paid to the record holder of the certificates representing whole shares of PictureTel Common Stock issued in exchange therefor, without interest, the amount of any cash due in respect of fractional shares, the amount of any dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of PictureTel Common Stock, and, at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender.

     If any certificate for shares of PictureTel Common Stock is to be issued in a name other than that in which the Starlight Preferred Stock certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Starlight Preferred Stock certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange have paid to PictureTel or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of PictureTel Common Stock in any name other than that of the registered holder of the Starlight Preferred Stock certificate surrendered, or established to the satisfaction of PictureTel or any agent designated by it that such tax has been paid or is not payable.

     HOLDERS OF STARLIGHT PREFERRED STOCK CERTIFICATES SHOULD NOT SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED FROM THE EXCHANGE AGENT THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

NOTIFICATION REGARDING STARLIGHT WARRANTS AND OTHER SECURITIES

     As soon as reasonably practicable after the Effective Time, PictureTel will issue to each holder of warrants and other securities of Starlight remaining outstanding as of the Effective Time in accordance with the Plan of Merger a document evidencing the assumption of such warrant or other security by PictureTel. Such assumption will be automatic and no action will be required on the part of the holder of such warrant or other security.

EFFECTIVE TIME

     Consummation of the Merger will occur upon the filing of the Agreement of Merger, together with any required related certificates, with the Secretary of State of the State of California or at such later time as is specified on such Agreement of Merger. The filing of the Agreement of Merger will occur as soon as practicable after the satisfaction or waiver of all conditions to the closing of the transactions contemplated by the Plan of Merger. The Plan of Merger may be terminated by any party thereto if the Merger shall not have been consummated on or before November 30, 1998. The Plan of Merger is also subject to termination upon the occurrence of certain other events. See "The Plan of Merger -- Conditions to the Merger" and "-- Termination."

BACKGROUND OF THE MERGER; RECOMMENDATION OF STARLIGHT'S BOARD OF DIRECTORS

     The Plan of Merger was executed by PictureTel and Starlight on August 14, 1998. The terms of the Plan of Merger are the result of arm's length negotiations between representatives of PictureTel and Starlight. The Board of Directors of Starlight has approved the Plan of Merger and the transactions contemplated thereby, including the Merger, and recommends that the Starlight Shareholders consent in writing to approve and adopt the Plan of Merger and the transactions contemplated thereby, including the Merger. See "The
Merger -- Background of the Merger; Recommendation of Starlight's Board of Directors." The Board of Directors of Starlight has also approved the Bonus Retention Plan and the payments to be made thereunder and recommends that the Starlight Shareholders consent in writing to approve and adopt the Bonus Retention Plan and to approve certain payments to be made to two participants under such Bonus Retention Plan. See "Starlight 1998 Bonus Retention Plan."

STARLIGHT'S REASONS FOR THE MERGER

     In approving the Plan of Merger and the transactions contemplated thereby, including the Merger, the Starlight Board of Directors considered a number of significant factors, including:

          (i) The business, results of operations and financial condition of Starlight, and its need for additional funding to continue business operations and product development.

          (ii) The prospects for financing from, or acquisition by, other entities.

          (iii) The information available to the Board of Directors of Starlight concerning PictureTel, including but not limited to its business and business line compatibility with Starlight, its size, the market price and other matters respecting the PictureTel Common Stock, which information was based in part on presentations made by Starlight management as a result of meetings with PictureTel's management.

          (iv) The financial resources of PictureTel, which are significantly greater than the financial resources of Starlight.

          (v) The terms of the Plan of Merger, including the opportunity to exchange the illiquid Starlight Preferred Stock for shares of PictureTel Common Stock traded on The Nasdaq National Market.

     The Starlight Board of Directors also identified and considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to: (i) the risk that the potential benefits sought in the Merger might not be fully realized, if at all; (ii) the possibility that the Merger would not be consummated; (iii) the risk that despite the efforts of PictureTel, key technical, marketing and management personnel might not choose to remain employed by PictureTel; and (iv) the other risks described above under "Risk Factors." The Starlight Board of Directors believed that certain of these risks were unlikely to occur, while others could be avoided or mitigated by PictureTel, and that, overall, these risks were outweighed by the potential benefits of the Merger.

     The Board did not assign relative weights to the factors or determine that any factor was of particular importance. Rather, the Board of Directors viewed its position and recommendations as being based upon the totality of the information presented to and considered by them.

PICTURETEL'S REASONS FOR THE MERGER

     The PictureTel Board of Directors arrived at its unanimous decision to approve the Plan of Merger after consideration of a number of significant factors. Among those factors were:

          (i) The integrated streaming video applications management product currently being developed by Starlight has the potential to be highly complementary to PictureTel's business of providing visual collaboration solutions on telephony networks, which affords PictureTel an opportunity to potentially provide solutions such as meetings at a distance, distance learning, and enterprise/corporate briefings across IP and telephony-based networks for a broad array of markets, including telemedicine, business television, advertising/e-commerce, training on demand and corporate and marketing videos on demand.

          (ii) PictureTel's expectation that the market for delivering a complete solution, including integrated third party products and professional services, for a range of visual collaboration applications across either a telephony-based network or an IP-based network will be one of the more rapidly growing segments of the visual collaboration market.

          (iii) PictureTel's belief that, following additional integration development work, its sales, distribution and support organizations can be utilized to increase sales of Starlight's streaming technology and corporate briefing applications, both domestically and internationally.

          (iv) Starlight's streaming technology is complementary to traditional visual collaboration systems.

     In addition, the PictureTel Board of Directors considered, among other matters (i) information concerning PictureTel's and Starlight's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position; (ii) the consideration to be received by the Starlight Preferred Stock in the Merger and the relationship between the market value of PictureTel Common Stock to be issued in exchange for each share of Starlight Preferred Stock and PictureTel's per share reported earnings, earnings before interest and taxes and certain other measures; (iii) the belief that the terms of the Plan of Merger, including the parties' respective representations, warranties, and covenants, and the conditions to their respective obligations, are reasonable; and (iv) the ability of PictureTel to devote management time and energy to the integration and assimilation of Starlight's business and organization should the Merger be consummated.

     The PictureTel Board of Directors also considered negative factors relating to the Merger, including (i) the risks that the benefits sought in the Merger would not be fully achieved, if at all (ii) the risk that the Merger would not be consummated, and (iii) other risks described above under "Risk Factors." The PictureTel Board of Directors believed that these risks were outweighed by the potential benefits to be gained by the Merger.

     In view of the wide variety of factors considered by the PictureTel Board of Directors, the PictureTel Board of Directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered in approving the Plan of Merger and the transactions contemplated thereby, including the Merger. However, after taking into account all the factors set forth above, the PictureTel Board of Directors determined that the Plan of Merger and Merger were in the best interests of PictureTel and its stockholders and that PictureTel should proceed with the Plan of Merger and the transactions contemplated thereby, including the Merger.

CERTAIN CONSIDERATIONS

     In considering whether to approve the Plan of Merger and the transactions contemplated thereby, the holders of Starlight Stock, particularly the holders of Starlight Preferred Stock, should be aware that the stock price of PictureTel Common Stock at the Effective Time may vary significantly from the price as of the date of execution of the Plan of Merger, the date hereof or the date on which the holders of Starlight Stock consent in writing to the Plan of Merger due to changes in the business, operations and prospects of PictureTel, general market and economic conditions, and other factors. Because the market price of PictureTel Common Stock is subject to fluctuation, the market value of the shares of PictureTel Common Stock that holders of Starlight Preferred Stock will receive in the Merger may increase or decrease prior to and following the Merger. STARLIGHT SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR PICTURETEL COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR PICTURETEL COMMON STOCK. See "Risk Factors -- Volatility of Stock Price" and "-- Risks Associated with Fixed Exchange Ratios."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Starlight Board of Directors with respect to the Plan of Merger and the transactions contemplated thereby, including the Merger, the holders of the Starlight Stock should be aware that certain executive officers and members of the Board of Directors have certain interests in the

Merger, including those referred to below, that present such executive officers and members of the Board of Directors with conflicts of interest. The Starlight Board of Directors was aware of the potential conflicts associated with these matters and considered them along with the other matters described in "The Merger -- Starlight's Reasons for the Merger."

     Concurrently with the execution of the Plan of Merger, James E. Long, Chairman of Starlight, entered into an employment agreement with PictureTel that takes effect at the Effective Time. Pursuant to his employment agreement, Mr. Long will become a PictureTel Fellow and will receive an annual base compensation of $160,000. Mr. Long's employment agreement also provides that PictureTel will recommend to the Compensation Committee of its Board of Directors that Mr. Long be granted options to purchase 65,000 shares of PictureTel Common Stock, the vesting of which would be in accordance with the 1998 PictureTel Non-Qualified Option Plan. Mr. Long would also be eligible for bonus payments under the PictureTel Management Incentive Plan. In the event Mr. Long is terminated without cause, Mr. Long will continue to receive his then-current base salary for a period of six months, and if unemployed after the end of such six months, will be paid on a month-to-month basis for an additional period of no more than six months. In addition if Mr. Long is terminated without cause within six months of the date of the option grant, 18.75% of the options to purchase PictureTel Common Stock granted to Mr. Long will immediately vest.

     Further, certain executive officers and directors of Starlight will receive additional payments of PictureTel Common Stock and/or cash under the Bonus Retention Plan at the Effective Time of the Merger. The amounts are intended, in part, as an incentive for certain executive officers, directors and consultants to continue their service for Starlight through the closing of the Merger and are determined by the Starlight Board of Directors or the Compensation Committee of the Starlight Board of Directors. See "Starlight 1998 Bonus Retention Plan."

     Pursuant to the Plan of Merger, PictureTel has agreed that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of Starlight as provided in its Amended and Restated Articles of Incorporation or By-laws shall continue in full force and effect for a period of not less than six years from the Effective Time.

MATERIAL FEDERAL TAX CONSEQUENCES

     The following summary discusses the material United States federal income tax consequences of the Merger to the Starlight Shareholders. This summary is not a complete description of all the tax consequences of the Merger and does not address the tax consequences that may be relevant to particular categories of Starlight Shareholders subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, corporate shareholders which are collapsible corporations, non-United States persons, shareholders who acquired shares of Starlight Common or Starlight Preferred Stock pursuant to the exercise of options or otherwise as compensation, shareholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the "Code"), or shareholders who hold their Starlight Stock as part of a hedging, straddle, conversion or other risk reduction or constructive sale transactions. This summary is based upon the Code, currently applicable Treasury regulations (the "Regulations"), published administrative rulings and court decisions all as of the date hereof. All of the foregoing are subject to change either prospectively or retroactively, and any such change could affect the continuing validity of the tax consequences described below. No information is provided herein with respect to the tax consequences of the Merger arising under the laws of any state, local or foreign jurisdiction. This summary discusses only the federal income tax consequences of the Merger and does not discuss the tax consequences of any other transaction that may occur in connection with the Merger, including the forfeiture of Starlight Common Stock for no consideration, the termination of options under the Common Stock Option Plan or the termination of warrants or other securities of Starlight prior to the Merger.

     No ruling from the Internal Revenue Service (the "IRS") concerning the federal income tax consequences of the Merger will be requested. The tax consequences set forth in this discussion are not binding on the IRS or the courts and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

     STARLIGHT SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO EACH OF THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS.

     Taxable Sale of Starlight Preferred Stock. The exchange of Starlight Preferred Stock for PictureTel Common Stock pursuant to the Merger has been structured to be a taxable sale of the Starlight Preferred Stock. Accordingly, each Starlight Shareholder that exchanges Starlight Preferred Stock for PictureTel Common Stock will recognize gain or loss on the Closing Date equal to the difference between the shareholder's adjusted tax basis in the Starlight Preferred Stock and the fair market value of the PictureTel Common Stock received in exchange therefor, including the fair market value of the PictureTel Common Stock placed in escrow pursuant to the Escrow Agreement entered into in connection with the Merger. Any Starlight Shareholder that sells Starlight Preferred Stock to PictureTel for cash will realize gain or loss on the Closing Date equal to the difference between the shareholder's adjusted tax basis in such Starlight Preferred Stock and the amount of cash received in exchange therefor.

     The gain or loss realized by such Starlight Shareholders will be capital gain or loss if the Starlight Preferred Stock was held as a capital asset in the hands of the shareholder, and will be long-term capital gain or loss if the shareholder has held such Starlight Preferred Stock for more than one year. Under recently enacted legislation, long-term capital gain will in general be subject to a maximum federal tax rate of 20% for noncorporate taxpayers. A Starlight Shareholder's aggregate basis in the PictureTel Common Stock received will equal its fair market value as of the Closing Date and the holding period for such stock will begin the day after the Closing Date.

     Forfeiture of Escrow Shares. Pursuant to an escrow agreement (the "Escrow Agreement") to be entered into by and between PictureTel, the Stockholder Representative and State Street Bank and Trust Company, 158,293 of the shares (the "Escrow Shares") of PictureTel Common Stock which the holders of the Starlight Preferred Stock are entitled to receive in the Merger will be withheld and deposited in escrow for twelve months. The tax treatment of the forfeiture of any of the Escrow Shares to PictureTel (i.e., to satisfy an indemnification obligation of the holders of Starlight Preferred Stock) is not entirely clear. Starlight believes that each holder of Starlight Preferred Stock that had placed a portion of the PictureTel Common Stock received in exchange for Starlight Preferred Stock into escrow should recognize a loss equal to its basis in the forfeited Escrow Shares. Such loss, if recognized, will be a capital loss if the Starlight Preferred Stock exchanged for the Escrow Shares was held as a capital asset in the hands of the shareholder, and will be a long-term capital loss if the shareholder had held such Starlight Preferred Stock for more than one year as of the Effective Time. Alternatively, it is possible that the Internal Revenue Service might assert that no loss is recognized upon such a forfeiture and that the basis of the remaining PictureTel Common Stock held by a former shareholder of Starlight Preferred Stock should be increased by an amount equal to such shareholder's basis in the forfeited Escrow Shares. It is also possible that the Internal Revenue Service might assert that (i) gain or loss is recognized by a former shareholder of Starlight Preferred Stock on the forfeiture of Escrow Shares in an amount equal to the difference between (A) such shareholder's basis in the Escrow Shares (which will equal the fair market value of PictureTel Common Stock as of the Effective Time) minus (B) the amount of the indemnification obligation satisfied with the forfeited Escrow Shares (which would be based on the Merger Price) and (ii) the basis of the remaining PictureTel Common Stock held by such former shareholder of Starlight Preferred Stock should be increased by an amount equal to such shareholder's basis in the forfeited Escrow Shares, plus any gain or minus any loss recognized on the forfeiture.

     DUE TO THE UNCERTAIN TAX TREATMENT OF THE FORFEITURE, IF ANY, OF THE ESCROW SHARES, HOLDERS OF STARLIGHT PREFERRED STOCK ARE URGED TO CONSULT THEIR RESPECTIVE TAX ADVISORS AS TO THE PROPER REPORTING OF SUCH A FORFEITURE.

     Dissenting Shareholders. Starlight Shareholders who exercise their dissenters' rights under law with respect to their Starlight Stock and who do not own any shares of PictureTel Common Stock (either directly or constructively within the meaning of Section 318 of the Code), following the receipt of any cash in exchange for such shares of Starlight Stock will generally recognize gain or loss measured by the difference between the amount of cash received and the shareholder's adjusted tax basis in the Starlight Stock. Such gain or loss will be a capital gain or loss if the Starlight Stock was held as a capital asset in the hands of the shareholder, and a long-term capital gain or loss if the shareholder held the Starlight Stock for more than one year. Under recently enacted legislation, long-term capital gain will in general be subject to a maximum federal tax rate of 20% for noncorporate taxpayers.

     Information Reporting and Backup Withholding. Certain noncorporate Starlight Shareholders may be subject to backup withholding at a rate of 31% on the gross proceeds received pursuant to the Merger. Backup withholding will not apply, however, to a shareholder who furnishes a correct taxpayer identification number ("TIN") and certifies that he, she or it is not subject to backup withholding on a Form W-9, or who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding.

     THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, STARLIGHT SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS.

ANTICIPATED ACCOUNTING TREATMENT

     The transaction effected by the Merger is expected to be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles, whereby the purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed.

GOVERNMENTAL FILINGS

     PictureTel and Starlight do not believe that any governmental filings in the United States are required with respect to the Merger, other than the filing of the Agreement of Merger, together with any related required certificates, required to be filed with the Secretary of State of the State of California in accordance with the CCC and the filing of the Registration Statement of PictureTel with the Commission of which this Information Statement/Prospectus is a part.

CERTAIN FEDERAL SECURITIES LAW CONSEQUENCES; AFFILIATE LETTERS

     The PictureTel Common Stock to be issued in the Merger has been registered under the Securities Act, thereby allowing those shares to be traded without restriction under the Securities Act, except for those shares held by shareholders of Starlight who are deemed to control, are controlled by, or are under common control with Starlight ("Affiliates"). Affiliates of Starlight may not sell their shares of PictureTel Common Stock acquired in the Merger except pursuant to (i) an effective registration statement under the Securities Act covering such shares, (ii) the resale provisions of Rule 145 promulgated under the Securities Act or (iii) another applicable exemption from the registration requirements of the Securities Act.

STOCK EXCHANGE LISTING

     The shares of PictureTel Common Stock to be issued in the Merger will be listed for quotation on The Nasdaq National Market.

DIVIDENDS

     Starlight is not permitted under the terms of the Plan of Merger to declare, set aside or pay any dividend in cash, stock, property or otherwise in respect of its capital stock during the period from the date of the Plan of Merger until the earlier of the termination of the Plan of Merger or the Effective Time. Further, neither PictureTel nor Starlight has ever paid a cash dividend and PictureTel currently intends to retain all of its earnings for use in its business to finance future growth and, accordingly, does not anticipate paying cash dividends in the foreseeable future.

APPRAISAL RIGHTS

     Starlight Shareholders have the right to demand an appraisal of the fair value of their Starlight Stock in accordance with the provisions of Chapter 13 of the CCC ("Chapter 13"), which sets forth the rights and obligations of Starlight Shareholders demanding an appraisal and the procedures to be followed. Starlight Shareholders who perfect such rights will not be entitled to surrender their Starlight Stock for payment of the Merger Consideration in the manner otherwise described in this Information Statement/Prospectus. Starlight Shareholders should assume that Starlight will take no action to perfect the appraisal rights of any shareholder. Therefore, to exercise his, her or its appraisal rights, a shareholder should strictly comply with the procedures set forth in Chapter 13 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such appraisal rights. Starlight Shareholders who sign and return the written consent included with this Information Statement/Prospectus voting IN FAVOR of the Merger will not be entitled to appraisal rights. In addition, Starlight Shareholders who sign and return written consents without instructions will not be entitled to appraisal rights because such consents will be deemed to be voted IN FAVOR of the Merger. Starlight Shareholders are not required to sign and return the written consent voting their shares of Starlight Stock against the Merger in order to obtain appraisal rights.

     The following is a summary of the procedures to be followed under Chapter 13, the text of which is attached to this Information Statement/Prospectus as ANNEX B. The summary does not purport to be a complete statement of, and is qualified in its entirety by reference to, Chapter 13 and to any amendments to such section after the date of this Information Statement/Prospectus. Failure to follow any Chapter 13 procedures may result in termination or waiver of appraisal rights under Chapter 13. Any shareholder who desires to exercise his appraisal rights should review carefully Chapter 13 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.

     The record holders of the shares of Starlight Stock that are eligible to, and do, exercise their dissenters' rights with respect to the Merger are referred to herein as "Dissenting Shareholders," and the shares of stock with respect to which they exercise dissenters' rights are referred to herein as "Dissenting Shares." Shares of Starlight Stock must satisfy each of the following requirements to qualify as Dissenting Shares under the CCC: (i) the shares of Starlight Stock must have been outstanding on the Starlight Record Date; (ii) the shares of Starlight Stock must not have been voted in favor of the Merger; (iii) the holder of such shares of Starlight Stock must make a written demand that Starlight repurchase such shares of Starlight Stock at fair market value; and (iv) the holder of such shares of Starlight Stock must submit certificates for endorsement.

     Pursuant to Chapter 13 of the CCC, holders of Dissenting Shares may require Starlight to repurchase their Dissenting Shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation as a consequence of the proposed Merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

     Within ten days following approval of the Merger by Starlight Shareholders, Starlight is required to mail to each holder of shares of Starlight Stock not voted in favor of the Merger a notice of the approval of the Merger, a statement of the price determined by Starlight to represent the fair market value of Dissenting Shares (which shall constitute an offer by Starlight to purchase such Dissenting Shares at such stated price), and a description of the procedures for such holders to exercise their rights as Dissenting Shareholders.

     Within thirty (30) days after the date on which the notice of the approval of the Merger by the outstanding shares of Starlight Stock is mailed to Dissenting Shareholders, a Dissenting Shareholder must demand that Starlight repurchase such shareholder's Dissenting Shares in a statement setting forth the number and class of Dissenting Shares held of record by such Dissenting Shareholder that the Dissenting Shareholder demands that Starlight purchase, and a statement of what the Dissenting Shareholder claims to be the fair market value of the Dissenting Shares as of the day before the announcement of the proposed Merger. The statement of fair market value in such demand by the Dissenting Shareholder constitutes an offer by the Dissenting Shareholder to sell the Dissenting Shares at such price to Starlight. Such holder must also submit to Starlight certificates representing any Dissenting Shares that the Dissenting Shareholder demands Starlight purchase, so that such Dissenting Shares may either be stamped or endorsed with the statement that the shares are Dissenting Shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

     If, upon the Dissenting Shareholder's surrender of the certificates representing the Dissenting Shares, Starlight and a Dissenting Shareholder agree upon the price to be paid for the Dissenting Shares and agree that such shares are Dissenting Shares, then the agreed price is required by law to be paid to the Dissenting Shareholder within the later of thirty (30) days after the date of such agreement or thirty (30) days after any statutory or contractual conditions to the consummation of the Merger are satisfied or waived.

     If Starlight and a Dissenting Shareholder disagree as to the price for such Dissenting Shares or disagree as to whether such shares are entitled to be classified as Dissenting Shares, such holder has the right to bring an action in California Superior Court, within six months after the date on which the notice of the approval of the Merger by Starlight Shareholders is first mailed, to resolve such dispute. In any such action, the California Superior Court may determine whether the shares of Starlight Stock held by such shareholder are Dissenting Shares, the fair market value of such shares of Starlight Stock, or both. The CCC provides, among other things, that a Dissenting Shareholder may not withdraw the demand for payment of the fair market value of Dissenting Shares unless Starlight consents to such request for withdrawal.

     Under the Delaware General Corporation Law ("DGCL"), PictureTel stockholders are not entitled to dissenters' or appraisal rights with respect to the proposed Merger.

                               THE PLAN OF MERGER

     The description of the Plan of Merger set forth below does not purport to be complete and is qualified in its entirety by reference to the Plan of Merger, a copy of which is attached to this Information Statement/ Prospectus as ANNEX A and incorporated herein by reference. Statements in this Information Statement/ Prospectus with respect to the terms of the Merger are qualified in their entirety by reference to the Plan of Merger. The holders of Starlight Stock are urged to read the full text of the Plan of Merger.

REPRESENTATIONS AND WARRANTIES

     The Plan of Merger contains various representations and warranties of the parties, including representations and warranties by Starlight relating to (i) its organization and qualification to do business, (ii) the full force and effect of its Amended and Restated Articles of Incorporation and By-laws, (iii) its capitalization, (iv) its authority relative to the Plan of Merger, (v) the conflicts, required filings and consents arising from or necessitated by the Merger, (vi) its compliance with laws and agreements and the existence of required permits, (vii) its financial statements, (viii) the absence of certain changes or events, (ix) the absence of undisclosed liabilities, (x) the absence of litigation, (xi) its employee benefit plans and employment agreements, (xii) its labor matters, (xiii) the accuracy of information supplied in this Information Statement/ Prospectus and the Registration Statement on Form S-4 (the "Registration Statement") of PictureTel relating to Starlight, (xiv) the absence of restrictions on its business activities, (xv) its title to property,
(xvi) the payment of its taxes and other tax matters, (xvii) its environmental matters, (xviii) its intellectual property, (xix) any interested party transactions, (xx) its insurance, (xxi) its notes and accounts receivable and inventories, (xxii) product warranties and defects, (xxiii) brokerage, finder's or other fees or commissions, (xxiv) the absence of change of control payments,
(xxv) Year 2000 compliance; (xxvi) immigration compliance, (xxvii) outstanding indebtedness and guarantees, (xxviii) its employees, (xxix) the absence of illegal payments, (xxx) the absence of claims against directors and officers,
(xxxi) its obligations with respect to the Bonus Retention Plan, (xxxii) its expenses and (xxxiii) the completeness of materials provided to PictureTel. The Plan of Merger also contains representations and warranties of PictureTel, PTC and Merger Sub as to (i) their organization and qualification to do business,
(ii) the full force and effect of their respective charter documents and by-laws, (iii) the capitalization of PictureTel, (iv) their authority relative to the Plan of Merger, (v) the conflicts, required filings and consents arising from or necessitated by the Merger, (vi) the SEC filings and financial statements of PictureTel, (vii) the accuracy of information supplied in this Information Statement/Prospectus and the Registration Statement relating to PictureTel, PTC or Merger Sub, (viii) the absence of material changes or events,
(ix) the validity of the PictureTel Common Stock and (x) the completeness of materials provided to Starlight. The representations and warranties made by PictureTel, PTC and Merger Sub and the representations and warranties of Starlight (other than representations and warranties of Starlight relating to its capitalization) will survive for a period of twelve months from the Effective Time of the Merger.

CONDUCT OF PICTURETEL'S AND STARLIGHT'S BUSINESS PRIOR TO THE MERGER

     Under the terms of the Plan of Merger, Starlight has agreed that, during the period from the date of the Plan of Merger and continuing until the earlier of the termination of the Plan of Merger or the Effective Time, unless PictureTel otherwise agrees in writing, Starlight will conduct its business in, and shall not take any action except in, the ordinary course of business and in a manner consistent with past practice other than actions taken by Starlight in contemplation of the Merger. Starlight is also obligated to use all reasonable commercial efforts to preserve substantially intact the business organization of Starlight, to keep available the services of the present officers, employees and consultants of Starlight and to preserve the present relationships of Starlight with customers, suppliers and other persons with which Starlight has significant business relations.

     Starlight further agreed that it would not, during the period from the date of the Plan of Merger and continuing until the earlier of the termination of the Plan of Merger or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of PictureTel: (a) amend or otherwise change its Amended and Restated Articles of Incorporation or By-laws; (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in Starlight (except for the issuance of shares of Starlight Common Stock and Starlight Preferred Stock upon exercise of options, warrants, convertible securities or other rights outstanding as of the date of the Plan of Merger);
(c) sell, pledge, dispose of or encumber any assets of Starlight except for sales of assets in the ordinary course of business and dispositions of obsolete or worthless assets; (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire any of its securities, including, without limitation, shares of Starlight Common Stock and Starlight Preferred Stock or any option, warrant or right, directly or indirectly, to acquire shares of Starlight Common Stock and Starlight Preferred Stock, or propose to do any of the foregoing; (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness, except to PictureTel, for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances; (iii) enter into or amend any material contract or agreement involving obligations in excess of $50,000; (iv) authorize any capital expenditures or purchases of fixed assets; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this clause (e); (f) except for allocations under the Bonus Retention Plan, increase the compensation payable or to become payable to its officers or key employees or consultants, or increase the compensation payable or to become payable to its employees or consultants except in the ordinary course of business, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law; (g) except to the extent required by law, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, taxes, payments of accounts payable and collection of accounts receivable); (h) make any material tax election or settle or compromise any federal, state, local or foreign tax liability or agree to an extension of a statute of limitations; (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of Starlight, or incurred in the ordinary course of business and consistent with past practice; (j) commence any litigation; or (k) take, or agree in writing or otherwise to take, any of the actions described in clauses (a) through (j) above.

NO SOLICITATION

     The Plan of Merger provides, subject to certain exceptions, that: (a) Starlight shall not, directly or indirectly, through any officer, director, employee, representative or agent (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Starlight other than the Merger (each of the foregoing inquiries or proposals referred to herein as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal; (b) Starlight shall immediately notify PictureTel after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to Starlight in connection with an Acquisition Proposal or for access to the properties, books or records of Starlight or by any person or entity that informs the Board of Directors of Starlight that it is considering making, or has made, an Acquisition Proposal, such notice to PictureTel to be made orally and in writing;

(c) Starlight was obligated to immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than PictureTel, PTC and Merger Sub) conducted prior to the execution of the Plan of Merger with respect to any of the foregoing and that Starlight shall not release any third party from the confidentiality provisions of any confidentiality agreement to which Starlight is a party; and (d) Starlight shall ensure that the officers, directors and employees of Starlight and any investment banker or other advisor or representative retained by Starlight are aware of the restrictions described in clauses (a) through (c) above.

CONDITIONS TO THE MERGER

     Each party's respective obligation to effect the Merger is subject to, among other things, the satisfaction prior to the Effective Time of the following conditions: (a) the Commission having declared the Registration Statement effective, with no stop order suspending the effectiveness of the Registration Statement having been issued by the Commission and no proceedings for that purpose and no similar proceeding in respect of the Information Statement/Prospectus having been initiated or threatened by the Commission; (b) the Plan of Merger and the transactions contemplated thereby, including the Merger, having received the Requisite Approvals (defined below); (c) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, or any pending proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing or any action taken or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; (d) the absence of any pending or threatened action, suit or proceeding relating to the Merger before any governmental authority, administrative agency or court of competent jurisdiction, wherein any unfavorable injunction, judgment, decree, order, ruling or charge would prohibit or limit PictureTel from exercising all material rights and privileges pertaining to its ownership of Starlight or the ownership or operation by PictureTel of all or a material portion of the business or assets of PictureTel;
(e) the holders of Starlight Preferred Stock having received an opinion of Wilson Sonsini Goodrich & Rosati, P.C. to the effect that the transaction effected by the Merger will constitute a purchase of Starlight Stock treated for federal income tax purposes as a sale or exchange resulting in gain or loss recognition by the holders of the outstanding capital stock of Starlight; and
(f) PTC and David A. Edwards, Vice President, Product Development of Starlight, having performed all of their respective obligations under the Stock Purchase Agreement dated August 14, 1998 for the purchase by PTC of 5,000 shares of Starlight Series B Preferred Stock, representing all of the issued and outstanding shares of Starlight Stock owned by Mr. Edwards, for $3,039 in cash.

     The obligations of PictureTel, PTC and Merger Sub to effect the Merger are also subject to, among others, the following conditions: (a) the accuracy, in all material respects, of the representations and warranties of Starlight as of the Effective Time with the same force and effect as if made at and as of such time, and the receipt of a certificate to such effect signed by the President or Chief Financial Officer of Starlight; (b) the performance of and compliance with, in all material respects, the agreements and covenants required by the Plan of Merger to be performed or complied with by Starlight at or prior to the Effective Time, and the receipt of a certificate to such effect signed by the President or Chief Financial Officer of Starlight; (c) Starlight having obtained all necessary consents, waivers, approvals, authorizations or orders, and having made all required filings, for the due authorization, execution and delivery of the Plan of Merger and the consummation of the transactions contemplated by the Plan of Merger; (d) the receipt by PictureTel of an opinion from Wilson Sonsini Goodrich & Rosati, P.C., counsel to Starlight, regarding the validity of certain actions taken by Starlight with respect to the Merger; (e) the receipt by PictureTel and the continuing full force and effect of a "Rule 145 Agreement" by each person who is identified as an "affiliate" of Starlight; (f) the termination of all existing registration rights, preemptive rights and rights of first refusal with respect to the purchase of the capital stock of Starlight and the receipt of a certificate to such effect signed by the President or Chief Financial Officer of Starlight; (g) the execution and delivery to PictureTel of the Escrow Agreement by each of the Escrow Agent and the Stockholder Representative; (h) James E. Long and David A. Edwards shall each have entered into employment agreements with PictureTel and neither person shall have terminated his employment with Starlight prior to the Effective Time or indicated his intention to terminate employment with Starlight following the Effective Time; (i) the termination of all stock options granted under the Common Stock Option Plan, and the termination or conversion of all warrants and other securities convertible into or exchangeable for shares of any class of capital stock of Starlight, except warrants and other securities of Starlight convertible into or exchangeable for shares of Starlight Preferred Stock and, in accordance with the Exchange Ratios, convertible into a maximum of 3,000 shares of PictureTel Common Stock, and the receipt of a certificate to such effect signed by the President or Chief Financial Officer of Starlight; and (n) the receipt of written consents from 93% of the Starlight Common Stock outstanding immediately prior the Effective Time (assuming the conversion of all outstanding shares of Starlight Preferred Stock into Starlight Common Stock) approving the Plan of Merger.

     The obligation of Starlight to effect the Merger is also subject to the following conditions: (a) the accuracy, in all material respects, of the representations and warranties of PictureTel, PTC and Merger Sub as of the Effective Time with the same force and effect as if made at and as of such time and the receipt of a certificate to such effect signed by the President or Chief Financial Officer of PictureTel; (b) the performance of and compliance with, in all material respect, the agreements and covenants required by the Plan of Merger to be performed or complied with by PictureTel, PTC and Merger Sub on or prior to the Effective Time, and the receipt of a certificate to such effect signed by the President or Chief Financial Officer of PictureTel; (c) PictureTel, PTC and Merger Sub having obtained all necessary consents, waivers, approvals, authorizations or orders, and having made all required filings, for the authorization, execution and delivery of the Plan of Merger and the consummation of the transactions contemplated by the Plan of Merger; and (d) the receipt by Starlight of the written opinion of Ropes & Gray, counsel to PictureTel, regarding the validity of certain actions taken by PictureTel, PTC and Merger Sub with respect to the Merger.

TERMINATION

     The Plan of Merger may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the Starlight Shareholders: (a) by mutual written consent duly authorized by the Boards of Directors of PictureTel and Starlight; (b) by either PictureTel or Starlight if the Merger shall not have been consummated by November 30, 1998 (provided that the right to terminate the Plan of Merger under this clause (b) shall not be available to any party whose failure to fulfill any obligation under the Plan of Merger has been the cause of or resulted in the failure of the Merger to occur on or before such date); (c) by either PictureTel or Starlight if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate the Plan of Merger under this clause (c) shall not be available to any party who has not complied with its obligations under the Plan of Merger with respect to taking further actions and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); (d) by PictureTel or Starlight if the Requisite Approvals shall not have been obtained by November 25, 1998; (e) by PictureTel, if (i) the Board of Directors of Starlight shall withdraw, modify or change its approval or recommendation of the Plan of Merger or the Merger in a manner adverse to PictureTel or shall have resolved to do so or (ii) the Board of Directors of Starlight shall have recommended to the shareholders of Starlight an alternative Acquisition Proposal; (f) by PictureTel or Starlight, (i) if any representation or warranty of Starlight or PictureTel, respectively, set forth in the Plan of Merger shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of Starlight or PictureTel, respectively, set forth in the Plan of Merger, such that the conditions to the requisite obligations of Starlight or PictureTel, as the case may be, would not be satisfied (either (i) or (ii) above being a "Terminating Breach"), provided, however, that if such Terminating Breach is curable prior to November 30, 1998 by Starlight or PictureTel, as the case may be, through the exercise of its reasonable efforts and for so long as Starlight or PictureTel, as the case may be, continues to exercise such reasonable efforts, neither PictureTel nor Starlight, respectively, may terminate the Plan of Merger under this clause; or (g) by PictureTel or Starlight, (i) if any representation or warranty of Starlight or PictureTel, respectively, set forth in the Plan of Merger shall have become untrue such that the conditions to the requisite obligations of Starlight or PictureTel, as the case may be, would not be satisfied, in either case other than by reason of a Terminating Breach.

     In the event of the termination of the Plan of Merger pursuant to the preceding paragraphs, the Plan of Merger shall forthwith become void and there shall be no liability on the part of any party thereto or any of its affiliates, directors, officers or shareholders except (i) for certain provisions of the Plan of Merger relating to confidentiality and fees and expenses, which shall survive any termination of the Plan of Merger and (ii) nothing in the Plan of Merger shall relieve any party from liability for any breach of the Plan of Merger.

TERMINATION FEE

     If PictureTel terminates the Plan of Merger because the Board of Directors of Starlight shall have withdrawn, modified or changed its approval or recommendation of the Plan of Merger in a manner adverse to PictureTel or shall have resolved to do so or shall have recommended to the shareholders of Starlight an alternative Acquisition Proposal, then Starlight shall pay PictureTel $1.0 million within five days of notice by PictureTel to Starlight terminating the Plan of Merger.

FEES AND EXPENSES

     All fees and expenses incurred in connection with the Plan of Merger and the transactions contemplated thereby will generally be paid by the party incurring such expenses, whether or not the Merger is consummated, except that in the event the Merger is consummated, Starlight shall only pay up to $400,000 of legal, accounting and investment banking fees incurred by Starlight in connection with the Plan of Merger and the consummation of the Merger and thereafter the holders of the Starlight Preferred Stock immediately prior to the Effective Time (other than PictureTel) shall be responsible for any fees and expenses incurred in excess of such amount to the extent of the Escrow Fund.

INDEMNIFICATION

     Pursuant to the Plan of Merger, PictureTel has agreed that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of Starlight (each, a "Starlight Indemnified Party") as provided in its Amended and Restated Articles of Incorporation By-laws shall continue in full force and effect for a period of not less than six years from the Effective Time, except, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether an Starlight Indemnified Party's conduct complies with the standards set forth in the Amended and Restated Articles of Incorporation or Bylaws of Starlight or otherwise, in each case subject to California law, shall be made by independent counsel selected by the Starlight Indemnified Party reasonably satisfactory to the Surviving Corporation (whose fees and expenses shall be paid by the Surviving Corporation).

     The representations and warranties of Starlight and PictureTel made in the Plan of Merger (other than representations and warranties of Starlight with respect to its capitalization) and in the documents and certificates delivered in connection with the satisfaction of their closing conditions will survive the Merger for a period of twelve months from the Effective Time and will remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party to the Plan of Merger, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of the Plan of Merger. The representations and warranties of Starlight with respect to its capitalization, as well as claims based upon fraud, will survive until the expiration of the statutes of limitation applicable to such claims, subject to any extensions thereof, or if no statutes of limitation are applicable, indefinitely. Those claims made within the applicable time periods described above shall survive to the extent of such claim until such claim is finally determined and, if applicable, paid.

     By approving the Plan of Merger and their accepting the Merger Consideration, the holders of Starlight Preferred Stock (other than PictureTel) agree that the Escrow Fund established under the Escrow Agreement shall be available to indemnify, defend, protect, and hold harmless each of PictureTel, PTC, Merger Sub, the Surviving Corporation and each of their respective subsidiaries and affiliates (each in its capacity as an indemnified party, a "PictureTel Indemnitee") at all times from and after the date of the Plan of Merger from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such PictureTel Indemnitee as a result of or incident to (i) any breach of any representation or warranty of Starlight set forth in the Plan of Merger or in any certificate or other document delivered in connection with the satisfaction of its closing conditions (as such representation or warranty would read if all qualifications as to knowledge and materiality and were deleted from it) with respect to which a claim for indemnification is brought by a PictureTel Indemnitee within the applicable survival period described above, (ii) any breach or nonfulfillment by Starlight, or any noncompliance by Starlight with, any covenant, agreement, or obligation contained in the Plan of Merger or in any certificate or other document delivered in connection with the satisfaction of its closing conditions, (iii) any claim by a holder or former holder of the capital stock of Starlight or options, warrants or other securities convertible into or exercisable for shares of the capital stock of Starlight (the "Convertible Securities") or any other person or entity, seeking to assert, or based upon: (A) ownership or rights of ownership to any shares of the capital stock of Starlight; (B) any rights under Convertible Securities, preemptive rights, or rights to notice or to vote; (C) any rights under the Amended and Restated Articles of Incorporation or By-laws of Starlight; (D) any rights of a shareholder arising under the appraisal rights provisions of the CCC; or (E) any claim that his, her or its shares were wrongfully repurchased by Starlight.

     PictureTel has agreed to indemnify the holders of Starlight Preferred Stock (other than PictureTel) (the "Starlight Indemnitees") after the Effective Time from and against any and all Damages incurred or suffered by the Starlight Indemnitees as a result of or incident to (i) any breach of any representation or warranty of PictureTel, PTC or Merger Sub set forth in the Plan of Merger or in any certificate or other document delivered in connection with the satisfaction of its closing conditions (as such representations or warranty would read if all qualifications as to knowledge and materiality were deleted from it) with respect to which a claim for indemnification is brought by such Starlight Indemnitees within the applicable survival period described above and
(ii) any breach or nonfulfillment by PictureTel, PTC or Merger Sub, or any noncompliance by PictureTel, PTC or Merger Sub with, any covenant, agreement, or obligation of PictureTel, PTC or Merger Sub, as the case may be, contained in the Plan or Merger or in any certificate or other document delivered in connection with the satisfaction of their closing conditions (the "Stockholder Damages"). Notwithstanding anything to the contrary, the aggregate liability of PictureTel to the Starlight Indemnitees shall not exceed $1,000,000.

     Promptly after a PictureTel Indemnitee has received notice of or has knowledge of any claim by a person not a party to the Plan of Merger (a "Third Person") or the commencement of any action or proceeding by a Third Person, the PictureTel Indemnitee shall, as a condition precedent to a claim with respect thereto being made against the Escrow Funds, give the Stockholder Representative written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not affect the PictureTel Indemnitee's right to indemnification pursuant to the Plan of Merger with respect to such claim, action or proceeding, except to the extent that the Stockholder Representative has, or the holders of Starlight Preferred Stock have, been actually prejudiced as a result of such failure. If the Stockholder Representative notifies the Indemnitee within thirty (30) days from the receipt of the foregoing notice that he wishes to defend against the claim by the Third Person and if the estimated amount of the claim, together with all other claims made against the Escrow Fund that have not been settled, is less than the remaining balance of the Escrow Fund, then the Stockholder Representative shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to the PictureTel Indemnitee, and the Stockholder Representative shall be entitled to reimbursement out of the Escrow Funds for such defense. The PictureTel Indemnitee may participate in the defense, at its sole expense, of any such claim for which the Stockholder Representative shall have assumed the defense; provided, however, that counsel for the Stockholder Representative shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suits or proceedings, except that the PictureTel Indemnitee shall control the defense of any claim or proceeding that in the PictureTel Indemnitee's reasonable judgment could have a material and adverse effect on the PictureTel Indemnitee's business apart from the payment of money damages. The PictureTel Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Stockholder Representative has not assumed the defense of any claim. Whether or not the Stockholder Representative shall have assumed the defense of any claim, neither the PictureTel Indemnitee nor the Stockholder Representative shall make any settlement with respect to any such claim, suit or proceeding without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure to settle a claim expeditiously could have an adverse effect on the party wishing to settle, the failure of the party controlling the defense to act upon a request for consent to such settlement within five business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of these indemnification provisions, but shall not be dispositive of the amount of Damages as between the holders of the Starlight Preferred Stock and the PictureTel Indemnitee.

     Except as discussed below, after the Effective Time, all claims for indemnification by a PictureTel Indemnitee shall be paid solely from the Escrow Funds. To the extent that PictureTel, PTC, Merger Sub or the Surviving Corporation or another PictureTel Indemnitee makes a claim against the Escrow Funds pursuant to the Escrow Agreement, and such claim is paid in shares of PictureTel Common Stock, then for purposes of such payment, the shares of PictureTel Common Stock shall be valued at $9.00

     The indemnification and accompanying limitations described above shall be the sole and exclusive remedy of the parties with respect to any and all matters, including Damages, arising out of, or relating to, the Plan of Merger or any certificate or other document delivered in connection with the Plan of Merger, except that such indemnification and accompanying limitations shall not be the sole and exclusive remedy of the parties with respect to (i) any claim based on fraud or intentional misrepresentation, (ii) any claim based on a breach by Starlight of the representation and warranty relating to its capitalization, (iii) any claim by the Starlight Indemnitees based on (A) either PictureTel's, PTC's or Merger Sub's termination of the Plan of Merger other than in accordance with the termination provisions of the Plan of Merger or (B) either PictureTel's, PTC's or Merger Sub's failure to consummate the Merger by November 30, 1998; provided, however, that all of the conditions to the requisite obligations of Starlight to consummate the Merger have been met as of such date, and (iv) any claim by a PictureTel Indemnitee based on (A) Starlight's termination of the Plan of Merger other than in accordance with the termination provisions of the Plan of Merger or (B)Starlight's failure to consummate the Merger by November 30, 1998, provided, however, that all of the conditions to the requisite obligations of PictureTel to consummate the Merger have been met as of such date.

     In addition to the foregoing, the Escrow Agreement provides that the Stockholder Representative is entitled to indemnification from the holders of Starlight Preferred Stock.

ESCROW

     Immediately prior to the Effective Time, PictureTel, the Stockholder Representative and the Escrow Agent will enter into the Escrow Agreement. In order to secure the indemnification obligations of the holders of the Starlight Preferred Stock under the Plan of Merger, 158,293 of the shares of PictureTel Common Stock which the holders of Starlight Preferred Stock are entitled to receive in the Merger will be withheld and deposited in escrow for twelve months in accordance with the terms of such Escrow Agreement. While the Escrow Shares remain in the Escrow Agent's possession pursuant to the Escrow Agreement, the holders of the Starlight Preferred Stock will retain and will be able to exercise all other incidents of ownership, including voting rights, of said Escrow Shares which are not inconsistent with the terms and conditions of the Escrow Agreement and PictureTel will take all reasonable steps necessary to allow the exercise of such rights.

     Under the terms of the Escrow Agreement, the holders of Starlight Preferred Stock will indemnify, defend and hold the Stockholder Representative from and against any loss, damage, tax, liability and expense that may be incurred by the Stockholder Representative arising out of or in connection with his or her acceptance of the appointment and/or the performance of his or her obligations as Stockholder Representative pursuant to the Escrow Agreement or the Plan of Merger, including the legal costs and expenses of defending against any claim or liability in connection with his performance pursuant to the Escrow Agreement or the Plan of Merger, except as caused by the willful misconduct of the Stockholder Representative. The foregoing indemnification obligation will be several and not joint and will be pro rata among the holders of Starlight Preferred Stock, and to the extent permitted by the indemnification provisions of the Escrow Agreement, the

Stockholder Representative will be entitled to offset any such indemnification amount by directing the Escrow Agent to transfer Escrow Shares from the account of the holders of Starlight Preferred Stock to the account of the Stockholder Representative.

     The holders of Starlight Preferred Stock will have the right to remove the Stockholder Representative and, upon such removal or, in the event of the Stockholder Representative's death or resignation, to appoint a new Stockholder Representative at any time and from time to time during the period when any shares are held in escrow, by a vote of holders of Starlight Preferred Stock holding a majority-in-interest in the Escrow Shares held in escrow at such time, evidenced in each case by a writing executed by such holders of Starlight Preferred Stock.

     The discussion in this Information Statement/Prospectus of the Escrow Agreement and the terms and conditions of the Escrow Agreement are subject to and qualified in their entirety by reference to the form of Escrow Agreement, a copy of which is attached hereto as ANNEX C and is incorporated herein by reference.

                             BUSINESS OF PICTURETEL

GENERAL

     PictureTel develops, manufactures, markets and services visual collaboration solutions. These solutions - systems and collaboration software that employ advanced video and audio compression and interactive data technologies -- allow users to conduct face-to-face meetings at a distance with cost and convenience similar to the telephone. Visual collaboration sessions may be held between two locations or, using a multi point bridge, among multiple locations. PictureTel's compression technology permits the transmission of "full-motion" color video with integrated, full-duplex and high-fidelity audio at data rates as low as 56 kbps. By operating over such low speed switched digital lines, PictureTel's systems reduce the cost and increase the flexibility of videoconferencing. In addition to providing visual collaboration solutions for use over switched digital lines, PictureTel also offers those solutions for use over Internet Protocol ("IP") networks. While high-speed (e.g., 2 to 6 Mbps) collaboration sessions can operate over dedicated (i.e. non-dialed) lines, the per-minute usage cost can range from 10 to 100 times higher than PictureTel solutions designed for use over switched digital lines or IP-based networks. PictureTel offers a range of visual collaboration solutions for group and personal use, as well as multipoint bridges for multi-location conferencing and a full suite of services. PictureTel sells its products through a number of telecommunication and personal computer distribution channels in the United States and internationally, as well as through a direct sales force. See ANNEX D of this Information Statement/Prospectus for definitions of technical terms used in the description of PictureTel's business.

     PictureTel was incorporated in Delaware in 1984. PictureTel's principal executive offices are located at 100 Minuteman Road, Andover, Massachusetts 01810 (Telephone: (978) 292-5000).

INDUSTRY BACKGROUND

     The driving force behind the visual collaboration systems market is the customer's objective to achieve effective face-to-face collaboration at a distance, with the cost and convenience of the telephone. On a daily basis, workers routinely exchange information in one-on-one or group meetings. Almost as frequently, information is communicated among workers in geographically separate sites via telephone, facsimile or electronic mail. Less frequently, individuals travel to a common site to meet and exchange information that cannot be transferred effectively by other collaboration technologies. These common site meetings maximize the exchange of information as visual, written, verbal and non-verbal collaboration occur real time, face-to-face.

     Visual collaboration solutions can improve worker productivity and reduce costs by eliminating or reducing travel. In addition to cost savings, visual collaboration solutions collapses the cycle time of key business processes. For example, visual collaboration solutions can hasten the decision-making process by reducing the time needed to exchange information between geographically dispersed work groups. Visual collaboration also allows customers to leverage scarce personnel resources located at a distance from co-workers who need their expertise.

     Initial generations of visual collaboration systems were relatively expensive and typically required dedicated, high speed transmission facilities, trained operators and special rooms, with customized lighting and acoustics. The price and performance characteristics of these systems limited market demand to users having significant visual communications requirements between geographically separate locations. Despite broad market interest, cost-benefit analyses led most potential users to conclude that an investment in the technology could not be justified. In recent years, however, numerous factors have led to greater use and consideration of visual collaboration systems. These factors include the rapid growth of world-wide switched digital telephone services, the development of high speed switched local area computer networks, the development of corporate intranets, the unprecedented growth of the worldwide Internet and decreasing costs of these network services. Technological improvements in both audio and video quality, interactive data collaboration and the availability of lower cost, easy to use turnkey visual collaboration systems, as well as the steady increase in personal computer processing power, have elevated the appeal of visual collaboration systems.

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

     Global connectivity, which is the ability to call any location without special equipment or arrangements, is a key reason for the popularity and wide use of the common telephone. The proliferation of switched digital networks, which transmit digital signals as compared to traditional telephone networks which transmit analog signals, in the United States and internationally has provided this key element of connectivity to the visual communications market. Before switched digital service was available, videoconferencing calls could only be completed over dedicated transmission lines established between two fixed locations. At the end of 1995, switched 56 kbps and ISDN (64 kbps or 2 x 64 kbps) digital service was available in most cities in the United States and from the United States to many foreign countries. The majority of videoconferencing systems used on switched digital networks in the United States operate at 112kbps or 128 kbps, i.e., two multiplexed 56 kbps or 64 kbps lines. Internationally, 64 kbps is the switched digital standard. The majority of videoconferencing systems used on foreign switched digital networks operate at 128 kbps, i.e. two multiplexed 64 kbps lines. PictureTel's videoconferencing systems are fully compatible with one another whether used within the United States or internationally. PictureTel's products support common standards - for example, H.320 for switched digital networks and H.323 for IP networks -- and are interoperable with other standards -- compliant systems from other vendors.

     Coincident with the expansion of switched digital networks has been the dramatic decrease in the cost to use these transmission services. A coast-to-coast call at 128 kbps placed over a U.S. ISDN dial-up network typically costs less than a local cellular phone call, while calls at 384 kbps cost less than twice as much as a cellular call.

     In order to transmit a video image over telephone circuits, video data signals must be reduced or "compressed" to fit the capacity of digital telephone lines, which are available in various capacities from 56 kbps to 2 Mbps. To compress an audiovisual signal, information is dropped, causing the quality of the video image to decrease. The quality of the transmitted video image depends upon the data rate at which the signal is transmitted and the sophistication of the compression algorithm, which removes redundant or perceptually less important data from the audio and video signals.

     Video and audio quality have improved dramatically over the years with the introduction of more sophisticated compression algorithms by PictureTel and others. These algorithms compress or "encode" 90 Mbps of information contained in a television video signal down to as little as 20 kbps (an approximate 4,000-to-1 compression ratio) for transmission over various telephony and computer networks. Algorithms also decompress or "decode" the same signal for display at the receiving end. The compression algorithms help to achieve acceptable picture quality, as well as full duplex audio and data interactivity. In addition, proprietary advances in compression technologies have improved audio fidelity from less than telephone quality in the mid-1980's to today's systems which deliver sound which is difficult to distinguish from the voices of people sitting in the same room as the listener.

     VLSI ("Very Large Scale Integration") technology permits the placement of large numbers of transistors and other components onto small chips of silicon, thereby reducing significantly the size requirements for those components. With the increasing use of VLSI chip technology, videoconferencing systems have steadily declined in price as components have become smaller and systems more integrated, while simultaneously offering greater functionality to the user.

     Since the introduction of turnkey systems, videoconferencing products have become more convenient to purchase and utilize. Previously, telecommunications specialists acquired equipment from numerous vendors and integrated the various components into a custom system. Since 1988, videoconferencing vendors such as PictureTel have begun offering turnkey systems, which eliminate the need for procurement and systems integration specialists. In addition, these systems incorporate "user friendly" features that eliminate, in many cases, the need for trained specialists to operate the equipment.

     New networks expand the possibilities and reach of visual collaboration. The H.324 standard, for example, supports videoconferencing over POTS networks. This approach reduces the cost of a video call to that of a traditional phone call. It also brings the possibility of very low cost ($500 or less) personal computer ("PC")-based videoconferencing solutions. The level of quality of POTS visual collaboration is below that required for normal business usage, but it is adequate for home use and for business travel (e.g. placing a video call from a hotel room).

     Local area networks ("LANs"), used for data communication among computers in a business office, have experienced a steady increase in speed over the past few years. With faster routers, low-cost 100 Mbps interface cards, and other technologies, most LANs can easily accommodate the slight additional traffic of video calls. PictureTel has several interoperable products for visual collaboration over LANs using the H.323 standard. The main advantage of LAN visual collaboration is that it removes the need to bring ISDN connections to every desktop by leveraging the network cable that is already connected to each PC. With H.323-to-H.320 gateways, visual collaboration systems in a LAN can communicate with any ISDN system.

     The Internet has also been emerging as a network for visual collaboration in two forms: first, as a way to interconnect geographically dispersed LANs within the same corporation, i.e. via intranets, which usually involves high-speed portions of the Internet being used to maintain an adequate bandwidth and quality of service; second, as a direct connection among computers or videoconferencing terminals connected to the Internet, although users generally experience low quality and with frequent dropouts in video and audio. Nonetheless, Internet visual collaboration allows for the lowest possible connection cost. For example, for the price of a local phone call long-distance, including international, video calls can be placed. Several products for Internet visual collaboration have been introduced in recent years, including Microsoft's NetMeeting(TM), which incorporates PictureTel application sharing technology.

TECHNOLOGY

  Proprietary

     PictureTel's primary technological contributions have been in the areas of video compression, audio compression, echo cancellation, automatic volume control, noise suppression, speaker localization for automatic camera positioning, information sharing protocols/applications, and system architecture.

     A standard broadcast video signal, when digitized, is comprised of roughly ninety million bits of information per second. Transmission of this amount of data is costly and, in many applications, it is not necessary to send one hundred percent of the bits in order to recreate an acceptable representation of the original video signal. The purpose of a video compression algorithm is to reduce the amount of information required to describe a sequence of digitized images, including the movements of objects within each frame, without significant loss of accuracy. The effectiveness of an algorithm is measured by the amount of bandwidth needed to provide "acceptable" picture quality. Subjective measures consider how smoothly objects move and the types of visual distortions or artifacts introduced by the compression algorithm.

     Since its inception, PictureTel has developed increasingly sophisticated algorithms capable of compressing a video signal 800-1600 times to enable the transmission of video images over low bandwidth dial-up networks. In 1986, PictureTel introduced its first codec utilizing its proprietary algorithm, MCT(TM), which was the first commercially available product using motion-compensated discrete cosine transform video compression technology. In 1988, PictureTel introduced HVQ(TM), hierarchical vector quantization, a more advanced compression technique which, among other improvements, replaced the discrete cosine transform in MCT with a multi-resolution pyramid and a vector quantizer.

     PictureTel's third generation algorithm, SG3(TM), which PictureTel first shipped in 1991, further advanced low bandwidth video compression technology. SG3 replaced the vector quantizer in HVQ with a more efficient version. SG3 was also the first commercial product to incorporate background estimation, which dramatically improves picture quality in scenes where objects frequently include complex backgrounds. The SG3 background estimator permits SG3 to dedicate more bandwidth to coding moving objects by storing views of non-moving objects at the receiving end that need not be retransmitted. PictureTel believes that SG3 made it possible to deliver acceptable business quality video and audio at approximately 80 kbps, representing a 90% reduction in the required bandwidth in 1985. SG3 uses the additional bandwidth beyond 80 kbps available on a 112 kbps or higher data rate network to provide higher quality video and audio transmission.

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

     PictureTel's latest video compression algorithm, SG4(TM), introduced in 1995 in the Concorde(TM) 4500 platform, incorporates several improvements over SG3. The most important advancements are improved encoding of the motion vectors, resulting in smoother motion rendition, and the PicturePlus(TM) video enhancement system, which compensates for variations in the video quality caused by poor lighting conditions and camera noise. Furthermore, SG4 transmits compressed data using the ITU H.221 protocol standard which allows multi point conferencing with SG4 video quality through standard H.320 MCUs.

     PictureTel has invested significant resources to develop state of the art audio compression and echo cancellation technologies in order to produce a more "natural" sound in its videoconferencing systems. PictureTel believes that to produce audio quality which approximates that of a face-to-face meeting, systems must feature wideband audio and full-duplex operation, which, unlike half-duplex speakerphones, allow people at all ends of a video call to be heard at the same time.

     When conducting a videoconference at 112 kbps, typically no more than 28 kbps are available for audio transmission. In 1986, audio compression technology could only deliver 2.5 KHz of audio fidelity. With advancements incorporated into HVQ, audio fidelity improved to 3.5 KHz, comparable to regular telephone audio quality. PictureTel's proprietary advancements in SG3 improved audio quality available with the same 28 kbps to 7.0 KHz. The perceptual difference between 3.5 KHz and 7.0 KHz audio fidelity is similar to the difference between sound on AM and FM radios. Today, nearly all of PictureTel's products use an improved audio compression technology, the patented PT724(TM), which delivers wideband 7.0 KHz audio in only 24 kbps bandwidth. PT724 compatible products automatically select PT724, freeing up as much as 39% more bandwidth in a 112 kbps call for the compressed video stream, which substantially improves video quality.

     An effective face-to-face meeting requires full-duplex audio capability. Unfortunately, videoconferencing system speakerphones pick up sounds from people at the remote site as well as sounds from the far end reproduced by the videoconferencing system's loudspeaker. If nothing were done, these combined sounds would be transmitted back to the remote site, where participants would hear an echo of their voices. Acoustic echo cancellation technology attempts to remove from the microphone signal all vestiges of sounds originating from the remote loudspeaker, while passing through to the far end all other sounds in the room, thus eliminating the acoustic echo. Commercial echo cancelers in conventional speakerphones reduce echo feedback, but are not effective for videoconferencing because of the relatively long processing delay caused by compressing and decompressing the video. This delay can approach up to one second per round trip over low speed channels, i.e. 128 kbps or less. Commercially available echo cancelers historically operated at telephone bandwidths, i.e. 3.5 KHz. Therefore, PictureTel developed IDEC(TM), its patented echo cancellation technology, which substantially eliminates all echo feedback and is standard in all of PictureTel's group and personal videoconferencing system products. IDEC has been steadily refined and improved since its introduction.

     Introduced by PictureTel in 1996, LimeLight(TM) microphone array, which is integrated with PictureTel's PowerCam(TM) camera and placed on top of the videoconferencing system's video monitor, brings a new level of sophistication and comfort to videoconferencing. Using just four microphones, LimeLight's proprietary signal processing algorithms locate, in three dimensions, the person who is currently speaking. The localization information is used to automatically control the pan, tilt, and zoom of PowerCam to optimally frame a "head and shoulders" view of such person. LimeLight also employs intelligent decision-making algorithms in order to frame multiple persons who engage in a conversation.

     In 1994, PictureTel introduced its LiveLAN(TM) product for LAN visual collaboration. Besides audio and video compression technologies, LiveLAN introduced additional components to accommodate the variable bandwidth of LANs and the variable computing power of the host PC. Such technologies include appropriate video and audio packetization protocols and techniques to minimize artifacts due to packet loss. Appropriate management protocols were also introduced to allow network managers to control and limit video traffic within any segment of their networks. In 1997, the LiveLAN and LiveGateway(TM) products were modified to support the ITU-T H.323 LAN videoconferencing standards.

     As the number of videoconferencing systems has expanded in the marketplace, there has been an increasing demand to link multiple locations into a single call, in much the same way that audio conference calls occur today. This demand has led to the development of video bridges, or multi point control units

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

("MCU"). In a multipoint videoconference, each location transmits its compressed audio and video signal to the bridge. The MCU contains audio bridging technology which permits it to parse, or "strip out" the audio signal, decode it, determine which signals represent speech, combine such signals, and then re-encode the combined audio signal and transmit it to all locations on the call. In this sense, the MCU acts similarly to a typical audio conferencing bridge. Beyond this capability, however, is the need to synchronize the transmission of the audio with the video image which accompanies it and the ability to switch between various video images.

     Research and development in MCU technology is centered around improving the audio detection algorithms to better distinguish speech from other noise in the audio signal, improving the audio quality by increasing the audio bandwidth, developing the technology to permit multiple sites to be viewed simultaneously in separate windows on the same screen and transcoding technology which permits callers operating at different bandwidths and using different compression algorithms to participate in the same call.

  Standards

     The rate of expansion of the visual collaboration systems market is influenced by the establishment of standard communication protocols for visual communications. In December, 1990 the ITU-T (the International Telecommunication Union -- Telecommunication) standardization sector formally adopted a standard for video telecommunications (H.320) to ensure that equipment from different manufacturers will be capable of interoperating. Compatibility of codecs is particularly important for communication via switched digital networks, i.e. ISDN, because the advantage of these services is dial-up communications without regard to the type of equipment being used at the receiving end of the transmission.

     Beginning in the late 1980s, the ITU-T defined the initial proposals for a new standard, T.120, which was subsequently approved in 1995. PictureTel actively participated in the ITU-T discussions developing the T.120 standard. This standard defines the exchange of data and graphical images among personal computers, videoconferencing systems and other graphical communication devices such as electronic white boards and overhead projectors. PictureTel is currently incorporating this standard in its group, personal and network products. The application sharing technology for computer application sharing, jointly owned by PictureTel and Microsoft Corporation, has also been added to the ITU-T T.120 suite of products.

     As technological evolution enables other networks besides ISDN to effectively handle videoconferencing signals, new standards are emerging to define the protocols for such networks. PictureTel maintains a strong level of participation in the ITU-T, and has been a leader in many recent standardization efforts. In particular, an employee of PictureTel recently participated in the editing of the H.324 standard for POTS multimedia conferencing, which was initially approved by the ITU-T in November of 1995, and is a major technical contributor of the H.323 standard for LAN videoconferencing, the first version of which was determined by the ITU-T in 1997. PictureTel employees also hold key leadership positions within the videoconferencing industry's most prominent standard bodies, such as the ITU-T, ANSI (American National Standards Institute), and the IMTC (International Multimedia Telecommunication Consortium).

     The H.320, H.323 and H.324 standards incorporate technologies that have been developed and patented by codec manufacturers, including PictureTel and certain of its competitors. These codec manufacturers have agreed with the ITU-T to grant licenses, on a non-exclusive non-discriminatory basis and on fair and reasonable terms, to all manufacturers who agree to comply with these standards. PictureTel has already obtained several of these licenses upon reasonable terms and believes that it will obtain all other necessary licenses at reasonably low royalty rates.

PRODUCTS

     PictureTel develops and manufactures the products listed below for the visual collaboration market. They range from high-end group systems for multiple locations to personal systems for one-on-one visual collaboration. PictureTel also offers products that complement these systems, such as multipoint bridges and various software options and peripherals.

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

  Group Systems

     PictureTel develops, manufactures, markets and supports three families of group videoconferencing systems: the Performance Family, the Value Family, and the Compact Family. All group videoconferencing products are comprised of five basic modules or components: an electronics module, a video module, an audio module, a user interface and a WAN interface. The electronics module or CODEC includes all the necessary functionality required for video compression, audio compression and video switching. The video module is comprised of a pan, tilt, and zoom camera or cameras, an NTSC or PAL color display and associated video electronics. The audio module consists of a speakerphone, speakers, and associated audio electronics which facilitate echo cancellation, noise suppression, and gain control. The user interface is comprised of a keypad and on-screen menus that assist in placing a call and managing the videoconferencing event with features such as camera control keys, camera preset keys, video source selection keys, mute and Picture-in-Picture. The WAN interface includes standard interfaces such as V.35, RS-449 or X.21, permitting communication over switched or dedicated digital networks that operate at data rates ranging from 56 Kbps up to T1, or 1.544 Mbps, and E1, or 2.048 Mbps, as well as direct connect BRI or PRI interfaces for ISDN networks. PictureTel's Performance, Value, and Compact Group Systems are interoperable and, collectively, range in U.S. list price from $6,995 to in excess of $40,000, thereby providing a viable solution for both the price sensitive and performance oriented users.

     Performance Group Systems. The Performance Family is PictureTel's premier line of products. The Performance Family supports both PictureTel's most recent proprietary compression algorithm, SG4, optimized for low bandwidth applications, and an enhanced version of the industry standard ITU-T H.320 algorithm. The Performance Family currently includes the Concorde 4500ZX and 4200ZX products. The current U.S. list prices range from $35,000 to in excess of $50,000 on a fully configured basis. The Concorde 4500ZX, introduced in April, 1995, is PictureTel's flagship product. The standard Concorde 4500ZX system includes an infrared-based keypad, camera and Look-At-Me-Button(TM) (LAMB), which is a unique device to facilitate distributed control during a videoconference call. The Concorde 4500ZX also comes standard with a WorldCart(TM) supporting color NTSC or PAL display up to 32" in size and an integrated speaker system, optimized for voice and developed exclusively for PictureTel by BOSE Corporation. Each of the 4200ZX and the Concorde 4500ZX systems offers 30 frames per second performance. This feature provides "30 frames per second quality" video at bandwidths starting as low as 256 Kbps and as high as 768 Kbps. In July 1996, PictureTel introduced a new feature, LimeLight(TM), on the System 4000 Family. Limelight, which is now standard on all Performance Group Systems is an automatic audio sensing intelligent camera positioning system. PictureTel continues to enhance the Performance Family with new user features.

     Value Group Systems. The Value Family is PictureTel's solution for price sensitive users. The Value Group Systems provide interoperability via the industry standard ITU-T H.320 algorithm and support a wide range of data rates. The Value Family is represented by the Venue(TM) 2000 system, including the low-cost-of-entry Venue Model 30, and the higher-functionality Venue Model 50. All models offer options for higher data rates, i.e. T1 or E1 speeds, and higher frame rates. The Venue Model products range in U.S. list price from $15,000 to approximately $30,000 for a fully loaded Venue Model.

     Compact Systems. In October, 1996, PictureTel introduced SwiftSite(TM), the industry's first Compact conferencing system. SwiftSite is a self-contained, optimized-for-simplicity system with a U.S. list price of $6,995. SwiftSite features ITU-T H.320 algorithms, as well as PictureTel proprietary enhancements. In addition, SwiftSite integrates a pan tilt zoom camera and a superdirective speakerphone into the self-contained unit, and includes the capability to download software over an ISDN link from PictureTel's Software Upgrade Server. SwiftSite heralds a new category of compact, group conferencing systems that offer simple, portable and affordable solutions to PictureTel customers.

  Systems for Desktop or Personal Meetings and Collaboration

     In 1993, PictureTel introduced the Live100(TM), a personal videoconferencing system designed for use with a personal computer or desktop product. The Live100 consists of a video board, audio board, camera, speakerphone and software. Utilizing the H.320 standard, the Live100 is interoperable with PictureTel's visual

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

collaboration and bridging products. Live100 also provides information sharing capabilities which allow users to simultaneously share files and applications while conducting a videoconference. The Live100 is designed to operate in ISA-bus or EISA-bus personal computer running Microsoft Windows 3.1(R) or Windows 95(R). The Live100 U.S. list price ranges from $4,995 to $5,495.

     In 1994, PictureTel shipped its LiveShare(TM) collaboration software with application sharing functionality that allows users to share files and interact on an application during a videoconference. In September 1994, PictureTel entered into the Local Area Network market with its LiveLAN family of products, which enable videoconferencing across a corporate LAN. The U.S. list price for these products ranges from $1,195 to $2,145.

     In 1995, PictureTel announced the Live50(TM) which complements the Live100. The product consists of a single audio/video board, a fixed focus camera, a speakerphone or headset and associated software. As with the Live100, the ITU-T
H.320 compression standard is used, which provides interoperability with PictureTel's other conferencing and bridging products and any H.320 compatible system from other vendors. It also provides the same information sharing capability as the Live100 which allows users to simultaneously share files while conducting a videoconference. The Live50 is designed to operate on an ISA-bus or EISA-bus personal computer running Microsoft Windows 3.1(R) or Windows 95(R). The Live50 U.S. list price ranges from $2,495 to $4,195. While the Live100 remains the high end member of the "Live" suite of products, offering greater flexibility in terms of network support and expansion options, the Live50 product line offers a more affordable solution for ISDN networks.

     In May, 1996, PictureTel shipped the Live200(TM). Unlike previous PictureTel desktop video products, the Live200 is a single board solution that utilizes the host computer's onboard or integrated graphics. The Live200 operates in PCI bus personal computers running Microsoft Windows 95(R). The Live200 consists of an audio/video board, camera, headset, speakers, speakerphone, and software. The Live200 U.S. list prices range from $1,195 to $2,535.

     In September, 1996, PictureTel began shipping its LAN family of products. The LiveGateway(TM) is a PC server add-on kit that provides LiveLAN clients access to H.320 compliant systems. LiveGateway includes a board and a server software application and is an ISA bus board designed to run on a 486/66 or faster personal computer. The LiveGateway U.S. list price is $2,395. LiveLAN(TM), based on technology used in the Live200, enables a user to videoconference across an IP network using the H.323 standard. LiveLAN is sold as a plug-in kit with the same components as the Live200. LiveManager(TM) is a software application product that allows network managers to tailor the use of video and audio within the local area network's configurations and capacities. These three products together offer an end-to-end solution for a customer with both H.320 and H.323 systems.

     PictureTel has also launched follow-on releases which provide performance enhancements, such as full H.323 standards compliance, full CIF and full-screen video, wideband audio with echo cancellation, and support for the T.120 standard for multipoint data conferencing.

     In June, 1998, PictureTel entered into an agreement with Zydacron, Inc., for the design, engineering and manufacturing of PictureTel's next-generation PC-based visual collaboration products. PictureTel believes that this partnership will enable both Zydacron and PictureTel to expand the use of visual collaboration solutions worldwide. Under terms of the agreement, Zydacron will develop desktop videoconferencing products to PictureTel's specifications. These products, which will carry the PictureTel brand name, will be sold exclusively worldwide through PictureTel's direct and indirect sales channels. In addition, pursuant to the agreement, PictureTel became the exclusive distributor for the Zydacron OnWAN(R) desktop videoconferencing system. PictureTel expects that the addition of current and future Zydacron products to the PictureTel product line, along with the continuation of key PictureTel desktop products, will enable it to enhance its position in the desktop segment of the visual collaboration market by offering a greater variety of products with features and prices designed to appeal to a broader international customer base.

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

  Server Based Products

     A number of hardware and software based products could be described as the "glue" that joins its visual collaboration systems products into a corporate-wide solution, commonly known as an "enterprise solution." Multi-location bridges and reservation and management systems software are the major components and expense attributed to enterprise solutions. These products deliver functionality that is "shared" among distributed visual collaboration systems throughout a network. Multi-location bridges enable videoconferences with more than two locations. Reservation and management systems allow conference rooms, bridging resources and network facilities to be scheduled and managed in advance of upcoming meetings directly from the PC.

     The Montage(TM) and Prism(TM) Conferencing Server product lines take advantage of "off-the-shelf" bridging hardware and incorporate differentiating software features unique to PictureTel, including PictureTel's proprietary compression algorithms SG4 and PT724. The base Montage Conferencing Server supports four sites in a multipoint conference and has a U.S. list price of $49,000. The largest Montage systems support up to 48 sites in a single conference or any combination of conferences up to a total of 48 sites. Over 2,000 sites can participate in a single conference using a capability called cascading, which links multiple Montage servers together. A fully loaded Montage Model 570 has a U.S. list price of over $300,000. The Prism Conferencing Server is targeted at smaller conferencing groups and U.S. list prices range from $20,000 to $70,000.

     LiveScheduler(TM) is PictureTel's enterprise scheduling and network control solution and is among the industry's most advanced scheduling products. Utilizing a client/server architecture, LiveScheduler provides simple, effective and yet powerful scheduling and management of conference rooms, personnel and equipment, as well as videoconferencing network resources. Availability of sites, rooms, equipment, and even personnel, are depicted graphically to users through a GUI application based on the Windows operating system, while the LiveScheduler server analyzes the availability of required supporting resources, such as network equipment, multipoint bridge ports, and network bandwidth. The server can communicate simultaneously with many globally dispersed clients, whether connected over a LAN or by dial-up modem, and process all requests for meetings and schedules. Used in conjunction with PictureTel's Montage and Prism multipoint bridges, LiveScheduler can automatically arrange and end a video conference by provisioning the required network and instructing the bridge to dial directly to the sites to be connected. LiveScheduler U.S. list prices range from $18,000 to $40,000.

     In April 1998, PictureTel introduced the PictureTel 330 NetConference(TM) multipoint server software, which permits multiple users to meet in virtual conference rooms and perform business-quality audio, video and data sharing over their existing corporate IP infrastructure or other IP network. PictureTel 330 NetConference, which is based on the H.323 international standard for IP-based videoconferencing, allows up to 24 clients, consisting of individuals or teams, to meet in virtual conference rooms to perform visual collaboration, as well as audio-only conferencing and data collaboration using T.120, the international standard for data conferencing. PictureTel 330 NetConference can be deployed over any IP-based network including LANs, intranets, extranets, Virtual Private Data Networks and the Internet. PictureTel 330 NetConference also features the NetConference Web-center, a pure Java(TM)-enabled Web page used to manage the conference rooms.

     PictureTel 330 NetConference is a key component of PictureTel's full suite of H.323 conferencing products, which includes LiveLAN, LiveManager, and LiveGateway. PictureTel believes that these products together comprise a comprehensive, practical, high-quality and affordable multimedia visual collaboration enterprise solution. The U.S. list price for PictureTel 330 NetConference multipoint server software starts at $12,995 for eight-seat configurations and $23,995 for 24-seat configurations.

  Software

     PictureTel's group and personal visual collaboration systems are software based and can be upgraded by the customer using standard floppy diskettes or a removable memory cartridge, or remotely via server and modem. PictureTel also sells a developer toolkit, DTK(TM), which contains a set of software components

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

designed to give programmers an interface to major functions for set up and control of video, audio, windowing, data transfer, configuration and network communication.

  Options and Peripherals

     All products are available with a number of software and hardware options. Options available on some or all products include NTSC or PAL video input standards, various network interfaces such as RS449, V.35, RS232 or X.21, high resolution graphics capability and data encryption for secure communications. Peripheral equipment used to supplement the systems may include document cameras for transmission of still images, additional video cameras for the conference rooms and video cassette recorders.

RESEARCH AND DEVELOPMENT

     PictureTel expects visual collaboration applications to become increasingly common in today's conference rooms, on desktop PCs, and as personal videophones, helping to fill the gap between voice telephony and in-person conversation. PictureTel believes that decreased size, lower cost and increased functionality will characterize future product generations. PictureTel also believes that as videoconferencing and collaboration expand beyond group meetings into the personal communications segment of the market, success will be dependent on the further development of compatible, interworking end-to-end components.

     Today, the vast majority of business class videoconferences are conducted using synchronous switched digital circuit networks, with the majority of the balance employing asynchronous packet switched Internet Protocol (IP) networks such as corporate LANs, intranets, Internet Service Provider networks and the Internet. PictureTel anticipates that the mix between switched and packet networks will steadily shift to IP over the next few years. PictureTel continues to invest to expand the interfacing and interconnecting capabilities of its product lines to take advantage of both switched and packet networks during this transition period. While it is difficult to foresee the rate at which the market will make this transition, PictureTel believes the shift will be evolutionary, resulting in a "hybrid" networking environment where multi-protocol capable products will provide value to the customer. Just as it is desirable for users to perceive wireless and wired telephones as being attached to the same network, PictureTel believes its customers will value products which make possible videoconferences over hybrid networks.

     PictureTel sees value in delivering to the market directly and through its channel partners a comprehensive portfolio of "front end" conference room and desktop products, together with "back end" MCU server products which have been integrated and tested worldwide over hybrid networks. Research and development investments continue to focus on designing, integrating and testing these products to deliver an end-to-end videoconferencing system that is reliable and easy to operate.

     For the six months ended June 28, 1998 and for the years ended December 31, 1997, 1996 and 1995, PictureTel spent $34,914,000, $86,775,000, $72,900,000 and
$54,009,000, respectively, on research and development, including capitalized software costs. PictureTel had 427 full-time employees in research and development at September 1, 1998.

     PictureTel has entered into joint development agreements with Microsoft, NTT and others for product and software development that will further expand the market for desktop videoconferencing products. These partners retain non-exclusive rights under license from PictureTel to distribute the products that result from the joint development work.

SALES

     PictureTel currently distributes its products worldwide via a direct sales force and indirect channels of distribution. As the market for videoconferencing systems expands, PictureTel expects to increase its reliance on joint selling and distribution through a combination of transmission carriers, telecommunication equipment distributors, personal computer distributors and resellers, value-added resellers, and has currently developed relationships with corporations in each of these indirect channels. In 1997, PictureTel derived approximately 26% of its worldwide product revenues from direct selling activities, and 74% from indirect channels. At

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

June 28, 1998 and December 31, 1997 and 1996, PictureTel had a product backlog of approximately $6,384,000, $15,700,000 and $12,481,000, respectively. Backlog consists of purchase orders for which a delivery schedule within six months of order has been specified by the customer. Since orders generally may be canceled or rescheduled by the customer without significant penalty, backlog as of any particular date may not be indicative of PictureTel's actual sales in any succeeding period.

  United States

     Indirect Channels. To address the market below the Fortune 500(R), which is the largest product and service businesses in the United States as published annually by Fortune magazine, and expand PictureTel's presence in the Fortune 500 market, PictureTel has historically increased the number of telecommunication equipment distributors, regional Bell Operating Companies ("RBOCs"), value-added resellers ("VARs") and dedicated dealers who distribute PictureTel's products. Telecommunications distributors, or interconnects, act as dealers for PictureTel and typically distribute other communications equipment such as PBX systems, voice processing equipment and multiplexors, as well as network services to large, medium and small size corporations. The RBOCs typically sell third party manufactured systems which leverage the use of their switched and dedicated network services. To expand its coverage of the Fortune 500 corporations, PictureTel has entered into distribution agreements with Lucent Technologies, Inc., CompuCom, MCI, GTE, Southwestern Bell, Ameritech, Pacific Bell, and Ingram Micro. Recently, PictureTel has created a second tier of distribution, consolidating a number of its smaller resellers and partners under one larger distributor.

     PictureTel believes that as system prices decrease additional applications for sales to vertical markets, such as distance learning, telemedicine and remote interviewing, may develop. VARs typically have expertise in a particular market which PictureTel would plan to utilize to stimulate its Applications Developers Program. Under this program, PictureTel sells to developers, VARs, original equipment manufacturers and systems integrators its Video Modem(TM) products and the DTK. These products together provide the building blocks to allow developers to write applications and incorporate PictureTel's visual communications technology into unique vertical market products. With the introduction of the Live100, Live50 and Live200 products, PictureTel continued to develop relationships with established personal computer distributors and VARs.

     Direct Sales Organization. PictureTel directly markets its videoconferencing systems principally to Fortune 500 corporations. These large corporation typically have multiple locations in the United States and internationally, and typically specify a single vendor to supply equipment on a world-wide basis. PictureTel believes that it is important to maintain a close working relationship with these customers in order to meet their demands for sales and support on a multinational basis.

     PictureTel maintains five regional sales and support offices and twenty additional branch sales and support offices. Regional offices typically include demonstration equipment as well as a number of customer and technical sales representatives and field support personnel.

  International Distribution

     Outside of the United States PictureTel relies on a network of foreign market distributors and its international subsidiaries. Agreements with PictureTel's foreign market distributors generally provide for pricing, volume discounts, order lead times, specific geographic territory and other terms and conditions and are typically for terms of one to three years with options to extend such terms by mutual agreement.

     PictureTel has operating subsidiaries in Australia, Brazil, Germany, Italy, Japan, Mexico, Sweden, Switzerland and the United Kingdom, and branch offices in Canada, France, Spain, Hong Kong, Korea, Malaysia, Netherlands, People's Republic of China and Singapore. International distributors include companies such as British Telecom (BT), Deutsche Telekom, Nippon Telegraph & Telephone
(NTT), Alcatel, EGT (France Telecom), Telecom Italia, Siemens, and Mercury Communication (Cable & Wireless). These international units provide sales and support services locally. Sales to international distributors are usually accounted for in U.S. dollars in order to minimize the risks associated with fluctuating foreign currency rates. Sales by PictureTel's operating subsidiaries to customers are generally made in the subsidiary's local currency.

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

     PictureTel's revenues from sales to foreign markets represented approximately 45%, 43%, 44%, and 42% of PictureTel's total revenues for the six months ended June 28, 1998 and for the years ended December 31, 1997, 1996, and 1995, respectively. Additional information with respect to PictureTel's international business is included in Note 11 to the Consolidated Financial Statements included elsewhere in this Information Statement/Prospectus.

ENTERPRISE SERVICES DIVISION

     PictureTel believes that the quality and reliability of its systems and services is important to customer satisfaction. Accordingly, PictureTel's Enterprise Services Division is ISO9002 registered and expects to continues to maintain its certification. PictureTel also regularly measures customer satisfaction and strives to implement corrective actions to improve the quality of its service. The delivery of service is backed by PictureTel's certification program, which tests and certifies the technical abilities of all support personnel dealing with videoconferencing products. PictureTel provides warranty support for parts and software media on the majority of its products. The warranty period is generally one year for hardware, ninety days for software media, and ninety days for repaired parts. The estimated expenses related to warranty services are accrued at the time of revenue recognition.

     PictureTel assists customers in implementing and managing their technology on a global basis through a comprehensive portfolio of maintenance, professional and conference services, which together address each phase of the product life cycle. Professional services include consulting, design and project management services. Consulting services provide planning and needs analysis to customers. Design services, such as room design and custom solutions, provide customized videoconferencing solutions to meet each customer's unique requirements. Project management, installation and training provide customers with effective implementation of videoconferencing systems. For the on-going operation of customers' videoconferencing environment, PictureTel provides conference services and maintenance services. Conference services facilitate the customer's use of the videoconferencing technology by providing conference room scheduling, call launching, bridging and end-to-end problem resolution during conferences. These services are delivered for point-to point, as well as multipoint conferences on a global basis. All services are sold both directly to customers and through PictureTel's distributors. Service programs for local and international distributors range from reselling PictureTel's service offerings to providing back-end support for servicing end-users.

     All maintenance services are delivered on a world-wide basis from several integrated global support centers located in the United States, United Kingdom, Singapore, and Japan. Spare parts are stocked around the world to meet response time commitments to customers and distributors. PictureTel utilizes direct field service staff as well as distributors and third party service providers to perform installation and on-site repairs. Conference services are delivered from geographically distributed Network Operations Centers located in the United States, United Kingdom, and Singapore. PictureTel delivers professional services and training through consultants, project managers and instructors. In addition, PictureTel offers electronic support via the World Wide Web. PictureTel's revenues from services represent approximately 11% of the total revenues for the year ended December 31, 1997.

COMPETITION

     The visual collaboration industry is intensely competitive and is characterized by extensive research and development efforts that continue to introduce technologically advanced products on an accelerated basis. In order for PictureTel to maintain its market leadership in the visual collaboration industry, it must continue to develop, market and sell innovative, technologically advanced and cost-competitive products through internal development or by acquisition. For example, PictureTel and its competitors have recently begun exploring new technologies and networks, such as the Internet and corporate intranets or LANs, for delivering visual collaboration products and services. There can be no assurance that PictureTel will be successful in selecting, developing, manufacturing and marketing new products with attractive margins for these new technologies and networks or enhancing its existing products for these and other applications. Further there can be no assurance that PictureTel will be able to respond effectively, if at all, to technological changes, new standards or product announcements by competitors. The failure to do any of the foregoing may have a material adverse effect on PictureTel's business financial condition and results of operations. Moreover, unforeseen technical or other difficulties may interfere with the development or production of new or enhanced products, or prevent or create delays in marketing such products.

     In its established businesses of group systems and desktop systems, PictureTel competes with a number of larger corporations, such as Sony and Intel Corporation. In the developing businesses of network-based visual collaboration systems and compact systems, a number of new corporations have begun to offer competitive products. In addition, a number of PictureTel's competitors have pursued and are continuing to pursue a strategy of partnering with or acquiring corporations which develop and market network-based visual collaboration products. The partnering with or acquisition of such corporations allows PictureTel's competitors to offer new products without the lengthy time delays associated with internal product development. As a consequence, competitors are able to more quickly meet the demand for advanced network-based visual collaboration products. The greater resources of the competitors engaged in these partnerships and acquisitions may permit them to accelerate the development and commercialization of new competitive products and the marketing of existing competitive products to their larger installed bases. There is significant competition among PictureTel and its competitors for the partnering and/or acquisition of corporations possessing such advanced technologies. The greater resources of PictureTel's current and potential competitors will enable them to compete more effectively for the partnering and/or acquisition of such corporations. Further, the industry standards for such network-based technology are still in the early stages of development, which PictureTel believes has led to customer uncertainty and, accordingly, a slowdown in the growth of the general market for visual collaboration products.

     This increased competition resulting from such partnerships and acquisitions, together with mergers among competitors and a slowdown in the growth of the general market for visual collaboration products, has led and may continue to lead to increases in the defection or dilution of PictureTel's distribution channel partners to competitors, decreases in average selling prices and margins in both group and desktop visual collaboration systems, and a lower segment market share by PictureTel for products and services in the emerging area of network-based visual collaboration. In some cases, PictureTel competes with its channel partners for various services, which increases the complexity of channel management. In addition, corporations such as Microsoft Corporation or Intel Corporation, respectively, may offer network-based visual collaboration software solutions or incorporate standard algorithms into processor chips free of additional charge, which may reduce the value PictureTel technology provides to the market, especially in its lower end visual collaboration products. In addition, the prices which PictureTel is able to charge for its visual collaboration products and services may further decrease from historical levels as a result of new product introductions by competitors, price competition, technological advances, or otherwise. Any of these factors could have a material adverse effect on PictureTel's business, financial condition and results of operations.

     Some of the corporations which now offer competing products, such as Intel Corporation, Philips Corporation and Sony Corporation, have significantly greater financial and other resources than PictureTel. PictureTel, however, competes primarily on the basis of video and audio quality and data collaboration, as well as on favorable features, support services and the pricing of those systems and services. PictureTel believes that its products are competitive in each of these areas.

MANUFACTURING

     PictureTel has developed a supply chain management system that encompasses PictureTel's subassemblies and products supplied by vendors to the delivery of finished goods to the customer. This system has resulted in cost effective and timely delivery of products to PictureTel's customers. This system also allows PictureTel to reduce costly investment in manufacturing capital and to leverage the expertise of its vendors. PictureTel's manufacturing operations consist of final assembly and testing of complete videoconferencing systems. Subassemblies of large systems that support networks and room conferencing, including tested printed circuit boards, are assembled into complete systems. These final systems are tested to ensure all functional requirements are met.

     Desktop hardware products are purchased in final form from various vendors. The products are subjected to PictureTel's quality testing at the vendor site and are placed into inventory and shipped according to demand.

     Certain components and parts used in PictureTel's products are procured from a single source. PictureTel decided in these limited circumstances to obtains parts only from one vendor, even where multiple sources are available, to maintain quality control and enhance the working relationship with suppliers. These purchases are made under existing contracts or purchase orders. The failure of a supplier, including a subcontractor, to deliver on schedule could delay or interrupt PictureTel's delivery of products, which could materially adversely affect PictureTel's business, financial condition or results of operations.

     In 1996, PictureTel opened a European Distribution Center (EDC) in Holland to centralize shipments to its customer base in Europe. PictureTel has sourced components from local vendors in Europe to support proper stocking levels at the European Distribution Center and to maintain timely customer shipments. The EDC incorporates the same working relationships and policies with vendors in Europe as PictureTel currently employs in the United States.

PATENTS AND COPYRIGHTS

     PictureTel's proprietary technology consists primarily of certain advances in video and audio compression algorithms, echo cancellation and audio signal processing, camera positioning, and automatic speaker location technology. This proprietary technology is incorporated in software and hardware configurations for use in PictureTel products and unique product designs. PictureTel has been issued a number of United States patents relating its proprietary technology which expire at various dates from 2004 to 2018. PictureTel has a number of additional patent applications issued and pending in various countries, including the United States, Canada, Europe and Japan, and will continue to file additional applications as necessary. There can be no assurance that its current patents or any additional patents that may be issued in the future will protect against misappropriation or provide broad protection against the development of similar product technology by competitors. In the absence of broad patent protection, and despite the PictureTel's reliance upon its proprietary confidential information, competitors of PictureTel may be able to develop and implement algorithms similar to those used by PictureTel to design and manufacture products that are directly competitive with PictureTel's products. In addition, the laws of some foreign countries do not protect PictureTel's proprietary rights to the same extent as do the laws of the United States. No assurance can be given that any patents issued to PictureTel will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages. PictureTel also protects its copyrightable software and related technology under U.S. and foreign copyright laws by placing appropriate copyright notices that comply with provisions of the U.S. copyright treaties and by entering into written agreements with its licensees.

EMPLOYEES

     At September 1, 1998, PictureTel had 1,401 full-time employees, of whom 402 were employed in sales, marketing and customer support, 427 in product development and engineering, 141 in manufacturing, 123 in administration and finance and 34 in human resources and facilities. PictureTel had 274 employees in foreign countries at September 1, 1998. PictureTel's continued success will depend in part on its ability to attract and retain highly skilled and motivated personnel who are in great demand throughout the industry. None of PictureTel's employees are represented by a labor union. PictureTel believes its relations with its employees are good.

PROPERTIES

     PictureTel's corporate offices and research, development and manufacturing facilities are located in five leased facilities in Andover, Massachusetts, aggregating approximately 903,200 square feet, and one facility in Chelmsford, Massachusetts, aggregating approximately 51,200 square feet. The lease at 100 Brickstone in Andover, Massachusetts expires in June, 1999. The lease at 6 Riverside Drive in Andover, Massachusetts

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

expires in July, 2007. The lease at 100 Minuteman Road in Andover, Massachusetts expires in July, 2014. The lease at 50 Minuteman Road in Andover, Massachusetts expires in October, 2015. In June, 1998, the property at 50 Minuteman Road was subleased for a period of ten years. In March 1997, PictureTel entered into an agreement to lease an additional facility at 200 Minuteman Road in Andover, Massachusetts. The lease at 200 Minuteman Road in Andover, Massachusetts, commences on October 2, 1998 and will continue for a period of eighteen years. The lease will be accounted for as a capital lease. PictureTel is considering alternatives other than occupancy for the property at 200 Minuteman Road, since current staffing levels do not support the requirement for this facility. The lease in Chelmsford, Massachusetts expires in December, 2002. PictureTel also leases office space for its nineteen regional and branch sales and support offices in the United States and for similar offices of its subsidiary and branch operations worldwide.

LEGAL PROCEEDINGS

  Datapoint Litigation

     In December 1993, PictureTel was sued by Datapoint Corporation in the United States District Court for the Northern District of Texas. Datapoint alleged that certain of PictureTel's products infringed patent rights allegedly owned by Datapoint. Datapoint has been joined as plaintiff by John Frassanito and David Monroe, two individuals who claim to have rights to Datapoint's patents. The matter went to trial on March 16, 1998. On April 9, 1998 a jury returned a verdict in favor of PictureTel finding that PictureTel did not infringe the Datapoint patents and that the Datapoint patent claims raised against PictureTel were invalid. Datapoint has appealed these findings and there can be no assurance that the outcome of the appeal will be in favor of PictureTel. PictureTel believes that it has meritorious defenses to the appeal.

  Shareholder Litigation

     Since September 23, 1997, seven class action shareholders' complaints have been filed against PictureTel, Norman E. Gaut, the former Chairman of the Board and Chief Executive Officer, and Les Strauss, the former Vice President and Chief Financial Officer, in the United States District Court for the District of Massachusetts. The plaintiffs, who brought these actions on behalf of themselves and others similarly situated, are: (1) Faith Egli, Civil Action No. 97-12135-DPW; (2) Jerome H. Lipman, IRA, Civil Action No. 97-12238-DPW; (3) Daniel Frucher, Civil Action No. 97-12310-DPW; (4) Edmond J. Proulx and James Harris, Civil Action No. 97-12345-DPW; (5) Marvin Barab and Thomas J. Curley, Civil Action No. 97-12338-DPW; (6) Mark Szen and Nancy Szen, Civil Action No. 97-12439-DPW; and (7) Michael D. Kugler, Civil Action No. 97-12537 PBS. These plaintiffs have consolidated their complaints into one lawsuit and filed a consolidated complaint on February 11, 1998, encaptioned In re PictureTel Corporation Securities Litigation, Civil Action No. 97-12135-DPW.

     The original complaints were filed following PictureTel's announcement on September 19, 1997 that it would restate its financial results for the first quarter of the fiscal year ended December 31, 1997 and the last two quarters of fiscal year ended December 31, 1996, and were amended when PictureTel announced on November 13, 1997 that it would also restate the second quarter of the fiscal year ended December 31, 1997. The consolidated complaint alleges that PictureTel and Messrs. Gaut and Strauss violated Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder, during the period from October 17, 1996 through November 13, 1997, through the alleged preparation and dissemination of materially false and misleading financial statements which artificially inflated the price of the PictureTel Common Stock. The consolidated complaint seeks to recover an unspecified amount of damages, including attorneys' and experts' fees and expenses.

     On April 7, 1998, PictureTel filed a motion to dismiss the complaint. The Plaintiffs filed an amended complaint in response to PictureTel's motion to dismiss. No discovery has occurred and PictureTel expresses no opinion as to the likely outcome.

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

  NV Holdings, Inc.

     On February 13, 1998, NV Holdings, Inc., filed a complaint in the State District Court for Dallas County, Texas, NV Holdings, Inc. v. PictureTel Corporation, Cause No. DF 98-01404, alleging against PictureTel tortious interference with both business advantage and existing contracts as well as business disparagement and slander. While the plaintiff has listed no specific damages, it is seeking an injunction and $20,000,000 in punitive damages. PictureTel believes that it has meritorious defenses to the allegations of the complaint filed against it and is vigorously defending against the lawsuit and pursuing recovery under the following actions filed by PictureTel. PictureTel has filed three separate actions against parties that are believed, by PictureTel, to be related to NV Holdings, Inc.: (1) PictureTel Corporation v. NV Technologies, Inc. d/b/a NuVision Technologies, Inc., et al, Civil Action No. 98-337A, filed February 17, 1998 in the Superior Court for Essex County, Massachusetts, for False Advertising and Unfair Business Practices. On February 23, 1998, the court issued a preliminary injunction against NuVision Technologies, Inc. and all persons acting in concert, participation or combination with NuVision Technologies, prohibiting such parties from continuing to publish a certain advertisement that PictureTel alleges is false and misleading. On July 14, 1998, PictureTel sought leave of court to amend this complaint to include NV Holdings, Inc., and its subsidiary NuVision Technologies, Inc., of Nevada; (2) PictureTel Corporation v. NV Technologies d/b/a NuVision Technologies. Inc., Civil action No. 98-166-C, filed January 23, 1998, in the Superior Court for Essex County, Massachusetts, for Breach of Contract, seeking the repayment of approximately $4,000,000 from NuVision Technologies, Inc.; and (3) PictureTel Corporation v. Tandberg, ASA, NV Holdings, Inc., et al, Civil Action No. 3-98CV1449-R, filed June 7, 1998, in the United States District Court for the Northern District of Texas, for fraud, fraudulent conveyance and breach of contract and seeking repayment of $4,000,000 and unspecified punitive damages. Although discovery has begun with regard to these actions, PictureTel expresses no opinion as to the likely outcome of any of these matters.

  Revnet, Inc.

     On June 2, 1998, PictureTel was served with a complaint from a former distribution channel customer, Revnet, Inc., which has ceased operations. (Revnet, Inc. v. PictureTel Corporation. Civil Action 98092039, filed April 2, 1998, in the Circuit Court for Baltimore City, Maryland.) The complaint alleges that PictureTel breached an oral contract. Revnet is seeking $200,000,000 in damages. No discovery has occurred and PictureTel expresses no opinion as to the likely outcome.

     In addition to the above, PictureTel has also been and is from time to time subject to claims and suits incidental to the conduct of its business. There can be no assurance that PictureTel's insurance will be adequate to cover all liabilities that may arise out of such claims. Further, although PictureTel intends to defend itself vigorously against all such claims, the ultimate outcome of the claims cannot be accurately predicted. PictureTel does not believe that any claim of which it is aware, other than the claims listed above, could result in an outcome that will have a material adverse effect to its business, financial condition, results of operations or cash flows.

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

             PICTURETEL -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

     The following discussion provides an analysis of PictureTel's financial condition and results of operations and should be read in conjunction with the "Selected Historical Financial Data" of PictureTel and the Notes thereto and the Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement/Prospectus. The discussion below contains certain forward-looking statements relating to, among other things, estimates of economic and industry conditions, sales trends, expense levels and capital expenditures. Actual results may vary from those contained in such forward-looking statements. See "Risk Factors."

INTRODUCTION

     PictureTel develops, manufactures, markets and services visual collaboration solutions. These solutions -- systems and collaboration software that employ advanced video and audio compression and interactive data technologies -- allow users to conduct face-to-face meetings at a distance with cost and convenience similar to the telephone. Visual collaboration sessions may be held between two locations or, using a multipoint bridge, among multiple locations.

  Six Months Ended June 28, 1998 Compared to Six Months Ended June 29, 1997

     Revenues. PictureTel's revenues decreased $34,273,000, or 14%, in the six month period ended June 28, 1998 compared to the six month period ended June 29, 1997. The decrease was primarily a result of decreased videoconferencing system unit shipments and a reduction in the average selling price of videoconferencing systems. Sales of group and desktop videoconferencing products accounted for 68% and 7%, respectively, of revenues for the six month period ended June 28, 1998 compared with 69% and 10%, respectively, for the six month period ended June 29, 1997. Desktop product revenue declined during the six month period ended June 28, 1998 due to lower average selling prices. In addition, sales of bridge products accounted for approximately 11% of PictureTel's revenues for the six month period ended June 28, 1998 and 12% for the six month period ended June 29, 1997. Revenues from service and maintenance agreements increased $5,806,000, or 25%, for the six month period ended June 28, 1998 compared with the six month period ended June 29, 1997. This increase was due to increased focus on the professional services business which began in the second half of the fiscal year ended December 31, 1997. Service revenues totaled 14% and 10% of total revenues for the six month period ended June 28, 1998 and the six month period ended June 29, 1997, respectively.

     PictureTel's revenues from sales to foreign markets totaled approximately $92,533,000 for the six month period ended June 28, 1998 compared with approximately $109,578,000 for the six month period ended June 29, 1997, representing 45% and 46%, respectively, of total revenues. Asian markets were primarily responsible for the decline. Fluctuations in the Asian currencies and general weakness in the Asian economies may continue to impact future international revenues.

     Gross Margin. PictureTel's gross margin declined $24,272,000, or 22%, in the six month period ended June 28, 1998 compared to the six month period ended June 29, 1997. Gross margin as a percentage of revenues was 42% for the six month period ended June 28, 1998 compared to 46% for the six month period ended June 29, 1997. Gross margin as a percentage of revenues decreased as a result of charges, totaling $6,808,000, recorded in the second quarter ended June 28, 1998, and a reduction in the average selling price of videoconferencing systems. Of these charges recorded in the second quarter ended June 28, 1998, $5,457,000 related to the write down of inventory and capitalized software to their net realizable value and other costs associated with the discontinuation of one of PictureTel's video network server product lines. In addition, inventory provisions of $1,351,000 were recorded to write down certain inventories to their net realizable value. The average selling prices of PictureTel's videoconferencing systems are expected to continue to decline and, accordingly, may have an adverse effect on future gross margins.

     Selling, General and Administrative. Selling, general and administrative expenses the six month period ended June 28, 1998 decreased $5,921,000, or 8%, from the six month period ended June 29, 1997, but increased as a percentage of revenues to 34% from 31%. The dollar decrease resulted primarily from efforts to

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

reduce PictureTel's cost structure which began during the last two quarters of the year ended December 31, 1997. Selling, general and administrative expenses as a percentage of revenues increased as a result of a $4,210,000 charge recorded in the second quarter of the fiscal year ending December 31, 1998, for unrecoverable leasehold improvements and furniture and fixtures related to the facility at 50 Minuteman Road in Andover, Massachusetts. PictureTel subleased this facility in June, 1998 for a ten-year term. Excluding this charge, selling, general and administrative expenses as a percentage of revenues would have been 31%.

     Research and Development. Research and development expenses decreased $9,841,000, or 24%, for the six month period ended June 28, 1998 compared with the six month period ended June 29, 1997, and were 15% and 17%, respectively, of revenues for the six month period ended June 28, 1998 and the six month period ended June 29, 1997. Research and development expenditures, prior to the capitalization of software costs, were $34,914,000 for the six month period ended June 28, 1998 and $45,101,000 for the six month period ended June 29, 1997, or 17% and 19% of revenues, respectively. PictureTel capitalized software costs of $3,397,000 for the six month period ended June 28, 1998 and $3,743,000 for the six month period ended June 29, 1997. PictureTel reduced the level of research and development investment during the six month period ended June 28, 1998 from the six month period ended June 29, 1997. PictureTel continues to evaluate the scope and direction of various programs and expects that the level of research and development for the remainder of 1998 will be comparable to or below that experienced during the six months ended June 30, 1998. There can be no assurance however, that management's initiatives to focus its research and development efforts will be successful or that any technologies will ultimately be successfully commercialized.

     Operating Loss. PictureTel posted an operating loss of $14,351,000 for the six month period ended June 28, 1998, compared with an operating loss of $5,841,000 for the six month period ended June 29, 1997. The operating loss results primarily from the lower revenues and the charges recorded in the second quarter of the fiscal year ending December 31, 1998. Excluding the charges, PictureTel generated an operating loss of approximately $3.3 million.

     Net Interest Income. Net interest income decreased to $1,001,000 for the six month period ended June 28, 1998 from $1,577,000 for the six month period ended June 29, 1997. The decrease was primarily the result of higher interest expense resulting from capital lease obligations.

     Other Income, Net. Other income, net of $329,000 for the six month period ended June 28, 1998, consists primarily of net gains on foreign currency transactions. Other income, net of $194,000 for the six month period ended June 29, 1997, consists primarily of net gains on foreign currency transactions and net gains on sales of securities.

     Income Taxes. PictureTel's effective tax rate for the six month period ended June 28, 1998 was 32% compared with 29% for the six month period ended June 29, 1997. The effective tax rate for the six month period ended June 28, 1998 differs from the federal statutory rate due primarily to state taxes offset by foreign taxes and research and development tax credits. The effective tax rate for the six month period ended June 29, 1997 was lower than the federal statutory rate primarily due to the benefits of the research and development credits, the foreign sales corporation and a decrease in the valuation allowance. At June 28, 1998, management believes it is more likely than not that the deferred tax asset will be realized. However, the realization of the net deferred tax asset is dependent on generating sufficient taxable income in future periods. The amount of the net deferred tax assets considered realizable could be significantly or completely reduced if taxable income is not generated in the near term.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Revenues. PictureTel's revenues for the year ended December 31, 1997 decreased $23,800,000, or 5%, from the year ended December 31, 1996. The decrease in revenue was primarily a result of decreased average selling prices in all product lines, particularly in the Group Systems products as a result of increased competition. This decrease was partially offset by increased shipments of the Group Systems videoconferencing systems. Videoconferencing system sales accounted for approximately 78% and 80% of PictureTel's revenues for the fiscal years ended December 31, 1997 and December 31, 1996, respectively. Sales of group and desktop videoconferencing products accounted for 69% and 9%, respectively, of revenues for the year ended December 31, 1997, compared with 65% and 15%, respectively, for the year ended December 31, 1996. In addition, sales of bridge products accounted for approximately 11% of PictureTel's revenues for the year ended December 31, 1997 compared to approximately 13% for the year ended December 31, 1996. For the year ended December 31, 1997, revenues from service and maintenance agreements increased $10,204,000, or 26%, from the year ended December 31, 1996. Service revenues totaled 11% and 8% of total revenues for the fiscal years ended December 31, 1997 and December 31, 1996, respectively. The balance of the revenues for the fiscal years ended December 31, 1997 and December 31, 1996 were primarily from licensing/development agreements and the sales of stand-alone codecs and video modems.

     PictureTel's revenues from sales to foreign markets were approximately 43% and 44% of total revenues, for the fiscal years ended December 31, 1997 and December 31, 1996, respectively. PictureTel expects that international revenues will continue to account for a significant portion of total revenues.

     Gross Margin. PictureTel's gross margin decreased $48,662,000 or 20%, for the year ended December 31, 1997 compared to for the year ended December 31, 1996. Gross margin as a percentage of revenues was 41% for the year ended December 31, 1997 compared to 49% for the year ended December 31, 1996. Gross margin as a percentage of revenues decreased as a result of the significant charges discussed below and the reduction in the average selling price of videoconferencing systems. In addition, during the year PictureTel recorded other charges totaling $16,096,000 as a part of cost of revenues. These charges included $4,940,000 for various write-downs of excess and obsolete inventory to their net realizable values as a result of lower than forecasted demand, $9,881,000 to record impairment charges associated with software development projects canceled as a result of a realignment in PictureTel's planned product offerings, $1,122,000 for product retrofit accruals, and $153,000 related to work-force reductions and organizational realignment as a result of activities undertaken to reduce PictureTel's cost structure to bring it in line with lower-than-expected revenues.

     Selling, General, and Administrative. Selling, general and administrative expenses increased $34,813,000 or 26%, for the year ended December 31, 1997 from the year ended December 31, 1996, and increased as a percentage of revenues to 36% from 27%. The dollar increase in spending resulted primarily from charges of $20,637,000 recorded as part of selling, general and administrative expenses, including $2,561,000 for investment banking, accounting and legal advisory fees recorded in connection with the acquisition of MultiLink, $4,227,000 related to severance expense and sales office closings associated with the acquisition of MultiLink and work-force reductions as a result of activities undertaken to reduce PictureTel's cost structure to bring it in line with lower-than-expected revenues, $6,475,000 in specific accounts and notes receivable write-offs and provisions for allowances for doubtful accounts, $3,900,000 in provisions for sales taxes primarily related to MultiLink, $1,880,000 in advances to vertical partners written-off to reflect current business conditions and shifts in distribution channels, and $1,594,000 in charges related to other miscellaneous matters. The remaining increase in spending was primarily caused by increased personnel and facilities costs.

     Research and Development. Research and development expenses increased $14,389,000, or 22%, for the year ended December 31, 1997 from the year ended December 31, 1996, and were 17% and 13% of revenues for the fiscal years ended December 31, 1997 and December 31, 1996, respectively. Research and development expenditures, prior to the capitalization of software costs, were $86,775,000 for the year ended December 31, 1997 and $72,900,000 for the year ended December 31, 1996, or 19% and 15% of revenues, respectively. The dollar increase in expenditures primarily reflects PictureTel's continuing investment in new product and software development for existing and future videoconferencing products. In addition, during the year ended December 31, 1997, PictureTel recorded other charges totaling $931,000 for severance and equipment write-offs associated with canceled research and development projects and efforts to reduce PictureTel's cost structure. PictureTel capitalized software costs of $7,252,000 for the year ended December 31, 1997 and $6,887,000 for the year ended December 31, 1996, representing 8% and 9% of aggregate research and development expenditures for the fiscal years ended December 31, 1997 and December 31, 1996, respectively.

     Operating Income (Loss). Operating income (loss), as a percentage of revenues, decreased from income of 8% of revenues for the year ended December 31, 1996 to a loss of 12% of revenues for the year ended December 31, 1997. This decrease was primary attributable to the various charges recorded for the year ended December 31, 1997, which totaled $39,164,000. In addition, the operating loss was significantly impacted by the lower average selling prices and increased operating expenses, without regard to the various charges recorded for the year ended December 31, 1997.

     Net Interest Income. Net interest income decreased to $2,518,000 for the year ended December 31, 1997 from $4,287,000 for the year ended December 31, 1996. The decrease was primarily the result of lower marketable securities portfolio balances and higher interest expense.

     Other Income (Expense). Other expense of $1,158,000 for the year ended December 31, 1997 consists primarily of other charges totaling $3,500,000 for write-offs of an equity investment. These other charges were partially offset by net gains on sales of securities. Other income of $2,794,000 for the year ended December 31, 1996 consists primarily of net gains on sales of securities.

     Income Taxes. PictureTel's effective tax rates for the fiscal years ended December 31, 1997 and December 31, 1996 were 29% and 33%, respectively. The tax rate for the year ended December 31, 1997 differs from the federal statutory rate due to state and foreign taxes offset by research and development tax credits and an increase to the valuation allowance related to certain current year tax credits and net operating losses whose benefits are uncertain. The tax rate for the year ended December 31, 1996 was lower than the federal statutory rate primarily due to the benefits of the research and development credits, the foreign sales corporation, and an decrease in the valuation allowance. The amount of the deferred tax asset considered realizable could be significantly or completely reduced. Although realization is not assured, management believes it is more likely than not that the net deferred asset will be realized. The valuation allowance primarily offsets the deferred benefit of certain federal and state tax credit carry forwards whose benefit is uncertain. PictureTel will continue to assess the valuation of the deferred tax asset each quarter.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenues. PictureTel's revenues for the year ended December 31, 1996 increased $126,426,000, or 35%, from the year ended December 31, 1995. The increase in revenue was primarily attributable to increased videoconferencing system unit shipments. This growth was partially offset by a reduction in the average selling price of videoconferencing systems resulting from a shift towards lower priced models, especially in the personal desktop products, as well as a shift in distribution channel mix, with approximately 73% of product revenue coming from the indirect channels compared with 63% for the year ended December 31, 1995. Videoconferencing system sales accounted for approximately 80% of PictureTel's revenues for each of the years ended December 31, 1996 and December 31, 1995. Sales of group and desktop videoconferencing products accounted for 65% and 15%, respectively, of revenues for the year ended December 31, 1996, compared with 66% and 14%, respectively, for the year ended December 31, 1995. In addition, sales of bridge products accounted for approximately 13% of PictureTel's revenues for the year ended December 31, 1996 compared to approximately 10% for the year ended December 31, 1995. The balance of the revenues for the fiscal years ended December 31, 1996 and December 31, 1995 were primarily from maintenance services, licensing/development agreements and the sales of stand-alone codecs and video modems. PictureTel's revenues from sales to foreign markets were approximately 44% and 42% of total revenues for the fiscal years ended December 31, 1996 and December 31, 1995, respectively.

     Gross Margin. PictureTel's gross margin increased $54,159,000, or 29%, for the year ended December 31, 1996 compared to the year ended December 31, 1995. Gross margin as a percentage of revenues was 49% for the year ended December 31, 1996 compared to 51% for the year ended December 31, 1995. Gross margin as a percentage of revenues decreased as a result of the reduction in the average selling price of videoconferencing systems and the increased percentage of volume through the indirect channels.

     Selling, General, and Administrative. Selling, general and administrative expenses for the year ended December 31, 1996 increased $24,681,000, or 23%, from the year ended December 31, 1995, and decreased as a percentage of revenues to 27% from 30%. The dollar increase in spending resulted primarily from the worldwide marketing focus associated with expanding indirect channels and from new product launches, as well as increased commission expense. In addition, PictureTel has provided additional sales, general and administrative personnel in order to support PictureTel's overall growth.

     Research and Development. Research and development expenses for the year ended December 31, 1996 increased $16,418,000, or 34%, from the year ended December 31, 1995, and were 13% of revenues for each of the fiscal years ended December 31, 1996 and December 31, 1995. Research and development expenditures, prior to the capitalization of software costs, were $72,900,000 for the year ended December 31, 1996 and $54,009,000 for the year ended December 31, 1995, or 15% of revenues for each year. The dollar increase in expenditures primarily reflects PictureTel's continuing investment in new product and software development for existing and future videoconferencing products. PictureTel capitalized software costs of $6,887,000 for the year ended December 31, 1996 and $5,293,000 for the year ended December 31, 1995, representing 9% and 10% of aggregate research and development expenditures, respectively.

     Operating Income. Although gross margin as a percentage of revenues decreased from the year ended December 31, 1995, operating income as a percentage of revenues remained the same at 8% for both years due to a decline in operating expenses as a percentage of revenues for the year ended December 31, 1996.

     Net Interest Income. Net interest income increased to $4,287,000 for the year ended December 31, 1996 from $3,060,000 for the year ended December 31, 1995. The increase was primarily the result of higher marketable securities portfolio balances and lower interest expense.

     Other Income (Expense). Other income (expense) of $2,794,000 for the year ended December 31, 1996 consists primarily of net gains on sales of securities. Other income (expense) of $87,000 for the year ended December 31, 1995 consists primarily of net gains on foreign currency transactions.

     Income Taxes. PictureTel's effective tax rates for the years ended December 31, 1996 and December 31, 1995 were 33% and 29%, respectively. The tax rate for the year ended December 31, 1996 was lower than the federal statutory rate primarily due to the benefits of the research and development credits, the foreign sales corporation, and a decrease in the valuation allowance. The valuation allowance primarily offsets the deferred benefit of certain federal and state tax credit carry forwards whose benefit is uncertain.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1997, PictureTel had $49,859,000 in cash and cash equivalents and $32,152,000 in short-term marketable securities. The primary uses of cash during the year ended December 31, 1997 were the pay down of trade accounts payable by $24,124,000, the repayment of debt (including obligations under capital leases) by $13,470,000, the purchase of property and equipment, and the internal development of software and other assets of $34,247,000. The principal sources of cash were the decrease in trade receivables of $34,508,000, the increase in accrued expenses at year end of $18,314,000 and the net proceeds from the sales of marketable securities of $15,884,000. At June 28, 1998 PictureTel had $33,638,000 in cash and cash equivalents and $52,545,000 in short-term marketable securities. During the six month period ended June 28, 1998, PictureTel generated $14,973,000 in cash from operating activities. The primary source of cash during the six month period ended June 28, 1998 was the collection of accounts receivable and the reduction of inventory. Cash used for investing activities increased as a result of excess cash being invested in marketable securities.

     PictureTel's secured revolving credit agreement was amended and restated in August 1998. The secured revolving credit agreement contains certain financial covenants, including the maintenance of certain financial ratios and minimum net income (loss) requirements. In addition, PictureTel is required at all times to maintain a cash collateral account with the lending institutions party to the credit agreement of not less than $47,000,000 of unencumbered cash and cash equivalents. Although PictureTel currently is in compliance with all covenants contained in the secured revolving credit agreement, certain anticipated transactions would require PictureTel to seek additional waivers of these covenants.

     PictureTel has available for borrowing up to $40,000,000 under its secured revolving credit agreement and approximately $4,400,000 available under local foreign guaranteed lines of credit to certain of its foreign subsidiaries. At June 28, 1998, there were no borrowed amounts outstanding under the revolving credit agreement and $29,100,000 in standby letters of credit outstanding under the revolving credit agreement. There were no borrowed amounts outstanding under the foreign lines of credit. At June 28, 1998, PictureTel had $24,035,000 outstanding under various leasing lines, including the obligation for the lease of the facility at 50 Minuteman Road in Andover, Massachusetts, which totaled $20,534,000 at June 28, 1998. The facility at 50 Minuteman Road in Andover, Massachusetts was subleased in June, 1998 for a ten-year term.

     The Merger is expected to be completed in the fourth quarter of the year ending December 31, 1998, subject to satisfaction or waiver of certain conditions. PictureTel expects that cash expenditures of approximately $10.0 million to $15.0 million will be required in the first nine months after completion of the Merger. These expenditures relate to PictureTel's funding of the operations of Starlight until such time as revenues are generated from new products. Prior to the consummation of the Merger, PictureTel is obligated to fund Starlight's operations through November 30, 1998, and as of September 15, 1998 has loaned Starlight an aggregate of approximately $1.5 million evidenced by certain promissory notes in favor of PictureTel.

     In March 1997, PictureTel entered into an agreement to lease an additional facility at 200 Minuteman Road in Andover, Massachusetts. The lease commences October 2, 1998 and will continue for a period of eighteen years. The lease will be accounted for as a capital lease when construction is completed. PictureTel is considering alternatives other than occupancy, since current staffing levels do not support the requirement for this facility.

     PictureTel believes that funds from operations, equipment lease financing, available borrowings under its various credit agreements and existing cash, cash equivalents and marketable securities will be sufficient to meet PictureTel's near term operating, capital and projected acquisition requirements.

YEAR 2000 COMPLIANCE

     The Year 2000 issue has gained considerable media coverage recently. There is widespread concern that computer programs and hardware systems may not operate correctly in connection with the change in the calendar year from 1999 to 2000. Though computers are at the center of the concern, virtually any electronic equipment that processes date information has the potential to exhibit this problem.

     During 1997, PictureTel developed and implemented a Year 2000 readiness program for its product lines. PictureTel uses a definition for Year 2000 compliance provided by the British Standards Institution (BSI). The definition requires Year 2000 compliant systems to operate correctly, consistently and unambiguously with regard to the import, export, and processing of date information, including correct handling of leap years.

     PictureTel has also tested its products for Year 2000 compliance and has determined that all PictureTel products currently available for sale have either successfully passed Year 2000 compliance testing or are not subject to Year 2000 compliance because such products do not import, export or process date information in any manner. A small number of installed base products do not pass Year 2000 compliance testing. For these older, non-compliant versions of products, PictureTel has, with one exception, developed adequate workarounds that will be made available to customers and that will permit the products to continue to operate with full functionality.

     Year 2000 Compliance. PictureTel has formed an internal compliance team to evaluate its internal information technology infrastructure and application systems ("IT Systems") and other non-IT infrastructure systems ("Non-IT Systems") to determine whether such systems will operate correctly with regard to the import, export, and processing of date information, including correct handling of leap years, in connection with the change in the calendar year from 1999 to 2000 (the "Year 2000 Issue"), and to evaluate the Year 2000 Issue with respect to the systems of third party partners and suppliers with which PictureTel has a material relationship ("Third Party Systems").

     PictureTel expects to complete an IT Systems inventory analysis and risk assessment by December 31, 1998. As previously planned and budgeted, PictureTel is actively upgrading its core IT Systems to incorporate additional desired features and functionality. PictureTel expects to complete these upgrades by June 30, 1999. In connection with such upgrades, PictureTel expects its core IT Systems will be Year 2000 compliant. PictureTel expects to complete the IT Systems initiative as planned and, accordingly, does not expect that any additional costs of addressing the Year 2000 Issue for its IT Systems will have a material adverse impact on PictureTel's financial position, results of operations or cash flows.

     PictureTel also expects to complete a Non-IT Systems inventory analysis and risk assessment by December 31, 1998. Any remediation actions required in order to be Year 2000 compliant have not been budgeted to date. As PictureTel believes the number of Non-IT Systems is relatively small, PictureTel does not expect that any additional costs of addressing the Year 2000 Issue for Non-IT Systems will have a material adverse impact on its operations or its financial position, results of operations or cash flows.

     With the assistance of an independent Year 2000 solution provider, PictureTel is in the process of creating a plan to complete a Third Party Systems inventory and risk assessment. PictureTel expects to verify Year 2000 compliance of Third Party Systems using this independent Year 2000 solution provider. As PictureTel believes the number of material Third Party Systems is relatively small, PictureTel expects to be in a position to evaluate the risks in a timely manner. Until Year 2000 compliance of all Third Party Systems is ascertained and written assurances are received, the risk to PictureTel's operations and any additional costs relating to such Third Party Systems is unknown.

     For the year ending December 31, 1998, PictureTel estimates it will spend a total of $320,000 on inventory analysis and risk assessment. To date, PictureTel has incurred $68,000 of expense relating to inventory analysis and risk assessment. These Year 2000 expenditures are within PictureTel's planned organizational budgets and include the cost of independent Year 2000 solution providers. Year 2000 expenditures for IT Systems, Non-IT Systems and Third Party Systems do not reflect the cost to PictureTel of internal resources working on the Year 2000 Issue and do not reflect planned upgrades or planned replacement systems which may have a positive impact on resolving the Year 2000 Issue. PictureTel expects to complete its risk assessment and cost estimate relating to the Year 2000 Issue no later than December 31, 1998 and to establish a contingency plan relating to the remediation and prioritization of its IT Systems, Non-IT Systems and Third Party Systems shortly thereafter. As of September 21, 1998, no IT Systems projects have been deferred due to problems associated with the Year 2000 Issue.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 131 (SFAS 131), "Disclosure about Segments of an Enterprise and Related Information," which changes the way public companies report information about their operating segments. SFAS 131, which is based on the management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and material geographic locations in which the entity holds assets and reports revenues. PictureTel will adopt SFAS 131 for its fiscal year ending December 31, 1998. PictureTel is currently evaluating the effects of this change on its reporting of segment and geographic information but does not expect the statement to have a material impact on its financial position or results of operations as the statement requires only additional disclosure.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. PictureTel is currently evaluating the effects of this change but anticipates that the adoption of SFAS 133 will not have a significant effect on PictureTel's results of operations or its financial position.

     In January 1997, the Commission issued Financial Reporting Release No. 48, which expands the disclosure requirements for certain derivative and other financial instruments. PictureTel adopted the enhanced accounting policy disclosure requirements in the fourth quarter of the fiscal year ending Decem-ber 31, 1997. PictureTel will begin furnishing the qualitative and quantitative disclosures of market risk in PictureTel's Annual Report on Form 10-K for the year ending December 31, 1998.

QUARTERLY RESULTS AND SEASONALITY

     The following table sets forth certain unaudited quarterly statements of operations data of PictureTel for each of the fiscal quarters in each of the years ended December 31, 1997, and December 31, 1996, and for each of the fiscal quarters in the six months ended June 28, 1998. This information should be read in conjunction with the audited and unaudited consolidated financial statements of PictureTel and notes thereto included elsewhere in this Information Statement/Prospectus. In the opinion of management of PictureTel, the quarterly statements of operations data contain all adjustments, consisting of only normal, recurring adjustments, except as discussed in Note 2 of the notes to the audited consolidated financial statements included elsewhere in this Information Statement/Prospectus, necessary to present fairly the selected quarterly statements of operations data. The statements of operations data for any quarter are not necessarily indicative of the results for any future period.

                                                                    THREE MONTHS ENDED
                                                  ------------------------------------------------------
                                                  MAR. 30,    JUN. 29,      SEP. 28,         DEC. 31,
                                                    1996        1996          1996             1996
                                                  --------    --------    -------------    -------------
                                                                          (RESTATED)(2)    (RESTATED)(2)
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues........................................  $108,055    $122,690      $120,785         $138,695
Gross margin....................................    52,971      61,026        59,223           77,829
Net income (loss)...............................     6,943       9,864         6,884            8,680
Net income per share -- basic...................  $   0.20    $   0.27      $   0.19         $   0.24
Net income per share -- diluted.................  $   0.17    $   0.24      $   0.17         $   0.22

                                                                THREE MONTHS ENDED
                                                --------------------------------------------------
                                                 MAR. 29,       JUN. 29,      SEP. 28,    DEC. 31,
                                                   1997           1997          1997        1997
                                                -----------    -----------    --------    --------
                                                RESTATED(2)    RESTATED(2)
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues......................................   $121,935       $117,966      $109,689    $116,835
Gross margin..................................     58,737         51,695        42,816      37,266
Net income (loss)(1)..........................      2,011         (4,900)      (16,715)    (19,994)
Net income (loss) per share -- basic..........   $   0.05       $  (0.13)     $  (0.44)   $  (0.52)
Net income (loss) per share -- diluted........   $   0.05       $  (0.13)     $  (0.44)   $  (0.52)

                                                                THREE MONTHS ENDED
                                                              ----------------------
                                                              MAR. 29,     JUN. 28,
                                                                1998         1998
                                                              ---------    ---------
                                                                  (IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
Revenues....................................................  $101,045     $104,582
Gross margin................................................    45,887       40,273
Net loss(3).................................................    (2,165)      (6,688)
Net loss per share -- basic.................................  $  (0.06)    $  (0.23)
Net loss per share -- diluted...............................  $  (0.06)    $  (0.23)

---------------
(1) Includes other charges of $17,834,000 and $24,830,000 for the three month periods ended September 28, 1997 and December 31, 1997, respectively. See
    Note 14 of the notes to the audited consolidated financial statements included elsewhere in this Information Statement/Prospectus.

(2) See Note 1 of the notes to the audited consolidated financial statements included elsewhere in this Information Statement/Prospectus.

(3) Includes other charges totaling $11,018,000 before income tax benefit for the three months ended June 28, 1998. See "PictureTel -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

                             BUSINESS OF STARLIGHT

GENERAL

     Starlight develops, installs and customizes streaming media applications for large enterprises. Starlight's current products provide corporate communications solutions which include Starlight's and other firms' streaming video engines, business communications applications and streaming applications management. Products in development are expected to provide more fully integrated streaming video and streaming applications management for a variety of corporate applications, including business briefings and event management, distance learning, business television, advertising/electronic commerce.

     Starlight was incorporated in California in 1990. Starlight's principal executive offices are located at 205 Ravendale Drive, Mountain View, CA 94043 (Telephone: (650) 967-2774).

PRODUCTS AND SERVICES

     Starlight has four principal offerings of products and/or services:
StarCast(R), StarWorks(R), StarCenter(TM) and StarLive!(TM). StarCast is a streaming media application permitting live and delayed broadcasting across business networks, and includes the application software for the host server, client software for the desktop clients, and multicast software for the host server. StarWorks permits individuals to view video sequences at their convenience (i.e., video-on-demand) across a network. Both StarCast and StarWorks enable MPEG full motion video. StarCenter provides streaming media applications management.

     Starlight's StarLive! works with several streaming media platforms -- including both Starlight and third party streaming media applications such as Microsoft Corporation's NetShow and RealNetworks' Real Video -- streaming media management applications and installation and customization services. Enhanced services include event hosting, involving camera and audio setups, and recording, editing and multimedia enhancement of corporate events for subsequent video-on-demand.

     Backchannel data communication in StarLive! allows for two-way data delivery for a wide range of business applications, including e-commerce and delivery of questions and feedback in the business briefing setting.

THE STARLIGHT SOLUTIONS

     Starlight provides corporate communications solutions consisting of basic proprietary software for high speed streaming of audio and video, third party streaming media products and other third party hardware, networking devices and communications equipment, as well as software services for the installation and customization of streaming media applications.

     Starlight believes that its products provide an integrated corporate communications solution with streaming media management, high bandwidth streaming media applications, and a service capacity necessary to install, customize and support a corporate communications system, including LAN and WAN and satellite communications support. The Starlight solution smooths data flows to match data traffic on each corporate network, and includes memory management to enhance performance of communications on the corporate network. Starlight believes that the majority of its revenues will ultimately be derived from the sale of integrated packages of software products and services, including application development and customization, installation and training, and corporate communications event management/hosting services.

PRODUCTS UNDER DEVELOPMENT

     Starlight is currently developing an integrated streaming media application that is intended to include both StarLive! and StarCenter and which Starlight expects will become available for delivery by July, 1999. In addition, pursuant to a contract with a systems integrator servicing the retail petroleum industry, Starlight is currently developing advertising/e-commerce kiosks based upon its corporate communications products. However, there can be no assurance that Starlight will be able to successfully complete the development of its integrated streaming media application, or that such product or its advertising and electronic commerce product will gain market acceptance, or that Starlight will be able to develop other new products or respond to competition, technological changes or new industry standards.

MARKETING AND SALES

     Starlight's marketing strategy consists primarily of seminars, Starlight's Web site, reliance on vendors of complementary communications products, trade shows and some telemarketing and direct mail. The sales effort relies on a mix of sales personnel and service and engineering support personnel. Starlight relies principally on direct sales in North America and indirect sales channels for international sales.

COMPETITION

     There are many corporations competing in various segments of the streaming media market, including its principal competitors, Microsoft Corporation, RealNetworks, Oracle Corporation, Silicon Graphics, Inc. and Cisco Systems. Microsoft Corporation and RealNetworks provide substantial competition in streaming media applications in the most popular operating system environments -- Windows NT and Solaris -- and are now offering high bandwidth MPEG products. Starlight believes, however, that neither corporation offers integrated or customized corporate communications solutions or streaming media management.

     Oracle Corporation provides a streaming media application focused on cable modem transmission but does not provide corporate communications solutions. Silicon Graphics provides a comprehensive corporate streaming media applications and management solution, but only for its proprietary hardware, which has a substantially smaller user base than the Windows NT and Solaris operating systems. Cisco Systems provides the broadest range of streaming media with both multicasting and video-on-demand, but does not offer streaming media management or comprehensive corporate solutions. Other, less significant competitors, provide limited streaming media capabilities, most often restricted to video-on-demand.

     Although competition in the streaming media market is currently limited, there can be no assurance that such competition will not intensify. Many of Starlight's competitors, including all of its principal competitors, are larger corporations with substantially greater financial and other resources. Key factors for success in this market include continued product development and attracting and retaining skilled sales, service and engineering personnel. There can be no assurance that Starlight will be able to attract and retain the personnel necessary to expand its business and compete successfully.

EMPLOYEES

     As of September 1, 1998, Starlight had 44 full-time employees, of which 15 were involved in engineering and research and development activities, 12 were involved in sales and support, five in consulting services, five in marketing, and seven in administration. The continued success of Starlight will depend in part upon its ability to attract and retain highly qualified personnel. Starlight believes it has a good relationship with its employees.

PROPERTIES

     Starlight currently leases approximately 30,000 square feet at its headquarters in Mountain View, California, under a lease term through May 31, 2003.

              STARLIGHT -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion provides an analysis of Starlight's financial condition and results of operations and should be read in conjunction with the "Selected Historical Financial Data" of Starlight and the Notes thereto and the Financial Statements and Notes thereto included elsewhere in this Information Statement/ Prospectus. The discussion below contains certain forward-looking statements relating to, among other things, estimates of economic and industry conditions, sales trends, expense levels and capital expenditures. Actual results may vary from those contained in such forward-looking statements. See "Risk Factors."

GENERAL

     Starlight is a provider of fully integrated streaming media solutions for corporate communications. Starlight develops, markets and sells a full suite of software products and professional services, the combination of which provides integrated applications that include streaming media management, live interactive multicast and video-on-demand capabilities. Starlight's historical operations reflect its significant investment in developing its technology and the emerging markets for its products and services which has been impacted by the development and adoption rates of streaming media enabled networks and hardware not provided by Starlight. Starlight's has experienced significant operating losses since inception. As of June 30, 1998, Starlight had an accumulated deficit of $28,367,000.

  Six Months ended June 30, 1998 Compared to Six Months Ended June 30, 1997

     Revenues. Starlight's net revenues for the six month period ended June 30, 1998 were $1,527,000, a 52% decrease from net revenues of $3,206,000 for the six month period ended June 30, 1997. This decrease was attributable to the expiration of a value added reseller agreement with a major customer (which accounted for approximately 31% of revenues for the six month period ended June 30, 1997), economic conditions in Japan and the Pacific Rim which resulted in lower product shipments, the decision in the fourth quarter of the year ended December 31, 1997 to begin transitioning its sales focus from selling streaming media products to selling corporate communications solutions and the redirection of key resources to concentrate on Starlight's financing requirements.

     Gross Margin. Gross margins for the six months ended June 30, 1998 were 47% compared to 76% for the six month period ended June 30, 1997. The decrease is attributable to the combination of a higher professional services component in net revenues, which contributed to higher cost of revenues, and the absence of revenue from the expiration of the value added reseller agreement, which did not have any associated cost of goods sold for the six month period ended June 30, 1997.

     Research and Development. Research and development expenses for the six month period ended June 30, 1998 totaled $1,340,000, a decrease of $731,000, or 35%, from $2,071,000 of research and development expenses for the six month period ended June 30, 1997. The reduction in expenses reflects a decrease in the number of on-going development projects and an associated reduction in engineering and quality assurance headcount and outside engineering consulting expenses.

     Selling, General and Administrative. Selling, general and administrative expenses for the six month period ended June 30, 1998 were $2,798,000 compared to $3,207,000 for the six month period ended June 30, 1997, representing a 13% reduction. The decrease represents a reduction in headcount in sales, marketing and general and administrative, as well as lower expenditures for marketing and promotion activities to bring the cost structure more in line with revenues.

     Net Interest Expense. Net interest expense for the six month period ended June 30, 1998 was $241,000 compared to $291,000 for the six month period ended June 30, 1997. The reduction reflects lower interest expense resulting from the normal reduction of principal of the $3,000,000 promissory note issued by Starlight on August 30, 1996 and the capital equipment lease drawdowns in 1995 and 1996 and reduced interest income from lower average invested cash balances.

     Net Loss. Net loss for the six month period ended June 30, 1998 was $3,659,000 compared to $3,151,000 for the six month period ended June 30, 1997. The increase in the loss was due primarily to the lower revenues and gross margins.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Revenues. Net revenues for the year ended December 31, 1997 were $8,074,000, or 22% higher than net revenues of $6,607,000 for the year ended December 31, 1996. The increase in net revenues reflects the general acceptance of Starlight's products and services worldwide. Domestic and international revenues increased 24% and 18%, respectively. International revenues as a percentage of total revenues were 26% for the year ended December 31, 1997 and 27% for the year ended December 31, 1996.

     Gross Margin. Gross margin for the year ended December 31, 1997 was 77% compared to 70% for the year ended December 31, 1996. The higher margin primarily reflects an improved revenue mix, with an increase in higher margin product sales and a reduction in lower margin revenues from development contracts.

     Research and Development. Research and development expenses for the year ended December 31, 1997 totaled $3,583,000, or a 27% decrease from the $4,888,000 of research and development expenses for the year ended December 31, 1996. The reduction in expenses reflects a decrease in the number of development projects and an associated reduction in engineering and quality assurance headcount and outside engineering consulting expenses as a result of the completion of the planned projects for the year ended December 31, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses for the year ended December 31, 1997 were $6,121,000 compared to $7,055,000 for the year ended December 31, 1996, representing a 13% reduction. The decrease represents a reduction in sales related expenses and marketing and promotion activities.

     Net Interest Expense. Net interest expense for the year ended December 31, 1997 was $529,000 compared to $43,000 for the year ended December 31, 1996. The higher net interest expense for the year ended December 31, 1997 represents the combination of reduced interest income from lower average invested cash balances, higher interest expense resulting from additional capital equipment leases during the year ended December 31, 1997 and a full year of interest expense on the $3,000,000 promissory note issued by Starlight on August 30, 1996.

     Net Loss. Net loss for the year ended December 31, 1997 was $4,019,000 compared to $7,387,000 for the year ended December 31, 1996. The reduced loss reflects the higher revenues and gross margins and lower operating expenses.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenues. Net revenues for the year ended December 31, 1996 were $6,607,000, or 15% lower than net revenues of $7,802,000 for the year ended December 31, 1995. The decrease in net revenues primarily reflects the combination of a significant reduction in product sales to Japan as a result of the general economic downturn in that country and the phase out of hardware component sales. International sales decreased from 40% of total revenues for the year ended December 31, 1995 to 27% for the year ended December 31, 1996.

     Gross Margin. Gross margin for the year ended December 31, 1996 was 70% compared to 66% for the year ended December 31, 1995. The higher margin primarily reflects an improved revenue mix, with an increase in higher margin product sales and a reduction in lower margin revenues from hardware component shipments.

     Research and Development. Research and development expenses for the year ended December 31, 1996 totaled $4,888,000, a 65% increase from the $2,968,000 of research and development expenses for the year ended December 31, 1995. The increased research and development expenses reflect additions in engineering and quality assurance staffing as well as increased outside engineering consulting expenses which were required as a result of Starlight's planned new development projects and product release schedules for 1996 and 1997.

     Selling, General and Administrative. Selling, general and administrative expenses for the year ended December 31, 1996 were $7,055,000 compared to $5,280,000 for the year ended December 31, 1995, representing a 34% increase. The increase primarily represents higher staffing levels in all areas related to increased sales, marketing, promotion and support activities.

     Net Interest Income (Expense). Net interest expense for the year ended December 31, 1996 was $43,000 compared to net interest income of $157,000 for the year ended December 31, 1995. This $200,000 reduction in net interest income year-to-year reflects additional interest expense from capital equipment leases entered into during the year ended December 31, 1996 and four months of interest expense on the $3,000,000 promissory note issued by Starlight on August 30, 1996.

     Net Loss. Net loss for the year ended December 31, 1996 was $7,387,000 compared to $2,991,000 for the year ended December 31, 1995. The increased loss reflects the lower revenues, higher operating expenses and increased interest expense.

LIQUIDITY AND CAPITAL RESOURCES

     From inception through June 30, 1998, Starlight has financed its operations through the combination of private placement of equity securities totaling approximately $22,399,000, revenues from sales of its products and services of approximately $30,643,000, proceeds of capital equipment lease financings of approximately $3,084,000, proceeds from the issuance of a $3,000,000 secured promissory note in August 1996, the issuance of convertible promissory notes in April, 1998 and May, 1998 in the aggregate amount of $1,184,000, and the issuance of a $600,000 promissory note to PictureTel Corporation on June 29, 1998. Cash and cash equivalents totaled $990,000 as of June 30, 1998. Net cash used in operations totaled $2,943,000, $3,639,000 and $7,684,000 for the periods ended June 30, 1998, December 31, 1997 and December 31, 1996, respectively. Net cash consumed in operations was used primarily for development, sales, marketing and general administrative expenses.

     Starlight's principal sources of liquidity at June 30, 1998 consisted of cash and cash equivalents of $990,000 and net accounts receivables of $394,000. At June 30, 1998, Starlight had short term debt of $4,628,000 and long term debt of $873,000.

     In the absence of the acquisition of Starlight by PictureTel, Starlight would not have sufficient capital to support its operations and would have to raise additional capital through equity or debt financing or pursue alternative transactions. There is no assurance that Starlight would be able to successfully raise additional capital or that such capital would be available on favorable terms. Similarly, there can be no assurance that Starlight would be able to achieve and maintain sufficient revenues to support its operations. Currently, PictureTel is funding Starlight's capital needs through the issuance of promissory notes and it is anticipated that PictureTel will continue to make such funding available to Starlight until such time as the Merger is completed.

IMPACT OF YEAR 2000

     Many currently installed computer systems and software products, as well as semiconductors embedded in other equipment, are coded to accept only two digit entries in date code fields. These date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. As a result, the software and computer systems of many corporations may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. Starlight has not yet modified its current products for Year 2000 compliance, but has included in its product engineering plans the modifications necessary for Year 2000 compliance. However, the failure of Starlight's products to operate properly with regard to the Year 2000 requirements could cause Starlight to incur unanticipated expenses to remedy any problems and could cause a reduction in sales, each of which could have a material adverse effect on Starlight's business, operating results and financial condition.

     Starlight utilizes third party equipment and software that may not be Year 2000 compliant. Starlight has not made inquiries of its material equipment and software suppliers as to the Year 2000 compliance of their products, and has not established a formal contingency plan for any potential failure of any of Starlight's or any third party's equipment or software.

     Starlight also has material relationships with third parties who may utilize equipment or software that may not be Year 2000 compliant, such as public utilities (each a "Material Party"). Starlight has not inquired of any Material Party as to their Year 2000 status. Starlight believes that it could continue to operate despite any failure of a Material Party to be Year 2000 compliant, but such a failure could cause Starlight to incur unanticipated expenses, including expenses to remedy any problems, and could cause a reduction in sales, each of which have a material adverse effect on on Starlight's business, operating results and financial condition.

     The business, operating results and financial condition of Starlight's customers could also be adversely affected to the extent that they utilize equipment or software that is not Year 2000 compliant. Furthermore, the purchasing patterns of customers or potential customers may be affected by Year 2000 compliance issues as corporations expend significant resources to correct their equipment or software for Year 2000 compliance. These expenditures may result in reduced funds available to purchase products and services such as those offered by Starlight, which could have a material adverse effect on Starlight's business, operating results and financial condition.

     Starlight expects that it will, either pursuant to its integration with PictureTel following the Merger or otherwise, make certain investments in its equipment, software systems and applications to ensure that Starlight is Year 2000 compliant. The financial impact to Starlight for Year 2000 compliance has not been and is not anticipated to be material to its financial position, results of operations or cash flows in any given year. However, failure to adequately resolve Year 2000 compliance issues respecting third party equipment, software systems and applications would likely have a material adverse effect on Starlight's business, operating results and financial condition.

               SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          AND MANAGEMENT OF PICTURETEL

     The following table sets forth certain information with respect to the beneficial ownership of PictureTel Common Stock as of August 1, 1998, by (i) each person known by PictureTel to beneficially own more than five percent (5%) of the outstanding shares of PictureTel Common Stock, (ii) each director of PictureTel, (iii) each named executive officer of PictureTel, and (iv) all directors and named executive officers of PictureTel as a group. Unless otherwise indicated, the address of the stockholder is c/o PictureTel Corporation, 100 Minuteman Road, Andover, Massachusetts 01810.

                                                                            PERCENTAGE OF
                                                             NUMBER OF       COMMON STOCK
NAME OF BENEFICIAL OWNER                                    SHARES(1)(2)    OUTSTANDING(1)
------------------------                                    ------------    --------------
Norman E. Gaut+...........................................     879,692(3)     2.3%
Robert T. Knight+.........................................      37,000(4)       *
David B. Levi+............................................      69,300(5)       *
Enzo Torresi+.............................................      25,000(6)       *
Bruce R. Bond+ ++.........................................          --         --
David W. Grainger++.......................................     105,000(7)       *
Lawrence M. Bornstein++...................................      77,398(8)       *
The Crabbe Huson Group, Inc. .............................   3,671,300(9)     9.6%
  121 S.W. Morrison
  Suite 1400
  Portland, OR 97204
State of Wisconsin Investment Board.......................   2,486,900(10)    6.5%
  P.O. Box 7842
  Madison, WI 53707
Gilder, Gagnon & Howe & Co. ..............................   2,350,925(11)    6.1%
  1775 Broadway, 26th floor
  New York, NY 10019
Directors and Executive Officers as a Group (7 Persons)...   1,193,390        3.2%

---------------
   + Director
  ++ Executive Officer
   * Less than One Percent.
 (1) Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (2) For purposes of determining beneficial ownership of PictureTel Common Stock, owners of options exercisable within sixty (60) days are considered to be the beneficial owners of the shares of PictureTel Common Stock for which such securities are exercisable. The percentage ownership of the outstanding PictureTel Common Stock reported herein is based on the assumption (expressly required by the applicable rules of the Securities and Exchange Commission) that only the person whose ownership is being reported has converted his options into shares of PictureTel Common Stock.

 (3) Includes 675,000 shares issuable upon exercise of options which are exercisable within sixty (60) days after August 1, 1998 and 28,000 shares of PictureTel Common Stock owned by Marvin G. Gaut Trust which Mr. Gaut may be deemed to beneficially own.

 (4) Includes 30,000 shares issuable upon exercise of options which are exercisable within sixty (60) days after August 1, 1998.

 (5) Includes 39,000 shares issuable upon exercise of options which are exercisable within sixty (60) days after August 1, 1998.

 (6) Includes 15,000 shares issuable upon exercise of options which are exercisable within sixty (60) days after August 1, 1998.

 (7) Includes 105,000 shares issuable upon exercise of options which are exercisable within sixty (60) days after August 1, 1998.

 (8) Includes 76,563 shares issuable upon exercise of options which are exercisable within sixty (60) days after August 1, 1998.

 (9) The Crabbe Huson Group, Inc. holds these shares as investment adviser for its investment management clients. This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 2, 1998.

(10) The State of Wisconsin Investment Board is a government agency which manages public pension funds. This information is based on a Schedule 13G filed with the Securities and Exchange Commission on January 20, 1998.

(11) Gilder, Gagnon & Howe & Co. holds these shares as a broker or dealer and the information provided herein is based solely on a Schedule 13G filed with the Securities and Exchange Commission on August 12, 1998.

               SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          AND MANAGEMENT OF STARLIGHT

     The following table sets forth certain information with respect to the beneficial ownership of Starlight Common Stock and Starlight Preferred Stock as of August 1, 1998, giving effect to the conversion of the Subordinated Convertible Promissory Notes due August 15, 1998 into 8,106,983 shares of Starlight Series G Preferred Stock on August 15, 1998, by (i) each person known by Starlight to beneficially own more than five percent (5%) of the outstanding shares of Starlight Common Stock or Starlight Preferred Stock, (ii) each director of Starlight, (iii) all executive officers of Starlight, and (iv) all directors and executive officers of Starlight as a group. Except as otherwise indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of the shareholder is c/o Starlight Networks Incorporated, 205 Ravendale Drive, Mountain View, California 94043. The percentage ownership of outstanding Starlight Preferred Stock reported herein includes 73,992 shares of Starlight Preferred Stock issuable upon conversion of warrants held by the persons listed in the table below, each of which persons has agreed that all of his or its respective warrants shall not be exercised and shall be canceled immediately prior to the Effective Time.

                                                        PERCENTAGE OF      AMOUNT AND
                                   AMOUNT AND NATURE       COMMON           NATURE OF        PERCENTAGE OF
                                    OF COMMON STOCK         STOCK        PREFERRED STOCK    PREFERRED STOCK
NAME OF BENEFICIAL OWNER             OWNERSHIP(1)        OUTSTANDING      OWNERSHIP(2)        OUTSTANDING
------------------------           -----------------    -------------    ---------------    ---------------
Interwest Partners IV............             --              --            3,612,441(3)         20.3%
  3000 Sand Hill Road
  Building 3, Suite 255
  Menlo Park, CA 94025
Accel Partners...................             --              --            3,611,997(4)         20.3%
  428 University Avenue
  Palo Alto, CA 94301
SVM Star Ventures................             --              --            2,595,453(5)         14.6%
  Possartstr. 9, D-81679
  Munchen, Germany
Bass Associates/The Bass Trust...        233,267(6)         10.1%           1,503,889(7)          8.5%
  P.O. Box 1524
  Palo Alto, CA 94302
Sequoia Capital..................             --              --            1,091,813(8)          6.1%
  3000 Sand Hill Road
  Building 4, Suite 280
  Menlo Park, CA 94025
TVM Techno Venture Management....             --              --            1,018,295(9)          5.7%
  101 Arch Street
  Suite 1950
  Boston, MA 02110
Charles J. Bedard................        127,999             5.6%                  --              --
Joseph M. Gang, Jr...............        384,055(10)        16.5%               5,000               *
Fouad Tobagi.....................        182,667(11)         7.9%               5,000               *
Dr. Meir Barel +.................         15,767(12)           *            2,595,453(13)        14.6%
Charlie Bass +...................        233,267(14)        10.1%           1,503,889(15)         8.5%
Robert Brannon +.................         95,142(16)         4.1%                  --              --
Dixon Doll +.....................         15,767(17)           *              206,195(18)         1.2%
Robert Frankenberg +.............         15,767(19)           *                   --              --
Philip Gianos +..................         15,767(20)           *            3,612,441(21)        20.3%
James E. Long ++.................        657,735(22)        27.5%                  --              --
Steve Lorenzen ++................         51,875(23)         2.2%                  --              --
John B. Goodrich +...............             --              --                5,555(24)           *

                                                        PERCENTAGE OF      AMOUNT AND
                                   AMOUNT AND NATURE       COMMON           NATURE OF        PERCENTAGE OF
                                    OF COMMON STOCK         STOCK        PREFERRED STOCK    PREFERRED STOCK
NAME OF BENEFICIAL OWNER             OWNERSHIP(1)        OUTSTANDING      OWNERSHIP(2)        OUTSTANDING
------------------------           -----------------    -------------    ---------------    ---------------
Russell J. Knittel +.............        156,526(25)         6.4%                  --              --
Directors and Executive Officers
  as a Group (10 Persons)........      1,257,613(26)        45.6%           7,923,533(27)        44.4%

---------------
   + Director
   + Executive Officer
   * Less Than One Percent

 (1) For purposes of determining beneficial ownership of Starlight Common Stock, owners of options exercisable within sixty (60) days of August 1, 1998 are considered to be beneficial owners of shares of Starlight Common Stock for which such options are exercisable. The percentage ownership of the outstanding Starlight Common Stock reported herein is based on the assumption (expressly required by the applicable rules of the Commission) that only the person whose ownership is being reported has converted his, her or its options into shares of Starlight Common Stock.

 (2) For purposes of determining beneficial ownership of Starlight Preferred Stock, owners of warrants exercisable within sixty (60) days of August 1, 1998 are considered to be beneficial owners of shares of Starlight Preferred Stock for which such warrants are exercisable. The percentage ownership of the outstanding Starlight Preferred Stock reported herein is based on the assumption (expressly required by the applicable rules of the Commission) that only the person whose ownership is being reported has converted his, her or its warrants into shares of Starlight Preferred Stock.

 (3) Includes 16,929 shares of Starlight Preferred Stock issuable upon conversion of warrants held by Interwest Partners IV.

 (4) Includes 3,175,163 shares of Starlight Preferred Stock owned by Accel III L.P., 276,100 shares of Starlight Preferred Stock owned by Accel Japan L.P., 143,805 shares of Starlight Preferred Stock owned by Accel Investors '91 L.P., 14,952 shares of Starlight Preferred Stock issuable upon conversion of warrants held by Accel III L.P., 1,300 shares of Starlight Preferred Stock issuable upon conversion of warrants held by Accel Japan L.P. and 677 shares of Starlight Preferred Stock issuable upon conversion of warrants held by Accel Investors '91 L.P. Accel III L.P., Accel Japan L.P., and Accel Investors '91 L.P. are all under the management of general partnerships which have common general partners.

 (5) Includes 431,324 shares of Starlight Preferred Stock owned by SVE Star Ventures Enterprises No. I, 862,646 shares of Starlight Preferred Stock owned by SVE Star Ventures Enterprises No. II, 839,087 shares of Starlight Preferred Stock owned by SVE Star Ventures Enterprises No. III, 70,200 shares of Starlight Preferred Stock owned by SVE Star Ventures Enterprises No. IIIa, 369,241 shares of Starlight Preferred Stock owned by SVM Star Ventures Managementgesellschaft mbH Nr. 3 & Co. Beteligungs KG, and 22,955 shares of Starlight Preferred Stock issuable upon conversion of warrants held by funds under the management of SVM Star Ventures Managementgesellschaft mbH Nr. 3. SVE Star Ventures Enterprises No. I, SVE Star Ventures Enterprises No. II, SVE Star Ventures Enterprises No. III, SVE Star Ventures Enterprises No. IIIa, and SVM Star Ventures Managementgesellschaft mbH Nr. 3 & Co. Beteligungs KG are all under the management of SVM Star Ventures Managementgesellschaft mbH Nr. 3.

 (6) Includes 200,000 shares of Starlight Common Stock owned by Bass Associates and 33,267 shares of Starlight Common Stock issuable upon the exercise of options held by Bass Associates, which options are exercisable within sixty
     (60) days of August 1, 1998.

 (7) Includes 1,067,351 shares of Starlight Preferred Stock owned by Bass Associates and 7,048 shares of Starlight Preferred Stock issuable upon conversion of warrants held by Bass Associates. Also includes 429,490 shares of Starlight Preferred Stock owned by The Bass Trust.

 (8) Includes 988,898 shares of Starlight Preferred Stock owned by Sequoia Capital VI, 54,337 shares of Starlight Preferred Stock owned by Sequoia Technology Partners VI, 43,463 shares of Starlight Preferred Stock owned by Sequoia XXIV, and 5,115 shares of Starlight Preferred Stock issuable upon the conversion of warrants held by the above named funds. Sequoia Capital VI, Sequoia Technology Partners VI and Sequoia XXIV are under the management of Sequoia Partners(O).

 (9) Includes 202,727 shares of Starlight Preferred Stock owned by TVM Intertech Limited Partners, 304,098 shares of Starlight Preferred Stock owned by TVM Techno Venture Enterprises No. II, 202,554 shares of Starlight Preferred Stock owned by TVM Eurotech Ltd. Partnership, 303,900 shares of Starlight Preferred Stock owned by TVM Zweite Beteiligung-U.S. Ltd., 1,003 shares of Starlight Preferred Stock issuable upon conversion of warrants held by TVM Intertech Limited Partners, 1,003 shares of Starlight Preferred Stock issuable upon conversion of warrants held by TVM Eurotech Ltd. Partnership, 1,505 shares of Starlight Preferred Stock issuable upon conversion of warrants held by TVM Techno Venture Enterprises No. II, and 1,505 shares of Starlight Preferred Stock issuable upon conversion of warrants held by TVM Zweite Beteiligung-U.S. Ltd.

(10) Includes 54,055 shares of Starlight Common Stock issuable upon exercise of options held by Mr. Gang, which options are exercisable within sixty (60) days of August 1, 1998.

(11) Includes 12,667 shares of Starlight Common Stock issuable upon exercise of options held by Mr. Tobagi, which options are exercisable within sixty (60) days of August 1, 1998.

(12) Represents 15,767 shares of Starlight Common Stock issuable upon exercise of options held by Dr. Barel, which options are exercisable within sixty
     (60) days of August 1, 1998.

(13) Includes 431,324 shares of Starlight Preferred Stock owned by SVE Star Ventures Enterprises No. I, 862,646 shares of Starlight Preferred Stock owned by SVE Star Ventures Enterprises No. II, 839,087 shares of Starlight Preferred Stock owned by SVE Star Ventures Enterprises No. III, 70,200 shares of Starlight Preferred Stock owned by SVE Star Ventures Enterprises No. IIIa, 369,241 shares of Starlight Preferred Stock owned by SVM Star Ventures Managementgesellschaft mbH Nr. 3 & Co. Beteligungs KG, and 22,955 shares of Starlight Preferred Stock issuable upon conversion of warrants held by funds under the management of SVM Star Ventures Managementgesellschaft mbH Nr. 3. SVE Star Ventures Enterprises No. I, SVE Star Ventures Enterprises No. II, SVE Star Ventures Enterprises No. III, SVE Star Ventures Enterprises No. IIIa, and SVM Star Ventures Managementgesellschaft mbH Nr. 3 & Co. Beteligungs KG, are all under the management of SVM Star Ventures Managementgesellschaft mbH Nr. 3 of which Dr. Barel is managing director. Dr. Barel disclaims beneficial ownership of the shares held in the name of funds under the management of SVM Star Ventures Managementgesellschaft mbH Nr. 3 as managing partner, except to the extent of any individual interest in such funds.

(14) Includes 200,000 shares of Starlight Common Stock owned by Bass Associates and 33,267 shares of Starlight Common Stock issuable upon the exercise of options held by Bass Associates, which options are exercisable within 60 days of August 1, 1998. Mr. Bass is the general partner of Bass Associates. Mr. Bass disclaims beneficial ownership of shares held in the name of Bass Associates, except to the extent of any individual interest in such entity.

(15) Includes 1,067,351 shares of Starlight Preferred Stock owned by Bass Associates, 7,048 shares of Starlight Preferred Stock issuable upon conversion of warrants held by Bass Associates, and 429,490 shares of Preferred Stock owned by The Bass Trust. Mr. Bass is the general partner of Bass Associates and sole trustee of The Bass Trust. Mr. Bass disclaims beneficial ownership of these shares, except to the extent of any individual interest in such entities.

(16) Includes 65,142 shares of Starlight Common Stock issuable upon the exercise of options held by Mr. Brannon, which options are exercisable within sixty
     (60) days of August 1, 1998.

(17) Represents shares of Starlight Common Stock issuable upon the exercise of options held by Mr. Doll which options are exercisable within sixty (60) days of August 1, 1998.

(18) Includes 206,195 shares of Starlight Preferred Stock owned by certain funds under the management of Doll Technology Investment Management, L.L.C. of which Mr. Doll is the general partner. Mr. Doll disclaims beneficial ownership of shares held in the name of certain funds under the management of Doll Technology Investment Management, L.L.C., except to the extent of any individual interest in such funds.

(19) Represents shares of Starlight Common Stock issuable upon the exercise of options held by Mr. Frankenberg, which options are exercisable within sixty
     (60) days of August 1, 1998.

(20) Represents shares of Starlight Common Stock issuable upon the exercise of options held by Mr. Gianos, which options are exercisable within sixty (60) days of August 1, 1998.

(21) Includes 3,595,512 shares of Starlight Preferred Stock owned by Interwest Partners IV, and 16,929 shares of Starlight Preferred Stock issuable upon conversion of warrants held by Interwest Partners IV. Mr. Gianos is a general partner of Interwest Management Partners IV, L.P., the managing entity of Interwest Partners IV. Mr. Gianos disclaims beneficial ownership of shares held in the name of Interwest Partners IV, except to the extent of any individual interest in such fund.

(22) Includes 112,735 shares of Starlight Common Stock issuable upon the exercise of options held by Mr. Long, which options are exercisable within sixty (60) days of August 1, 1998.

(23) Represents shares of Starlight Common Stock issuable upon the exercise of options held by Mr. Lorenzen, which options are exercisable within sixty
     (60) days of August 1, 1998.

(24) Includes 556 shares of Starlight Preferred Stock owned by Mr. Goodrich and 4,999 shares of Starlight Preferred Stock owned by WS Investment Company 91C. Mr. Goodrich is a member of Wilson Sonsini Goodrich & Rosati and a general partner of its affiliate WS Investment Company 91C. Mr. Goodrich disclaims beneficial ownership of the shares held by WS Investment Company 91C, except to the extent of any individual interest in such entity.

(25) Represents shares of Starlight Common Stock issuable upon the exercise of options held by Mr. Knittel, which options are exercisable within sixty
     (60) days of August 1, 1998.

(26) Includes shares of Starlight Common Stock held by Bass Associates, and shares of Starlight Common Stock issuable upon the exercise of options held by Bass Associates. Messrs. Barel, Bass, Doll, Gianos and Goodrich disclaim beneficial ownership of the shares held by entities or funds with which they are affiliated, except to the extent of any individual interest in such entities or funds. Also includes shares of Starlight Common Stock issuable upon the exercise of options held by Messrs. Barel, Brannon, Doll, Frankenberg, Gianos, Long, Lorentzen, and Knittel.

(27) Includes shares of Starlight Preferred Stock held by, or issuable upon conversion of warrants held by, certain funds under the management of Interwest Management Partners IV, L.P., certains funds under the management of SVM Star Ventures Managementgesellschaft mbH Nr. 3, certain funds under the management of Sequoia Capital Management, certain funds under the management of Doll Capital Management, Bass Associates, The Bass Trust and WS Investment Company 91C. Messrs. Barel, Bass, Doll, Gianos and Goodrich disclaim beneficial ownership of the shares held by entities or funds with which they are affiliated, except to the extent of any individual interest in such entities or funds.

                            MANAGEMENT -- PICTURETEL

DIRECTORS AND EXECUTIVE OFFICERS OF PICTURETEL

     The directors and executive officers of PictureTel are as follows:

          NAME            AGE                             POSITION
          ----            ---                             --------
Bruce R. Bond...........  51    Chairman of the Board, President and Chief Executive Officer
Lawrence M. Bornstein...  55    Vice President of Human Resources
David W. Grainger.......  55    Group Vice President Field Operations
Norman E. Gaut..........  60    Director
David B. Levi...........  65    Director
Robert T. Knight........  60    Director
Enzo Torresi............  53    Director

     Bruce R. Bond became President and Chief Executive Officer and was elected a Director in February, 1998. Mr. Bond is also currently Chairman of the Board. Mr. Bond came to PictureTel from ANS Communications, the networking subsidiary of America Online, Inc., where he served as Chief Executive Officer from July, 1996 to February, 1998. Prior to ANS, Mr. Bond spent seven years with British Telecom, where he ran British Telecom's largest business division. Mr. Bond is also a Director of WITCO Corporation, a public specialty chemical company, and Ceridian Corporation, a human resources information systems outsourcing company.

     Lawrence M. Bornstein joined PictureTel in January, 1994 as Vice President of Human Resources. From June, 1993 to January, 1994, Mr. Bornstein served as an executive recruiter for Heidrick and Struggles, an executive search firm. Mr. Bornstein also served as the Human Resources Officer for Computervision Corporation, the surviving entity of an acquisition and merger with Prime Computer, Inc. Prior to that time, Mr. Bornstein held similar positions with Fidelity Investments and Digital Equipment Corporation.

     David W. Grainger became Group Vice President Field Operations of PictureTel in November 1997. Mr. Grainger joined PictureTel in September, 1994 as Vice President, Worldwide Customer Services, which as of 1996 became the Enterprise Services Division. From September, 1991 to September, 1994, Mr. Grainger held the position of Senior Vice President and Officer, Worldwide Customer Services for Xerox Corporation. Prior to that time, Mr. Grainger held a number of positions of increasing responsibility in domestic and international operations for Digital Equipment Corporation.

     Norman E. Gaut has been a Director since September 1984 and was Chairman of the Board from April, 1987 until June, 1998. Dr. Gaut was President and Chief Executive Officer of PictureTel from January, 1986 to February, 1998.

     David B. Levi has been a Director of PictureTel since September, 1986 and is a member of the Audit Committee. Mr. Levi was the Chief Operating Officer of Voice Control Systems, a speech recognition company, until he retired in 1997. Previously, Mr. Levi was President of Voice Processing Corporation, a speech recognition technology company for telephony markets, from November, 1995 to November, 1996. From July, 1991 to April, 1995, Mr. Levi was President of Natural Microsystems Corporation, a manufacturer of voice processing systems. Mr. Levi is also a Director of Voxware, a public company in the speech compression business, and Microlog, a public company in the interactive voice response business. Mr. Levi is also a Director of several private companies.

     Robert T. Knight was elected a Director in December, 1992 and is a member of the Compensation Committee and Audit Committee. Mr. Knight became President of Technology Venture Services in January, 1996. Mr. Knight was Chairman of Digital Sound Corporation, a voice processing company, from December, 1994 to December, 1995. Previously, Mr. Knight was President and Chief Executive Officer of Digital Sound Corporation. Prior to 1991, Mr. Knight was a Corporate Vice President of Xerox Corporation. Mr. Knight is also a Director of Cottage Health Systems, a California Health Care provider, and Data Dimensions, Inc., a consulting company specializing in Year 2000 software compliance issues.

     Enzo Torresi was elected a Director of PictureTel in August, 1996 and is a member of the Compensation Committee. He is currently Chairman, Cofounder, and Chief Executive Officer of ICAST Corporation, a privately held Internet software company that specializes in IP Broadcast and multimedia networking technology. Mr. Torresi is also Vice Chairman and a Cofounder of Power Computing Corporation. From January, 1989 to October, 1994, Mr. Torresi was President, Chief Executive Officer, and Cofounder of NetFRAME Systems Incorporated, a public company in the network server business. Mr. Torresi is also a director of FVC.COM, a public company in the business of internet video applications.

EXECUTIVE COMPENSATION

     The following table below discloses the compensation received by PictureTel's Chief Executive Officer and PictureTel's four other executive officers for the fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                        ANNUAL                                           LONG-TERM
                                     COMPENSATION                                       COMPENSATION
                              ---------------------------                  --------------------------------------
                                                                           RESTRICTED
                                                            OTHER ANNUAL     STOCK      OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR     SALARY     BONUS     COMPENSATION    AWARD(S)    SHARES    COMPENSATION(1)
---------------------------   ----    --------   --------   ------------   ----------   -------   ---------------
Dr. Norman E. Gaut..........  1997(2) $349,474         --       --            --        150,000       $ 2,400
  Chairman and Chief          1996     280,000   $ 50,000       --            --         50,000         2,250
  Executive Officer           1995     280,000    150,000       --            --             --         2,250
Richard B. Goldman..........  1997(3)   95,000   $ 48,000(4)     --           --        105,000       $ 1,575
  Vice President Chief
  Financial Officer, Chief
  Administrative Officer,
  Treasurer, Secretary
Domenic J. LaCava...........  1997(5) $232,040         --       --            --             --       $54,736(6)
  President, Chief            1996     190,000   $ 50,000       --            --         19,800         2,250
  Operating Officer           1995     190,000     75,000       --            --             --         2,250
David W. Grainger...........  1997    $194,481         --       --            --        180,000       $ 2,400
  Vice President, Field       1996     160,000   $ 40,000       --            --         20,000         2,250
  Operations                  1995     160,000     90,000(7)     --           --             --         2,250
Lawrence M. Bornstein.......  1997    $174,846         --       --            --         50,000       $ 2,400
  Vice President, Human       1996     155,000   $ 40,000       --            --         17,500         2,250
  Resources                   1995     155,000     65,000       --            --             --         2,250

---------------
(1) Unless otherwise indicated, represents PictureTel's contributions to 401(k) plan.
(2) Dr. Gaut resigned as Chairman of the Board in June, 1998 and remains a Director. Dr. Gaut resigned as Chief Executive Officer in February, 1998.
(3) Mr. Goldman joined PictureTel in June, 1997. In July, 1998 Mr. Goldman resigned as Vice President and Chief Financial Officer of PictureTel. Mr. Goldman's employment terminated on September 11, 1998.
(4) Represents sign-on bonus of $10,000 for Mr. Goldman and $38,000 bonus paid pursuant to PictureTel's employment agreement with Mr. Goldman.
(5) Mr. LaCava resigned from PictureTel on October 31, 1997.
(6) Represents payment for vacation time accrued of $12,428 as of the termination date and severance of $42,308 pursuant to Mr. LaCava's separation agreement.
(7) Includes sign-on bonus installment of $20,000.

                                 OPTION TABLES

     The following table below sets forth, for applicable executive officers in the Summary Compensation Table, information regarding individual grants of options made in the last fiscal year, and their potential realizable values.

            OPTION GRANTS IN THE FISCAL YEAR ENDED DECEMBER 31, 1997

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                NUMBER OF                                                    ANNUAL
                                  SHARES      PERCENT OF                                 RATES OF STOCK
                                UNDERLYING   TOTAL OPTIONS   EXERCISE                  PRICE APPRECIATION
                                 OPTIONS      GRANTED TO      PRICE                    FOR OPTION TERM(2)
                                 GRANTED     EMPLOYEES IN      PER      EXPIRATION   -----------------------
             NAME                 (#)(1)      FISCAL YEAR     SHARE        DATE          5%          10%
             ----               ----------   -------------   --------   ----------   ----------   ----------
Norman E. Gaut................   150,000         3.46%       $16.875      2/18/07    $1,591,890   $4,034,161
Richard B. Goldman(3).........    80,000         1.85%       $ 9.190      7/18/07       462,103    1,171,304
                                  25,000         0.58%       $ 6.875     12/12/07       108,091      273,924
Domenic J. LaCava(4)..........        --           --             --                         --           --
David W. Grainger.............   100,000         2.31%       $16.875      2/18/07     1,061,260    2,689,440
                                  80,000         1.85%       $10.440     11/10/07       524,601    1,330,056
Lawrence M. Bornstein.........    50,000         1.15%       $16.875      2/18/07       530,630    1,344,720

---------------
(1) Options granted for the year ended December 31, 1997 have a ten year term and are exercisable commencing twelve months after the grant date, with 25% of the option shares covered thereby becoming exercisable at that time and with an additional 6.25% of the option shares becoming exercisable quarterly thereafter, with all options being fully exercisable on the fourth anniversary of the grant date.

(2) The potential realizable value is calculated based upon the term of the option at its time of grant and is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent PictureTel's estimates or projection of the future price of PictureTel Common Stock. There can be no assurance that the Common Stock will appreciate at any particular rate or at all in future years.

(3) In July, 1998, Mr. Goldman resigned as Vice President and Chief Financial Officer of PictureTel. Mr. Goldman's employment terminated on September 11, 1998. Mr. Goldman's options terminate on October 11, 1998.

(4) Options granted to Mr. LaCava have since expired due to his resignation dated October 31, 1997.

     The following table below depicts option exercise activity in the last fiscal year and fiscal year-end option values with respect to applicable executive officers named in the Summary Compensation Table. The fair market value of PictureTel's Common Stock on the Nasdaq National Market at December 31, 1997 was $6.50 per share.

     AGGREGATE OPTION EXERCISES IN THE FISCAL YEAR ENDED DECEMBER 31, 1997

                                                                                           VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                SHARES                     OPTIONS/SARS AT 12/31/97          AT 12/31/97(1)(2)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
                              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                              -----------   -----------   -----------   -------------   -----------   -------------
Norman E. Gaut..............      --            --          483,047        228,125       $194,425          --
Richard B. Goldman..........      --            --               --        105,000             --          --
Domenic J. LaCava...........      --            --           147,413(2)           --           --          --
David W. Grainger...........      --            --           48,750        211,250             --          --
Lawrence M. Bornstein.......      --            --           40,156         77,344             --          --

---------------
(1) This column reflects the market value of the shares at December 31, 1997 less the exercise price. The actual value of unexercised options fluctuates with stock market activity.

(2) Mr. LaCava's exercisable options outstanding at the end of the fiscal year ended December 31, 1997 expired in January, 1998, three months after his resignation on October 31, 1997.

EMPLOYMENT, SEVERANCE AND OTHER AGREEMENTS

     Mr. Gaut's active employment with PictureTel ceased on June 17, 1998 (the "Gaut Departure Date"), but he remains a member of the Board of Directors. Mr. Gaut is entitled to continue to receive his base salary and benefits as in effect on the Gaut Departure Date for thirty (30) consecutive months following the Gaut Departure Date.

     PictureTel has employment/severance agreements with the other Named Executive Officers in the Summary Compensation Table. These provide for the executive to be an Executive Officer and report to the Chief Executive Officer for base salary at the specified rates, subject to increase at the discretion of the Board of Directors and specified levels. In the event that Messrs. Bornstein, Goldman, or Grainger's employment is (i) involuntarily terminated by PictureTel for any reason other than for cause (as defined), they shall receive their then-current base salary for a period of twelve (12) consecutive months following the date of such termination; or (ii) involuntarily terminated for any reason other than for cause within eighteen (18) months after the employ of a new Chief Executive Officer (which occurred in February, 1998), they shall continue to receive, after any such termination (a) their then-current base salary until the end of such eighteen (18) month period and (b) fifty percent (50%) of their then-current bonus target opportunity, paid monthly over the balance of such period, but in no case shall the total of all such payments be less than the equivalent of twelve (12) months of the then-current base salary; or (iii) involuntarily terminated by PictureTel for any reason other than for cause within thirty-six (36) months after a Change of Control of PictureTel (as defined), they shall be paid an amount equal to two times the sum of (a) the higher of their then-current base salary or the base salary in effect prior to the Change in Control and (b) the highest bonus paid in the three years preceding the year of termination or the three years preceding the year in which the Change in Control occurs, such payments to be made in installments over a twenty-four (24) consecutive month period following the date of such termination. In all cases, the Executive Officer's welfare benefits (health, life, disability) would continue during such time as the executive is receiving the specified severance payments. These agreements provide these Executive Officers with such severance in the event they voluntarily terminate their employment within the same time period stated above for Good Reason (as defined). The agreements also contain provisions requiring the executive to remain in the employ of PictureTel until the Change of Control (subject to the specified provisions for termination by PictureTel) and provisions relating to an adjustment of the severance in the event that such amount is subject to the federal excise tax on change of control payments and benefits. Mr. Goldman terminated his employment with PictureTel for Good Reason (as defined). The termination is effective September 11, 1998 (the "Goldman Termination Date"), and under an amended agreement Mr. Goldman will receive the benefits provided in clause (ii) above for fifteen (15) consecutive months following the Goldman Termination Date.

     In February, 1998 Bruce R. Bond joined PictureTel as the President and Chief Executive Officer. Mr. Bond's employment agreement provides for an annual base salary of $500,000, participation in PictureTel's management incentive plan and an option grant to purchase 1,500,000 shares of PictureTel Common Stock at an exercise price equal to $6.937 per share. PictureTel also agreed to make two loans to Mr. Bond, the first for $750,000 to enable Mr. Bond to retire an obligation with his former employer, and the second for $500,000 as a bridge loan to enable Mr. Bond to purchase a residence in Massachusetts. The first loan matures on February 28, 2002 or earlier upon Mr. Bond's termination of employment and is to be forgiven ratably over a four year period so long as Mr. Bond is an employee of PictureTel. Interest accrues on this loan at the rate of 8.5% a year. The second loan was repaid in full in July, 1998. PictureTel also agreed to provide full relocation expense reimbursement from Mr. Bond's New York residence to the Andover, Massachusetts area. Mr. Bond's employment agreement also provides that, in the event his employment is involuntarily terminated for any reason other than for cause (as defined), Mr. Bond is entitled to severance payments equal to his then-current base salary for a period of twenty-four (24) months. The parties have also entered into a separate change in control agreement, whereby, in the event Mr. Bond's employment is involuntarily terminated (other than for cause) or is terminated for Good Reason (as defined) during the thirty-six (36) months following a Change in Control (as defined) of PictureTel, he would receive an amount equal to three times the sum of (a) the higher of his then-current base salary or the base salary in effect immediately prior to the Change in Control and (b) the higher of his highest annual bonus paid in the three years preceding the year of termination or in the three years preceding the year in which the Change in Control occurs.

DIRECTOR COMPENSATION

     For the year ended December 31, 1997, each director who is not an officer, employee, or full-time consultant to PictureTel or any subsidiary (an "Outside Director") received an annual retainer of $20,000 and received $1,000 for each meeting of the Board of Directors, including Compensation and Audit Committee meetings, that such Outside Director attended. Outside Directors also received expense reimbursements for attending meetings of the Board of Directors and Committees. In addition, Robert T. Knight received $10,000 from PictureTel for general marketing consulting services provided to PictureTel between October 20, 1997 and December 20, 1997. Mr. Knight was not a member of the Compensation Committee during this period. Directors who are officers or employees of PictureTel do not receive any additional compensation for their services as a director.

     Outside Directors are also entitled to participate in the Amended 1992 Non-Employee Directors' Stock Option Plan (the "Director Plan"). The Director Plan provides that each Outside Director who had been a director for more than two years on August 1, 1996 and each other Outside Director first elected a Director after August 1, 1996 ("Eligible Directors") shall automatically be granted an option to purchase 20,000 shares of PictureTel Common Stock at an exercise price equal to the fair market value of the PictureTel Common Stock on the respective effective date of the grant. Each option is exercisable in installments, 25% one year after the effective date of the grant and 6.25% after the end of each quarter thereafter so that the options are 100% exercisable four years after the effective date of grant. The Director Plan also provides for the annual grant of stock options to purchase 5,000 shares of PictureTel Common Stock to each Eligible Director on August 1 of each year, commencing on August 1, 1997, provided, however, that no such annual option shall be granted to an Eligible Director who first became a director of PictureTel within six months prior to August 1 of the relevant year. These annual grants become fully vested and exercisable one year from the date of grant. In February, 1998, this plan was amended to allow for the non-automatic grant of stock options to Eligible Directors from time to time at the discretion of the Board of Directors. Each of the then Outside Directors received a grant of stock options to purchase 20,000 shares of PictureTel Common Stock effective February 27, 1998 at an exercise price of $7.188, the market price of the PictureTel Common Stock on that date, which amounted to 60,000 shares in the aggregate of the 430,000 shares that are covered by the Director Plan. Each option is exercisable 100% on one year from the date of grant. All options remain exercisable until ten years after date of grant unless an Eligible Director ceases to be a director for any reason other than death or total and permanent disability. All options held by the Eligible Director that are not then exercisable shall then terminate. Options that are exercisable on the date of such termination shall continue to be exercisable until the earlier of (i) three months thereafter or (ii) the date on which the option would have terminated had the director remained an Eligible Director.

                   DESCRIPTION OF CAPITAL STOCK OF PICTURETEL

     The following description does not purport to be complete and is subject in all respects to the applicable provisions of PictureTel's Third Restated Certificate of Incorporation, as amended, and By-laws, copies of which are filed as exhibits to the Registration Statement, of which this Information Statement/Prospectus is a part.

     The authorized capital stock of PictureTel consists of 80,000,000 shares of PictureTel Common Stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share (the "PictureTel Preferred Stock").

COMMON STOCK

     Subject to the powers, preferences and rights of any PictureTel Preferred Stock, the holders of PictureTel Common Stock are entitled to all powers and voting and other rights pertaining to the capital stock of PictureTel and each share of PictureTel Common Stock is entitled to one vote. There is no cumulative voting. Holders of PictureTel Common Stock have no preemptive or other subscription rights, and there are no conversion, redemption or sinking fund provisions applicable thereto. Upon liquidation or dissolution of PictureTel, subject to preferences that may be applicable to any outstanding series of PictureTel Preferred Stock, the holders of PictureTel Common Stock are entitled to share ratably in all assets available for distribution to stockholders. The Board of Directors of PictureTel is authorized to issue from time to time all of the authorized and unissued shares of PictureTel Common Stock.

PREFERRED STOCK

     PictureTel's Third Restated Certificate of Incorporation provides that the PictureTel Board of Directors is authorized to issue PictureTel Preferred Stock from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and special rights as shall be determined by the Board of Directors of PictureTel in a resolution or resolutions providing for the issue of such PictureTel Preferred Stock. Such provisions may discourage or preclude certain transactions, whether or not beneficial to stockholders, and could discourage certain types of tactics that involve an actual or threatened acquisition or change of control of PictureTel. The Board of Directors of PictureTel has designated 800,000 shares of PictureTel Preferred Stock as Junior Preferred Stock, none of which is outstanding as of the date of this Information Statement/Prospectus. The voting powers, preferences and special rights of the Junior Preferred Stock are set forth in the Third Restated Certificate of Incorporation of PictureTel. The Third Restated Certificate of Incorporation of PictureTel states that it may not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred Stock without the affirmative vote of two-thirds of the issued and outstanding shares of Junior Preferred Stock. PictureTel has no current intention to issue any of its unissued, authorized shares of PictureTel Preferred Stock. The issuance, however, of any shares of PictureTel Preferred Stock in the future could adversely affect the rights of the holders of PictureTel Common Stock.

RIGHTS PLAN

     On March 25, 1992, the Board of Directors of PictureTel declared a dividend of one purchase right (a "Right") for every outstanding share of PictureTel Common Stock. Each Right entitles the holder to purchase from PictureTel one two-hundredths of a share of Junior Preferred Stock at a price of $90.00 per one two-hundredths of a share, subject to adjustment. The Rights will become exercisable on the fifteenth business day following the date of a public announcement that an acquiring person (as defined in the Rights Agreement between PictureTel and The First National Bank of Boston, as Rights Agent, as amended (the "Rights Agreement"), has acquired, or obtained the right to acquire, beneficial ownership of fifteen percent (15%) or more of the outstanding PictureTel Common Stock or on the fifteenth business day following the commencement of a tender offer or exchange offer that would result in an acquiring person owning fifteen percent (15%) or more of the outstanding PictureTel Common Stock.

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

     If PictureTel were acquired in a merger or other business combination, or more than twenty five percent (25%) of its assets or earning power were sold, each holder of a Right would be entitled to exercise such Right and thereby receive common stock of the acquiring company with a market value of two times the exercise price of the Right. If an acquiring person has acquired or obtained the right to acquire fifteen percent (15%) of the outstanding PictureTel Common Stock, each holder of a Right, other than the acquiring person, will be entitled to receive shares of PictureTel Common Stock having a market value of two times the exercise price of the Right. At any time PictureTel may redeem the Rights at a redemption price of $0.005 per Right. The Rights expire March 25, 2002.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     PictureTel is subject to the provisions of Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     The Third Restated Certificate of Incorporation of PictureTel provides that so long as PictureTel has a class of capital stock registered under the Exchange Act, all stockholder action must be effected at a duly called meeting, and not by a consent in writing. The By-laws of PictureTel prohibit any stockholder from directly calling a special meeting of stockholders. The By-laws of PictureTel also provide that any action permitted to be taken by the stockholders of PictureTel at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. Under the By-laws of PictureTel, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to PictureTel. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of PictureTel. These provisions may also discourage another person or entity from making a tender offer for the PictureTel Common Stock. For example, if a person or entity acquired a majority of the outstanding voting securities of PictureTel, such person or entity would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

                        COMPARISON OF STOCKHOLDER RIGHTS

     The following is a summary of the material similarities and differences between the rights of holders of Starlight Stock and the rights of holders of PictureTel Common Stock. Starlight is organized under the California Corporations Code (the "CCC") and PictureTel is organized under the DGCL, and accordingly, these differences arise from differing state laws and provisions in the Restated Articles of Incorporation, as amended (the "Starlight Articles"), and By-laws, as amended (the "Starlight By-laws") of Starlight and the Third Restated Certificate of Incorporation, as amended, (the "PictureTel Certificate") and By-laws, as amended, (the "PictureTel By-laws") of PictureTel. Upon consummation of the Merger, Starlight Shareholders will become stockholders of PictureTel and their rights as stockholders will be governed by the DGCL, the PictureTel Certificate and the PictureTel By-laws. This summary does not purport to be a complete statement of such similarities and differences. The identification of specific similarities and differences is not meant to indicate that other equally or more significant similarities and differences do not exist. Such similarities and differences can be examined in full by reference to the DGCL, the CCC, the Starlight Articles, the Starlight By-laws, the PictureTel Certificate and the PictureTel By-laws.

AMENDMENT OF STARLIGHT ARTICLES AND PICTURETEL CERTIFICATE

     The CCC provides that, unless otherwise specified in the articles of incorporation, an amendment to the articles of incorporation requires the approval of the board of directors and the affirmative vote of a majority of

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the outstanding shares entitled to vote thereon, either before or after the board approval. The Starlight Articles also provide that the Starlight Articles may not be amended without approval of holders of a majority in interest of the outstanding shares of Starlight Preferred Stock, voting together as a single class.

     To amend a certificate of incorporation, the DGCL requires the affirmative recommendation of the board of directors and the approval of a majority of all outstanding shares entitled to vote therefor, unless a greater level of approval is required by the certificate of incorporation. Furthermore, under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a class upon any proposed amendment to the certificate of incorporation if the amendment would increase or decrease the number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to adversely affect the holders thereof. The PictureTel Certificate provides that the PictureTel Certificate may not be amended in any manner which would materially adversely alter or change the powers, preferences and special rights of Junior Preference Stock without the affirmative vote of two-thirds or more of the holders of outstanding shares of Junior Preference Stock, voting together as a single class.

AMENDMENT OF STARLIGHT AND PICTURETEL BY-LAWS

     Under the CCC, by-laws may be adopted, amended or repealed either by the board of directors or by the holders of a majority in interest of the outstanding shares, except that a by-law specifying or changing the fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board of directors or vice versa may only be adopted by holders of a majority in interest of the outstanding shares; provided, however, that an amendment to the by-laws reducing the fixed number or the minimum number of directors to less than five cannot be adopted if votes cast against its adoption are equal to or more than 16 2/3% of the outstanding shares entitled to vote thereon.

     Under the DGCL, the authority to adopt, amend or repeal the by-laws of a corporation is held exclusively by the stockholders entitled to vote unless such authority is conferred upon the board of directors in the corporation's certificate of incorporation. The fact that such power has been so conferred upon the directors does not divest the stockholders of their power to amend the by-laws. The PictureTel By-laws states that a majority of directors in office or the majority of the outstanding stock entitled to vote may amend the PictureTel By-laws.

VOTING RIGHTS

     Holders of Starlight Common Stock are entitled to one vote per share on each matter submitted to a vote of the shareholders. The Starlight Common Stock is substantially identical to the PictureTel Common Stock in this respect. Each holder of each class of Starlight Preferred Stock is entitled to vote on all matters and is entitled to the number of votes equal to the number of shares of Starlight Common Stock into which such shares of Starlight Preferred Stock could be converted pursuant to the conversion provisions in the Starlight Articles. The conversion rate currently in effect for each series of Starlight Preferred Stock is one to one. Holders of PictureTel Junior Preference Stock are entitled to 100 votes per share on each matter submitted to a vote of the stockholders.

     The Starlight Articles currently provide that holders of Starlight Series A Preferred and Starlight Series C Preferred, each series voting separately as a class, are entitled to elect, respectively, two and one directors to the Board of Directors of Starlight. The Starlight Articles also provide that Starlight may not, without the approval of the holders of more than fifty percent (50%) of the outstanding shares of Starlight Preferred Stock, (i) amend, repeal or add any provision or portion of any provision to the Starlight Articles, (ii) authorize any additional capital stock with rights, preferences or privileges superior to the currently issued Starlight Preferred Stock, (iii) merge or consolidate with or into any other corporation, (iv) sell or convey all or substantially all of the assets of Starlight, (v) pay dividends or make any distributions in respect of the Starlight Common Stock, (vi) repurchase or redeem any of the Starlight Common Stock or Starlight Preferred Stock, except as provided in the Starlight Articles and except for repurchases of shares from certain individuals, (vii) purchase or otherwise acquire for value an equity interest in any other business entity for

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

more than $200,000, (viii) sell or transfer any of its technology other than under licenses in the ordinary course of business, (ix) issue securities of a subsidiary of the corporation to third parties, or (x) enter into any contract or agreement in which an officer, director or employee has a material interest.

SPECIAL MEETINGS OF SHAREHOLDERS AND STOCKHOLDERS

     Under the CCC and the Starlight By-laws, a special meeting of shareholders may be called by the Board of Directors, the Chairman of the Board of Directors, the President, or by one or more holders of shares entitled to cast not less than ten percent (10%) of the votes at such meeting.

     Under the DGCL, a special meeting of stockholders may be called by the Board of Directors or by any other person authorized to do so in the certificate of incorporation or the by-laws. The PictureTel By-laws permit a special meeting of stockholders to be called by the Chairman of the Board, if any, the President, or the Board of Directors.

ACTIONS BY WRITTEN CONSENT OF STOCKHOLDERS AND SHAREHOLDERS

     Under the DGCL, unless otherwise provided in the PictureTel Certificate, any action which may be taken at a meeting of stockholders may be taken without a meeting and without prior notice if written consents setting forth the action so taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all stockholders entitled to vote thereon were present and voted. The PictureTel Certificate provides that if PictureTel has a class of stock held by more than three hundred stockholders or registered pursuant to the provisions of the Securities Exchange Act of 1934, any action by stockholders of such class must be taken at an annual or special meeting and may not be taken by written consent.

     Under the CCC, shareholders may execute an action by written consent in lieu of a shareholder meeting. The Starlight By-laws provide that an action may be executed by written consent if signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shareholders entitled to vote thereon were present and voted; provided, however, any action to fill a vacancy created by the removal of a director by the shareholders or by court order, if accomplished by written consent, would require the unanimous written consent of all shares entitled to vote thereon.

SIZE OF THE BOARD OF DIRECTORS

     The CCC allows the number of persons constituting the board of directors to be fixed by the by-laws or the articles of incorporation, or permits the by-laws to provide that the number of directors may vary within a specified range, the exact number of which is to be determined by the board of directors. The CCC further provides that, in the case of a variable board of directors, the maximum number of directors may not exceed two times the minimum number minus one. The Starlight By-laws currently provide that the number of directors authorized shall be not less than five nor more than nine, with the exact number currently fixed at eight.

     The DGCL provides that the board of directors of a corporation shall consist of one or more members. The number of directors may be fixed by, or in the manner provided in, such corporation's by-laws unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation. The PictureTel By-laws state that the number of directors shall not be less than one nor more than fifteen, with the Board of Directors of PictureTel responsible for determining the exact number of the Board of Directors. The number of directors of PictureTel is currently fixed at five.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     The CCC generally requires that directors be elected annually but does permit a "classified" board of directors if the corporation is "listed." A listed corporation is defined under the CCC as one (i) which is listed

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

on the New York Stock Exchange or American Stock Exchange or (ii) with a class of securities designated as a national market system security on and by the National Association of Securities Dealers Automatic Quotation System if the corporation has at least eight hundred holders of its equity securities. If eligible, the CCC permits a corporation to provide for a board of directors divided into as many as three classes by adopting an amendment to its articles of incorporation or by-laws, which amendment must be approved by the shareholders. The size of the classes must be as even as possible, and any change in number of classes must be approved by the shareholders. Neither the Starlight Articles nor the Starlight By-laws provide for a classified board.

     The DGCL permits, but does not require, a classified board of directors, divided into as many as three classes with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. The PictureTel By-laws do not provide for a classified board of directors.

CUMULATIVE VOTING

     Under the CCC, cumulative voting in the election of directors is mandatory upon notice given by a shareholder at a shareholders' meeting at which directors are to be elected. To cumulate votes, a shareholder must give notice at the meeting, prior to the voting, of the shareholder's intention to vote cumulatively. If any one shareholder gives such a notice, all shareholders may cumulate their votes. The Starlight By-laws permit any person entitled to vote at an election for directors to cumulate the votes to which such person is entitled; provided, however, that no shareholder shall be entitled to cumulate such shareholder's votes unless the candidates for which such shareholder is voting have been placed in nomination prior to the voting and a shareholder has given notice at the meeting, prior to the vote, of an intention to cumulate votes.

     Under the DGCL, cumulative voting in the election of directors is not available unless specifically provided for in the certificate of incorporation. The PictureTel Certificate does not provide for cumulative voting.

REMOVAL OF DIRECTORS

     Under the CCC, any director or the entire board of directors may be removed with or without cause by the affirmative vote of a majority of the outstanding shares; provided, however, that no individual director may be removed (unless the entire board is removed) if the number of shares voting against removal would be sufficient to elect the director by cumulative voting. In addition, when, by the provisions of the articles of incorporation, the holders of shares of a class or series, voting separately as a class or series, are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of holders of shares of that class or series.

     Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board of directors, shareholders may effect removal only for cause or
(ii) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which he is a part. The PictureTel By-laws provide that a director may be removed with or without cause by vote of holders of a majority of outstanding shares entitled to vote at an election of directors.

FILLING VACANCIES IN THE BOARD OF DIRECTORS

     Under the CCC, any vacancy on the board of directors other than one created by removal of a director may be filled by the board of directors. If the number of directors in office is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a properly noticed meeting or by a sole remaining director. A vacancy created by removal of a director may be filled by the board of directors only if so authorized by a corporation's articles of incorporation or by a by-law approved by a corporation's shareholders. Furthermore, if, after the filling of any

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

vacancy by the directors of a corporation, the directors then in office who have been elected by the corporation's shareholders constitute less than a majority of the directors then in office, then: (i) any holder of more than five percent (5%) of the corporation's voting stock may call a special meeting of shareholders, or (ii) the superior court of the appropriate county may order a special meeting of the shareholders to elect the entire board of directors of the corporation. The Starlight By-laws provide that the shareholders may elect a director at any time to fill any vacancy not filled by the board of directors. Any such election by written consent, other than to fill a vacancy created by removal, requires the consent of a majority of the outstanding shares entitled to vote. The unanimous written consent of holders of outstanding shares entitled to vote is required to fill a vacancy created by removal.

     Under the DGCL, vacancies may be filled by a majority of the directors then in office, even though less than a quorum, unless otherwise provided in the certificate of incorporation or by-laws, and unless the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy. The DGCL further provides that if, at the time of filling any vacancy, the directors then in office constitute less than a majority of the board of directors, as constituted immediately prior of any such increase, the Delaware Court of Chancery may, upon application of any holder or holders of at least ten percent (10%) of the total number of the outstanding stock having the right to vote for directors, summarily order a special election be held to fill any such vacancy or to replace directors chosen by the board of directors to fill such vacancies. The PictureTel By-laws state that any vacancies shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

DIVIDENDS AND REPURCHASES OF SHARES

     Under the CCC, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares) unless either (i) the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or, (ii) immediately after giving effect to such distribution, the corporation's assets (exclusive of good will, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits) and the corporation's current assets, as defined, would be at least equal to its current liabilities, or 1 1/4 times its current liabilities if the average pre-tax and pre-interest earnings for the preceding two fiscal years were less than the average interest expenses for such years. Such tests are applied to California corporations on a consolidated basis. Under the CCC, there are certain exceptions to the foregoing rules for repurchases of shares in connection with certain rescission actions or pursuant to certain employee stock plans.

     The DGCL permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year; provided, however, that the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

APPRAISAL RIGHTS

     Under both the CCC and the DGCL, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under the DGCL, such fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, and such appraisal rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, unless otherwise provided in the certificate of incorporation,
(b) with respect to a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation

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

system by the National Association of Securities Dealers, Inc. or are held of record by more than two thousand holders; provided, however, that such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than two thousand holders, plus cash in lieu of fractional shares, or
(c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger either because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed twenty percent (20%) of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

     The limitations on the availability of appraisal rights under the CCC are different from those under the DGCL. Shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have such appraisal rights unless the holders of at least five percent (5%) of the class of outstanding shares claim the right or the corporation or any law restricts the transfer of such shares. Appraisal rights are also unavailable if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity. The CCC generally affords appraisal in sale of asset reorganizations.

     In connection with the Merger, holders of Starlight Common Stock and Starlight Preferred Stock may, by complying with Chapter 13 of the CCC, be entitled to appraisal rights as set forth therein, and the shares of such Starlight Common Stock and/or Starlight Preferred Stock held will be deemed to be dissenting shares. Chapter 13 of the CCC is attached as ANNEX B to this Information Statement/Prospectus.

INSPECTION OF BOOKS AND RECORDS

     Both the CCC and the DGCL allow any shareholder to inspect the shareholder list for a purpose reasonably related to such person's interest as a shareholder. The CCC provides, in addition, an absolute right to inspect and copy the corporation's shareholders' list by a shareholder or shareholders holding at least five percent (5%) in aggregate of the outstanding voting shares of a corporation or who hold at least one percent (1%) of such voting shares and have filed a Schedule 14A with the Commission relating to the election of directors.

LIMITATION OF LIABILITY OF DIRECTORS

     The laws of both Delaware and California permit corporations to adopt a provision in their certificate of incorporation or articles of incorporation, respectively, eliminating, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty as a director.

     The CCC does not permit the elimination of monetary liability where such liability is based on: (a) intentional misconduct or knowing and culpable violation of law; (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (c) receipt of any improper personal benefit; (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should have been aware of such risk of serious injury to the corporation or its shareholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (f) interested transactions between the corporation and a director in which a director has a material financial interest; or (g) liability for improper distributions, loans or guarantees. The Starlight Certificate eliminates the liability of members of the Starlight Board of Directors to the fullest extent permissible under California law.

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

     Under the DGCL, a corporation may not eliminate monetary liability for (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (c) unlawful dividends, stock repurchases or redemptions; or (d) transactions from which the director received an improper personal benefit. Such provision(s) for the limitation of liability may not limit a director's liability for violation of, or otherwise relieve directors from, the necessity of complying with federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission. The PictureTel Certificate eliminates the liability of the PictureTel Board to the fullest extent permissible under the DGCL.

INDEMNIFICATION

     The DGCL provides that a corporation may indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or (in contrast to the CCC) not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful. No indemnification, however, shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The DGCL requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise. The PictureTel Certificate provides that PictureTel will indemnify its directors and executive officers and may indemnify other offices to the fullest extent permitted by law. The PictureTel By-laws also require PictureTel to advance litigation expenses upon request to such persons. However, the PictureTel Certificate also provides that the corporation will not indemnify or advance litigation expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.

     The CCC permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (a) no indemnification may be made when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine, and (b) no indemnification may be made without court approval in respect of amounts paid in settling or otherwise disposing of an action or expenses incurred in defending an action which is settled or otherwise disposed of without court approval. Indemnification is permitted by the CCC only for acts taken by the person seeking indemnification in good faith and believed to be in the best interests of the corporation and its shareholders and, with respect to a criminal proceeding, which such person had no reasonable cause to believe his conduct was unlawful, as determined by either a majority vote of a quorum of disinterested directors, independent legal counsel if a quorum of disinterested directors is not obtainable, a majority vote of a quorum of the shareholders, excluding shares owned by the indemnified party, or the court handling the action. The CCC requires indemnification when the individual has successfully defended the action on the merits. California corporations may include in their articles of incorporation a provision which extends the scope of indemnification through agreements, by-laws or other corporate actions beyond that specifically authorized by law. The Starlight Articles include a provision authorizing Starlight to indemnify its agents in excess of the indemnification otherwise permitted by statute with respect to corporate agents, subject to statutory limits relating to actions for breach of duty to the corporation and its shareholders.

STOCKHOLDER AND SHAREHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

     Section 203 of the DGCL prohibits a corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity who or which owns fifteen percent (15%) or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or

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associate of the corporation and was the owner of fifteen percent (15%) or more of such voting stock at any time within the previous three years.

     For purposes of Section 203, the term "business combination" is defined broadly to include mergers of the corporation or a subsidiary with or caused by the interested stockholder; sales or other dispositions to the interested stockholder, except proportionately with the corporation's other stockholders, of assets of the corporation or a subsidiary equal to ten percent (10%) or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder, except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock; or receipt by the interested stockholder, except proportionately as a stockholder, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The three-year moratorium imposed on business combinations by Section 203 does not apply if: (i) prior to the date at which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder; (ii) the interested stockholder owns eighty-five percent (85%) of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder, excluding from the number of shares outstanding those shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer; or (iii) on or after the date such person becomes an interested stockholder, the board of directors approves the business combination and such business combination is also approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the interested stockholder.

     Under the CCC, there is no equivalent provision to Section 203 of the DGCL.
Section 1203 of the CCC provides that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a "short-form" merger, if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than fifty percent (50%) of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own ninety percent (90%) or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

STOCKHOLDER AND SHAREHOLDER VOTING ON MERGERS AND SIMILAR TRANSACTIONS

     The laws of both California and Delaware generally require that a majority of the stockholders of both acquiring and target corporations approve statutory mergers. The DGCL does not require a stockholder vote of the surviving corporation in a merger, unless the corporation provides otherwise in its certificate of incorporation, if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share of stock after the merger, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed twenty percent (20%) of the shares outstanding immediately prior to the merger. The CCC contains a similar exception to its voting requirements for reorganization where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting of more than five-sixths of the voting power, assuming the conversion of convertible equity securities, of the surviving or acquiring corporation or its parent entity.

     The laws of both California and Delaware also generally require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

     With certain exceptions, the CCC also requires that mergers, reorganizations, and similar transactions be approved by a majority vote of each class of shares outstanding. In contrast, the DGCL generally does not require class voting, except for amendments to the certificate of incorporation that change the number of authorized shares or the par value of shares of a specific class or that adversely affect such class of shares.

LOANS TO DIRECTORS, OFFICERS AND EMPLOYEES

     Under the CCC, any loan to or guaranty for the benefit of a director or officer, including pursuant to an employee benefit plan, of the corporation requires approval of holders of a majority of the outstanding shares of the corporation. The CCC, however, also provides that if a corporation has one hundred or more shareholders of record and has adopted a by-law proviso allowing the board of directors to do so, the board of directors alone may approve loans to or guaranties on behalf of an officer (whether or not such officer is a director) or adopt an employee benefit plan authorizing such loans or guarantees by a vote sufficient without counting the vote of any interested director or directors, if the board of directors determines that any such loan, guaranty or plan may reasonably be expected to benefit the corporation. The DGCL permits a corporation to make loans to, guarantee the obligations of, or otherwise assists its officers or other employees when such action, in the judgment of the board of directors, may reasonably be expected to benefit the corporation.

INTERESTED DIRECTOR TRANSACTIONS

     Under the laws of both California and Delaware, contracts or transactions between a corporation and one or more of its directors or between a corporation and any other entity in which one or more of its directors are directors or have a financial interest, are not void or voidable because of such interest or because such director is present at a meeting of the board of directors which authorizes or approves the contract or transaction, provided, however, that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under the CCC and the DGCL. Under the CCC and the DGCL, either (a) the shareholders or the board of directors must approve any such contract or transaction in good faith after full disclosure of the material facts (and, in the case of approval by the board of directors other than for a common directorship, the CCC requires that the contract or transaction must also be "just and reasonable" to the corporation), or (b) the contract or transaction must have been "fair", according to the DGCL, or, in the case of a common directorship according to the CCC, "just and reasonable" as to the corporation at the time it was approved. The CCC explicitly places the burden of proof of the just and reasonable nature of the contract or transaction on the interested director.

     Under the CCC, if shareholder approval is sought, the interested director is not entitled to vote his or her shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum). Under the DGCL, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of a quorum).

STOCKHOLDER AND SHAREHOLDER DERIVATIVE SUIT

     The CCC provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain criteria are met. The CCC also provides that the corporation or the defendant in a derivative suit may, under certain circumstances, make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. The DGCL does not have a similar bonding requirement. Under the DGCL, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. A stockholder must also first make demand on the corporation that it bring suit and have such demand be refused unless it is shown such demand would have been futile.

                      STARLIGHT 1998 BONUS RETENTION PLAN

GENERAL DESCRIPTION

     On May 7, 1997, the Board of Directors of Starlight approved the grant of a bonus to its employees equal to 15% of the gross proceeds (the "Bonus Pool") offered to shareholders in consideration for their shares of the capital stock of Starlight in a merger or acquisition of Starlight or the sale of all or substantially all of the assets of Starlight (an "Acquisition Transaction"). On July 17, 1998, the Board of Directors of Starlight approved the Starlight 1998 Bonus Retention Plan upon substantially the same terms set forth in the May 7, 1997 resolutions of the Board of Directors. The Bonus Retention Plan, however, increased the size of the Bonus Pool to 15.86% of the gross proceeds offered to shareholders in consideration for their shares of the capital stock of Starlight in an Acquisition Transaction, and authorized the participation of consultants and members of the Board of Directors. The bonuses granted under the Bonus Retention Plan will be payable in cash, or, upon the determination of the Board of Directors or Compensation Committee, in the shares of the unrelated issuer in the Acquisition Transaction. The Board of Directors adopted the Bonus Retention Plan in order to induce employees, directors and consultants of Starlight (each, a "Participant") to continue to serve at Starlight during difficult periods when neither stock options nor stock ownership were likely to provide adequate incentives to remain with Starlight. The Bonus Retention Plan provides for the Bonus Pool to be allocated among Starlight's employees, consultants and directors in such amounts as determined by the Board of Directors or the Compensation Committee of the Board of Directors. Contemporaneously with the adoption of the Bonus Retention Plan on July 17, 1998, the Board of Directors approved an allocation schedule that set forth the division of the Bonus Pool among Starlight employees, directors and consultants. If a Participant voluntarily terminates employment or service as a director or consultant with Starlight, or is terminated for "cause" (as defined in the Bonus Retention Plan) by Starlight prior to the Merger, then such Participant will not be eligible to receive any bonus payment, and such Participant's bonus will revert back to the Bonus Pool and will be reallocated among the remaining Participants in such amounts as determined in the discretion of the Compensation Committee of the Board of Directors.

     Pursuant to the Bonus Retention Plan, the Merger constitutes an Acquisition Transaction, and thus entitles the Participants to receive 15.86% of the gross proceeds of the Merger, or a maximum of 251,082 shares of PictureTel Common Stock at the Merger Price. Giving effect to the purchase by PTC of 5,000 shares of Series B Preferred Stock from David A. Edwards immediately prior to the Merger, the initial number of shares of Parent Common Stock that would have been issued to the holders of Starlight Preferred Stock in the Merger was 1,582,996. Pursuant to the Bonus Retention Plan, 251,082 of such shares of _Parent Common Stock have been allocated for issuance under the Bonus Retention Plan, although Parent may issue cash in lieu of shares of Parent Common Stock to satisfy its obligations under the Bonus Retention Plan. According to the existing allocation schedule, all but nine of the Participants will receive cash upon consummation of the Merger, and the remaining nine Participants will receive shares of PictureTel Common Stock.

     Section 310 of the CCC provides that a transaction between a corporation and its directors shall not be void or voidable if (a) the material facts as to the transaction and as to each director's interest is fully disclosed or known to the shareholders and is approved in good faith by the majority of the shares entitled to vote thereon, excluding shares owned by the interested directors, or
(b) the material facts as to the transaction and as to each director's interest is fully disclosed or known to the board of directors or a committee thereof, and the board of directors or committee approves or ratifies the contract or transaction in good faith by a vote sufficient without counting the vote of the interested director or directors and the contract or transaction is just and reasonable to the corporation at the time it is authorized, approved or ratified, or (c) as to contracts or transactions not approved as provided in (a) or (b), the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time authorized, approved or ratified.

     Four of the members of the Starlight Board of Directors have an interest in the Bonus Retention Plan, and, because their rights under the Bonus Retention Plan are dependent upon the consummation of the Merger, in the Merger itself. Specifically, Messrs. Long, Lorentzen, Bass and Brannon are entitled to receive, upon the consummation of the Merger, bonuses of 56,700, 23,750, 19,250 and 6,450 shares of the PictureTel Common Stock, respectively. As a consequence, the Merger will be subject to challenge unless consented to by a majority of the outstanding shares of Starlight Common Stock and Starlight Preferred Stock, but excluding shares owned by the interested directors. See "Securities Ownership of Certain Beneficial Owners and Management of Starlight."

APPROVAL OF CERTAIN PAYMENTS FOR PURPOSES OF SECTION 280G AND SECTION 4999 OF THE CODE

     The Starlight Shareholders are also being asked to approve the bonuses of 19,250 and 56,700 shares of PictureTel Common Stock to be paid under the Bonus Retention Plan to Messrs. Bass and Long, respectively, to the extent such bonuses would otherwise be subject to Section 280G and Section 4999 of the Code. The approval of the bonus payments requires the written consent of the holders of seventy-five percent (75%) of the outstanding shares of Starlight Stock, excluding shares held by those individuals who are receiving the payments for which shareholder approval is being sought for purposes of Section 280G and
Section 4999 of the Code (the "Required Section 280G Consent").

     Under Section 280G and Section 4999 of the Code, payments to certain officers and directors of a corporation contingent on a change of control of the corporation (so called "parachute payments") are not deductible by the corporation and are subject to a twenty percent (20%) excise tax in the hands of recipients to the extent they exceed the recipient's average annual taxable compensation paid by the corporation for the five most recent calendar years (the "Base Amount"), but only if such payments in the aggregate equal or exceed three times the Base Amount (the "Trigger Amount"). Payments for services following a change of control are not parachute payments to the extent they are reasonable. Payments to an executive of an acquired corporation contingent on a change of control which are reasonable compensation for past services are parachute payments taken into account in determining whether parachute payments equal or exceed the Trigger Amount, but are not taken into account in determining the extent to which parachute payments exceed the Base Amount and are subject to Section 280G and Section 4999. A payment to an executive of a non-publicly-traded corporation is not a parachute payment if it is approved after adequate disclosure by a vote of the corporation's shareholders owning more than seventy-five percent (75%) of all outstanding stock of the corporation immediately prior to the time of the change of control, excluding the stock of the executive and other persons entitled to payments that would be subject to
Section 4999 of the Code.

     The payment of the bonuses under the Bonus Retention Plan to Messrs. Bass and Long are contingent on a change of control of Starlight and are, therefore, parachute payments. While Mr. Long has entered into an employment agreement with PictureTel that takes effect at the Effective Time, the terms of that agreement, including the options for PictureTel Common Stock to be granted thereunder, are comparable to terms offered to similarly situated PictureTel employees. Starlight therefore believes that payments under that agreement are reasonable compensation for future services and are not parachute payments.

     Mr. Bass is a member of the Board of Directors of Starlight who has received no compensation for his services. The Base Amount and Trigger Amount for Mr. Bass are each $0. Consequently, the bonus paid to Mr. Bass will be subject to Section 280G and Section 4999 except to the extent such bonus includes reasonable compensation for past services. Mr. Long is the Chairman of the Board of Directors and member of the Board of Directors of Starlight. Mr. Long's Base Amount is believed to be approximately $145,000 and his Trigger Amount approximately $435,000. Mr. Long's bonus will be subject to Section 280G and Section 4999 of the Code if it equals or exceeds his Trigger Amount, in which case the excess over his Base Amount would be subject to Section 280G and
Section 4999 except to the extent such bonus includes reasonable compensation for past services. The value of each bonus will equal the fair market value of the shares of PictureTel Common Stock on receipt. While the value that the shares of PictureTel Common Stock allocated to Mr. Long will have on receipt is not known, the value of those shares of PictureTel Common Stock on September 16, 1998, did not equal or exceed his Trigger Amount.

     In order to avoid the application of Section 280G and Section 4999, Mr. Bass has agreed that he will forego receipt of his entire bonus unless the bonus is approved by the Required Section 280G Consent and Mr. Long has agreed that he will forego receipt of (i) that portion of his bonus in excess of his Trigger

Amount, as finally determined by PictureTel after consultation with Mr. Long, plus (ii) one dollar, unless such excess payment is approved by the Required
Section 280G Consent (each such foregone amount a "Section 280G Amount"). If the Required Section 280G Consent is not obtained, the Section 280G Amounts will be returned to the Bonus Retention Plan to be redistributed in the discretion of the Compensation Committee of the Starlight Board of Directors.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for PictureTel by Ropes & Gray, Boston, Massachusetts. Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California has rendered an opinion regarding certain United States Federal income tax matters.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997 of PictureTel Corporation included elsewhere in this Information Statement/Prospectus have been included herein in reliance on the report, which includes an explanatory paragraph regarding the restatement of the financial statements for the year ended December 31, 1996, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of the firm as experts in accounting and auditing.

     The financial statements of Starlight Networks Incorporated at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in the Registration Statement, of which this Information Statement/Prospectus is a part, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports appearing elsewhere herein which contain an explanatory paragraph describing conditions that raise substantial doubt about Starlight Networks Incorporated's ability to continue as a going concern as described in Note 1 to the financial statements, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

                                                              PAGE
                                                              ----
PICTURETEL CORPORATION
  Report of Independent Accountants.........................   F-2
  Consolidated Balance Sheets...............................   F-3
  Consolidated Statements of Operations.....................   F-4
  Consolidated Statements of Stockholders' Equity...........   F-5
  Consolidated Statements of Cash Flows.....................   F-6
  Notes to Consolidated Financial Statements................   F-7
  Consolidated Balance Sheet as of June 28, 1998
     (Unaudited)............................................  F-25
  Consolidated Statements of Operations for six months ended
     June 28, 1998 and June 29, 1997 (Unaudited)............  F-26
  Consolidated Statements of Cash Flows for six months ended
     June 28, 1998 and June 29, 1997 (Unaudited)............  F-27
  Notes to Consolidated Financial Statements (Unaudited)....  F-28

STARLIGHT NETWORKS INCORPORATED
  Report of Independent Auditors............................  F-33
  Balance Sheets............................................  F-34
  Statements of Operations..................................  F-35
  Statements of Redeemable Convertible Preferred Stock and
     Changes in Shareholders' Equity (Net Capital
     Deficiency)............................................  F-36
  Statements of Cash Flows..................................  F-37
  Notes to Financial Statements.............................  F-38

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of PICTURETEL CORPORATION:

     We have audited the accompanying consolidated balance sheets of PictureTel Corporation as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PictureTel Corporation as of December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the accompanying consolidated financial statements, the Company has restated its financial statements for the year ended December 31, 1996.

                                            COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
February 25, 1998

                             PICTURETEL CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              --------    ----------
                                                                          (RESTATED)
                                       ASSETS
Current assets:
Cash and cash equivalents...................................  $ 49,859     $ 63,333
Marketable securities.......................................    32,152       38,918
Accounts receivable less allowance for doubtful accounts of
  $6,315 and $3,336 at December 31, 1997 and 1996,
  respectively..............................................   108,729      143,237
Inventories, net............................................    44,901       51,538
Deferred taxes, net.........................................    15,615        6,462
Other current assets........................................     6,803        5,781
                                                              --------     --------
  Total current assets......................................   258,059      309,269
Marketable securities.......................................        --        9,118
Deferred taxes, net.........................................    16,106        3,945
Property and equipment, net.................................    69,103       47,747
Capitalized software costs, net.............................     2,368        9,110
Other assets................................................     9,415        7,065
                                                              --------     --------
  Total assets..............................................  $355,051     $386,254
                                                              ========     ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings.......................................  $    186     $    519
Accounts payable............................................    30,169       54,293
Accrued compensation and benefits...........................    10,551        8,906
Accrued expenses............................................    37,207       20,538
Current portion of capital lease obligations................     3,426        3,423
Deferred revenue............................................    23,547       19,527
                                                              --------     --------
  Total current liabilities.................................   105,086      107,206
Long-term borrowings........................................        --        9,242
Capital lease obligations, net of current portion...........    22,000        4,960
Commitments and contingencies (Notes 6, 7 and 15)
Stockholders' equity:
Preference stock, $.01 par value; 15,000,000 shares
  authorized;
     none issued............................................        --           --
Common stock, $.01 par value; 80,000,000 shares authorized;
  38,040,363 and 37,499,111 shares issued and outstanding at
  December 31, 1997 and 1996................................       380          376
Additional paid-in capital..................................   204,242      199,755
Retained earnings...........................................    25,425       64,429
Cumulative translation adjustment...........................    (2,077)        (602)
Unrealized gain (loss) on marketable securities, net........        (5)         888
                                                              --------     --------
  Total stockholders' equity................................   227,965      264,846
                                                              --------     --------
  Total liabilities and stockholders' equity................  $355,051     $386,254
                                                              ========     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                             PICTURETEL CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
                                                                        (RESTATED)
Revenues:
  Product revenues.........................................  $417,115    $451,119    $337,502
  Service revenues.........................................    49,310      39,106      26,297
                                                             --------    --------    --------
     Total revenues........................................   466,425     490,225     363,799
Cost of revenues
  Product cost of revenues.................................   234,953     223,680     161,380
  Service cost of revenues.................................    40,958      27,369      17,402
                                                             --------    --------    --------
     Total cost of revenues................................   275,911     251,049     178,782
Gross margin...............................................   190,514     239,176     185,017
Operating expenses:
  Selling, general and administrative......................   167,841     133,028     108,347
  Research and development.................................    79,523      65,134      48,716
                                                             --------    --------    --------
     Total operating expenses..............................   247,364     198,162     157,063
                                                             --------    --------    --------
Income (loss) from operations..............................   (56,850)     41,014      27,954
Interest income............................................     4,339       5,337       4,123
Interest expense...........................................     1,821       1,050       1,063
Other income (expense), net................................    (1,158)      2,794          87
                                                             --------    --------    --------
Income (loss) before income tax expense (benefit)..........   (55,490)     48,095      31,101
Income tax expense (benefit)...............................   (16,092)     15,923       9,242
                                                             --------    --------    --------
Net income (loss)..........................................  $(39,398)   $ 32,172    $ 21,859
                                                             ========    ========    ========
Net income (loss) per common share -- basic................  $  (1.04)   $   0.89    $   0.64
                                                             ========    ========    ========
Net income (loss) per common share -- diluted..............  $  (1.04)   $   0.81    $   0.57
                                                             ========    ========    ========
Weighted average common shares outstanding -- basic........    37,760      36,097      34,178
                                                             ========    ========    ========
Weighted average common shares outstanding -- diluted......    37,760      39,598      38,428
                                                             ========    ========    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                             PICTURETEL CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, 1995
                             (DOLLARS IN THOUSANDS)

                                                                                                     UNREALIZED
                                                                                                    (LOSS) GAIN
                                                                                                         ON
                                         COMMON STOCK        ADDITIONAL              CUMULATIVE      MARKETABLE         TOTAL
                                    ----------------------    PAID-IN     RETAINED   TRANSLATION    SECURITIES,     STOCKHOLDERS'
                                      SHARES     PAR VALUE    CAPITAL     EARNINGS   ADJUSTMENT         NET            EQUITY
                                    ----------   ---------   ----------   --------   -----------   --------------   -------------
Balance, December 31, 1994........  32,591,848     $326       $146,508    $ 10,874     $  (452)        $(414)         $156,842
Exercise of employee stock options
  and related tax benefit.........   2,323,033       23         26,389          --          --            --            26,412
Employee stock purchase plan
  shares..........................     131,994        2          1,151          --          --            --             1,153
Conversion of preferred stock to
  common stock....................     469,254        5          1,955          --          --            --             1,960
Exercise of stock purchase
  warrants........................      84,000        1             74          --          --            --                75
Foreign currency translation
  adjustment......................          --       --             --          --         (79)           --               (79)
Unrealized gain on marketable
  securities, net.................          --       --             --          --          --           638               638
Net income........................          --       --             --      21,859          --            --            21,859
Multilink paid dividends..........          --       --             --        (476)         --            --              (476)
                                    ----------     ----       --------    --------     -------         -----          --------
Balance, December 31, 1995........  35,600,129      357        176,077      32,257        (531)          224           208,384
Exercise of employee stock options
  and related tax benefit.........   1,300,155       13         21,061          --          --            --            21,074
Employee stock purchase plan
  shares..........................      73,827        1          1,878          --          --            --             1,879
Conversion of subordinated debt to
  common stock....................     525,000        5            739          --          --            --               744
Foreign currency translation
  adjustment......................          --       --             --          --         (71)           --               (71)
Unrealized gain on marketable
  securities, net.................          --       --             --          --          --           664               664
Net income........................          --       --             --      32,172          --            --            32,172
                                    ----------     ----       --------    --------     -------         -----          --------
Balance, December 31, 1996
  (Restated)......................  37,499,111      376        199,755      64,429        (602)          888           264,846
Exercise of employee stock options
  and related tax benefit.........     358,235        3          1,196          --          --            --             1,199
Employee stock purchase plan
  shares..........................     183,017        1          3,291          --          --            --             3,292
Foreign currency translation
  adjustment......................          --       --             --          --      (1,475)           --            (1,475)
Unrealized loss on marketable
  securities, net.................          --       --             --          --          --          (893)             (893)
Adjustment to conform Multilink's
  fiscal year.....................          --       --             --         394          --            --               394
Net loss..........................          --       --             --     (39,398)         --            --           (39,398)
                                    ----------     ----       --------    --------     -------         -----          --------
Balance, December 31, 1997........  38,040,363     $380       $204,242    $ 25,425     $(2,077)        $  (5)         $227,965
                                    ==========     ====       ========    ========     =======         =====          ========

   The accompanying notes are an integral part of the consolidated financial statements.

                             PICTURETEL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
                                                                        (RESTATED)
Cash flows from operating activities:
  Net income (loss)........................................  $(39,398)   $ 32,172    $ 21,859
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization............................    35,221      22,744      18,699
  Deferred taxes, net......................................   (21,314)      1,955      (1,938)
  Other non-cash items.....................................     2,107        (225)       (111)
Changes in operating assets and liabilities:
  Accounts receivable......................................    34,508     (40,085)    (31,960)
  Inventories..............................................     6,637      (5,954)    (13,069)
  Other assets.............................................    (1,022)       (900)     (2,493)
  Accounts payable.........................................   (24,124)     27,906       7,405
  Accrued compensation and benefits and accrued expenses...    18,314      11,714      16,964
  Deferred revenue.........................................     4,020        (399)      5,786
                                                             --------    --------    --------
Net cash provided by operating activities..................    14,949      48,928      21,142
Cash flows from investing activities:
  Purchase of marketable securities........................   (26,392)    (20,115)    (71,772)
  Proceeds from marketable securities......................    42,276      25,987      70,902
  Additions to property and equipment......................   (21,645)    (39,877)    (18,207)
  Proceeds from disposals of property and equipment........        --         387          --
  Capitalized software costs...............................    (7,252)     (6,887)     (5,293)
  Purchase of other assets.................................    (5,350)       (565)         --
  Proceeds from sale of intangible asset...................        --       2,050          --
                                                             --------    --------    --------
Net cash used in investing activities......................   (18,363)    (39,020)    (24,370)
Cash flows from financing activities:
  Change in short-term borrowings..........................      (333)         38      (6,412)
  Change in long-term borrowings...........................    (9,242)     (3,784)     13,026
  Principal payments under capital lease obligations.......    (3,895)     (3,387)     (3,504)
  Proceeds from capital leases.............................        --       8,492          --
  Payment of Multilink dividends...........................        --          --        (476)
  Redemption of preferred stock............................        --          --        (650)
  Proceeds from exercise of stock options..................       954      10,676      14,025
  Proceeds from employee stock purchase plan...............     3,537       1,948       1,153
                                                             --------    --------    --------
Net cash provided by (used in) financing activities........    (8,979)     13,983      17,162
Adjustment to conform fiscal year of Multilink.............       394          --          --
Effect of exchange rate changes on cash....................    (1,475)       (151)        401
                                                             --------    --------    --------
Net increase (decrease) in cash and cash equivalents.......   (13,474)     23,740      14,335
Cash and cash equivalents at beginning of year.............    63,333      39,593      25,258
                                                             --------    --------    --------
Cash and cash equivalents at end of year...................  $ 49,859    $ 63,333    $ 39,593
                                                             ========    ========    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                             PICTURETEL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF THE BUSINESS:

     PictureTel Corporation (the "Company"), operates in one business segment, the development, manufacture, marketing of visual collaboration products and services.

RESTATEMENT OF FINANCIAL STATEMENTS

     On September 19, 1997, after the Company's reexamination (with assistance from its outside auditors) of leasing and other indirect channel transactions, the Company announced that it would reverse revenue related to certain of these transactions and, as a result, the Company intended to restate its financial statements for the third and fourth quarters of 1996 and the first quarter of 1997. On November 13, 1997, after completion of its reexamination, the Company announced that it would also restate the second quarter of 1997. The restatements were required to reverse product sales recorded which contained rights of return, contingent liabilities, payment contingencies, payment uncertainties or product sales for which delivery did not occur at the end of the period. The restatements were required to record such product sales in the period in which the rights of return lapsed, contingencies or uncertainties were resolved, or delivery was completed. Certain transactions which were reversed have not been re-recorded as revenues in later periods. The financial statements and related notes to consolidated financial statements set forth in this Form 10-K reflect all such restatements. A summary of the impact of such restatements for the year ended December 31, 1996 including the financial condition and results of operations from the Multilink acquisition on July 22, 1997, accounted for as a pooling-of-interests, is as follows (in thousands):

                                                                    YEAR ENDED
                                                                DECEMBER 31, 1996
                                                              ----------------------
                                                              PREVIOUSLY       AS
                                                               REPORTED     RESTATED
                                                              ----------    --------
Revenues....................................................   $504,952     $490,225
Gross margin................................................    245,204      239,176
Income before taxes.........................................     54,123       48,095
Income tax expense..........................................     17,894       15,923
Net income..................................................     36,229       32,172
Net income per common share -- basic........................   $   1.00     $   0.89
Net income per common share -- diluted......................   $   0.91     $   0.81

                                                                DECEMBER 31, 1996
                                                              ----------------------
                                                              PREVIOUSLY       AS
                                                               REPORTED     RESTATED
                                                              ----------    --------
Total assets................................................   $389,522      386,254
Total liabilities...........................................   $120,632      121,408
Total stockholders' equity..................................   $268,890      264,846

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ACQUISITION OF MULTILINK, INC.

     On July 22, 1997, the Company acquired all of the common stock of MultiLink, Inc. (MultiLink) in a transaction accounted for as a pooling of interests. MultiLink develops, manufactures and markets software and hardware that enable users at two or more sites to participate in face-to-face meetings. The Company issued 3,578,026 shares of common stock in exchange for 6,389,332 shares of MultiLink common stock at a ratio of one share of MultiLink common stock to 0.56 shares of the Company's common stock. The accompanying consolidated financial statements for all periods prior to the acquisition have been restated to include the results of operations, financial position and cash flows of MultiLink.

                             PICTURETEL CORPORATION

     The following information presents certain statement of operations data of the separate companies for the periods prior to the acquisition which for these purposes has been assumed to occur on June 29, 1997.

                                               SIX MONTHS ENDED          YEAR ENDED
                                                   JUNE 29,             DECEMBER 31,
                                              -------------------    -------------------
                                                1997       1996        1996       1995
                                              --------   --------    --------   --------
Revenues
     PictureTel.............................  $227,439   $221,083    $467,805   $346,758
     MultiLink..............................    12,462      9,662      22,420     17,041
Net income (loss)
     PictureTel.............................  $ (1,513)  $ 15,957    $ 30,598   $ 19,626
     MultiLink..............................    (1,376)       651       1,574      2,233

     In conjunction with the acquisition, MultiLink's fiscal year end has been changed from September 30 to December 31 to conform to the Company's fiscal year end. As a result, the financial statements for the years ended December 31, 1996 and 1997 include the results of operations and financial position of MultiLink for the year ended September 30, 1996 and the year ended December 31, 1997, respectively. Accordingly, MultiLink's results of operations and financial position for the quarter ended December 31, 1996 excluded from the financial statements are as follows (in thousands):

Revenues....................................................  $6,613
                                                              ======
Total cost of sales and operating expenses..................  $5,918
                                                              ======
Net income..................................................  $  394
                                                              ======

     The net income of $394,000 for the quarter ended December 31, 1996 has been credited directly to retained earnings.

     Intercompany sales from MultiLink to the Company were insignificant and have been eliminated in consolidation.

     Costs associated with the acquisition of $2,561,000 were charged to operations for the year ended December 31, 1997. These costs principally relate to investment banking, accounting and legal advisory fees and severance expense.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All material inter-company accounts and transactions have been eliminated in consolidation.

FOREIGN CURRENCY TRANSLATION

     The financial statements of the Company's non-U.S. subsidiaries, where the local currency is the functional currency, are translated using exchange rates in effect at the end of the year for assets and liabilities and average exchange rates during the year for results of operations. Related translation adjustments are reported as a separate component of stockholders' equity. Transaction gains and losses are recognized in the statement of operations.

                             PICTURETEL CORPORATION

FOREIGN EXCHANGE CONTRACTS

     The Company and its subsidiaries have entered into foreign currency forward contracts as a hedge against specific inter-company and foreign currency receivable transactions. Forward contracts involve agreements to purchase or sell foreign currencies at specific rates at future dates. The Company's hedging activities do not subject the Company to exchange rate risk because the gains and losses on these contracts offset the losses and gains on the assets, liabilities, and transactions being hedged. The criteria the Company uses for designating a forward contract as a hedge include the instrument's effectiveness in risk reduction and one-to-one matching of the forward contract to the underlying transaction. The Company's accounting for forward contracts used as a means of hedging exposure to foreign currency exchange risk is in accordance with the concepts established in SFAS No. 52, "Foreign Currency Translation" and various EITF pronouncements. The carrying amount of the forward contracts is the fair value which is determined by obtaining market prices. Gains and losses on forward contracts are deferred and recognized in the same period that the underlying transactions are settled. The contract premiums or discounts are amortized over the life of the foreign exchange contracts and are recognized in other income. At December 31, 1997 and 1996 the Company had contracts maturing through April 6, 1998 to purchase $24,627,000 and $18,534,000, respectively, in foreign currency (British pounds, French francs, German marks, Japanese yen, Swiss francs, Swedish krona and Australian dollars). Cash flows resulting from hedging contracts are classified in the same category as the cash flows from the items being hedged. The carrying amount of the foreign currency forward contracts is the fair value which is determined by obtaining market prices.

CASH EQUIVALENTS AND MARKETABLE SECURITIES

     The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The Company classifies all debt and equity securities as available for sale. They are carried at their fair value, based on quoted market prices, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. Those instruments with maturities between three months and twelve months, along with equity securities, are considered to be short-term marketable securities and investments with maturities of greater than one year are classified as long-term marketable securities. At December 31, 1997 and 1996 cash equivalents and marketable securities primarily consist of U.S. government securities, corporate and municipal issues and commercial paper.

     The amortized cost of marketable securities is adjusted for the amortization of premiums and accretion of discounts over the life of the security. Such amortization and interest are included in interest income. For the purpose of determining gain or loss, the specific identification of securities method is used. Realized gains and losses are included in other income.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out basis.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the following estimated useful lives:

Building under capital
  lease.......................  18 years
Equipment.....................  2-5 years
Equipment and furniture under
  capital leases..............  3-5 years
Furniture and fixtures........  3-5 years
Leasehold improvements........  Estimated useful life or term of the lease, if shorter

                             PICTURETEL CORPORATION

     Maintenance and repairs are charged to expense as incurred. Significant improvements are capitalized and depreciated. Upon retirement or sale, the cost of the assets disposed of, and the related accumulated depreciation, are removed from the accounts and any resulting gain or loss is included in the determination of net income.

RESEARCH AND DEVELOPMENT AND CAPITALIZED SOFTWARE COSTS

     Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. Software production costs incurred subsequent to the establishment of technological feasibility are capitalized until the product is available for general release to customers. Amortization is based on the greater of (i) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (ii) the straight-line method over the remaining estimated life of the product.

     During the years ended December 31, 1997, 1996, and 1995, the Company capitalized approximately $7,252,000, $6,887,000, and $5,293,000, respectively, of software costs. During the years ended December 31, 1997, 1996, and 1995, the Company amortized approximately $13,994,000, $5,694,000, and $4,389,000, respectively, of software costs.

OTHER ASSETS

     Included in other assets are intangible assets which consist primarily of intellectual property rights and noncompete agreements which are amortized over their estimated useful life, which range from eighteen to thirty-six months. Accumulated amortization on intangible assets was $3,868,000 and $3,771,000 at December 31, 1997 and 1996, respectively. Also included in other assets are prepaid royalties and investments accounted for under the cost method. The Company reviews other long-term assets for any impairment in accordance with the Statement of Financial Accounting Standard No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121).

REVENUE RECOGNITION

     Revenue from product sales is recognized upon shipment in accordance with contractual acceptance terms or upon completion of all significant obligations, whichever is later. Revenue from maintenance contracts is recognized ratably over the term of the contract. Allowances for estimated future product returns and price protection under the Company's agreements with its distributors and resellers are provided in the same period as the related revenues.

WARRANTY

     The Company provides a warranty for parts and labor on its products. Warranty periods are generally one year from installation date on sales to end-users and one year from delivery date on sales to distributors. In addition, warranty periods for certain software products, repairs, and upgraded parts are 90 days upon receipt. Estimated costs related to warranty are recorded at the time of revenue recognition.

INCOME TAXES

     The Company provides for the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The measurement of deferred tax assets is reduced by a valuation allowance if, based upon the weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

                             PICTURETEL CORPORATION

EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share." This statement replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share
(EPS). Basic EPS excludes the effect of any dilutive options, warrants or convertible securities and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed by dividing income available to common stockholders by the sum of the weighted average number of common shares and common share equivalents computed using the average market price for the period under the treasury stock method. All earnings per share amounts have been restated to conform with the SFAS 128 requirements. The following table reconciles the numerator and the denominators of the basic and diluted EPS computations shown on the Consolidated Statements of Operations (in thousands, except per share data):

                                                             FOR THE YEARS ENDED
                                                                DECEMBER 31,
                                                      ---------------------------------
                                                        1997         1996        1995
                                                      --------    ----------    -------
                                                                  (RESTATED)
BASIC EPS COMPUTATION:
Numerator:
  Net income (loss).................................  ($39,398)    $32,172      $21,859
                                                      ========     =======      =======
Denominator:
  Weighted average common shares outstanding........    37,760      36,097       34,178
                                                      ========     =======      =======
Basic EPS...........................................  $  (1.04)    $  0.89      $  0.64
                                                      ========     =======      =======
DILUTED EPS COMPUTATION:
Numerator:
  Net income (loss).................................  ($39,398)    $32,172      $21,859
                                                      ========     =======      =======
Denominator:
  Weighted average common shares outstanding........    37,760      36,097       34,178
  Stock options.....................................        --       3,501        4,250
                                                      --------     -------      -------
     Total Shares...................................    37,760      39,598       38,428
                                                      ========     =======      =======
Diluted EPS.........................................  $  (1.04)    $  0.81      $  0.57
                                                      ========     =======      =======

     Options to purchase shares of the Company's common stock of 4,729,391 at December 31, 1997 were outstanding during the year but were not included in the computation of diluted EPS because they were antidilutive due to the net loss sustained in 1997. Options to purchase shares of the Company's common stock of 1,061,600 and 360,750 for the years ended December 31, 1996, and 1995, respectively, were outstanding during the respective periods but were not included in the computation of diluted EPS because the exercise price of the options, which range from $34.38 to $40.50 for 1996, and $24.44 to $35.13 for 1995, was greater than the average market price of the common stock for the reported period.

CONCENTRATIONS

Credit Risk

     Financial instruments which potentially subject the Company to concentration of credit risk include cash, cash equivalents, marketable securities and trade receivables. The Company sells its products to a variety of

                             PICTURETEL CORPORATION
customers, including end users, dealers and distributors, in a variety of different industries and geographic regions. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. With respect to its cash, cash equivalents and marketable securities, the Company invests its excess cash primarily in deposits with a commercial bank, U.S. government securities, corporate and municipal issues, and commercial paper and has established guidelines relative to credit ratings, diversification and maturities that maintain safety and liquidity.

Suppliers

     Certain components and parts used in the Company's products are procured from a single source. The Company obtains parts from one vendor only, even where multiple sources are available, to maintain quality control and enhance the working relationship with suppliers. These purchases are made under existing contracts or purchase orders. The failure of a supplier, including a subcontractor, to deliver on schedule could delay or interrupt the Company's delivery of products and thereby adversely affect the Company's revenues and profits.

NEWLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." This statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. The statement will become effective for fiscal years beginning after December 15, 1997. The Company will adopt the new standard beginning in the first quarter of the fiscal year ending December 31, 1998 and does not expect that the statement will have a material impact on its financial position or results of operations as the statement requires only additional disclosure. The additional disclosure will include comprehensive income, which will differ from historical net income by the amount of the translation adjustments and unrealized gain (loss) on investments included as separate components of stockholders' equity.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which changes the way public companies report information about their operating segments. SFAS No. 131, which is based on the management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and material geographic locations in which the entity holds assets and reports revenues. The Company will adopt SFAS No. 131 for its fiscal year ending December 31, 1998. The Company is currently evaluating the effects of this change on its reporting of segment and geographic information but does not expect the statement to have a material impact on its financial position or results of operations as the statement requires only additional disclosure.

     In October 1997, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-2, "Software Revenue Recognition," which provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and supersedes SOP 91-1, "Software Revenue Recognition." The Company will adopt SOP 97-2 effective January 1, 1998. The Company does not expect the new pronouncement will have a material impact on its financial position or results of operations.

     In January 1997, the U.S. Securities and Exchange Commission issued Financial Reporting Release No. 48 which expands the disclosure requirements for certain derivative and other financial instruments. The Company adopted the enhanced accounting policy disclosure requirements in the fourth quarter of the fiscal year ending December 31, 1997. The Company will begin furnishing the qualitative and quantitative disclosures of market risk in the second quarter of the fiscal year ending December 31, 1998 and expects to adopt the tabular presentation.

                             PICTURETEL CORPORATION

3.  INVENTORIES:

     Inventories consist of the following (in thousands):

                                                              DECEMBER 31,
                                                          ---------------------
                                                           1997         1996
                                                          -------    ----------
                                                                     (RESTATED)
Purchased parts.........................................  $ 2,983     $ 7,088
Work in process.........................................    2,128       2,858
Finished goods..........................................   39,790      41,592
                                                          -------     -------
                                                          $44,901     $51,538
                                                          =======     =======

4.  MARKETABLE SECURITIES:

     At December 31, 1997 and 1996, marketable securities can be summarized as follows (in thousands):

                                                    AVAILABLE FOR SALE SECURITIES
                                             --------------------------------------------
                                                     1997                    1996
                                             --------------------    --------------------
                                             AMORTIZED     FAIR      AMORTIZED     FAIR
                                               COST        VALUE       COST        VALUE
                                             ---------    -------    ---------    -------
U. S. Government and its agencies..........   $16,296     $16,291     $42,992     $42,956
Municipal Issues...........................    15,863      15,861       3,352       3,353
                                              -------     -------     -------     -------
  Total Debt Securities....................    32,159      32,152      46,344      46,309
Equity Securities..........................        --          --         482       1,727
                                              -------     -------     -------     -------
                                              $32,159     $32,152     $46,826     $48,036
                                              =======     =======     =======     =======

     Unrealized holding losses of $7,000 for 1997 and gains of $1,210,000 for 1996 are included as a separate component of stockholders' equity, net of tax. Realized gains of approximately $1,500,000, $3,000,000 and $107,000 from the sales of available for sale securities are included in other income for the years ended December 31, 1997, 1996 and 1995, respectively.

     At December 31, 1997 all of the Company's marketable securities have stated maturity dates within one year of the balance sheet date.

5.  PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following (in thousands):

                                                             DECEMBER 31,
                                                         --------------------
                                                           1997        1996
                                                         --------    --------
Building under capital lease...........................  $ 20,938    $     --
Equipment..............................................    96,589      83,954
Equipment and furniture under capital leases...........     9,665      12,581
Furniture and fixtures.................................    10,831       7,588
Leasehold improvements.................................    11,442       5,489
                                                         --------    --------
                                                          149,465     109,612
Less: Accumulated depreciation and amortization........    80,362      61,865
                                                         --------    --------
                                                         $ 69,103    $ 47,747
                                                         ========    ========

     At December 31, 1997 and 1996 accumulated amortization amounted to $4,865,000 and $4,385,000 on equipment and furniture under capital leases. At December 31, 1997, accumulated amortization amounted to

                             PICTURETEL CORPORATION

$388,000 on the building under capital lease. Depreciation expense for the years ended December 31, 1997, 1996, and 1995 was $21,227,000, $17,741,000 and
$13,684,000, respectively.

6.  DEBT:

     On December 19, 1996, the Company amended its unsecured revolving credit agreement to increase the borrowing capacity from $17,000,000 to $40,000,000 with an expiration date of October 4, 1999. This agreement requires interest payable at either the bank's base rate, or the adjusted eurocurrency rate plus applicable margin. The applicable margin ranges from seven-eighths percent to one and three-eighths percent based on certain financial ratios. Commitment fees are payable on any unused portion and range from 0.225% to 0.375% based upon certain financial ratios. The amended agreement contains no demand feature and provides that the principal portion of the borrowings be paid by the expiration date. Accordingly, the borrowings under the amended agreement are classified as long-term borrowings.

     In addition, the Company has $29,100,000 of outstanding standby letters of credit under this agreement. Fees for letters of credit outstanding against this revolving credit line were payable at one percent to one and one-half percent per annum of the face amount.

     The unsecured revolving credit agreement contains certain financial covenants, including the maintenance of certain ratios including total liabilities to tangible net worth and operating cash flow to total debt services. In addition, the Company is required to at all times maintain in a cash collateral account with the lending institutions not less than $45,000,000 of unencumbered cash and cash equivalents. At December 31, 1997 no borrowings were outstanding under this credit agreement. At December 31, 1996, $9,242,000 was outstanding under this credit agreement. The Company was in compliance with, or compliance was waived for, all covenants.

     Local lines of credit are available for short-term advances of up to $4,400,000 to certain of the Company's foreign subsidiaries. Most of these lines are guaranteed by the Company. The agreements require interest payable ranging from the bank's base rate plus one to one and one half of a percent per annum, and facility fees of up to one eighth of one percent of the facility amount per annum. No borrowings were outstanding against these local lines of credit at December 31, 1997. A total of $519,000 was borrowed against these local lines of credit at December 31, 1996. At December 31, 1997 and 1996, the weighted average interest rate on outstanding short-term borrowings was 4.8% and 4.6%, respectively.

7.  COMMITMENTS:

     The Company has commitments under capital and non-cancelable operating leases for office and manufacturing space. The facilities leases are for terms ranging from one to eighteen years. The leases usually contain provisions which allow for expansion, extension and termination. Total rent expense for operating leases was $11,600,000, $9,619,000 and $7,238,000 for the years ended December 31, 1997, 1996, and 1995, respectively. The Company entered into an eighteen year lease agreement for an additional building at 50 Minuteman Road in Andover, Massachusetts. Beginning in August, 1997 the Company took possession of the building, accounting for it as a capital lease; The Company has since sublet this premises for ten years, beginning June, 1998.

     The Company is lessee under several capital lease and sale-leaseback agreements with third parties for certain leasehold improvements, equipment and furniture.

                             PICTURETEL CORPORATION

     Future minimum lease payments under capital and operating leases with initial or remaining terms of one year or more are (in thousands):

                                                          CAPITAL    OPERATING
                                                          LEASES      LEASES
                                                          -------    ---------
1998....................................................  $ 5,534     $12,593
1999....................................................    4,106       5,767
2000....................................................    2,353       5,219
2001....................................................    2,353       4,975
2002....................................................    2,353       4,600
Thereafter..............................................   29,802      38,772
                                                          -------     -------
Total future minimum lease payments.....................  $46,501     $71,926
                                                          =======     =======
Less amount representing interest.......................   21,075
Present value of net future minimum lease payments......   25,426
Less current portion....................................    3,426
Long-term obligation under capital leases...............  $22,000
                                                          =======

     In addition to the above obligations, the Company has entered into an agreement to lease an additional facility, currently under construction at 200 Minuteman Road in Andover. The agreement calls for monthly payments of $312,500 for eighteen years with buyout options after five and ten years. Rental payments do not begin until November 1, 1998. The lease will be accounted for as a capital lease when construction is completed. Due to the unexpected slowdown in revenue growth, the Company is considering alternatives other than immediate occupancy.

8.  CAPITAL STOCK:

PREFERENCE STOCK

     The Company's Board of Directors is empowered to fix the terms and rights of the Preference Stock. Issuance of the Preference Stock limits the rights of the Common Stockholders.

COMMON STOCK

     On September 28, 1995, the Board of Directors authorized a two-for-one split of the Company's outstanding Common Stock (the "Stock Split") by means of a 100% stock dividend. All Common Stock and Common Stock equivalents and per share amounts have been retroactively restated to reflect the two-for-one split.

STOCKHOLDERS' RIGHTS AGREEMENT

     On March 25, 1992, the Board of Directors of the Company declared a dividend of one purchase right (a "Right") for every outstanding share of the Company's Common Stock. After giving effect to the split, each Right entitles the holder to purchase from the Company one two-hundredths of a share of Junior Preference Stock at a price of $90 per one two-hundredths of a share, subject to adjustment. The Rights will become exercisable on the fifteenth business day following the date of a public announcement that an acquiring person (as defined in the Rights Agreement, the definition of which provides for certain limited exclusions) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the Company's outstanding Common Stock or on the fifteenth business day following the commencement of a tender offer or exchange offer that would result in an acquiring person owning 15% or more of the Company's outstanding Common Stock.

                             PICTURETEL CORPORATION

     If the Company were acquired in a merger or other business combination, or more than 25% of its assets or earning power were sold, each holder of a Right would be entitled to exercise such Right and thereby receive common stock of the acquiring company with a market value of two times the exercise price of the Right. If an acquiring person has acquired or obtained the right to acquire 15% of the Company's Common Stock, each holder of a Right, other than the acquiring person, will be entitled to receive shares of the Company's Common Stock having a market value of two times the exercise price of the Right. At any time the Company may redeem the Rights at a redemption price of $0.005 per Right. The Rights expire March 25, 2002.

STOCK-BASED COMPENSATION PLANS

     The Company has adopted the disclosure requirements of Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation." The Company continues to recognize compensation costs using the intrinsic value based method described in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." No compensation costs were recognized in 1997, 1996, and 1995.

     Net income (loss) and net income (loss) per share as reported in these consolidated financial statements and on a pro forma basis, as if the fair value based method described in SFAS No. 123 had been adopted, are as follows (in thousands, except per share amounts):

                                                           YEAR ENDED DECEMBER 31,
                                                        ------------------------------
                                                          1997       1996       1995
                                                        --------    -------    -------
                                                                  (RESTATED)
Net income (loss)......................  As reported    $(39,398)   $32,172    $21,859
                                         Pro forma       (46,554)    25,812     20,154
Net income (loss) per share -- Basic...  As reported    $  (1.04)   $  0.89       0.64
                                         Pro forma         (1.23)      0.72       0.59
Net income (loss) per
  share -- Diluted.....................  As reported    $  (1.04)   $  0.81       0.57
                                         Pro forma         (1.23)      0.65       0.52

     The effects of applying SFAS No. 123 for the purpose of providing pro forma disclosures may not be indicative of the effects on reported net income and net income per share for future years, as the pro forma disclosures include the effects of only those awards granted after January 1, 1995 and additional awards in future years are anticipated.

EMPLOYEE STOCK PURCHASE PLAN

     On April 15, 1994 the Company adopted an Employee Stock Purchase Plan (the "Plan") under which eligible employees are able to purchase shares of the Company's Common Stock at 85% of the market value at the date of the start of each six month option period or the end of such period, whichever is lower. The Plan was amended effective October 18, 1996 and approved at the Annual Meeting on June 12, 1997 so as to change the service eligibility for Plan participation to six months. Under the provisions of the Plan up to 1,000,000 shares are authorized after the Stock Split. Shares purchased under the Plan in 1997, 1996 and 1995 totaled 183,017, 73,827 and 131,994, respectively. The weighted average grant date fair value of the shares purchased was $7.62, $7.86 and $4.43 in 1997, 1996 and 1995, respectively. There are 611,162 shares available under the Plan at December 31, 1997.

     For the purpose of providing pro forma disclosures, the fair value of shares purchased were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for purchases in 1997, 1996 and 1995, respectively: a risk-free interest rate of 6.07%, 5.23% and 5.89%, an expected life of 6 months, expected volatility of 56%, 50% and 50%, and no expected dividends.

                             PICTURETEL CORPORATION

STOCK OPTION PLANS

     On February 18, 1997, the Compensation Committee of the Board of Directors granted replacement options, at an exercise price of $16.875 per share, to all employees other than the executive officers and directors (and other than those few who did not consent) holding outstanding options exercisable at a price of $20.00 or more. The replacement options become exercisable (unless accelerated by the Compensation Committee) over a four-year period, and to the extent the canceled option had already become exercisable, such portion of the new option will become exercisable in six months from the date of re-grant and the remaining options will become exercisable over a four-year period commencing in February 1998.

     On November 5, 1997, the Compensation Committee of the Board of Directors granted replacement options at the rate of four replacement options for every five outstanding options (including replacement options granted in February, 1997) returned, at an exercise price of $9.187 per share, to all employees other than the executive officers and directors (and other than those few who did not consent) holding outstanding options exercisable at a price of $10.00 or more. The replacement options become exercisable (unless accelerated by the committee) over a four-year period, and to the extent the canceled options had already become exercisable, such portion of the new option will become exercisable in six months from the date of re-grant and the remaining options will become exercisable over a four-year period commencing in November, 1998.

     On November 14, 1989, the Company's shareholders approved the PictureTel Equity Incentive Plan. As of December 31, 1997 shareholders have authorized the issuance of up to 9,000,000 shares of post Stock Split Common Stock under the Plan. The Equity Incentive Plan permits the granting of non-statutory and incentive stock options, a variety of stock and stock-based awards and related benefits, and cash performance awards, which are in addition to option grants under the 1984 Amended and Restated Stock Option Plan, to employees and other persons who are in a position to make significant contributions to the success of the Company.

     Effective October 23, 1992, the Board of Directors adopted the 1992 Non-Employee Directors' Stock Option Plan. As of December 31, 1997 shareholders have authorized the issuance of up to 430,000 shares of Common Stock under the Plan to eligible non-employee directors. Under this Plan each non-employee director at October 23, 1992 and each non-employee director subsequently elected receives, at October 23, 1992 or the director's first election date, a non-statutory option to purchase 40,000 shares of post Stock Split Common Stock at an exercise price equal to the fair market value of the stock on the effective date of grant. The Plan was amended at the Annual Meeting on June 17, 1996 so as to increase the aggregate number of shares available for issuance under the Plan from 280,000 to 430,000, and to further provide, as of August 1, 1996, for the automatic grant of a non-statutory option to purchase 20,000 shares of Common Stock to directors who have been directors for more than two years on August 1, 1996, and on the later date of first election of any other director and thereafter, for the annual grant of stock options to purchase 5,000 shares of the Company's Common Stock on August first of each year, commencing on August 1, 1997, so long as such individual is serving as a director on the applicable August first date, provided that no such annual option for 5,000 shares shall be granted to a director who first became a director of the Company within six months prior to August first of said year. All options expire ten years after the effective date of grant, and such options become exercisable over a four year period. At December 31, 1997 there were 1,424,103 shares available for future grant under these plans.

     Effective upon the consummation of the Merger on July 22, 1997, the Board of Directors of PictureTel Corporation voted to assume the 1984, 1986, 1987 and 1996 Multilink, Inc. Stock Options Plans and renamed the 1984, 1986, 1987 and 1996 PictureTel (Multilink) Option Plans (the "Plans"), as appropriate, and providing for the issuance of shares of Common Stock of PictureTel in replacement for Multilink Common Stock upon the exercise thereof. The Compensation Committee of the Board of Directors administers the Multilink Option Plans assumed (and renamed) by PictureTel. There is reserved for issuance under the Plans

                             PICTURETEL CORPORATION

655,419 shares of Common Stock of PictureTel Corporation to be issued upon exercise of the options outstanding under the Plans. No additional options will be issued under the Plans.

     The following table summarizes the Company's stock option plans at December 31, 1997, 1996, and 1995, and changes during the years then ended:

                                  1997                      1996                      1995
                         -----------------------   -----------------------   -----------------------
                                       WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                        AVERAGE                   AVERAGE                   AVERAGE
                                       EXERCISE                  EXERCISE                  EXERCISE
                           SHARES        PRICE       SHARES        PRICE       SHARES        PRICE
                         -----------   ---------   -----------   ---------   -----------   ---------
Outstanding at
  beginning of year....    5,252,627    $17.82       5,296,989    $10.93       6,582,531    $ 7.19
Granted at fair market
  value................    4,351,943     13.17       1,608,889     31.94       1,209,084     21.87
Exercised..............     (342,222)     4.95      (1,314,188)     8.18      (2,314,228)     6.02
Forfeited..............   (4,532,957)    21.22        (339,063)    14.50        (180,398)    10.79
                         -----------               -----------               -----------
Outstanding at end of
  year.................    4,729,391    $11.22       5,252,627    $17.82       5,296,989    $10.93
                         ===========               ===========               ===========
Options exercisable at
  year-end.............    2,037,160    $10.06       2,067,035    $ 9.59       2,033,612    $ 6.93
Weighted-average grant-
  date fair value of
  options granted
  during the year at
  fair market value....                 $ 7.62                    $16.80                    $11.48

     The following table summarizes information about stock options outstanding at December 31, 1997:

                                   OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                     -----------------------------------------------   ---------------------------
                       NUMBER     WEIGHTED-AVERAGE                       NUMBER
                     OUTSTANDING      REMAINING         WEIGHTED-      EXERCISABLE     WEIGHTED
     RANGE OF            AT       CONTRACTUAL LIFE       AVERAGE           AT          AVERAGE
  EXERCISE PRICES     12/31/97       (IN YEARS)       EXERCISE PRICE    12/31/97    EXERCISE PRICE
-------------------  -----------  -----------------   --------------   -----------  --------------
$0.268   -    8.500     614,060         5.06              $ 5.35          463,346       $ 4.91
 8.625   -    8.875     695,721         6.78                8.87          503,676         8.87
 8.929   -    9.000     274,646         7.36                8.95          186,239         8.96
 9.187   -    9.187     862,183         9.84                9.18                0         0.00
 9.188   -    9.625   1,042,264         7.31                9.40          504,614         9.61
 9.750   -   16.875     997,627         8.18               14.64          266,608        12.22
18.440   -   40.500     242,890         8.17               36.24          112,676        35.24
                      ---------                                         ---------
$0.268   -   40.500   4,729,391         7.63              $11.22        2,037,159       $10.06
                      =========                                         =========

     For the purpose of providing pro forma disclosures, the fair values of options granted were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: a risk-free interest rate of 6.06%, 5.95% and 6.13%, an expected life of 5.5, 4 and 4 years, expected volatility of 57%, 50% and 50% (No volatility assumption was used for Multilink options) and no expected dividends.

                             PICTURETEL CORPORATION

9.  INCOME TAXES:

     Significant items making up total net deferred tax assets are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
Net operating loss and tax credit carryforwards.............  $23,825    $10,125
Inventory reserves..........................................    3,553      2,338
Other temporary differences.................................   12,623      2,711
Valuation allowance.........................................   (8,280)    (4,767)
                                                              -------    -------
Total net deferred tax assets...............................  $31,721    $10,407
                                                              =======    =======

     Other temporary differences principally represent bad debt and warranty reserves, depreciation and vacation and other payroll related differences. The valuation allowance primarily offsets the deferred benefit of certain federal and state tax credit carryforwards whose benefit is uncertain. The Company has recorded a deferred tax asset of approximately $7,230,000 reflecting the benefit of deductions from the exercise of stock options. This deferred tax asset is partially offset by a valuation allowance of $3,959,000 until it is more likely than not that the benefit from the exercise of stock options will be realized. The benefit from this valuation allowance will be recorded as a credit to additional paid in capital when realized. At December 31, 1997, the realization of the net deferred tax asset is dependent on generating sufficient taxable income in future periods. The amount of the net deferred tax asset considered realizable could be significantly or completely reduced. Although realization is not assured, management believes it is more likely than not that the net deferred tax asset will be realized.

     The provision (benefit) for income taxes consisted of the following (in thousands):

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1997       1996       1995
                                                       --------    -------    -------
                                                                 (RESTATED)
Federal income taxes:
  Currently payable..................................  $  2,742    $ 8,509    $ 8,276
  Deferred...........................................   (18,161)     3,098     (1,693)
State income taxes:
     Currently payable...............................        --        377      1,474
     Deferred........................................    (3,134)     1,375        (77)
Foreign taxes:
  Currently payable..................................     2,002      3,368      1,430
  Deferred...........................................       459       (804)      (168)
                                                       --------    -------    -------
Total................................................  $(16,092)   $15,923    $ 9,242
                                                       ========    =======    =======

                             PICTURETEL CORPORATION

     The differences between the statutory federal income tax rate and the Company's effective income tax rate were as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                               1997     1996     1995
                                                              ------    -----    -----
Statutory federal income tax rate...........................  (35.0%)   35.0%    35.0%
State income tax, net of federal tax benefit................   (4.7)     3.0      4.9
Federal and state tax credits from research and
  development...............................................   (0.9)    (1.4)    (2.0)
Difference between foreign and US tax rates and the benefit
  of the foreign sales corporation..........................    0.7     (2.1)    (1.0)
Change in deferred asset valuation allowance................    5.0     (2.8)    (7.8)
Other.......................................................    5.9      1.4      0.6
                                                              -----     ----     ----
Effective tax rate..........................................  (29.0%)   33.1%    29.7%
                                                              -----     ----     ----

     At December 31, 1997, the Company had remaining net operating loss ("NOL") carryforwards available of approximately $37,959,000 to offset future federal and state taxable income. The Company also has unused federal research and development tax credits of approximately $2,857,000. The NOL and tax credit carryforwards expire at various dates through the year 2008 and 2009, respectively. As a result of prior equity issuances, the Company's use of NOL carryforwards incurred prior to July 1988 is subject to certain annual limitations. At December 31, 1997, approximately $3,975,000 of the available NOL carryforwards have an annual limitation amount of approximately $662,000 that may be used to reduce the Company's taxable income in the future.

10.  EMPLOYEE BENEFIT PLANS:

     The Company has a defined contribution profit sharing plan, including features under Section 401(k) of the Internal Revenue Code, which will provide retirement benefits to its employees. The Plan covers substantially all employees of the Company and eligible participants may contribute up to 15% of their pay on a pretax basis subject to annual dollar limits established by the Internal Revenue Code and plan limitations. The Plan document states that the Company will provide at least 33.3% matching contribution up to the first 3% of each participant's eligible compensation. For the years ended December 31, 1997, 1996 and 1995 the Company's matching contribution up to the first 3% of each participant's eligible compensation was 50%, 33.3% and 50% respectively or $929,000, $857,000 and $661,000, respectively.

     The Company assumed the Multilink, Inc. 401K Plan as a result of the acquisition in July 1997. However, the Company has filed a Plan termination with the Internal Revenue Service. The final termination of the Plan is pending. No Company contributions were made to the Multilink Plan in 1997, 1996 or 1995.

                             PICTURETEL CORPORATION

11.  GEOGRAPHIC DATA & MAJOR CUSTOMERS:

     The Company's operations involve a single industry segment -- the development, manufacture, marketing and servicing of videoconferencing equipment. The Company has subsidiaries in various foreign countries which sell and service the Company's products in their respective geographic areas. Revenues are reflected in the geographic areas from which the sales are made. Financial information, summarized by geographic area, is as follows (in thousands):

                                         UNITED STATES    EUROPE    ASIA/PACIFIC   ELIMINATIONS   CONSOLIDATED
                                         -------------   --------   ------------   ------------   ------------
YEAR ENDED DECEMBER 31, 1997:
Total revenues
  Unaffiliated customers...............    $286,387      $107,080     $72,958              --       $466,425
  Inter-company transfers..............     110,671             6          --       $(110,677)            --
                                           --------      --------     -------       ---------       --------
     Total.............................    $397,058      $107,086     $72,958       $(110,677)      $466,425
                                           ========      ========     =======       =========       ========
Income (loss) from operations..........    $(63,159)     $ (3,345)    $ 9,152       $     502       $(56,850)
                                           ========      ========     =======       =========       ========
Identifiable assets....................    $284,133      $ 54,500     $29,885       $ (87,500)      $281,018
                                           ========      ========     =======       =========
Corporate assets.......................                                                               74,033
                                                                                                    --------
     Total assets......................                                                             $355,051
                                                                                                    ========

YEAR ENDED DECEMBER 31, 1996 (RESTATED):
Total revenues
  Unaffiliated customers...............    $321,418      $111,158     $57,649              --       $490,225
  Inter-company transfers..............     101,230           630          --       $(101,860)            --
                                           --------      --------     -------       ---------       --------
     Total.............................    $422,648      $111,788     $57,649       $(101,860)      $490,225
                                           ========      ========     =======       =========       ========
Income from operations.................    $ 28,984      $  6,201     $ 3,383       $   2,446       $ 41,014
                                           ========      ========     =======       =========       ========
Identifiable assets....................    $262,184      $ 54,136     $25,691       $ (23,984)      $318,027
                                           ========      ========     =======       =========
Corporate assets.......................                                                               68,227
                                                                                                    --------
          Total assets.................                                                             $386,254
                                                                                                    ========

YEAR ENDED DECEMBER 31, 1995:
Total revenues
  Unaffiliated customers...............    $248,781      $ 79,010     $36,008              --       $363,799
  Inter-company transfers..............      80,300           701          --       $ (81,001)            --
                                           --------      --------     -------       ---------       --------
     Total.............................    $329,081      $ 79,711     $36,008       $ (81,001)      $363,799
Income (loss) from operations..........    $ 26,783      $ (1,515)    $ 1,037       $   1,649       $ 27,954
                                           ========      ========     =======       =========       ========
Identifiable assets....................    $205,968      $ 42,196     $17,434       $ (26,254)      $239,344
                                           ========      ========     =======       =========
Corporate assets.......................                                                               61,269
                                                                                                    --------
          Total assets.................                                                             $300,613
                                                                                                    ========

     The United States inter-company transfers primarily represent shipments of systems to international subsidiaries. The inter-company transfers of systems are made at transfer prices which approximate cost to distributors plus an appropriate mark up, and are eliminated from consolidated revenues. Corporate assets consist primarily of marketable securities.

                             PICTURETEL CORPORATION

     Export sales to unaffiliated customers from the Company's United States operations were as follows (in thousands):

                                                           YEARS ENDED DECEMBER 31,
                                                       --------------------------------
                                                        1997         1996        1995
                                                       -------    ----------    -------
                                                                  (RESTATED)
Europe...............................................  $    35    $    3,391    $ 4,348
Canada...............................................    7,329         8,319      8,341
Asia/Pacific.........................................   20,769        19,332     13,220
Other................................................   13,534        15,638      8,709
                                                       -------    ----------    -------
                                                       $41,667    $   46,680    $34,618
                                                       =======    ==========    =======

     In 1997, 1996 and 1995 no customer accounted for 10% or more of total revenues.

12.  UNAUDITED INTERIM FINANCIAL INFORMATION

     Quarterly financial information is as follows (in thousands, except per share data):

                                                 FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                                 -------------   --------------   -------------   --------------
1997
Revenues.......................................    $121,935         $117,966        $109,689         $116,835
Gross margin...................................      58,737           51,695          42,816           37,266
Net income (loss)..............................       2,011           (4,900)        (16,715)         (19,794)
Net income (loss) per common share -- basic....    $   0.05         $  (0.13)       $  (0.44)        $  (0.52)
Net income (loss) per common
  share -- diluted.............................    $   0.05         $  (0.13)       $  (0.44)        $  (0.52)

1996
Revenues.......................................    $108,055         $122,690        $120,785         $138,695
Gross margin...................................      52,971           61,026          59,223           65,956
Net income.....................................       6,943            9,664           6,884            8,681
Net income per common share -- basic...........    $   0.20         $   0.27        $   0.19         $   0.24
Net income per common share -- diluted.........    $   0.17         $   0.24        $   0.17         $   0.22

     The above schedules reflect the restatements to the third and fourth quarters of 1996 and the first and second quarters of 1997 as discussed in Note 1.

13.  SUPPLEMENTAL CASH FLOW INFORMATION

                                                         1997       1996       1995
                                                        -------    -------    -------
Supplemental cash flow information:
  Interest paid.......................................  $ 1,722    $ 1,036    $ 1,050
  Income taxes paid...................................  $ 4,237    $ 2,676    $ 4,274
Supplemental disclosure of non-cash investing
  activity:
  Building acquired under capital lease...............  $20,938    $    --    $    --

14.  OTHER CHARGES AND FOURTH QUARTER ADJUSTMENTS

     During the year ended December 31, 1997, the Company recorded other charges of $42,664,000. Other charges of $16,096,000 reported as part of cost of revenues include $4,940,000 for various write-downs of excess and obsolete inventory to their net realizable value as a result of lower than forecasted demand, $9,881,000 to record impairment charges associated with software development projects canceled as a result of

                             PICTURETEL CORPORATION
a realignment in the Company's planned product offerings, $1,122,000 for product retrofit accruals, and $153,000 related to work-force reductions and organizational realignment as a result of activities undertaken to reduce the Company's cost structure to bring it in line with lower-than-expected revenues.

     Other charges of $21,568,000 reported as part of operating expenses include $2,561,000 recorded in connection with the acquisition of MultiLink, $4,373,000 related to severance expense and sales office closings associated with the acquisition of MultiLink and PictureTel related work-force reductions as a result of activities undertaken to reduce the Company's cost structure to bring it in line with lower-than-expected revenues, $6,475,000 in specific accounts and notes receivable write-offs and provisions for allowances for doubtful accounts, $3,900,000 in provisions for sales taxes primarily related to MultiLink, $1,880,000 in advances written-off to reflect current business conditions and shifts in distribution channels, and $2,379,000 in charges related to other miscellaneous matters.

     In addition the Company established a $1,500,000 provision recorded against revenue to accrue for estimated sales returns and allowances. Other charges of $3,500,000 included in other income/expense include the write-off of certain equity investments to reflect current business conditions.

     The Company recorded $24,830,000 of the charges referred to above during the fourth quarter of 1997. Other charges of $12,076,000 recorded during the fourth quarter reported as part of cost of revenues include $9,881,000 to record impairment charges associated with canceled software development projects, $1,073,000 for various write-downs of excess and obsolete inventory, and $1,122,000 for product retrofit accruals. Other charges of $12,254,000 recorded during the fourth quarter reported as part of operating expenses include $2,664,000 in severance expense and sales office closings, $3,900,000 in provisions for sales taxes, $3,975,000 in specific accounts receivable write-offs and provisions for allowances for doubtful accounts, $500,000 for an advance to a vertical partner written-off, and $1,715,000 in charges related to other miscellaneous matters.

15.  LITIGATION

  Datapoint

     In December 1993, PictureTel was sued by Datapoint Corporation in the United States District Court for the Northern District of Texas. Datapoint alleges that certain of the Company's products infringe patent rights allegedly owned by Datapoint. Datapoint has been joined as plaintiff by John Frassanito and David Monroe, two individuals who claim to have rights to Datapoint's patents. The plaintiffs seek approximately $100-190 million in damages for alleged past infringement and an injunction against alleged future infringement. In the fall of 1995, the Court appointed a Special Master to consider the Company's motion for summary judgment of non-infringement. The Special Master recommended that the motion for summary judgment be denied. On September 16, 1996, the Court adopted the Special Master's claim construction of the Datapoint patents and denied PictureTel's summary judgment motion. The Company believes that it has meritorious defenses to the allegations of the complaint, and is vigorously defending against the lawsuit. On March 16, 1998, the case went to trial before a jury. Efforts at non-binding mediation were unsuccessful.

     In the event the Company is found to be infringing a valid patent or patents, the Company could be required to pay damages for past infringement and cease the sale of products incorporating the infringing feature (or be required to take a license and pay royalties with respect to such patents). There can be no assurance that the Company will prevail. The Company believes that an adverse outcome of the lawsuit would have a material adverse effect on the business or financial position, results of operations and cash flow of the Company.

  Shareholder Litigation

     Since September 23, 1997, seven class action shareholders' complaints were filed against the Company, Norman E. Gaut, Chairman of the Board and Chief Executive Officer, and Les Strauss, the former Vice

                             PICTURETEL CORPORATION

President and Chief Financial Officer, in the United States District Court for the District of Massachusetts. The plaintiffs, who brought these actions on behalf of themselves and others similarly situated, are: (1) Faith Egli, Civil Action No. 97-12135-DPW; (2) Jerome H. Lipman, IRA, Civil Action No. 97-12238-DPW; (3) Daniel Frucher, Civil Action No. 97-12310-DPW; (4) Edmond J. Proulx and James Harris, Civil Action No. 97-12345-DPW; (5) Marvin Barab and Thomas J. Curley, Civil Action No. 97-12338-DPW; (6) Mark Szen and Nancy Szen, Civil Action No. 97-12439-DPW; and (7) Michael D. Kugler, Civil Action No. 97-12537 PBS. These plaintiffs have consolidated their lawsuits onto one lawsuit and filed a consolidated complaint on February 11, 1998, encaptioned In re PictureTel Corporation Securities Litigation, Civil Action No. 97-12135-DPW.

     The original complaints were filed following the Company's announcement on September 19, 1997, that it would restate its financial results for the first quarter of fiscal 1997 and the last two quarters of fiscal 1996, and were amended when the Company announced that it would also restate the second fiscal quarter of 1997 on November 13, 1997. The consolidated Complaint alleges that the defendants violated Sections 10(b) and 20(a) of the Securities and Exchange Act of 1934 and Rule 10b-5, promulgated thereunder, during the period from October 17, 1996 through November 13, 1997, through the alleged preparation and dissemination of materially false and misleading financial statements which artificially inflated the prices of PictureTel common stock. The consolidated Complaint seeks to recover an unspecified amount of damages, including attorneys' and experts' fees and expenses. The Company is currently investigating the allegations in the consolidated complaint and will respond to the allegations in a timely fashion when responses become due.

     No discovery has occurred and the Company expresses no opinion as to the likely outcome.

  NV Technologies, Inc. d/b/a NuVision Technologies, Inc.

     On January 23, 1998, the Company filed PictureTel Corporation v. NV Technologies d/b/a NuVision Technologies, Inc., Civil Action No. 98-166-C, for breach of contract in the Massachusetts Superior Court in Essex County, seeking the repayment of approximately $4,000,000 from NuVision Technologies, Inc. for products sold by the Company.

     On February 17, 1998, the Company filed PictureTel Corporation v. NV Technologies, Inc. d/b/a NuVision Technologies, Inc., et al., Civil Action No. 98-337A, in the Massachusetts Superior Court in Essex County for false advertising and unfair business practices. On February 23, 1998, the court issued a preliminary injunction against NuVision Technologies, Inc., and all persons acting in concert, participation or combination with them, prohibiting them from continuing to publish a certain advertisement that the company alleges is false and misleading and contains confidential and proprietary information of the Company. As of March 9, 1998, the advertisement in question had continued to be published and the Company is pursuing its legal remedies.

     Since both actions have recently started, the Company expresses no opinion about their likely outcomes.

  NV Holdings, Inc.

     On February 13, 1998, NV Holdings, Inc., which may be related to NuVision Technologies, Inc., filed a complaint in the State District Court for Dallas County, Texas, NV Holdings, Inc. v. PictureTel Corporation, Cause No. DF 98-01404 alleging against PictureTel tortious interference with business advantage and existing contracts as well as business disparagement and slander. While the plaintiff has listed no specific damages they are seeking an injunction and $20,000,000 in punitive damages. The Company believes that it has meritorious defenses to the allegations of the complaint filed against it, and is vigorously defending against the lawsuit.

     Since this action has recently started, the Company expresses no opinion about its likely outcome.

                             PICTURETEL CORPORATION

                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                              JUNE 28,
                                                                1998
                                                              --------
                                ASSETS
Current assets:
     Cash and cash equivalents..............................  $ 33,638
     Marketable securities..................................    52,545
     Accounts receivable less allowance for doubtful
      accounts of $5,956 in 1998 and $6,315 in 1997.........    95,954
     Inventories, net (Note 3)..............................    36,651
     Deferred taxes, net....................................    15,615
     Other current assets...................................     9,732
                                                              --------
          Total current assets..............................   244,135
Deferred taxes, net.........................................    20,273
Property and equipment, net.................................    58,724
Capitalized software costs, net.............................     4,176
Other assets................................................     9,500
                                                              --------
          Total assets......................................  $336,808
                                                              ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Short-term borrowings (Note 7).........................  $     --
     Accounts payable.......................................    26,096
     Accrued compensation and benefits......................    12,486
     Accrued expenses.......................................    30,767
     Current portion of capital lease obligations...........     3,304
     Deferred revenue.......................................    21,965
                                                              --------
          Total current liabilities.........................    94,618
Capital lease obligations...................................    20,731
Commitments and contingencies (Notes 6, 7 and 8)
Stockholders' equity:
     Preference stock, $.01 par value; 15,000,000 shares
      authorized; none issued...............................        --
     Common stock, $.01 par value; 80,000,000 shares
      authorized; 38,338,225 and 38,040,363 shares issued
      and outstanding in 1998 and 1997, respectively........       383
     Additional paid-in capital.............................   206,182
     Retained earnings......................................    16,571
     Cumulative translation adjustment......................    (1,676)
     Unrealized loss on marketable securities, net..........        (1)
                                                              --------
          Total stockholders' equity........................   221,459
                                                              --------
          Total liabilities and stockholders' equity........  $336,808
                                                              ========

                             PICTURETEL CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                 SIX MONTHS ENDED
                                                              ----------------------
                                                              JUNE 28,     JUNE 29,
                                                                1998         1997
                                                              --------    ----------
                                                                          (RESTATED)
Revenues:
     Product revenues.......................................  $176,305     $216,384
     Service revenues.......................................    29,323       23,517
                                                              --------     --------
          Total revenues....................................   205,628      239,901
Cost of revenues:
     Product cost of revenues...............................    96,110      110,941
     Service cost of revenues...............................    23,358       18,528
                                                              --------     --------
          Total cost of revenues............................   119,468      129,469
                                                              --------     --------
Gross margin................................................    86,160      110,432

Operating expenses:
     Selling, general and administrative....................    68,994       74,915
     Research and development...............................    31,517       41,358
                                                              --------     --------
          Total operating expenses..........................   100,511      116,273
                                                              --------     --------
Loss from operations........................................   (14,351)      (5,841)
Interest income, net........................................     1,001        1,577
Other income (expense), net.................................       329          194
                                                              --------     --------
Loss before income tax benefit..............................   (13,021)      (4,070)
Income tax benefit..........................................    (4,167)      (1,181)
                                                              --------     --------
          Net loss..........................................  $ (8,854)    $ (2,889)
                                                              ========     ========
Net loss per common share -- basic..........................  $  (0.23)    $  (0.08)
                                                              ========     ========
Net loss per common share -- diluted........................  $  (0.23)    $  (0.08)
                                                              ========     ========
Weighted average shares outstanding -- basic................    38,200       37,589
                                                              ========     ========
Weighted average shares outstanding -- diluted..............    38,200       37,589
                                                              ========     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                             PICTURETEL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                              ---------------------
                                                              JUNE 28,    JUNE 29,
                                                                1998        1997
                                                              --------   ----------
                                                                         (RESTATED)
Cash flows from operating activities:
  Net loss..................................................  $(8,854)    $(2,889)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................   13,527      15,526
     Provisions to write down inventory and capitalized
      software to net realizable value......................    2,843          --
     Write down of long-lived assets........................    4,210          --
     Bad debt provision.....................................      700          --
     Deferred taxes, net....................................   (4,167)       (689)
     Other non-cash items...................................      885          --
  Changes in operating assets and liabilities:
     Accounts receivable....................................   11,494      21,411
     Inventories............................................    4,943     (19,976)
     Other current assets...................................   (3,178)    (11,355)
     Accounts payable.......................................   (3,739)    (16,890)
     Accrued expenses.......................................   (2,196)      1,948
     Deferred revenue.......................................   (1,495)         (3)
                                                              -------     -------
Net cash provided by (used in) operating activities.........   14,973     (12,917)
Cash flows from investing activities:
  Purchase of marketable securities.........................  (76,519)    (16,011)
  Proceeds from marketable securities.......................   56,126      32,871
  Additions to property and equipment.......................   (7,783)    (14,784)
  Capitalized software costs................................   (3,397)     (3,743)
  Purchase of other assets..................................     (268)       (758)
                                                              -------     -------
Net cash used in investing activities.......................  (31,841)     (2,425)
Cash flows from financing activities:
  Proceeds from (payment to) foreign lines of credit........     (186)      1,427
  Payments on long-term borrowings..........................       --      (7,788)
  Principal payments under capital lease obligations........   (1,372)     (1,781)
  Proceeds from exercise of stock options...................    1,044       1,206
  Proceeds from stock purchase plan.........................      879       1,099
                                                              -------     -------
Net cash provided by (used in) financing activities.........      365      (5,837)
Adjustment to conform fiscal year of MultiLink..............       --         394
Effect of exchange rate changes on cash.....................      282         432
                                                              -------     -------
Net decrease in cash and cash equivalents...................  (16,221)    (20,353)
Cash and cash equivalents at beginning of period............   49,859      63,333
                                                              -------     -------
Cash and cash equivalents at end of period..................  $33,638     $42,980
                                                              =======     =======

   The accompanying notes are an integral part of the consolidated financial statements.

                             PICTURETEL CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.  MANAGEMENT'S REPRESENTATION

     As permitted by the rules of the Securities and Exchange Commission applicable to Quarterly Reports on Form 10-Q, these notes are condensed and do not contain all the disclosures required by generally accepted accounting principles. Reference should be made to the consolidated financial statements and related notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission on March 31, 1998.

     In the opinion of the management of PictureTel Corporation, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal, recurring adjustments, except as discussed in Note 2 to Notes to Consolidated Financial Statements) necessary to present fairly the Company's financial position at June 28, 1998, the results of operations for the six months ended June 28, 1998 and changes in cash flows for the six months ended June 28, 1998.

     The results disclosed in the Consolidated Balance Sheets at June 28, 1998 and the Consolidated Statements of Operations and Consolidated Statements of Cash Flows for the six months ended June 28, 1998 are not necessarily indicative of the results to be expected for the full year.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and also affect the reported amounts of revenues and expenses during the reporting period. The financial statements include significant estimates of the net realizable value of accounts receivable, inventory and capitalized software as well as the future tax benefit of deferred tax assets and the amount of certain contingent liabilities. Actual results could differ from those estimates.

     The financial statements and footnotes included in this Form 10-Q reflect the restatement of financial results described in Note 2 to Notes to Consolidated Financial Statements.

2.  RESTATEMENT OF FINANCIAL STATEMENTS

     On September 19, 1997, after the Company's reexamination (with assistance from its outside auditors) of leasing and other indirect channel transactions, the Company announced that it would reverse revenue related to certain of these transactions and, as a result, the Company intended to restate its financial statements for the third and fourth quarters of 1996 and the first quarter of 1997. On November 13, 1997, after completion of its reexamination, the Company announced that it would also restate the second quarter of 1997. The restatements were required to reverse product sales recorded which contained rights of return, contingent liabilities, payment contingencies, payment uncertainties or product sales for which delivery did not occur at the end of the period. The restatements were also required to record such product sales in the period in which the rights of return lapsed, contingencies or uncertainties were resolved, or delivery was completed. Certain transactions which were reversed have not been re-recorded as revenues in later periods. The financial statements and related Notes to Consolidated Financial Statements set forth in this Form 10-Q reflect the restatements that were made on Form 10-Q/A for the three and six month periods ended June 29, 1997 as filed with the Securities and Exchange Commission on January 20, 1998. A summary of the impact of the restatements for the six months ended June 29, 1997 is as follows (in thousands except per share amounts):

                             PICTURETEL CORPORATION

                                                                SIX MONTHS ENDED
                                                                  JUNE 29, 1997
                                                              ---------------------
                                                              PREVIOUSLY      AS
                                                               REPORTED    RESTATED
                                                              ----------   --------
Revenues....................................................   $242,922    $239,901
Gross margin................................................    111,847     110,432
Loss before income taxes....................................     (1,854)     (4,070)
Income tax benefit..........................................       (676)     (1,181)
Net loss....................................................   $ (1,178)   $ (2,889)
Net loss per common share -- basic..........................   $  (0.03)   $  (0.08)
Net loss per common share -- diluted........................   $  (0.03)   $  (0.08)

                                                                      AS OF
                                                                  JUNE 29, 1997
                                                              ---------------------
                                                              PREVIOUSLY      AS
                                                               REPORTED    RESTATED
                                                              ----------   --------
Total assets................................................   $367,584    $363,035
Total liabilities...........................................   $ 96,996    $ 98,321
Total stockholders' equity..................................   $270,588    $264,714

3.  INVENTORIES

     Inventories (net) consist of the following (in thousands):

                                                              JUNE 28,
                                                                1998
                                                              --------
Purchased parts.............................................  $ 3,732
Work in process.............................................    1,909
Finished goods..............................................   31,010
                                                              -------
                                                              $36,651
                                                              =======

                             PICTURETEL CORPORATION

4.  EARNINGS PER SHARE

     The following table reconciles the numerator and the denominators of the basic and diluted EPS computations shown on the Consolidated Statements of Operations (in thousands, except per share data):

                                                                  SIX MONTHS ENDED
                                                                ---------------------
                                                                JUNE 28,    JUNE 29,
                                                                  1998        1997
                                                                --------   ----------
                                                                           (RESTATED)
BASIC EPS COMPUTATION:
Numerator:
     Net loss...............................................    $(8,854)    $(2,889)
                                                                =======     =======
Denominator:
     Weighted average common shares outstanding.............     38,200      37,589
                                                                =======     =======
     Basic EPS..............................................    $ (0.23)    $ (0.08)
                                                                =======     =======

DILUTED EPS COMPUTATION:
Numerator:
     Net loss...............................................    $(8,854)    $(2,889)
                                                                =======     =======
Denominator:
     Weighted average common shares outstanding.............     38,200      37,589
     Stock options..........................................         --          --
                                                                =======     =======
     Total shares...........................................     38,200      37,589
                                                                =======     =======
     Diluted EPS............................................    $ (0.23)    $ (0.08)
                                                                =======     =======

5.  COMPREHENSIVE INCOME (LOSS)

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 130 (SFAS 130), "Reporting Comprehensive Income." This statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. The statement is effective for fiscal years beginning after December 15, 1997. The Company adopted the interim reporting requirements in the first quarter of fiscal year 1998 and will adopt the annual reporting requirements in the fourth quarter of fiscal year 1998. Total comprehensive loss for the six month period ended June 28, 1998 was $8,449,000, and total comprehensive loss for the comparable period in 1997 was $2,832,000. The components of other comprehensive income are foreign currency translation adjustments and unrealized gains and losses on marketable securities.

6.  LITIGATION

  A.  Datapoint Litigation

     In December 1993, PictureTel was sued by Datapoint Corporation in the United States District Court for the Northern District of Texas. Datapoint alleged that certain of PictureTel's products infringed patent rights allegedly owned by Datapoint. Datapoint has been joined as plaintiff by John Frassanito and David Monroe, two individuals who claim to have rights to Datapoint's patents. The matter went to trial on March 16, 1998. On April 9, 1998 a jury returned a verdict in favor of PictureTel finding that PictureTel did not infringe the Datapoint patents and that the Datapoint patent claims raised against PictureTel were invalid. Datapoint has, as a matter of course, appealed these findings. The Company believes that it has meritorious defenses to the appeal.

                             PICTURETEL CORPORATION

  B.  Shareholder Litigation

     Since September 23, 1997, seven class action shareholders' complaints have been filed against the Company, Norman E. Gaut, Director and former Chairman and Chief Executive Officer, and Les Strauss, the former Vice President and Chief Financial Officer, in the United States District Court for the District of Massachusetts. The plaintiffs, who brought these actions on behalf of themselves and others similarly situated, are: (1) Faith Egli, Civil Action No. 97-12135-DPW; (2) Jerome H. Lipman, IRA, Civil Action No. 97-12238-DPW; (3) Daniel Frucher, Civil Action No. 97-12310-DPW; (4) Edmond J. Proulx and James Harris, Civil Action No. 97-12345-DPW; (5) Marvin Barab and Thomas J. Curley, Civil Action No. 97-12338-DPW; (6) Mark Szen and Nancy Szen, Civil Action No. 97-12439-DPW; and (7) Michael D. Kugler, Civil Action No. 97-12537 PBS. These plaintiffs filed a consolidated complaint on February 11, 1998, encaptioned In re PictureTel Corporation Securities Litigation, Civil Action No. 97-12135-DPW.

     The original Complaints were filed following the Company's announcement on September 19, 1997 that it would restate its financial results for the first quarter of fiscal 1997 and the last two quarters of fiscal 1996 and were amended when the Company announced that it would also restate the second fiscal quarter of 1997 on November 13, 1997. The consolidated Complaint alleges that the defendants violated Sections 10(b) and 20(a) of the Securities and Exchange Act of 1934 and Rule 10b-5, promulgated thereunder, during the period from October 17, 1996 through November 13, 1997, through the alleged preparation and dissemination of materially false and misleading financial statements which artificially inflated the prices of PictureTel common stock. The consolidated Complaint seeks to recover an unspecified amount of damages, including attorneys' and experts' fees and expenses.

     On April 7, 1998, the Company filed a motion to dismiss the complaint. The Plaintiffs filed an amended complaint in response to the Company's motion to dismiss. No discovery has occurred and the Company expresses no opinion as to the likely outcome.

  C.  NV Holdings, Inc.

     On February 13, 1998, NV Holdings, Inc., filed a complaint in the State District Court for Dallas County, Texas, NV Holdings, Inc. v. PictureTel Corporation, Cause No. DF 98-01404, alleging against PictureTel tortious interference with both business advantage and existing contracts as well as business disparagement and slander. While the plaintiff has listed no specific damages they are seeking an injunction and $20,000,000 in punitive damages. The Company believes that it has meritorious defenses to the allegations of the complaint filed against it and is vigorously defending against the lawsuit and pursuing recovery under the following actions filed by it. The Company has filed three separate actions against parties that are believed, by the Company, to be related to NV Holdings, Inc.: (1) (PictureTel Corporation v. NV Technologies, Inc. d/b/a NuVision Technologies, Inc., et al, Civil Action No. 98-337A, filed February 17, 1998 in the Superior Court for Essex County, Massachusetts, for False Advertising and Unfair Business Practices). On February 23, 1998, the court issued a preliminary injunction against NuVision Technologies, Inc. and all persons acting in concert, participation or combination with them, prohibiting them from continuing to publish a certain advertisement that the Company alleges is false and misleading. On July 14, 1998, the Company sought leave of court to amend this complaint to include NV Holdings, Inc., and its subsidiary NuVision Technologies, Inc., of Nevada; (2) (PictureTel Corporation v. NV Technologies d/b/a NuVision Technologies. Inc. Civil action No.98-166-C, filed January 23, 1998, in the Superior Court for Essex County, Massachusetts, for Breach of Contract), seeking the repayment of approximately $4,000,000 from NuVision Technologies, Inc.; and (3) (PictureTel Corporation v. Tandberg, ASA, NV Holdings, Inc., et al, Civil Action No. 3-98CV1449-R, filed June 7, 1998, in the United States District Court for the Northern District of Texas, for fraud, fraudulent conveyance and breach of contract) seeking repayment of $4,000,000 and unspecified punitive damages.

                             PICTURETEL CORPORATION

     Discovery has begun with regard to these actions; however, the Company expresses no opinion as to the likely outcome of any of these matters.

  D.  Revnet, Inc.

     On June 2, 1998, the Company was served with a complaint from a former distribution channel customer, Revnet, Inc., which has ceased operations. (Revnet, Inc. v. PictureTel Corporation. Civil Action 98092039, filed April 2, 1998, in the Circuit Court for Baltimore City, Maryland.) The complaint alleges that the Company breached an oral contract. Revnet is seeking $200,000,000 in damages. No discovery has occurred and PictureTel expresses no opinion as to the likely outcome.

7.  DEBT

     The Company has available up to $40,000,000 under its revolving credit agreement and approximately $4,400,000 available under local foreign guaranteed lines of credit to certain of its foreign subsidiaries. At June 28, 1998, there were no borrowed amounts outstanding under the revolving credit agreement and $29,100,000 in standby letters of credit outstanding under the revolving credit agreement. There were no borrowed amounts outstanding under the foreign lines of credit. At June 28, 1998, the Company had $24,035,000 outstanding under various leasing lines including the obligation for the lease of the facility at 50 Minuteman Road in Andover which was $20,534,000 at June 28, 1998. This facility was subleased in June, 1998 for a ten-year term.

     The revolving credit agreement is secured by cash and marketable securities and contains certain financial covenants, including the maintenance of certain ratios including total liabilities to tangible net worth and minimum net income
(loss) requirements. The Company was in compliance with, or compliance was waived for, all covenants for the quarter ending June 28, 1998.

8.  COMMITMENTS

     In March 1997, the Company entered into an agreement to lease an additional facility currently under construction at 200 Minuteman Road in Andover. Rental payments are expected to begin early in the fourth quarter. The lease will be accounted for as a capital lease when construction is completed. The Company is considering alternatives other than occupancy, since current staffing levels do not support the requirement for this facility.

9.  SUBSEQUENT EVENT

     On July 22, 1998, the Company announced it had signed a letter of intent to purchase Starlight Networks, Inc., a leading provider of streaming media solutions for enterprise communications. The Company intends to purchase Starlight Networks primarily with common stock and cash. The acquisition is expected to be completed in the fourth quarter, subject to completion of the Company's registration statement on Form S-4 to be filed with the Securities and Exchange Commission. When completed, the transaction is expected to be accounted for under the purchase method of accounting.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders of
Starlight Networks Incorporated

     We have audited the accompanying balance sheets of Starlight Networks Incorporated as of December 31, 1996 and 1997, and the related statements of operations, redeemable convertible preferred stock and shareholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Starlight Networks Incorporated at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that Starlight Networks Incorporated will continue as a going concern. As described in Note 1, the Company has incurred recurring operating losses and has working capital and net capital deficiencies. In addition, the Company is not in compliance with the covenants of its note payable. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          ERNST & YOUNG LLP

San Jose, California
March 19, 1998

                        STARLIGHT NETWORKS INCORPORATED

                                 BALANCE SHEETS

                                                                      DECEMBER 31,           SIX-MONTH PERIOD
                                                              ----------------------------    ENDED JUNE 30,
                                                                  1996            1997             1998
                                                              ------------    ------------   ----------------
                                                                                               (UNAUDITED)
                                                   ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,773,479    $  2,684,244     $    989,565
  Accounts receivable, net of allowance for doubtful
    accounts of $101,691 at December 31, 1996, $105,127 at
    December 31, 1997, and $113,572 at June 30, 1998
    (unaudited).............................................     1,322,880       1,254,854          393,578
  Other current assets......................................       554,085         364,958          303,929
                                                              ------------    ------------     ------------
Total current assets........................................     3,650,444       4,304,056        1,687,072
Property and equipment, at cost:
  Computer equipment........................................     3,390,258       3,558,746        3,672,796
  Furniture and fixtures....................................       205,535         212,448          212,448
  Leasehold improvements....................................        65,763          65,763           65,763
                                                              ------------    ------------     ------------
                                                                 3,661,556       3,836,957        3,951,007
  Accumulated depreciation and amortization.................     1,823,525       2,719,562        3,114,382
                                                              ------------    ------------     ------------
Net property and equipment..................................     1,838,031       1,117,395          836,625
Other assets................................................        35,785          30,581           25,581
                                                              ------------    ------------     ------------
Total assets................................................  $  5,524,260    $  5,452,032     $  2,549,278
                                                              ============    ============     ============
                                    LIABILITIES AND SHAREHOLDERS' EQUITY
                                          (NET CAPITAL DEFICIENCY)
Current liabilities:
  Accounts payable..........................................  $    432,272    $    442,096     $    498,087
  Deferred revenue..........................................       423,189         420,066          271,459
  Deferred revenue -- related parties.......................     2,156,825       1,631,236        1,441,116
  Accrued liabilities.......................................       804,370         789,612          588,404
  Current portion of capital lease obligations..............       449,876         494,281          526,512
  Note payable..............................................     3,367,080       2,626,637        2,317,890
  Notes payable -- related parties..........................            --              --        1,784,057
                                                              ------------    ------------     ------------
Total current liabilities...................................     7,633,612       6,403,928        7,427,525
Long-term liabilities:
  Capital lease obligations.................................     1,387,496       1,026,101          873,184
  Deferred revenue -- related party.........................       488,855         244,440          122,240
                                                              ------------    ------------     ------------
Total long-term liabilities.................................     1,876,351       1,270,541          995,424
Commitments and contingencies
Redeemable convertible preferred stock, issuable in series,
  no par value:
  Authorized shares -- 12,129,187
  Issued and outstanding shares -- 7,766,745 at December 31,
    1996, 9,674,270 at December 31, 1997, and 9,676,475 at
    June 30, 1998 (unaudited)
  Aggregate liquidation value -- $16,656,122 at December 31,
    1996, $22,543,830 at December 31, 1997, and $22,547,468
    at June 30, 1998 (unaudited)............................    16,625,035      22,395,037       22,398,675
Shareholders' equity (net capital deficiency):
  Common stock, no par value:
  Authorized shares -- 20,000,000
  Issued and outstanding shares -- 2,229,328 at December 31,
    1996, 2,261,011 at December 31, 1997, and 2,276,898 at
    June 30, 1998 (unaudited)...............................        78,104          90,657           94,651
  Accumulated deficit.......................................   (20,688,842)    (24,708,131)     (28,366,997)
                                                              ------------    ------------     ------------
Total shareholders' equity (net capital deficiency).........   (20,610,738)    (24,617,474)     (28,272,346)
                                                              ------------    ------------     ------------
Total liabilities and shareholders' equity (net capital
  deficiency)...............................................  $  5,524,260    $  5,452,032     $  2,549,278
                                                              ============    ============     ============

                            See accompanying notes.

                        STARLIGHT NETWORKS INCORPORATED

                            STATEMENTS OF OPERATIONS

                                                                              SIX-MONTH PERIODS ENDED
                                          YEARS ENDED DECEMBER 31,                   JUNE 30,
                                   ---------------------------------------   -------------------------
                                      1995          1996          1997          1997          1998
                                   -----------   -----------   -----------   -----------   -----------
                                                                                    (UNAUDITED)
Revenues:
  Revenues.......................  $ 4,723,741   $ 3,728,622   $ 5,659,842   $ 1,870,072   $ 1,061,926
  Revenues -- related party......    3,078,504     2,878,163     2,414,085     1,335,526       464,771
                                   -----------   -----------   -----------   -----------   -----------
Total revenues...................    7,802,245     6,606,785     8,073,927     3,205,598     1,526,697
Costs and expenses:
  Cost of revenues...............    2,642,361     1,968,986     1,851,333       778,323       805,805
  Research and development.......    2,967,729     4,888,200     3,582,846     2,071,380     1,340,068
  Selling, general, and
     administrative..............    5,279,636     7,055,076     6,120,991     3,206,843     2,798,265
                                   -----------   -----------   -----------   -----------   -----------
Total costs and expenses.........   10,889,726    13,912,262    11,555,170     6,056,546     4,944,138
                                   -----------   -----------   -----------   -----------   -----------
Loss from operations.............   (3,087,481)   (7,305,477)   (3,481,243)   (2,850,948)   (3,417,441)
Interest income..................      250,310       240,482       102,209        48,597        25,530
Interest expense.................      (93,662)     (283,129)     (631,537)     (339,826)     (266,155)
                                   -----------   -----------   -----------   -----------   -----------
Loss before income taxes.........   (2,930,833)   (7,348,124)   (4,010,571)   (3,142,177)   (3,658,066)
Provision for income taxes.......      (60,412)      (38,847)       (8,718)       (8,718)         (800)
                                   -----------   -----------   -----------   -----------   -----------
Net loss.........................  $(2,991,245)  $(7,386,971)  $(4,019,289)  $(3,150,895)  $(3,658,866)
                                   ===========   ===========   ===========   ===========   ===========

                            See accompanying notes.

                        STARLIGHT NETWORKS INCORPORATED

            STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                 SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

                                     REDEEMABLE CONVERTIBLE
                                        PREFERRED STOCK         SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
                                     ----------------------   -------------------------------------------------
                                                                                                      TOTAL
                                                                                                  SHAREHOLDERS'
                                                                 COMMON STOCK                        EQUITY
                                                              ------------------   ACCUMULATED    (NET CAPITAL
                                      SHARES      AMOUNT       SHARES    AMOUNT      DEFICIT       DEFICIENCY)
                                     ---------  -----------   ---------  -------   ------------   -------------
Balance at December 31, 1994.......  5,999,167  $ 9,645,900   2,194,991  $66,946   $(10,310,626)  $(10,243,680)
  Issuance of Series D redeemable
    convertible preferred stock,
    net of issuance costs of
    $15,401........................  1,743,134    6,957,135          --       --             --             --
  Issuance of common stock through
    stock plan.....................         --           --      15,019    3,004             --          3,004
  Repayment of note receivable from
    employee.......................         --           --          --    1,016             --          1,016
  Repurchases of shares under stock
    plan...........................         --           --    (23,583)   (2,127)            --         (2,127)
  Net loss.........................         --           --          --       --     (2,991,245)    (2,991,245)
                                     ---------  -----------   ---------  -------   ------------   ------------
Balance at December 31, 1995.......  7,742,301   16,603,035   2,186,427   68,839    (13,301,871)   (13,233,032)
  Issuance of common stock through
    stock plan.....................         --           --      46,578    9,632             --          9,632
  Repurchases of shares issued
    through stock plan.............         --           --     (3,677)     (367)            --           (367)
  Exercise of preferred stock
    warrants.......................     24,444       22,000          --       --             --             --
  Net loss.........................         --           --          --       --     (7,386,971)    (7,386,971)
                                     ---------  -----------   ---------  -------   ------------   ------------
Balance at December 31, 1996.......  7,766,745   16,625,035   2,229,328   78,104    (20,688,842)   (20,610,738)
  Issuance of common stock through
    stock plan.....................         --           --      46,663   12,583             --         12,583
  Repurchases of shares issued
    through stock plan.............         --           --    (14,980)      (30)            --            (30)
  Exercise of preferred stock
    warrants.......................     13,217       21,807          --       --             --             --
  Issuance of Series E preferred
    stock, net of issuance costs of
    $17,501........................    692,428    3,444,639          --       --             --             --
  Issuance of Series F preferred
    stock, net of issuance costs of
    $100,204.......................  1,201,880    2,303,556          --       --             --             --
  Net loss.........................         --           --          --       --     (4,019,289)    (4,019,289)
                                     ---------  -----------   ---------  -------   ------------   ------------
Balance at December 31, 1997.......  9,674,270   22,395,037   2,261,011   90,657    (24,708,131)   (24,617,474)
  Issuance of common stock through
    stock plan.....................         --           --      15,887    3,994             --          3,994
  Exercise of preferred stock
    warrants.......................      2,205        3,638          --       --             --             --
  Net loss.........................         --           --          --       --     (3,658,866)    (3,658,866)
                                     ---------  -----------   ---------  -------   ------------   ------------
Balance at June 30, 1998...........  9,676,475  $22,398,675   2,276,898  $94,651   $(28,366,997)  $(28,272,346)
                                     =========  ===========   =========  =======   ============   ============

                            See accompanying notes.

                        STARLIGHT NETWORKS INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                                                                      SIX-MONTH PERIODS ENDED
                                                  YEARS ENDED DECEMBER 31,                   JUNE 30,
                                           ---------------------------------------   -------------------------
                                              1995          1996          1997          1997          1998
                                           -----------   -----------   -----------   -----------   -----------
                                                                                            (UNAUDITED)
OPERATING ACTIVITIES
Net loss.................................  $(2,991,245)  $(7,386,971)  $(4,019,289)  $(3,150,895)  $(3,658,866)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amortization..........      426,227       722,785       896,038       477,177       394,820
  Changes in operating assets and
     liabilities:
     Accounts receivable.................     (655,812)      656,661        68,026        94,304       861,276
     Other assets........................      198,408      (449,495)      194,331       113,642        66,029
     Accounts payable and accrued
       liabilities.......................      699,753      (136,896)       (4,934)     (217,369)     (145,217)
     Accrued interest expense............           --       450,000            --            --            --
     Deferred revenue....................   (1,293,493)   (1,540,458)     (773,127)      569,309      (460,927)
                                           -----------   -----------   -----------   -----------   -----------
Net cash used in operating activities....   (3,616,162)   (7,684,374)   (3,638,955)   (2,113,832)   (2,942,885)
INVESTING ACTIVITIES
Capital expenditures.....................     (300,950)     (122,651)      (16,711)           --      (114,050)
Purchases of short-term investments......   (3,608,054)           --            --            --            --
Maturity of short-term investments.......    1,374,479     2,233,575            --            --            --
                                           -----------   -----------   -----------   -----------   -----------
Net cash provided by (used in) investing
  activities.............................   (2,534,525)    2,110,924       (16,711)           --      (114,050)
FINANCING ACTIVITIES
Proceeds from issuance of common stock,
  net of repurchases.....................          877         9,265        12,553         4,969         3,994
Proceeds from issuance of preferred
  stock..................................    6,957,135        22,000     5,770,002     3,464,436         3,638
Repayment of note receivable from
  employee...............................        1,016            --            --            --            --
Principal payments on capital lease
  obligations............................     (261,660)     (420,444)     (475,681)     (200,231)     (120,686)
Proceeds from issuance of note payable...           --     3,000,000            --            --            --
Proceeds from issuance of notes
  payable -- related parties.............           --            --            --            --     1,784,057
Principal payments on note payable.......           --       (82,920)     (740,443)     (351,293)     (308,747)
                                           -----------   -----------   -----------   -----------   -----------
Net cash provided by financing
  activities.............................    6,697,368     2,527,901     4,566,431     2,917,881     1,362,256
                                           -----------   -----------   -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents............................      546,681    (3,045,549)      910,765       804,049    (1,694,679)
Cash and cash equivalents at beginning of
  year...................................    4,272,347     4,819,028     1,773,479     1,773,479     2,684,244
                                           -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents at end of
  year...................................  $ 4,819,028   $ 1,773,479   $ 2,684,244   $ 2,577,528   $   989,565
                                           ===========   ===========   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Interest paid............................  $    93,661   $   283,129   $   631,537   $   339,826   $   266,155
SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES
Additions to property and equipment under
  capital leases.........................  $   654,977   $ 1,274,647   $   158,691   $   130,472   $        --

                            See accompanying notes.

                        STARLIGHT NETWORKS INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations and Basis of Presentation

     Starlight Networks Inc. (the Company) was incorporated in California on July 27, 1990 for the purpose of developing and selling software and hardware that enables the distribution of digitized multimedia across local area networks in mixed client/server environments.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 1997, the Company has a working capital deficiency of $2,100,000 and a net capital deficiency of $24,617,474. Cumulative net losses since inception amount to $24,708,000. The Company will need to obtain additional funds from existing or new investors to continue its research and development activities, fund operating expenses, and build production, sales, and marketing capabilities, as necessary. Management believes that it will be able to obtain additional funds through public or private equity or debt financings, collaborative or other arrangements with corporate partners, or from other sources. If adequate funds are not available, the Company may be required to reduce its level of spending, eliminate one or more of its research or development programs, and/or obtain funds through arrangements with corporate partners or others, all of which may require the Company to relinquish certain rights to its technologies. See Note 7 regarding the issuance of convertible debt and plan of merger.

  Interim Financial Statements

     The accompanying balance sheet as of June 30, 1998 and the statements of operations and cash flows for the six-month periods ended June 30, 1997 and 1998 are unaudited. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the financial position, results of operations, and cash flows for the interim periods. The results of operations for the six-month period ended June 30, 1998 are not necessarily indicative of operating results to be expected for the full fiscal year.

  Revenue Recognition

     Product license and hardware revenue, principally from sales to developers and users of multimedia applications, is recognized at the time of shipment, provided that no significant vendor obligations remain and collection of the resulting receivable is deemed probable. When the Company receives advance payments for products, such payments are recorded as deferred revenue and recognized as revenue when the products are actually shipped. Nonguaranteed per-copy sublicense fees from distributors, OEMs, and VARs are normally recognized as revenue when they are reported as sales by the distributors, OEMs, or VARs.

     Under the Company's major distributor agreement, significant vendor obligations remain on the Company's sales until the final sell-through to end users. Recognition of revenue under these agreements is deferred until distributor shipment of the product to the end user, which resulted in deferred revenue of approximately $472,000 and $1,387,000 as of December 31, 1996 and 1997, respectively.

     Maintenance revenues, including technical support and software update fees, are recognized ratably over the term of the contract. Other service revenues are generally recognized at the time the service is performed.

     The Company performs certain product development services under contractual arrangements. Development fees are recorded as revenue as earned, based on either work completed or the performance requirements of the arrangements. Revenue earned under product development arrangements for the years ended December 31, 1995, 1996, and 1997 amounted to approximately $1,105,000, $404,000, and $160,977,

                        STARLIGHT NETWORKS INCORPORATED
respectively, which exceeds costs incurred under such contracts. Such costs are primarily included in research and development expense.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity from the date of purchase of three months or less to be cash equivalents. The Company invests its excess cash primarily in deposits with banks, money market funds, and short-term, high-quality securities which mature or are redeemable within 90 days of issuance and therefore bear minimal risk.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

  Geographic Information and Concentration of Credit and Other Risks

     The Company's foreign operations consist of sales and marketing activities primarily through distributors located throughout the world. The Company's revenue by geographic region, as a percentage of total revenue, was as follows:

                                                               YEARS ENDED
                                                               DECEMBER 31,
                                                           --------------------
                                                           1995    1996    1997
                                                           ----    ----    ----
United States............................................   60%     73%     74%
Asia Pacific.............................................   40%     27%     21%
Europe...................................................   --      --       5%
                                                           ---     ---     ---
                                                           100%    100%    100%
                                                           ===     ===     ===

     For the year ended December 31, 1995, two customers accounted for 23% and 16% of total revenue. For the year ended December 31, 1996, two customers accounted for 34% and 16% of total revenue and three customers accounted for 19%, 14%, and 13% of accounts receivable at December 31, 1996. For the year ended December 31, 1997, two customers accounted for 21% and 14% of total revenue, and two customers accounted for 29% and 24% of accounts receivable at December 31, 1997.

     The Company generally does not require collateral or security when extending credit to customers. Management believes the concentration of credit risk with respect to accounts receivable is substantially mitigated by the Company's credit evaluation process and relatively short collection terms.

     The market for the Company's products is characterized by rapid technological developments, evolving industry standards, changes in customer requirements, frequent new product introductions and enhancements, and short product life cycles. The market for digitized multimedia access across local area networks is primarily dependent upon the market for such access from individual personal computers (PC). From time to time, the PC industry has experienced significant downturns, often in connection with, or in anticipation of, declines in general economic conditions. These downturns have been characterized by diminished product demand, production over capacity, and resultant accelerated erosion of average selling prices. The Company's business could be materially and adversely affected by industrywide fluctuations in the PC marketplace in the future.

                        STARLIGHT NETWORKS INCORPORATED

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, generally two to four years. Amortization of leasehold improvements is provided on a straight-line basis over the life of the related asset or the lease term, if shorter. Amortization of assets purchased under capital lease is included in depreciation expense.

  Software Development Costs

     Development costs include costs related to software products that are expensed as incurred until the technological feasibility of the product is established. After technological feasibility is established, any additional costs are capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." The establishment of technological feasibility and the ongoing assessment of the recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies. No software development costs have been capitalized in 1996 or 1997, as costs incurred subsequent to the establishment of technological feasibility have not been significant.

  Advertising Costs

     The Company's policy is to expense advertising costs as incurred. The Company's advertising and promotion expenses were not significant for the years ended December 31, 1995, 1996, and 1997.

  Stock-Based Compensation

     Effective January 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123). In accordance with the provisions of FAS 123, the Company measures stock-based compensation expense using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25 and related interpretations and, accordingly, recognizes no compensation expense for stock option grants to employees and directors with an exercise price equal to the fair market value of the shares at the date of grant.

  Recent Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS
130), which establishes standards for reporting and displaying comprehensive income and its components. The Company adopted FAS 130 during 1998. For the six month period ended June 30, 1998 Comprehensive income was not different from the presented net loss.

     In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2), which supercedes SOP 91-1. The Company will be required to adopt this standard in fiscal 1998. SOP 97-2 addresses software revenue recognition matters primarily from a conceptual level, and implementation guidelines have not yet been issued. In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2" (SOP 98-4). SOP 98-4 is effective March 31, 1998 and defers for one year the implementation of the provision of SOP 97-2 that defines what constitutes vendor-specific objective evidence with regard to software revenue recognition. As of June 30, 1998, SOP 97-2 did not have a significant effect on the existing revenue recognition practices.

                        STARLIGHT NETWORKS INCORPORATED

2.  LEASES

     Included in computer equipment at December 31, 1996 and 1997 are assets with a cost of approximately $2,133,000 and $2,292,000, respectively, acquired pursuant to capital lease obligations (accumulated amortization of approximately $767,000 and $1,475,000 at December 31, 1996 and 1997, respectively). Included in furniture and fixtures at December 31, 1996 and 1997 are assets with a cost of approximately $98,000, acquired pursuant to capital lease obligations (accumulated amortization of approximately $41,000 and $71,000 at December 31, 1996 and 1997, respectively). The leases provide that the Company pay taxes, insurance, and maintenance expense related to the leased assets. The leases are secured by their underlying equipment. Certain leases contain mandatory 10% to 15% residual buyouts at maturity, which have been included in the future minimum payments below.

     Future minimum payments in the aggregate under leases consisted of the following at December 31, 1997:

                                                               CAPITAL      OPERATING
                                                                LEASES        LEASES
                                                              ----------    ----------
Years ended December 31,
  1998......................................................  $  672,340    $  486,290
  1999......................................................     697,977       640,500
  2000......................................................     482,496       658,500
  2001......................................................      28,190       676,500
  2002......................................................          --       694,500
  2003 and thereafter.......................................          --       292,500
                                                              ----------    ----------
Total minimum lease payments................................   1,881,003    $3,448,790
                                                                            ==========
Less amount representing interest...........................     360,621
                                                              ----------
Present value of minimum lease payments.....................   1,520,382
Less amount due within one year.............................     494,281
                                                              ----------
                                                              $1,026,101
                                                              ==========

     Rent expense related primarily to facility leases was $264,000, $289,000, and $252,000 for the years ended December 31, 1995, 1996, and 1997, respectively.

3.  NOTE PAYABLE

     In August 1996, the Company issued a promissory note for $3,000,000 that is due in forty-two equal monthly installments of $82,920 through May 1, 2000. Installment payments include interest at a fixed rate per annum of 9%. An additional interest payment of $450,000 is due on June 1, 2000 or upon default of the loan. Borrowings are subject to certain financial covenants, including the requirement to maintain a specific ratio of current assets to principal outstanding of at least 1.5:1, and are secured by the Company's tangible and intangible assets. In conjunction with the issuance of the note, the Company issued a warrant to the lender for the purchase of 75,000 common shares at an exercise price of $6.00 per share. This warrant was outstanding at December 31, 1996 and 1997.

     As of December 31, 1997, the Company was in compliance with all covenants. However, subsequent to December 31, 1997, the Company is not in compliance with the ratio covenant as described above. Accordingly, the $450,000 interest payment has been accrued, and all amounts payable under the note have been classified as a current liability in the accompanying balance sheet.

                        STARLIGHT NETWORKS INCORPORATED

     Future minimum payments in the aggregate under the note consisted of the following at December 31, 1997:

Years ended December 31,
  1998......................................................  $  995,040
  1999......................................................     995,040
  2000......................................................     781,680
  2001......................................................          --
                                                              ----------
Total minimum loan payments.................................   2,771,760
Less amount representing interest, excluding $450,000
  interest accrued..........................................     459,123
                                                              ----------
Present value of minimum loan payments......................  $2,312,637
                                                              ==========

4.  RELATED PARTY TRANSACTIONS

     In 1995, the Company entered into an agreement with a preferred shareholder (owning 39% of the Series B and 3% of the Series C preferred stock of the Company) to sell and license the Company's video networking products. Under the terms of the agreement, the Company received $5,800,000 from the shareholder in advance payment of license and maintenance fees, which would be rendered through 1999. In 1995, 1996, and 1997, the Company recognized $1,272,000, $2,258,000, and $1,684,000, respectively, of revenue under this contract. As of December 31, 1997, total deferred revenue under this contract was $489,000, of which $244,000 is classified as long-term, as this revenue is expected to be recognized in 1998 and 1999 based on performance criteria in the revised agreement.

     As discussed in Note 1, the Company has entered into a distribution agreement with a preferred shareholder to distribute the Company's video networking products in Japan. The Company has received advanced payments of license fees and the Company's policy is to recognize the license revenue on a sell through basis. In the years ended December 31, 1995, 1996, and 1997, the Company recognized $1,806,000, $620,000, and $730,000, respectively, of revenue under the distribution agreement. The deferred revenue balance was $472,326 and $1,386,776 as of December 31, 1996 and 1997, respectively.

                        STARLIGHT NETWORKS INCORPORATED

5.  REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY

  Redeemable Convertible Preferred Stock

     The Company has designated four series of preferred stock. Preferred stock authorized and outstanding at December 31, 1996 and 1997 is as follows:

                                                        DECEMBER 31,          LIQUIDATION
                                                  -------------------------    PREFERENCE
                                                     1996          1997       PER SHARE(1)
                                                  -----------   -----------   ------------
Series A, 2,529,999 shares authorized, issued
  and outstanding...............................  $ 2,277,000   $ 2,277,000      $0.90
Series B, 1,594,188 shares authorized; 1,561,698
  and 1,574,915 shares issued and outstanding in
  1996 and 1997, respectively...................    2,575,377     2,597,184      $1.65
Series C, 2,025,000 shares authorized; 1,931,914
  shares issued and outstanding.................    4,815,523     4,815,523      $2.50
Series D, 1,780,000 shares authorized; 1,743,134
  shares issued and outstanding.................    6,957,135     6,957,135      $4.00
Series E, 2,500,000 shares authorized; 692,428
  shares issued and outstanding.................           --     3,444,639      $5.00
Series F, 1,700,000 shares authorized; 1,201,880
  shares issued and outstanding.................           --     2,303,556      $2.00
                                                  -----------   -----------
                                                  $16,625,035   $22,395,037
                                                  ===========   ===========

---------------
(1) Plus any declared but unpaid dividends

     Each share of Series A, B, C, D, E, and F preferred stock is convertible into one share of common stock at the option of the holder. Upon the approval of the holders of more than 50% of the outstanding shares of the Series A, B, C, D, E, or F preferred stock, the Series A, B, C, D, E, or F preferred shares are convertible into common stock on a one-for-one basis, subject to adjustment for antidilution. Additionally, the preferred shares automatically convert into common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $10,000,000 in gross proceeds and the price per share is at least $4.50 (subject to adjustment for a recapitalization or stock dividends).

     Series A, B, C, D, E, and F preferred shareholders are entitled to noncumulative dividends at an annual rate of $0.063, $0.1155, $0.175, $0.28, $0.35, and $0.14 per share, respectively. Dividends will be paid only when declared by the Board of Directors out of legally available funds. No dividends have been declared as of December 31, 1997.

     If, on liquidation, the assets of the Company are insufficient to permit the payment of the preferred stock liquidation preferences in full, the preferred shareholders are entitled to receive a distribution in proportion to their full liquidation preferences. If the assets are more than sufficient to pay the full preferences, then following the payment of the full preferences, and until the total value of the assets to be distributed per share of common stock and Series A, B, and F preferred stock treated on an as-converted basis is equal or greater than $2.25, the remaining assets of the Company shall be distributed among the holders of common stock and Series A, B, and F preferred stock, following adjustments for the Series A, B, C, D, E, and F preferences previously allocated. However, if the common equivalent distribution per share is equal to or greater than $2.25, then the assets of the Company shall be distributed ratably among the holders of common stock and Series A, B, and F preferred stock on an as-converted basis. The Series A, B, C, D, E, and F preferred shares carry one vote per share on all matters submitted to a vote of shareholders. On May 7, 1997, the Board of Directors approved the grant of a bonus to employees equal to 15% of the gross proceeds to shareholders in

                        STARLIGHT NETWORKS INCORPORATED
consideration for their shares of stock of the Company in a merger or acquisition of the Company or the sale of or substantially all of the assets of the Company in the event that the proceeds do not exceed the aggregate liquidation value of the outstanding preferred stock.

     Beginning in June 2002, upon receipt of requests from the holders of at least a majority of the outstanding shares of preferred stock, the Company is required to redeem certain numbers of shares of Series A, B, C, D, E, and F preferred stock at $0.90, $1.65, $2.50, $4.00, $5.00, and $2.00 per share, respectively, plus all declared but unpaid dividends. Beginning in June 2005, the Company, at its option, may redeem all or any part of the outstanding shares of Series A, B, C, D, E, and F preferred stock at $0.90, $1.65, $2.50, $4.00, $5.00, and $2.00 per share, respectively, plus all declared but unpaid dividends.

     As of December 31, 1997, the Company has reserved 19,273 shares of Series B, 46,713 shares of Series C, and 320,000 shares of Series E preferred stock for issuance under warrants.

  Common Stock

     As of December 31, 1997, the Company has reserved 11,465,948 shares of its common stock for issuance upon conversion of its Series A, B, C, D, E, and F preferred stock, 3,120,499 shares for future issuance under the 1991 Stock Plan, and 128,571 shares for issuance under a warrant.

  1991 Stock Plan

     The 1991 Stock Plan (the 1991 Plan) was adopted in June 1991 and provides for the issuance of stock options, stock purchase rights, and stock bonus awards. At December 31, 1997, 1,064,617 shares of common stock were available for the granting of future options, purchase rights, or bonus awards under the 1991 Plan.

     The 1991 Plan provides that (i) the exercise price of an incentive stock option will be no less than the fair market value of the Company's common stock, as determined by the Board of Directors, on the date of grant, (ii) the exercise price of a nonstatutory stock option will be no less than 85% of the fair market value of the common stock on the date of grant, (iii) the exercise price to an optionee who possesses more than 10% of the total combined voting power of all classes of stock will be no less than 110% of the fair market value of the common stock on the date of grant, and (iv) all unexercised options of an employee are canceled upon termination of employment. Options generally vest over a four-year period and expire ten years after the date of grant or earlier if employment is terminated.

     Stock purchase rights may not be issued at less than 50% of the fair market value of the common stock on the date of issue. Shares issued pursuant to stock purchase rights may be subject to repurchase by the Company. No purchase rights were granted in 1997. At December 31, 1996 and 1997, there were no outstanding stock purchase rights.

                        STARLIGHT NETWORKS INCORPORATED

     A summary of activity under the option portion of the 1991 Plan is as follows:

                                                                 OUTSTANDING OPTIONS
                                                             ----------------------------
                                                               NUMBER         WEIGHTED
                                                                 OF           AVERAGE
                                                               SHARES      EXERCISE PRICE
                                                             ----------    --------------
Balance at December 31, 1994...............................     808,733        $0.20
  Options granted..........................................     436,225        $0.28
  Options exercised........................................     (15,019)       $0.20
  Options canceled or expired..............................     (76,127)       $0.20
                                                             ----------
Balance at December 31, 1995...............................   1,153,812        $0.23
  Options granted..........................................     831,323        $0.61
  Options exercised........................................     (46,578)       $0.21
  Options canceled or expired..............................    (422,091)       $0.31
                                                             ----------
Balance at December 31, 1996...............................   1,516,466        $0.40
  Options granted..........................................   1,952,650        $0.43
  Options exercised........................................     (46,663)       $0.27
  Options canceled or expired..............................  (1,366,571)       $0.59
                                                             ----------
Balance at December 31, 1997...............................   2,055,882        $0.22
                                                             ==========

     In May 1997, the Company approved a reduction in the exercise price of 890,600 outstanding options granted prior to May 1997 to $0.20 per share, the new fair value of the Company's common stock, determined by the Board of Directors. As a result of this repricing, the weighted average exercise price of the 890,600 options was reduced from $0.762 per share to $0.20 per share. The 890,600 options are included in options granted and canceled in the summary presented above.

     The following table summarizes information concerning outstanding and exercisable options as of December 31, 1997:

                   OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
----------------------------------------------------------   ----------------------
                                     WEIGHTED
                                      AVERAGE     WEIGHTED                 WEIGHTED
                                     REMAINING    AVERAGE                  AVERAGE
 RANGE OF EXERCISE      NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
      PRICES          OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
-------------------   -----------   -----------   --------   -----------   --------
$0.1000 - $0.1000..       25,000    5.95 years    $0.1000       25,000     $0.1000
$0.2000 - $0.2000..    1,943,552    6.12 years    $0.2000      637,068     $0.2000
$0.4000 - $0.4000..       58,531    8.17 years    $0.4000       31,425     $0.4000
$1.0000 - $1.0000..       28,799    8.82 years    $1.0000       19,173     $1.0000
                       ---------                               -------
$0.1000 - $1.0000..    2,055,882    6.21 years    $0.2156      712,666     $0.2268
                       =========                               =======

                        STARLIGHT NETWORKS INCORPORATED

     Pro forma information regarding net loss is required by FAS 123, computed as if the Company had accounted for its employee stock options granted or otherwise modified subsequent to December 31, 1994 under the fair value-based accounting method of that statement. The value for these options was estimated at the date of grant using the minimum value method with the following weighted average assumptions:

                                                1995             1996           1997
                                            -------------    -------------    ---------
Expected dividend yield...................      0.00%            0.00%          0.00%
Weighted average risk-free interest
  rate....................................  5.44% - 7.60%    5.48% - 6.81%      5.19%
Expected life.............................     7 years          7 years       5.3 years
Expected volatility.......................      0.00%            0.00%          0.00%

     The weighted average fair value of options granted in 1995, 1996, and 1997 was $0.10, $0.21, and $0.09, respectively.

                                                 1995           1996           1997
                                              -----------    -----------    -----------
Pro forma net loss..........................  $(2,993,614)   $(7,408,504)   $(4,072,419)

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Because FAS 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 2002.

  Warrants

     At various times, the Company has issued warrants in connection with lease and debt arrangements. At December 31, 1997, warrants that entitle the holders to purchase 19,273 shares of Series B preferred stock with exercise prices of $1.65 to $2.27 per share, 48,676 shares of Series C preferred stock at exercise prices of $2.50 to $4.00 per share, 138,475 shares of Series E preferred stock at an exercise price of $5.00 per share, and 75,000 common shares at an exercise price of $6.00 per share were outstanding. These warrants expire on various dates through 2005. The warrants are subject to acceleration upon the occurrence of certain events.

6.  INCOME TAXES

     The provision for income taxes consists of the following:

                                                                 DECEMBER 31,
                                                         ----------------------------
                                                          1995       1996       1997
                                                         -------    -------    ------
Current:
  Federal..............................................  $20,000    $    --    $   --
  State................................................       --         --        --
  Foreign..............................................   40,412     38,847     8,718
                                                         -------    -------    ------
Total provision........................................  $60,412    $38,847    $8,718
                                                         =======    =======    ======

     The current income tax provision for 1997 is a result of foreign withholding tax.

     As of December 31, 1997, the Company had federal and state net operating loss carryforwards of approximately $23,600,000 and $6,500,000, respectively. The Company also had federal research and development tax credit carryforwards of approximately $600,000. The federal net operating loss and credit carryforwards will expire at various dates beginning in 2005 through 2012, if not utilized. The California net operating loss carryforward will expire beginning in 1999 through 2002, if not utilized.

     Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

                        STARLIGHT NETWORKS INCORPORATED

     Significant components of the Company's deferred tax assets are as follows:

                                                            DECEMBER 31,
                                                      -------------------------
                                                         1996          1997
                                                      -----------   -----------
Deferred tax assets:
  Net operating loss carryforwards..................  $ 6,500,000   $ 8,400,000
  Deferred revenue..................................      900,000            --
  Research credit carryforwards.....................      800,000       900,000
  Capitalized research and development..............      100,000       500,000
                                                      -----------   -----------
Total deferred tax assets...........................    8,300,000     9,800,000
Valuation allowances................................   (8,300,000)   (9,800,000)
                                                      -----------   -----------
Net deferred tax assets.............................  $        --   $        --
                                                      ===========   ===========

     The valuation allowance increased by $3,000,000 during the year ended December 31, 1996.

7.  SUBSEQUENT EVENTS (UNAUDITED)

  Issuance of Convertible Debt

     In April and May 1998, the Company issued approximately $1,184,000 of convertible subordinated promissory notes to various investors. The notes bore interest at 9.0% and were automatically converted into shares of Series G preferred stock at a conversion rate of $0.15 per share at maturity on August 15, 1998.

  Plan of Merger

     On August 14, 1998, the Company entered into a Plan of Merger (the Plan) with PictureTel Corporation. Under the Plan, the Company's outstanding preferred and common stock would be converted into shares of PictureTel Corporation common stock. The Plan can be terminated by either PictureTel Corporation or the Company. However, under certain circumstances the Company may be required to pay PictureTel Corporation a $1.0 million termination fee. As of June 30, 1998, PictureTel Corporation advanced the Company $600,000 under a term loan with interest at 9%. Subsequent to June 30, 1998, the Company received an additional $600,000 in advances from PictureTel Corporation. All advances mature on the earlier of December 31, 1998 or sixty days from the sale of the Company to a party other than PictureTel Corporation.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                             PICTURETEL CORPORATION
                                      AND
                       PICTURETEL TECHNOLOGY CORPORATION
                                      AND
                          SNI ACQUISITION CORPORATION
                                      AND
                            STARLIGHT NETWORKS, INC.

                          DATED AS OF AUGUST 14, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
ARTICLE I -- THE MERGER AND RELATED TRANSACTIONS............................    1
  SECTION 1.1   The Merger..................................................    1
  SECTION 1.2   Escrow; Stockholder Representative; Company Closing
                Certificate.................................................    2
  SECTION 1.3   Effective Time..............................................    2
  SECTION 1.4   Effect of the Merger........................................    2
  SECTION 1.5   Articles of Incorporation; By-Laws..........................    3
  SECTION 1.6   Directors and Officers......................................    3
  SECTION 1.7   Effect on Capital Stock.....................................    3
  SECTION 1.8   Exchange of Certificates....................................    4
  SECTION 1.9   Stock Transfer Books........................................    6
  SECTION 1.10  No Further Ownership Rights in Company Preferred Stock......    6
  SECTION 1.11  Lost, Stolen or Destroyed Certificates......................    6
  SECTION 1.12  Tax and Accounting Consequences.............................    6
  SECTION 1.13  Taking of Necessary Action; Further Action..................    6
  SECTION 1.14  Consideration for Bonus Pool Obligation.....................    6
  SECTION 1.15  Material Adverse Effect.....................................    6
ARTICLE II -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................    7
  SECTION 2.1   Organization, Qualification and Other Equity Interests......    7
  SECTION 2.2   Articles of Incorporation and By-Laws.......................    7
  SECTION 2.3   Capitalization..............................................    7
  SECTION 2.4   Authority Relative to this Agreement........................    8
  SECTION 2.5   No Conflict; Required Filings and Consents..................    8
  SECTION 2.6   Compliance, Permits.........................................    9
  SECTION 2.7   Financial Statements........................................    9
  SECTION 2.8   Absence of Certain Changes or Events........................   10
  SECTION 2.9   No Undisclosed Liabilities..................................   10
  SECTION 2.10  Absence of Litigation.......................................   10
  SECTION 2.11  Employee Benefit Plans, Employment Agreements...............   10
  SECTION 2.12  Labor Matters...............................................   11
  SECTION 2.13  Restrictions on Business Activities.........................   11
  SECTION 2.14  Title to Property...........................................   11
  SECTION 2.15  Taxes.......................................................   12
  SECTION 2.16  Environmental Matters.......................................   13
  SECTION 2.17  Intellectual Property.......................................   13
  SECTION 2.18  Immigration Compliance......................................   14
  SECTION 2.19  Insurance...................................................   15
  SECTION 2.20  Notes and Accounts Receivable...............................   15
  SECTION 2.21  Brokers.....................................................   15
  SECTION 2.22  Change in Control Payments..................................   15
  SECTION 2.23  Expenses....................................................   15
  SECTION 2.24  Interested Party Transactions...............................   15
  SECTION 2.25  Complete Copies of Materials................................   15
  SECTION 2.26  Registration Statement, Proxy Statement/Prospectus..........   15
  SECTION 2.27  Product Warranties; Defects; Liability......................   16
  SECTION 2.28  Employees...................................................   16
  SECTION 2.29  Inventories.................................................   16

                                                                              PAGE
                                                                              ----
  SECTION 2.30  Year 2000...................................................   16
  SECTION 2.31  Indebtedness................................................   16
  SECTION 2.32  No Illegal Payments, Etc....................................   17
  SECTION 2.33  Bonus Pool Obligations......................................   17
  SECTION 2.34  Claims Against Directors and Officers.......................   17
  SECTION 2.35  Full Disclosure.............................................   17
ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF PARENT, PTC AND MERGER
  SUB.......................................................................   17
  SECTION 3.1   Organization and Qualification..............................   17
  SECTION 3.2   Charter and By-Laws.........................................   18
  SECTION 3.3   Capitalization..............................................   18
  SECTION 3.4   Authority Relative to this Agreement........................   18
  SECTION 3.5   No Conflict, Required Filings and Consents..................   18
  SECTION 3.6   SEC Filings; Financial Statements...........................   18
  SECTION 3.7   Validity of Parent Common Stock.............................   19
  SECTION 3.8   Registration Statement; Proxy Statement/Prospectus..........   19
  SECTION 3.9   Full Disclosure.............................................   19
  SECTION 3.10  Absence of Material Changes.................................   19
ARTICLE IV -- CONDUCT OF BUSINESS PENDING THE MERGER........................   20
  SECTION 4.1   Conduct of Business by the Company Pending the Merger.......   20
  SECTION 4.2   No Solicitation.............................................   21
ARTICLE V -- ADDITIONAL AGREEMENTS..........................................   21
  SECTION 5.1   Stockholder Meeting.........................................   21
  SECTION 5.2   Access to Information.......................................   22
  SECTION 5.3   Consents; Approvals.........................................   22
  SECTION 5.4   Agreements with Respect to Affiliates.......................   22
  SECTION 5.5   Stockholder Agreements......................................   22
  SECTION 5.6   Notification of Certain Matters.............................   22
  SECTION 5.7   Further Action/Tax Treatment................................   22
  SECTION 5.8   Public Announcements........................................   22
  SECTION 5.9   Conveyance Taxes............................................   23
  SECTION 5.10  Listing of Parent Shares....................................   23
  SECTION 5.11  Tax Certificates............................................   23
  SECTION 5.12  Proxy Statement/Prospectus; Registration Statement..........   23
  SECTION 5.13  Distribution of Bonus Pool Consideration....................   23
  SECTION 5.14  Confidentiality.............................................   23
ARTICLE VI -- CONDITIONS TO THE MERGER......................................   24
  SECTION 6.1   Conditions to Obligation of Each Party to Effect the
                Merger......................................................   24
  SECTION 6.2   Additional Conditions to Obligations of Parent, PTC, and
                Merger Sub..................................................   25
  SECTION 6.3   Additional Conditions to Obligation of the Company..........   26
ARTICLE VII -- TERMINATION..................................................   27
  SECTION 7.1   Termination.................................................   27
  SECTION 7.2   Effect of Termination.......................................   28
  SECTION 7.3   Fees and Expenses...........................................   28
ARTICLE VIII -- GENERAL PROVISIONS..........................................   28
  SECTION 8.1   Indemnification.............................................   28
  SECTION 8.2   Disclosure Schedules........................................   30
  SECTION 8.3   Notices.....................................................   31

                                                                              PAGE
                                                                              ----
  SECTION 8.4   Certain Definitions.........................................   31
  SECTION 8.5   Amendment...................................................   32
  SECTION 8.6   Waiver......................................................   32
  SECTION 8.7   Headings....................................................   32
  SECTION 8.8   Severability................................................   32
  SECTION 8.9   Entire Agreement............................................   32
  SECTION 8.10  Assignment; Guarantee of Merger Sub Obligations.............   32
  SECTION 8.11  Parties in Interest.........................................   32
  SECTION 8.12  Failure or Indulgence Not Waiver; Remedies Cumulative.......   32
  SECTION 8.13  Governing Law...............................................   33
  SECTION 8.14  Counterparts................................................   33

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of August 14, 1998 (the "Agreement"), by and among PictureTel Corporation, Inc., a Delaware corporation ("Parent"), PictureTel Technology Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("PTC"), SNI Acquisition Corporation, a California corporation and a wholly owned subsidiary of PTC ("Merger Sub"), and Starlight Networks Inc., a California corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of Parent, PTC, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent, PTC, and Merger Sub to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, PTC, Merger Sub and the Company have each approved the merger of Merger Sub with and into the Company (the "Merger") in accordance with the applicable provisions of the California Corporation Code (the "CCC") upon the terms and subject to the conditions set forth herein; and

     WHEREAS, immediately prior to the transfers of Parent Common Stock in accordance with this Agreement, and pursuant to a plan to effect the transactions contemplated by this Agreement, (i) Parent will transfer the Parent Common Stock to be issued in connection with the Merger to PTC as a contribution to the capital of PTC and (ii) PTC will transfer such Parent Common Stock to Merger Sub as a contribution to the capital of Merger Sub; and

     WHEREAS, the Company Common Stock (as defined below) and Company Preferred Stock (as defined below) intend that the Merger constitute a "liquidation" within the meaning of Section 2 of the Amended and Restated Articles of Incorporation of the Company, and pursuant to the Merger, the outstanding shares (the "Preferred Shares") of the Company's Series A Preferred Stock, no par value (the "Series A Preferred"), Series B Preferred Stock, no par value (the "Series B Preferred"), Series C Preferred Stock, no par value (the "Series C Preferred"), Series D Preferred Stock, no par value ("Series D Preferred"), Series E Preferred Stock, no par value (the "Series E Preferred"), Series F Preferred Stock, no par value (the "Series F Preferred"), and Series G Preferred Stock, no par value (the "Series G Preferred" and, together with the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred, the "Company Preferred Stock"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.8(b)), upon the terms and subject to the conditions set forth herein, and the Company's common stock, no par value (the "Company Common Stock"), shall be canceled and shall not be entitled to receive any of the Merger Consideration, in accordance with the terms and provisions of the Amended and Restated Articles of Incorporation of the Company.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, PTC, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                      THE MERGER AND RELATED TRANSACTIONS

     SECTION 1.1  The Merger.

     (a) Effective Time. At the Effective Time (as defined in Section 1.3), and subject to and upon the terms and conditions of this Agreement and the CCC, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.1 and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the parties shall consummate the Merger (the "Closing") as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").

     SECTION 1.2  Escrow; Stockholder Representative.

     (a) Escrow. At the Effective Time, Merger Sub shall deliver to [State Street Bank and Trust Company], or any successor escrow agent appointed pursuant to the Escrow Agreement (as hereinafter defined) (the "Escrow Agent"), 158,293 of the shares of Parent Common Stock (as hereinafter defined) to be issued to the holders of the Company Preferred Stock pursuant to Section 1.7(a) (the "Escrow Shares"), to be held and applied in accordance with the Escrow Agreement. The Escrow Shares to be delivered to the Escrow Agent hereunder shall be allocated pro rata among the holders of the Company Preferred Stock based on the number of shares of Parent Common Stock to be received by such holders in the Merger.

     (b) Stockholder Representative. The stockholders, including the Company Common Stock and Company Preferred Stock, by virtue of their approval of the Agreement, will be deemed to have irrevocably constituted and appointed, effective as of the Effective Time, James E. Long (together with his or its permitted successors, the "Stockholder Representative"), as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement and any transactions contemplated by the Escrow Agreement, to exercise all or any of the powers, authority and discretion conferred on him or it under any such agreement, to waive any terms and conditions of any such agreement (other than the Merger Consideration), to give and receive notices on their behalf and to be their exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which the Parent, PTC or the Merger Sub may be entitled to indemnification, to pay the expenses on behalf of the holders of the Company Preferred Stock as delineated in Section 7.3 hereof, and the Stockholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest. The Stockholder Representative shall not be liable for any action taken or not taken by him or it in connection with his or its obligations under this Agreement in the absence of his or its own wilful misconduct. If the Stockholder Representative shall be unable or unwilling to serve in such capacity, his, her or its successor shall be named by those persons holding a majority-in-interest of the issued and outstanding shares of the Company Preferred Stock (on an as converted basis in accordance with the terms and provisions of the Amended and Restated Articles of Incorporation of the Company in effect immediately prior to the Merger) at the Effective Time, who shall serve and exercise the powers of Stockholder Representative hereunder.

     SECTION 1.3 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a duly executed and delivered copy of the agreement of merger (the "Agreement of Merger") set forth on Exhibit 1.3 hereto, with the office of the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, the CCC (the time of such filing being the "Effective Time").

     SECTION 1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.5  Articles of Incorporation; By-Laws.

     (a) Articles of Incorporation. Unless otherwise determined by the Parent, at the Effective Time the Articles of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as did the Articles of Incorporation of Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation shall remain unchanged) until thereafter amended in accordance with the CCC and such Articles of Incorporation.

     (b) By-Laws. Unless otherwise determined by Parent, at the Effective Time, the By-Laws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated to read as did the By-Laws of Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation shall remain unchanged.

     SECTION 1.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 1.7 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, PTC, Merger Sub, the Company or the holders of any of the following securities:

     (a) Conversion of Securities. Subject to Section 1.7(c), each outstanding share of Company Preferred Stock, other than Company Preferred Stock held by Parent, PTC, Merger Sub or any other indirect or direct wholly owned subsidiary of Parent, shall be converted into the right to receive that number of shares of Parent's common stock, par value $0.01 per share ("Parent Common Stock," and, in the aggregate, the "Parent Shares"), as is set forth on Schedule 1.7(a) hereof. The Exchange Ratios (as set forth on Schedule 1.7(a)) will be subject to adjustment prior to Closing in accordance with Section 1.7(g) hereof. In accordance with Section 2 of the Articles of Incorporation of the Company, each share of Company Common Stock, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, be canceled and retired without payment of any consideration therefor. Notwithstanding anything else to the contrary in this Agreement, the total number of shares of Parent Common Stock to be issued in connection with the Merger shall equal 1,331,914. Each share of Company Preferred Stock purchased by PTC from David Edwards in accordance with Section 6.1(e) hereof and held by PTC as of the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     (b) Stock Options and Warrants. Certain employees of the Company have been granted options (the "Company Stock Options") to purchase Company Common Stock under the Starlight Networks Inc. 1991 Stock Plan (the "Common Stock Option Plan"). As of the Effective Time, each Company Stock Option granted under the Common Stock Option Plan shall have been terminated in accordance with the terms and provisions of such Common Stock Option Plan. As of the Effective Time, all outstanding warrants and other securities convertible into or exchangeable for shares of the capital stock of the Company shall have been terminated and of no further force and effect or converted or exchanged into shares of Company Common Stock or Company Preferred Stock in accordance with the terms thereof, except for warrants and other securities or instruments of the Company convertible into or exchangeable for shares of Company Preferred Stock and, in accordance with
Section 1.7(a) hereof, convertible into a maximum of three thousand (3,000) shares of Parent Common Stock, based on the Exchange Ratios and assuming the consummation of the Merger, which such warrants or other securities or instruments of the Company, by virtue of the Merger and without any further action on the part of the holders thereof, shall be assumed by Parent, and shall constitute a warrant or other security or instrument of Parent to acquire the number (rounded down to the nearest whole number) of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Preferred Stock issuable upon exercise of such warrant or other security or instrument immediately prior to the Effective Time (not taking into account whether or not such warrant or other security or instrument was in fact exercisable, but excluding any Company Preferred Stock issued prior to the Effective Time pursuant to such warrant or other security or instrument) multiplied by (ii) the Exchange Ratio, as set forth in Schedule 1.7(a) hereof, applicable to such series of Company Preferred Stock issuable upon exercise of such warrant or other security or instrument, at a price per share (rounded up to the next highest cent) equal to (i) the exercise price per share for the shares of Company Preferred Stock issuable upon exercise of such warrant or other security or instrument immediately prior to the Effective Time divided by (ii) the Exchange Ratio, as set forth in Schedule 1.7(a) hereof, applicable to such series of Company Preferred Stock issuable upon exercise of such warrant or other security or instrument; provided, however, that this sentence shall not apply to Company Stock Options granted under the Common Stock Option Plan, the termination of which is delineated in the immediately preceding sentences of this Section 1.7(b). Each share of Company Preferred Stock purchased by PTC from David Edwards in accordance with Section 6.1(e) hereof and held by PTC as of the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     (c) Cancellation. Each share of Company Common Stock or Company Preferred Stock, if any, held in the treasury of the Company and each share of Company Common Stock or Company Preferred Stock held by Parent, PTC, Merger Sub or any other indirect or direct wholly owned subsidiary of Parent, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist, except as provided in Section 1.7(a) hereof with respect to shares of Company Preferred Stock held by PTC.

     (d) Shares of Dissenting Holders. Notwithstanding anything to the contrary contained in this Agreement, any holder of Company Common Stock or Company Preferred Stock with respect to which dissenters' rights, if any, are granted by reason of the Merger under the CCC and who does not vote in favor of the Merger and who otherwise complies with Chapter 13 of the CCC ("Company Dissenting Shares") shall not be entitled to receive shares of Parent Common Stock pursuant to Section 1.7(a) hereof, unless such holder fails to perfect, effectively withdraws or loses his right to dissent from the Merger under the CCC. Such holder shall be entitled to receive only the payment provided for by Chapter 13 of the CCC, which payments shall be made by the Company. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under the CCC, his or her Company Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive shares of Parent Common Stock pursuant to Section 1.7(a).

     (e) Capital Stock of Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     (f) Fractional Shares. No certificates or scrip representing less than one share of Parent Common Stock shall be issued upon the surrender or exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Preferred Stock (the "Certificates"). In lieu of any such fractional share, each holder of Company Preferred Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange shall be paid upon such surrender cash, without interest, determined by multiplying (i) $9.00 (the "Merger Price") by (ii) the fractional interest of Parent Common Stock to which such holder would otherwise be entitled.

     (g) Adjustments to Exchange Ratios. The Exchange Ratios shall be adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof.

     SECTION 1.8  Exchange of Certificates.

     (a) Exchange Agent. Parent shall supply, or shall cause to be supplied, to or for the account of Boston EquiServe Limited Partnership (the "Exchange Agent"), in trust for the benefit of the holders of the outstanding Company Preferred Stock, for exchange in accordance with this Section 1.8, through the Exchange Agent, certificates (the "Certificates") evidencing the shares of Parent Common Stock issuable pursuant to Section 1.7(a) (less the Escrow Shares) in exchange for the outstanding Company Preferred Stock. All of the shares of Parent Common Stock issued in the Merger shall be issued as of and be deemed to be outstanding as of the Effective Time. Parent shall cause all such shares of Parent Common Stock to be issued in connection with the Merger to be duly authorized, validly issued, fully paid and nonassessable.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify that are not inconsistent with the terms of this Agreement) (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in accordance with the provisions of Section 1.7(a) (less that number of shares held back as Escrow Shares, as set forth in the Escrow Agreement,) in respect of the Company Preferred Stock formerly evidenced by such Certificate,
(B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.8(c), and (C) cash in respect of fractional shares as provided in Section 1.7(f) (the shares of Parent Common Stock, including any such shares of Parent Common Stock constituting Escrow Shares, dividends, distributions and cash being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Preferred Stock which is not registered in the transfer records of the Company as of the Effective Time, the Merger Consideration may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Company Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.8(b) and by evidence that any applicable stock transfer taxes have been paid and that applicable securities laws respecting such transfer have been complied with. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Preferred Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends and subject to Section 1.7(f), to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Preferred Stock shall have been so converted.

     (c) Distributions With Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock they are entitled to receive until the holder of such Certificate shall surrender such Certificate in accordance with Section 1.8. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

     (d) No Liability. Neither Parent, PTC, Merger Sub nor the Company shall be liable to any holder of Company Preferred Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law following the passage of time specified therein.

     (e) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration or any amounts paid to Company Dissenting Shares pursuant to Chapter 13 of the CCC otherwise payable pursuant to this Agreement to any holder of Company Preferred Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Preferred Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

     SECTION 1.9 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. If, after the Effective Time, certificates representing shares of Company Common Stock or Company Preferred Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     SECTION 1.10 No Further Ownership Rights in Company Preferred Stock. The Merger Consideration delivered upon the surrender for exchange of the Company Preferred Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Preferred Stock.

     SECTION 1.11 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 1.7(a) (less such holder's pro rata portion of the Escrow Shares) as well as the other Merger Consideration as provided in this Article; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     SECTION 1.12 Tax and Accounting Consequences. It is intended by the parties hereto that the transaction effected by the Merger shall (i) constitute a purchase of the outstanding capital stock of the Company treated for federal income tax purposes as a sale or exchange resulting in gain or loss recognition by the holders of the outstanding capital stock of the Company and (ii) be accounted for as a purchase under generally accepted accounting principles and the applicable rules and regulations of the Securities and Exchange Commission (the "SEC").

     SECTION 1.13 Taking of Necessary Action; Further Action. Each of Parent, PTC, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action to effectuate the Merger in accordance with this Agreement.

     SECTION 1.14 Consideration for Bonus Pool Obligation. Parent hereby agrees to assume the obligations of the Company with respect to the bonus pool approved and adopted by the Board of Directors of the Company on May 7, 1997, as further amended by the Board of Directors on July 17, 1998 (the "Bonus Pool Obligation") and, no later than the next business day following the Merger, to register the shares of Parent Common Stock issuable thereunder on a Registration on Form S-8 and to pay to the beneficiaries of such Bonus Pool Obligation the amount of cash and shares of Parent Common Stock issuable thereunder (such Parent Common Stock and cash, collectively, the "Bonus Pool Consideration"), which such Bonus Pool Consideration shall satisfy in full the Bonus Pool Obligation. Notwithstanding anything else to the contrary herein, the total number of shares of Parent Common Stock to be issued in satisfaction of the Bonus Pool Obligation shall not exceed 251,082. The Bonus Pool Consideration shall be allocated in accordance with Section 2.33 of the Company Disclosure Schedule; provided; however, that the Company may, by written notice to Parent given at least two (2) days prior to Closing, revise the allocation of the Bonus Pool Consideration among the employees, directors and consultants of the Company so long as the aggregate amount of the Bonus Pool Consideration set forth on
Section 2.33 of the Company Disclosure Schedule shall remain unchanged.

     SECTION 1.15 Material Adverse Effect. When used in this Agreement in connection with the Company, or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is or is reasonably likely to be materially adverse to the business, prospects, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company or Parent and its subsidiaries, as the case may be, taken as a whole, as applicable based on the party making the representation, warranty or disclosure or (b) is or is reasonably likely to materially delay or prevent the consummation of the transactions contemplated hereby.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent, PTC, and Merger Sub that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II (the "Company Disclosure Schedule"):

     SECTION 2.1 Organization, Qualification and Other Equity Interests. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. The Company does not have any subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     SECTION 2.2 Articles of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Articles of Incorporation and By-Laws, each as amended to date and as in effect since January 1, 1998. Such Articles of Incorporation and By-Laws are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or By-Laws.

     SECTION 2.3 Capitalization. The authorized capital stock of the Company consists solely of 50,000,000 shares of Company Common Stock and 22,429,187 shares of Company Preferred Stock, of which (i) 2,529,999 shares have been designated as Series A Preferred, (ii) 1,594,188 shares have been designated as Series B Preferred; (iii) 2,025,000 shares have been designated as Series C Preferred, (iv) 1,780,000 shares have been designated as Series D Preferred, (v) 2,500,000 shares have been designated as Series E Preferred, (vi) 1,700,000 shares have been designated as Series F Preferred, and (vi) 10,300,000 shares have been designated as Series G Preferred. As of June 30, 1998, (a) 2,276,898 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and none of which shares were held in treasury, (b) 9,676,475 shares of Company Preferred Stock were issued and outstanding, all of which were fully authorized, validly issued, fully paid and non assessable, and none of which shares were held in treasury and (c) 2,899,531 shares of Company Common Stock were reserved for future issuance pursuant to outstanding Company Stock Options under the Common Stock Option Plan. Of the 9,676,475 shares of Company Preferred Stock issued and outstanding on June 30, 1998 (a) 2,529,999 shares were Series A Preferred, (b) 1,577,120 shares were Series B Preferred, (c) 1,931,914 shares were Series C Preferred, (d) 1,743,134 shares were Series D Preferred, (e) 692,428 shares were Series E Preferred, (f) 1,201,880 shares were Series F Preferred, and (g) no shares were Series G Preferred. No change in such capitalization has occurred between June 30, 1998 and the date hereof, except for the conversion of the notes issued under that certain Subordinated Convertible Note Purchase Agreement dated April 27, 1998 into 8,106,983 shares of Series G Preferred. Except as set forth in Section 2.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. All shares of Company

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

Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable as of the date hereof and immediately prior to the Effective Time, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in
Section 2.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Preferred Stock or to provide funds to or make any investment in any other entity. No holder of any share of Company Common Stock or Company Preferred Stock shall have any claim or right of action against Parent, PTC, Merger Sub, or the Company upon the consummation of the Merger, except for the Merger Consideration as described in
Section 1.8(b) hereof and amounts payable to holders of Company Dissenting Shares pursuant to Chapter 13 of the CCC. Immediately prior to the consummation of the Merger, each Company Stock Option granted under the Common Stock Option Plan shall have been terminated and cease to exist and the holders thereof shall have no claim or right of action against Parent, PTC, Merger Sub or the Company with respect thereto.

     SECTION 2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (other than the Requisite Approval as hereinafter defined), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into a business combination with Parent, PTC, and Merger Sub upon the terms and subject to the conditions of this Agreement, and has unanimously (except for interested directors who have abstained) recommended that the Company's stockholders approve and adopt this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, PTC, and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock voting together (with the Company Preferred Stock voting on an as if converted basis) and a majority of the outstanding shares of Company Preferred Stock (voting on an as if converted basis) are the only votes (the "Requisite Approval") of any series of the Company's capital stock necessary to approve this Agreement and the Merger. The Stockholder Agreements delivered to Parent as of the date of this Agreement have been signed by the holders of a majority of the outstanding shares of Company Common Stock and a majority of the outstanding shares of Company Preferred Stock.

     SECTION 2.5  No Conflict; Required Filings and Consents.

     (a) Section 2.5(a) of the Company Disclosure Schedule includes a list of
(i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which the Company is a party or by which it is bound and which involve liabilities, obligations or payments in excess of $10,000 and (ii) all other contracts, agreements, commitments or other understandings or arrangements to which the Company is a party or by which it or any of its properties or assets are bound or affected and which involve liabilities, obligations or payments in excess of $10,000.

     (b) Except as disclosed in Section 2.5(b) of the Company Disclosure Schedule, (i) the Company has not breached, is not in default under, and has not received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in clauses (i) or (ii) of
Section 2.5(a), (ii) to the knowledge of the Company, no other party to any of the agreements, contracts or other instrument referred to in clauses (i) or (ii) of Section 2.5 (a) has breached or is in default of any of its obligations thereunder, and (iii) to the knowledge of the Company, each of the agreements, contracts and other instruments referred to in clauses (i) or (ii) of Section 2.5(a) is in full force and effect.

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

     (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Articles of Incorporation or By-Laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or by which any of its properties is bound or affected, or (iii) result in any material breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a security interest, lien, claim, encumbrance or any other restriction on any of the properties or assets of the Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected.

     (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit on the part of the Company of, or filing with or notification on the part of the Company to, any federal, foreign, state or provincial governmental or regulatory authority except for (i) applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), state securities laws ("Blue Sky Laws"), and the filing and recordation of appropriate merger or other documents as required by the CCC, and
(ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement.

     SECTION 2.6  Compliance, Permits.

     (a) The Company (i) is in material compliance with any Law applicable to the Company or by which any of its assets or properties are bound or affected and (ii) is not in conflict with, or in default or violation of any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its assets or properties is bound or affected.

     (b) Except as disclosed in Section 2.6(b) of the Company Disclosure Schedule, the Company holds all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company as it is now being conducted (collectively, the "Company Permits"). The Company is in material compliance with the terms of the Company Permits.

     SECTION 2.7  Financial Statements.

     (a) Attached to the Company Disclosure Schedule are (i) the audited consolidated balance sheets of the Company as of December 31, 1996 and 1997, together with the related statements of income and cash flows for the periods then ended, all certified by Ernst & Young, L.L.P., the Company's independent public accounts (the "Audited Financial Statements") and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 1998 and June 30, 1998 (the "Most Recent Balance Sheet") and the related statements of income and cash flows for the three (3) and six (6) month periods then ended (the "Unaudited Financial Statements", and together with the Audited Financial Statements, collectively the "Financial Statements").

     (b) Each of the Financial Statements (including, in each case, any related notes thereto) was prepared in accordance with generally accepted accounting principles ("GAAP"), applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company as at the respective dates thereof and the results of its operations and cash flows and stockholder equity for the periods indicated, except that the Unaudited Financial Statements are subject to normal and recurring year-end adjustments which are not expected to be material in amount and do not contain footnotes required by GAAP.

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

     (c) Set forth on Section 2.7(c) of the Company Disclosure Schedule is a summary of the principal accounting methods, principles and practices of the Company.

     SECTION 2.8 Absence of Certain Changes or Events. Since December 31, 1997, the Company has conducted its business in the ordinary course and there has not occurred: (a) any change in the business, operating results, assets, properties, condition (financial or otherwise), or prospects of the Company which would have a Material Adverse Effect; provided, however, that it is understood and expressly acknowledged that the Company has experienced operating losses in prior quarters and may continue to experience operating losses in future periods; (b) any amendments to the Articles of Incorporation or By-laws of the Company; (c) any damage to, destruction or loss of any material asset of the Company (whether or not covered by insurance); (d) any change by the Company in its accounting methods, principles or practices; (e) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (f) any sale of any property or assets of the Company, except in the ordinary course of business; or (g) any other action or event that would require the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement.

     SECTION 2.9  No Undisclosed Liabilities.  Except as disclosed in Section
2.9 of the Company Disclosure Schedule, the Company has no liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) adequately provided for on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (b) incurred since the date of the Most Recent Balance Sheet in the ordinary course of business consistent with past practice (none of which liabilities results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), or (c) incurred in connection with this Agreement.

     SECTION 2.10 Absence of Litigation. Except as disclosed in Section 2.10 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any properties or rights of the Company before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body, nor, to the knowledge of the Company, is there any basis therefor.

     SECTION 2.11  Employee Benefit Plans, Employment Agreements.

     (a) Section 2.11 (a) of the Company Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare plans (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee (including any beneficiary of any such employee) of, or any present or former consultant (including any beneficiary of any such consultant) to the Company or any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code (all such plans, practices and programs are referred to as the "Company Employee Plans"). There have been made available to Parent copies of (i) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (ii) the most recent Internal Revenue Service determination letter with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

     (b) (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to, any plan that is or was a "multiemployer plan" as such term is defined in Section 3(37) of ERISA, a pension plan subject to Title IV of ERISA or a plan subject to Part 3 of Title I of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any Company Employee Plan, which could result in any material liability to the Company; (iii) all Company Employee Plans are in compliance in all material respects
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

with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company has performed all material obligations required to be performed by it under, is not in any material respect in default under or violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; and (v) there are no lawsuits or other claims (other than claims for benefits in the ordinary course) pending or, to the knowledge of the Company, threatened with respect to any Company Employee Plan.

     (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any other right, directly or indirectly, to acquire Company Common Stock, together with the number of shares of Company Common Stock subject to such right; and (iii) any shares of restricted stock or "phantom" stock awards and the terms and conditions relating thereto. Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights.

     (d) Without limiting the generality of Section 2.11(a), Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with officers of the Company; (ii) all agreements, oral or written, with employees of, or consultants to, the Company who are individuals obligating the Company to make minimum annual cash payments in an amount exceeding $50,000; (iii) all employees of, or consultants to, the Company who were paid in excess of $75,000 within the last twelve (12) month period; (iv) all employees of, or consultants to, the Company who have executed a non-competition agreement with the Company; (v) all severance agreements, programs and policies of the Company with or relating to its employees, in each case with outstanding commitments exceeding $50,000, excluding programs and policies required to be maintained by law; and (vi) all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions.

     SECTION 2.12 Labor Matters. (i) There are no controversies pending or, to the knowledge of the Company, threatened between the Company and any of its employees; (ii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and (iii) the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company.

     SECTION 2.13 Restrictions on Business Activities. Except for this Agreement, there is no agreement, judgment, injunction, order or decree binding upon the Company or any director or officer of the Company which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company, the acquisition of property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted as set forth in the Company's Business Plan dated June, 1998 attached to the Company Disclosure Schedule.

     SECTION 2.14 Title to Property. The Company has good and marketable title to all of its material properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and, to the knowledge of the Company, all leases pursuant to which the Company leases from others real or personal property, are in good standing, valid and enforceable in accordance with their respective terms, and there is not, to the knowledge of the Company,

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

under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default). The tangible assets of the Company that are material, individually or in the aggregate, to the Company's business are free from patent and latent defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they presently are used. The Company does not own any real property.

     SECTION 2.15  Taxes.

     (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including, without limitation, (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security (or similar), workers' compensation, unemployment compensation, environmental (including Taxes under Code section 59A), customs, duties, registration, alternative and add-on minimum, estimated, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, declarations, forms and information statements with respect to Taxes required to be filed with the IRS or any other federal, state, local or foreign taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns, including any amendments thereto.

     (b) Other than as disclosed in Section 2.15(b) of the Company Disclosure Schedule, (i) the Company has timely filed all Tax Returns required to be filed by it and all such Tax Returns were correct and complete in all material respects, (ii) the Company has paid and discharged all Taxes due and payable in connection with or with respect to the periods or transactions covered by such Tax Returns and has paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which the Company is maintaining adequate reserves in accordance with GAAP, (iii) no Tax Return referred to in clause (i) has been the subject of examination by the IRS or the appropriate state, local or foreign taxing authority of which written notice was received;
(iv) no deficiencies have been asserted or assessments made as a result of any examinations of the Tax Returns referred to in clause (i) by the IRS or the appropriate state, local or foreign taxing authority; (v) no action, suit, proceeding, audit, claim, deficiency or assessment has been claimed or raised or is pending with respect to any Taxes of the Company; (vi) the Company has withheld from their employees, customers, and other payees (and timely paid to the appropriate governmental authority) all amounts required by the Tax withholding provisions of applicable federal, state, local, and foreign laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation, and withholding on payments to non-United States persons) for all periods; (vii) there has not been filed a consent under Code Section 341(f) concerning collapsible corporations with respect to the Company; (viii) the Company has not made any payment, is not obligated to make any payment, and is not a party to any agreement that could obligate it to make any payments that will not be deductible under Code Sections 162, 280G or 404 or be subject to the excise tax of Code Section 4999; (ix) no claim has ever been made by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to tax by that jurisdiction; and (x) the Company does not have any liability for the Taxes of any other person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract, or otherwise. There are no tax liens on or security interests in any assets of the Company, and the Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the Financial Statements are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP.

     (c) The Company is not, and never has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company does not own any property of a character, the indirect
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

transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

     (d) The Company is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

     (e) Copies of (i) any Tax examinations, (ii) extensions of statutes of limitations, (iii) the federal, state, local and foreign income Tax Returns of the Company, and (iv) substantive correspondence between the Company and all Taxing authorities for its last three (3) taxable years have previously been furnished to the Parent and such Tax Returns are true, correct and complete.

     SECTION 2.16 Environmental Matters. The Company (i) has obtained all approvals which are required to be obtained under all applicable federal, state or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company ("Environmental Laws"); (ii) is in material compliance with all terms and conditions of such required approvals, and also is in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; and (iii) as of the date hereof, is not aware of nor has received notice of any past or present violations by the Company of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste.

     SECTION 2.17  Intellectual Property.

     (a) The Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all inventions, patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, network protocols, schematics, technology, trade secrets, research and development, know-how, technical data, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software as defined below) that are necessary to the business of the Company as currently conducted by the Company (the "Company Intellectual Property"). All of the employees, consultants and independent contractors of the Company that have participated in the development of the Company Intellectual Property, or any portion thereof, have entered into proprietary and confidentiality agreements with the Company in the form provided to Parent.

     (b) Section 2.17(b) of the Company Disclosure Schedule identifies and provides a brief description of each patent or registration which has been issued to the Company with respect to each item of Company Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to each item of Company Intellectual Property. Section 2.17(b) of the Company Disclosure Schedule also identifies each trade name or unregistered trademark used by the Company in connection with its business. With respect to each item of Company Intellectual Property (i) the item of Company Intellectual Property is not subject to any outstanding injunction, judgement, order, decree, ruling or charge and (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Company, threatened, which challenges the legality, validity, enforceability, use, or ownership of the item of Company Intellectual Property and (iii) the Company has not agreed to indemnify any third party for or against any interference, infringement, misappropriation, or other conflict with respect to such item.

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

     (c) Section 2.17(c) of the Company Disclosure Schedule sets forth a complete list of all oral or written licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Intellectual Property (excluding object code non-exclusive end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User Licenses")) or other trade secret material to the Company, and includes the identity of all parties thereto. The Company is not in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company's rights under such license, sublicense or agreement. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will not cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

     (d) The Company has not sold, licensed or otherwise transferred any of the Company Intellectual Property, and has not entered into any agreements, oral or written, pursuant to which it has agreed that another party has rights in any of the Company Intellectual Property. The Company is not obligated to pay any compensation to any third party as a result of the use of any of the Company Intellectual Property. The Company has not interfered with, infringed upon or misappropriated any intellectual property rights of third parties, and none of the Company and the directors and officers (and employees with responsibility for Company Intellectual Property matters) of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any intellectual property rights of any third party). To the knowledge of any of the Company and the directors and officers (and employees with responsibility for Company Intellectual Property matters) of the Company, no third party has interfered with, infringed upon or misappropriated any Company Intellectual Property. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. No employee of the Company is, or will be as a result of the consummation of the Merger and the transactions contemplated thereby, in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other contract or agreement or any restrictive covenant or any other common law obligation to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or to be conducted by the Company or relating to the use of intellectual property of others.

     (e) "Commercial Software" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to the Company pursuant to end-user licenses and which are used in the Company's business but are in no way a component of or incorporated in or specifically required to develop or support any of the Company's products and related trademarks, technology and know-how.

     SECTION 2.18  Immigration Compliance.

     (a) The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules, directives and regulations relating to the employment authorization of its employees (including, without limitation, the Immigration Reform and Control Act of 1986, as amended and supplemented, and Section 212(n) and 274A of the Immigration and Nationality Act, as amended and supplemented, and all implementing regulations relating thereto), and the Company has not employed nor is it currently employing any unauthorized aliens (as such term is defined under 8 CFR 274a.1(a)).

     (b) The Company has not received any notice from the Immigration and Naturalization Service (the "INS") or the U.S. Department of Labor (the "DOL") of the disapproval or denial of any visa petition pending before the INS or labor certification pending before the DOL on behalf of any employee or prospective employee of the Company.

     (c) Section 2.18(c) of the Company Disclosure Schedule contains a true, complete and accurate list of all non-immigrant or immigrant visa petitions pending before the INS and labor certifications pending before the DOL on behalf of any of the employees or prospective employees of the Company.

     (d) Since the approval of each of their respective visa petitions, there has been no material change in the terms and conditions of employment of any employees of the Company.

     SECTION 2.19 Insurance. Section 2.19 of the Company Disclosure Schedule sets forth an accurate and complete list of all insurance policies maintained by the Company with respect to its properties, assets and operations and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect. The Company is not in default with respect to its obligations under any of such insurance policies, except for such defaults which would not have a Material Adverse Effect.

     SECTION 2.20 Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on the books and records of the Company in accordance with GAAP, are valid and existing and represent monies due, arose from bona fide transactions in the ordinary course or business, are current and collectible and will be collected in accordance with their terms at their recorded amount subject only to the reserves for bad debts (in the amounts set forth on the face of the Most Recent Balance Sheet), and (subject to the aforesaid reserves) are subject to no material refunds or other adjustments and to no defenses, material rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof.

     SECTION 2.21 Brokers. No broker, finder or investment banker, other than Business Development Advisors, the fees and expenses of which will be paid by the Company, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its affiliates. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Business Development Advisors pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

     SECTION 2.22 Change in Control Payments. Except as set forth on Section 2.11(d) or Section 2.22 of the Company Disclosure Schedule, the Company has no plans, programs or agreements to which it is a party, or to which it is subject, pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of the Company.

     SECTION 2.23 Expenses. Section 2.23 of the Company Disclosure Schedule attached hereto sets forth a description of all of the estimated third party expenses of the Company, including those payable to auditors, consultants and other professionals, as of the date hereof which the Company expects to incur, or has incurred, in connection with the transactions contemplated by this Agreement.

     SECTION 2.24 Interested Party Transactions. Except for employment and other compensation and benefit agreements and plans and stock purchase agreements disclosed on Schedule 2.11 of the Company Disclosure Schedule or to be entered into in connection with this Agreement and except as set forth in
Section 2.24 of the Company Disclosure Schedule, the Company is not a party to or bound by any contract, commitment or understanding with any of the stockholders of the Company or any of their affiliates and none of the stockholders and their affiliates (other than the Company) owns any asset, tangible or intangible, which is used in the business of the Company.

     SECTION 2.25 Complete Copies of Materials. The Company has delivered or made available to Parent true and complete copies of each agreement, contract, commitment or other document (or summaries of the same) that is referred to or required to be referred to in the Company Disclosure Schedule.

     SECTION 2.26 Registration Statement, Proxy Statement/Prospectus. Subject to the accuracy of the representations of Parent in Section 3.9, the information to be supplied by the Company for inclusion in the Registration Statement (as defined in Section 3.9) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus"), will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders of the Company, at the time of such stockholder meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent, PTC, and Merger Sub.

     SECTION 2.27 Product Warranties; Defects; Liability. Each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable federal, state, local or foreign laws and regulations, contractual commitments and all express and implied warranties, and the Company does not have any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Financial Statements (rather than in any notes thereto) which such reserve is adequate to address all such liabilities. No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 2.27 of the Company Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions). The Company does not have any liability (and, to the knowledge of the Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company and there has been no inquiry or investigation made in respect thereof by any person including any governmental or administrative agency.

     SECTION 2.28 Employees. To the knowledge of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and has not been and is not engaged in any unfair labor practice as defined in the National Labor Relations Act, as amended. Except as set forth on Section 2.28 of the Company Disclosure Schedule, no director, officer or employee has any basis for any present or future action or claim against the Company other than actions or claims relating to compensation for past services.

     SECTION 2.29  Inventories.  The Company has no inventory.

     SECTION 2.30  Year 2000.

     (a) The Company has not yet modified the computer hardware and software owned, licensed, produced, or sold by the Company to correct any malfunctions or usage problems due to the change in the calendar year from 1999 to 2000 (the "Year 2000 Problem") or the improper expiration, termination, or data loss on or following September 9, 1999 (the "9/9/99 Problem"), although the Company has included in its product engineering plans the modifications necessary to resolve any Year 2000 Problems or 9/9/99 Problems. The Company has not made any representations or warranties or provided any commitment to any other person regarding the Year 2000 Problem or the 9/9/99 Problem, except for representations and warranties given with respect to products of the Company which operate correctly, consistently and unambiguously with respect to the Year 2000 Problem or the 9/9/99 Problem.

     SECTION 2.31 Indebtedness; Guarantees. Except as set forth on the face of the Financial Statements, the Company does not have any indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade payables and other accrued current liabilities incurred in the ordinary course of business), or capital lease obligations, conditional sale or other title retention agreements. The

Company is not a guarantor or otherwise liable for any liability or obligation of any other person. Section 2.31 of the Company Disclosure Schedule lists all creditors of the Company in excess of $25,000.

     SECTION 2.32 No Illegal Payments, Etc. None of the Company, nor any of the officers, employees or agents of the Company, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (i) which might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding or
(ii) the non-continuation of which has had or might have, individually or in the aggregate, a material adverse effect on the Company or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

     SECTION 2.33 Bonus Pool Obligations. The Company has obtained or will obtain prior to the Effective Time all consents from the issued and outstanding shares of Company Common Stock and Company Preferred Stock, as well as from any creditors of the Company, necessary to permit the distribution by Parent after the Effective Time of the Bonus Pool Consideration to the employees, directors and consultants of the Company set forth in Section 2.33 of the Company Disclosure Schedule in the amounts set forth therein. Upon distribution of the Bonus Pool Consideration by Parent after the Effective Time to the employees, directors and consultants of the Company and in the amounts set forth in Section
2.33 of the Company Disclosure Schedule, the Bonus Pool Obligation shall be satisfied in full and no director, officer, employee or consultant (current or former) of the Company shall have any claim or right of action against the Company with respect thereto.

     SECTION 2.34 Claims Against Directors and Officers. There is no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand pending or, to the knowledge of the Company, threatened (and no reasonable basis for any of the foregoing) against any person who is now or has been at any time prior to the date hereof an officer or director of the Company for acts or omissions in such person's capacity as an officer or director of the Company.

     SECTION 2.35 Full Disclosure. No representation or warranty made by the Company contained in this Agreement and no statement contained in any certificate or schedule furnished by the Company to Parent, PTC, or Merger Sub in, or pursuant to the provisions of, this Agreement, including without limitation the Company Disclosure Schedule, contains as of the date hereof or shall contain as of the Effective Time any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading. There is no fact known to the Company which currently causes or reasonably could be expected to cause in the future a Material Adverse Effect which has not been disclosed in writing to Parent in connection with this Agreement.

                                  ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF PARENT, PTC AND MERGER SUB

     Parent, PTC, and Merger Sub hereby, jointly and severally, represent and warrant to the Company and the stockholders of the Company that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the "Parent Disclosure Schedule"):

     SECTION 3.1 Organization and Qualification. Each of Parent, PTC, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Each of Parent, PTC, and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect.

     SECTION 3.2 Charter and By-Laws. Each of Parent, PTC, and Merger Sub has heretofore furnished to the Company a complete and correct copy of its Certificate of Incorporation or Articles of Incorporation, as the case may be, and By-Laws, in each case as amended to date. Such Certification of Incorporation and Articles of Incorporation, as the case may be, and By-Laws are in full force and effect.

     SECTION 3.3 Capitalization. The authorized capital stock of the Parent consists of (i) 80,000,000 shares of Parent Common Stock and (ii) 15,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"). As of June 30, 1998, there were (i) 38,338,276 shares of Parent Common Stock issued and outstanding, (ii) no shares of Preferred Stock outstanding, and (iii) 5,852,852 shares of Parent Common Stock reserved for future issuance pursuant to Parent's stock option plans (the "Parent Stock Option Plans").

     SECTION 3.4 Authority Relative to this Agreement. Each of Parent, PTC, and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, PTC, and Merger Sub and the consummation by Parent, PTC, and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, PTC, and Merger Sub, and no other corporate proceedings on the part of Parent, PTC, or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by Parent, PTC, and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent, PTC, and Merger Sub enforceable against each of them in accordance with its terms.

     SECTION 3.5  No Conflict, Required Filings and Consents.

     (a) Except as set forth in Section 3.5(a) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent, PTC, and Merger Sub do not, and the performance of this Agreement by Parent, PTC, and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation of Parent or the Certificate of Incorporation of PTC or the Articles of Incorporation of Merger Sub or the By-Laws of Parent, PTC, or Merger Sub, (ii) conflict with or violate any Laws applicable to Parent or by which its assets or properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or its assets or properties are bound or affected.

     (b) The execution and delivery of this Agreement by Parent, PTC, and Merger Sub does not, and the performance of this Agreement by Parent, PTC, and Merger Sub will not, require any consent, approval, authorization or permit on the part of the Parent, PTC, or Merger Sub of, or filing with or notification on the part of the Parent, PTC, or Merger Sub to, any federal foreign, state or provincial governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws and Nasdaq and the filing and recordation of appropriate merger or other documents as required by the CCC and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent, PTC, or Merger Sub from performing their respective obligations under this Agreement, and otherwise would not have a Material Adverse Effect.

     SECTION 3.6  SEC Filings; Financial Statements.

     (a) Parent has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, (ii) its Quarterly
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

Report on Form 10-Q for the quarter ended June 28, 1998, (iii) its Proxy Statement relating to the Annual Meeting of Stockholders held June 17, 1998,
(iv) Current Report on Form 8-K filed with the SEC on February 11, 1998, and (v) all amendments and supplements to all such reports and statements filed by Parent with the SEC (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     SECTION 3.7 Validity of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

     SECTION 3.8 Registration Statement; Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 2.26, the registration statement (the "Registration Statement") pursuant to which the Parent Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement/ Prospectus will not, on the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of such stockholder meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event relating to Parent, PTC, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent, PTC, or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent, PTC, or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent, PTC, and Merger Sub make no representation or warranty with respect to any information supplied by the Company or the stockholders of the Company which is contained in any of the foregoing documents. The Registration Statement and Proxy Statement/ Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

     SECTION 3.9 Full Disclosure. No representation or warranty made by Parent contained in this Agreement and no statement contained in any certificate or schedule furnished by Parent, PTC, or Merger Sub to the Company in, or pursuant to the provisions of, this Agreement, including without limitation the Parent Disclosure Schedule, contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     SECTION 3.10 Absence of Material Changes. Since the date of last Parent SEC Report, there have been no changes in the business, operating results, assets or condition of Parent that could reasonably be expected to have a Material Adverse Effect, other than changes resulting from this Agreement; provided, however, that it is understood and expressly acknowledged that Parent has experienced operating losses for several quarters and may continue to experience operating losses in future periods.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall conduct its business only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice other than actions taken by the Company in contemplation of the Merger; and the Company shall use all reasonable commercial efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

          (a) amend the Articles of Incorporation or By-Laws of the Company except pursuant to the Merger Agreement;

          (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company (other than upon exercise of options, warrants or other rights to purchase Company Common Stock or Company Preferred Stock outstanding on the date hereof);

          (c) except in the ordinary course of business, sell, pledge, dispose of or encumber any assets, tangible or intangible, of the Company except for dispositions of obsolete or worthless assets;

          (d)(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire any of its securities, including without limitation, shares of Company Common Stock or Company Preferred Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock or Company Preferred Stock, or propose to do any of the foregoing;

          (e)(i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, association or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances; (iii) enter into or amend any material contract or agreement involving obligations in excess of $50,000;
     (iv) authorize any capital expenditures or purchases of fixed assets; or
     (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(e);

          (f) except for allocations of the Bonus Pool Consideration, increase the compensation payable or to become payable to its officers or key employees or consultants, increase compensation payable or to become payable to its employees or consultants other than in the ordinary course of business, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except in each case, as may be required by law;

          (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, Taxes, payments of accounts payable and collection of accounts receivable);

          (h) make any material tax election or settle or compromise any federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

          (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice;

          (j) commence any litigation; or

          (k) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1 (a) through (j) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     SECTION 4.2  No Solicitation.

     (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal.

     (b) The Company shall immediately notify Parent after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Board of Directors of the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing.

     (c) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent, PTC, and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

     (d) The Company shall ensure that the officers, directors and employees of the Company and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.2.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1 Stockholder Meeting. The Company shall call and hold a meeting of the stockholders of the Company, or in lieu thereof cause an effective written action of the stockholders to be executed (the "Company Stockholders Meeting"), which meeting shall be held or written action obtained as promptly as practicable after the date of this Agreement and in accordance with applicable laws for the purpose of obtaining the approval of the Merger, this Agreement and the transactions contemplated hereby. The Company shall use its reasonable efforts to obtain the approval of all of its stockholders in respect of the Merger, this Agreement and in respect of the transactions contemplated hereby.

     SECTION 5.2 Access to Information. Upon reasonable notice, the Company shall afford to each of the officers, employees, accountants, counsel and other representatives of Parent, reasonable access, during the period from the date of this Agreement to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request, and shall make available to Parent the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Company's business, properties and personnel as Parent may reasonably request.

     SECTION 5.3 Consents; Approvals. The Company and Parent shall each use their reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company, on the one hand, and Parent, PTC and Merger Sub, on the other hand, and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company and Parent shall furnish promptly all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

     SECTION 5.4 Agreements with Respect to Affiliates. Schedule 5.4 contains a true and complete list identifying all persons who, in the Company's reasonable judgment, are, or will be, at the time of the Company Stockholders Meeting (or at the time of the effectiveness of any written consent), "affiliates" of the Company within the meaning of Rule 145 under the Securities Act ("Rule 145"). The Company shall cause each person who is identified as an "affiliate" to deliver to Parent, prior to the Effective Time, a written agreement (an "Affiliate Agreement") in connection with restrictions on affiliates under Rule 145, in substantially the form of Exhibit 5.4.

     SECTION 5.5 Stockholder Agreements. The Company shall use reasonable efforts to cause each stockholder of the Company to execute a Stockholder Agreement (each a "Stockholder Agreement") in the form of Exhibit 5.5 concurrently with the execution of this Agreement or as promptly as practicable after (a) the date of this Agreement (with respect to stockholders as of the date of this Agreement) or (b) the date such persons become stockholders prior to the Effective Time.

     SECTION 5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate or (ii) any failure of the Company, Parent, PTC, or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided, further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(b) or 6.3(b) unless the failure to give such notice results in material prejudice to the other party.

     SECTION 5.7 Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Parent, PTC, Merger Sub and the Company will each treat the transaction effected through the Merger as a purchase of stock treated for federal income tax purposes as a sale or exchange resulting in the recognition of gain or loss by the holders of the outstanding capital stock of the Company.

     SECTION 5.8 Public Announcements. Parent, PTC, Merger Sub and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, it being expressly understood that unless notified in writing by the President of Parent, Gregory Lazar shall be the only individual to authorize such release or public statement on behalf of Parent and, unless notified in writing by the President of the Company, James Long shall be the only individual to authorize such release or public statement on behalf of the Company; provided, however, that Parent may, without the prior consent of the Company, issue such press release or make such public statement at any time as may upon the advice of counsel be required by law or the rules and regulations of the Nasdaq National Market if it has used reasonable efforts to consult with the Company prior thereto.

     SECTION 5.9 Conveyance Taxes. Parent, PTC, Merger Sub and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

     SECTION 5.10 Listing of Parent Shares. Parent shall promptly file an additional share listing application with the Nasdaq Stock Market for the listing of the Parent Shares to be issued in connection with the Merger and shall use its reasonable efforts to have such application accepted.

     SECTION 5.11 Tax Certificates. The Company shall deliver to Parent on the Closing Date, an affidavit, in form and substance reasonably satisfactory to Parent, meeting the requirements necessary to establish that the disposition of Company Common Stock or Company Preferred Stock is eligible for the exemption from the withholding provided by Section 1445(b)(3) of the Code.

     SECTION 5.12 Proxy Statement/Prospectus; Registration Statement. (a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement/Prospectus and the Registration Statement of the Parent with respect to the Parent Common Stock to be issued in connection with the Merger and shall use all reasonable efforts to cause the Registration Statement to become effective as soon as practicable, and to mail the Proxy Statement/Prospectus to the stockholders of the Company, as soon thereafter as practicable. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of the Merger.

     (b) The Company shall furnish Parent with all information, including without limitation financial statements and financial information in any form reasonably requested by Parent, concerning the Company and/or the holders of its capital stock and shall take such further action as Parent may reasonably request in connection with the Proxy Statement/Prospectus and the issuance of the Parent Common Stock. Parent shall provide the Company with two (2) business days' notice prior to the effectiveness of the Registration Statement or prior to the mailing of any Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) and provide the Company with the opportunity to update the information set forth therein. If at any time prior to the Effective Time any event or circumstance relating to the Company, Parent or any of their respective subsidiaries, affiliates, officers or directors should be discovered by such party which should be set forth in an amendment or a supplement to the Proxy Statement/Prospectus, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

     SECTION 5.13 Distribution of Bonus Pool Consideration. As promptly as possible after the Effective Time, Parent shall prepare and file with the SEC a Registration Statement on Form S-8 to register the shares of Parent Common Stock issuable in satisfaction of the Bonus Pool Obligation and Parent shall distribute such shares of Parent Common Stock to the employees set forth in
Section 2.33 of the Company Disclosure Schedule that are still employed as of the Effective Time in accordance with the terms of the Bonus Pool Obligation.

     SECTION 5.14 Confidentiality. Each of the Company, Parent, PTC, and Merger Sub (and the officers, directors and employees of such respective parties) will treat and hold as such all Confidential Information of the other party, refrain from using any Confidential Information of the other party except in connection with this Agreement, and deliver promptly to the other party or destroy, at the request of such party, all tangible embodiments (and all copies) of any Confidential Information which are in its possession. In the event that any of the parties is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any such Confidential Information, that party will notify the appropriate party promptly of the request or requirement so that such other party may seek an appropriate protective order or waive compliance with the provisions of this Section 5.14. If, in the absence of a protective order or the receipt of a waiver hereunder, any party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing party shall use its best effort to obtain, at the request of the party whose Confidential Information is to be disclosed, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as such party shall so designate. "Confidential Information" means any and all information concerning the businesses and affairs of the Company or Parent, as the case may be, other than that information which is already generally or readily obtainable by the public or is publicly known or becomes publicly known through no fault of Parent (with respect to Confidential Information of the Company) or the Company (with respect to Confidential Information of Parent).

     SECTION 5.15 Operational Funding. The Company shall provide to Parent at the date hereof and on the last business day of each week a budget of its operating cash requirements for the following week and a reconciliation of the budget and actual cash spending of the Company for the current week. Subject to the Company's continued compliance with its obligations under this Agreement and until November 30, 1998, Parent shall loan to the Company (collectively, the "Operational Loans"), on the first business day of the week following the submission of such budget and reconciliation reports, such amounts as may be mutually agreed upon after negotiations in good faith by the Company and Parent to fund the Company's operational requirements for such week. The Operational Loans shall be represented by promissory notes in the form previously employed by Parent and the Company. The Company covenants and agrees that the Operational Loans will be used solely to fund its operational cash requirements through November 30, 1998.

     SECTION 5.16 Tax Information. The Company agrees to provide Parent prior to the Closing Date (A) the Company's Tax basis in its assets as of December 31, 1997 and as utilized in the Tax Returns, (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign Tax, excess charitable contribution, adjustments under Section 481 of the Code and other Tax attributes allocable to the Company as shown on the Tax Returns, (C) its best determination of the limitations on the use of any of those Tax attributes under Sections 382 or 383 of the Code, and (D) the amount of any deferred gain or loss allocable to the Company arising out of any deferred intercompany transaction and any excess loss account attributable to the Company. The information provided to Parent under this Section 5.16 shall be set forth on Schedule 5.16 and included as part of this Agreement.

     SECTION 5.17 Section 280G Stockholder Consent. The Company shall use its reasonable best efforts to obtain any stockholder approvals required under
Section 280G(b)(5)(A)(ii) of the Code prior to the Closing Date.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     SECTION 6.1  Conditions to Obligation of Each Party to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Requisite Approval. This Agreement and the Merger shall have received the Requisite Approval.

          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

          (c) Governmental Actions. There shall not have been instituted, pending or threatened any action or suit or proceeding (or any investigation or other inquiry that might result in such an action, suit or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries as a result of the Merger or the transactions contemplated by this Agreement.

          (d) Tax Opinion. The holders of the Company Preferred Stock shall have received a written opinion of Wilson, Sonsini, Goodrich & Rosati, P.C., in form and substance reasonably satisfactory to the Company and Parent, to the effect that the transaction effected by the Merger will constitute a purchase of Company stock treated for federal income tax purposes as a sale or exchange resulting in gain or loss recognition by the holders of the outstanding capital stock of the Company.

          (e) Stock Purchase Agreement. PTC and David Edwards shall have entered into and performed all of their respective obligations under a Stock Purchase Agreement pursuant to which, immediately prior to the Closing, PTC will purchase from David Edwards, and David Edwards will sell to PTC, Five Thousand (5,000) shares of Series B Preferred, which constitute all of the shares of Company Preferred Stock owned by David Edwards, for an aggregate purchase price of Three Thousand Thirty Nine Dollars ($3,039).

          (f) Registration Statement. The Registration Statement on Form S-4 shall have been declared effective by the Securities and Exchange Commission and no stop orders shall have been issued suspending the effectiveness of such Registration Statement.

     SECTION 6.2 Additional Conditions to Obligations of Parent, PTC, and Merger Sub. The obligations of Parent, PTC and Merger Sub to effect the Merger are also subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct at and as of the date made, and shall be true and correct in all material respects as of the Closing Date. In addition, all representations and warranties of the Company that are qualified by materiality or similar words shall have been true and correct (giving effect to such qualification) in all respects when made and as of the Closing Date. Parent shall have received a certificate to such effect signed on behalf of the Company by its President or its Chief Financial Officer.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Parent, PTC, and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by its President or its Chief Financial Officer.

          (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company.

          (d) Opinion of Counsel to the Company. Parent shall have received an opinion of Wilson, Sonsini, Goodrich & Rosati, P.C., counsel to the Company, in substantially the form attached hereto as Exhibit 6.2(d).

          (e) Affiliate Agreements. Parent shall have received from each person who is identified in Schedule 5.4 as an "affiliate" of the Company, an Affiliate Agreement and such Affiliate Agreement shall be in full force and effect.

          (f) Escrow Agreement. Each of Escrow Agent, the Company and the Stockholder Representative shall have executed and delivered to Parent an Escrow Agreement substantially in the form of Exhibit 6.2(f).

          (g) Stockholder Agreement. Parent shall have received executed Stockholder Agreements from holders of at least seventy-five percent (75%) of the Company Preferred Stock.

          (h) Company Dissenting Shares. The Company Dissenting Shares shall constitute less than seven percent (7%) of the fully diluted Company Common Stock at the Effective Time (assuming conversion of all Company Preferred Stock).

          (i) Registration and Other Rights. All existing registration rights, preemptive rights and rights of first refusal with respect to the purchase of the capital stock of the Company shall have been terminated and Parent, PTC and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by its President or its Chief Financial Officer.

          (j) Employment Agreements. Each of James E. Long and David A. Edwards shall have entered into employment agreements with the Company in substantially the forms attached as Exhibit 6.2(j)(i) and Exhibit 6.2(j)(ii). Such agreements shall be in full force and effect as of the Effective Time and each such person shall be in the employ of the Company immediately prior to the Effective Time and neither shall have indicated his intention to terminate his employment with the Surviving Corporation following the Effective Time and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by its President or its Chief Financial Officer.

          (k) Stock Options, Warrants and Other Rights. All Company Stock Options issued under the Common Stock Option Plan shall have been terminated in accordance with the provisions of such Common Stock Option Plan. All warrants and other securities or instruments convertible into or exchangeable for shares of any class of capital stock of the Company shall have been terminated or shall have been converted into shares of the capital stock of the Company, except, assuming the consummation of the Merger and based on the Exchange Ratios, warrants and other securities or instruments of the Company convertible into or exchangeable for shares of Company Preferred Stock and, in accordance with Section 1.7(a) hereof, convertible into a maximum of three thousand (3,000) shares of Parent Common Stock. Parent, PTC, and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by its President or its Chief Financial Officer.

          (l) Exchange Ratios. Parent, PTC, and Merger Sub shall have received a certificate signed on behalf of the Company by its President or its Chief Financial Officer to the effect that Schedule 1.7(a) is true and complete in all respects as of the Closing Date.

     SECTION 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Parent, PTC, and Merger Sub contained in this Agreement shall have been true and correct at and as of the date made, and shall be true and correct in all material respects as of the Closing Date. In addition, all representations and warranties of the Parent, PTC, and Merger Sub that are qualified by materiality or similar words shall have been true and correct (giving effect to such qualification) in all respects when made and as of the Closing Date. The Company shall have received a certificate to such effect signed on behalf of Parent by its President or its Chief Financial Officer.

          (b) Agreements and Covenants. Parent, PTC, and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed on behalf of Parent by its President or its Chief Financial Officer.

          (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent, PTC, and Merger Sub for the due authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent, PTC, and Merger Sub.

          (d) Opinion of Counsel to Parent. The Company shall have received an opinion of Ropes & Gray, counsel to Parent, PTC, and Merger Sub, in substantially the form attached hereto as Exhibit 6.3(d).

          (e) Employment Agreements. Each of James E. Long and David A. Edwards shall have entered into employment agreements with the Company in substantially the forms attached as Exhibit 6.2(j)(i) and Exhibit 6.2(j)(ii). Such agreements shall be in full force and effect as of the Effective Time.

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

          (a) by mutual written consent duly authorized by each of the Boards of Directors of Parent and the Company; or

          (b) by either Parent or the Company if the Merger shall not have been consummated by November 30, 1998 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

          (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with its obligations under Section 5.3 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

          (d) by Parent, if the Requisite Approval shall not have been obtained by November 25, 1998; or

          (e) by Parent or the Company, (i) if any representation or warranty of the Company or Parent, respectively, set forth in this Agreement shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement, such that the conditions set forth in Section 6.2(a) or 6.2(b), or Section 6.3(a) or 6.3(b), as the case may be, would not be satisfied (either (i) or (ii) above being a "Terminating Breach"), provided, however, that, if such Terminating Breach is curable prior to November 30, 1998 by the Company or Parent, as the case may be, through the exercise of its reasonable efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.1(e);

          (f) by Parent, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.2(a) would not be satisfied, or by the Company, if any representation or warranty of Parent shall have become untrue such that the condition set forth in Section 6.3(a) would not be satisfied, in either case other than by reason of a Terminating Breach; or

          (g) by Parent, if: (i) the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so or (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company an alternative Acquisition Proposal.

     SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders except (i) as set forth below in this Section 7.2 and in Section 7.3 hereof and (ii) nothing herein shall relieve any party from liability for any breach hereof. Notwithstanding anything else to the contrary herein, if this Agreement is terminated by Parent pursuant to Section 7.1(g), the Company shall pay to Parent One Million Dollars ($1,000,000), payable by wire transfer within five (5) days of Parent's notice to the Company terminating this Agreement. Notwithstanding anything else to the contrary herein, Sections 5.14 and 7.3 shall survive the termination of this Agreement.

     SECTION 7.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that in the event the Merger is consummated, the Company shall pay up to only $400,000 of legal, accounting and investment banking fees incurred in connection with this Agreement and the consummation of the Merger and thereafter the holders of the Company Preferred Stock immediately prior to the Effective Time shall be responsible for any fees or expenses incurred in excess thereof, to the extent of the Escrow Fund.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1  Indemnification.

     (a) Charters and By-Laws. Parent agrees to indemnify the employees, agents, directors and officers of the Company to the extent of all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company (each a "Company Indemnified Party") as provided in its Articles of Incorporation or By-Laws and that such rights shall continue in full force and effect for a period of not less than six (6) years from the Closing Date; provided, however, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether a Company Indemnified Party's conduct complies with the standards set forth in the Articles of Incorporation or By-Laws of the Company or otherwise, in each case subject to California law, shall be made by independent counsel selected by the Company Indemnified Party reasonably satisfactory to the Surviving Corporation (whose fees and expenses shall be paid by the Surviving Corporation).

     (b) Survival of Representations and Warranties. The representations and warranties of the Company made in this Agreement (except for those representations and warranties set forth in Section 2.3) and in the documents and certificates delivered in connection herewith and the representations and warranties of Parent made in this Agreement and in the documents and certificates delivered in connection herewith shall survive the Merger for a period of twelve (12) months from the Closing Date (the "Indemnity Period") and shall remain operative and in full force and effect through the end of the Indemnity Period regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. No claim for indemnification under this Section 8.1 for breach of a representation or warranty may be commenced after the Indemnity Period, provided, however, that claims made within the applicable time period shall survive to the extent of such claim until such claim is finally determined and, if applicable, paid. Notwithstanding anything else to the contrary herein, the representations and warranties of the Company made in Section 2.3, as well as claims based upon fraud, shall survive and continue in full force and effect until the expiration of the statutes of limitations applicable to such underlying claim, subject to any extensions thereof, or if no statutes of limitation are applicable, indefinitely.

     (c) Escrow Fund. The shares to be held in Escrow (the "Escrow Shares") shall be registered in the names of the holders of the Company Preferred Stock, who shall be considered the owners of the Escrow Shares for all purposes, but shall be deposited (together with assignments in blank executed by the registered holder(s) of the Company) with the Escrow Agent, such deposits, along with any dividends or distributions in respect of such Escrow Shares deposited with the Escrow Agent pursuant to the terms of the Escrow Agreement, to constitute an escrow fund to be governed by the terms set forth herein and in the Escrow Agreement (the "Escrow Fund"). To the extent that Parent, PTC, Merger Sub, or the Surviving Corporation makes a claim against the Escrow Fund pursuant to the Escrow Agreement, then for purposes of such payment, the shares of Parent Common Stock shall be valued at the Merger Price. Subject to Section 8.1(h) hereof and assuming the consummation of the Merger in accordance with this Agreement and the payment of the Merger Consideration, all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by a Parent Indemnitee arising out of or in connection with this Agreement or any certificate or other document delivered in connection herewith shall be paid solely from the Escrow Fund and no Parent Indemnitee shall have any rights other than to the Escrow Funds.

     (d) Indemnification of the Parent, PTC and Merger Sub. By their approval of this Agreement and their acceptance of the Merger Consideration, the holders of the Company Preferred Stock agree that the Escrow Fund established under the Escrow Agreement shall be available to indemnify, defend, protect, and hold harmless each of Parent, PTC, Merger Sub, the Surviving Corporation and each of their respective subsidiaries and affiliates (each in its capacity as an indemnified party, a "Parent Indemnitee") from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such Parent Indemnitee as a result of or incident to (i) any breach of any representation or warranty of the Company set forth herein or in any certificate or other document delivered in connection herewith as of the date made (as such representation or warranty would read if all qualifications as to knowledge and materiality were deleted from it) with respect to which a claim for indemnification is brought by a Parent Indemnitee during the Indemnity Period,
(ii) any breach or nonfulfillment by the Company, or any noncompliance by the Company with, any covenant, agreement, or obligation contained herein or in any certificate or other document delivered in connection herewith, and (iii) any claim by a stockholder or former stockholder of the Company or any other person, firm, corporation or entity, seeking to assert, or based upon: (A) ownership or rights of ownership to any shares of capital stock of the Company; (B) any rights of a stockholder to receive the Merger Consideration pursuant to this Agreement, as well as any rights under any option or other security convertible into or exercisable for shares of the Company's capital stock, preemptive rights, or rights to notice or to vote; (C) any rights of a stockholder arising under the appraisal rights provisions of the CCC; (D) any rights under the Articles of Incorporation or By-Laws of the Company; or (E) any claim that his, her or its shares were wrongfully repurchased by the Company, regardless of whether an action, suit or claim can be or has been made against the Company.

     (e) Third Person Claims. Promptly after a Parent Indemnitee has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person, the Parent Indemnitee shall, as a condition precedent to a claim with respect thereto being made against the Escrow Agreement, give the Stockholder Representative written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not effect the Parent Indemnitees' right to indemnification hereunder with respect to such claim, action or proceeding, except to the extent that the Stockholder Representative has, or the holders of the Company Preferred Stock have, been actually prejudiced as a result of such failure. If the Stockholder Representative notifies the Parent Indemnitee within thirty (30) days from the receipt of the foregoing notice that he wishes to defend against the claim by the Third Person and if the estimated amount of the claim, together with all other claims made against the Escrow Fund that have not been settled, is less than the remaining balance of the Escrow Funds, then the Stockholder Representative shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to Parent Indemnitee, and the Stockholder Representative shall be entitled to reimbursement out of the Escrow Funds for such defense. The Parent Indemnitee may participate in the defense, at its sole expense, of any such claim for which the Stockholder Representative shall have assumed the defense pursuant to the preceding sentence, provided, however, that counsel for the Stockholder Representative shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings; provided, however, that Parent Indemnitee shall control the defense of any claim or proceeding that in Parent Indemnitee's reasonable judgment could have a material and adverse effect on Parent Indemnitee's business apart from the payment of money damages. The Parent Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Stockholder Representative has not assumed the defense of any claim. Whether or not the Stockholder Representative shall have assumed the defense of any claim, neither the Parent Indemnitee nor the Stockholder Representative shall make any settlement with respect to any such claim, suit or proceeding without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure to settle a claim expeditiously could have an adverse effect on the party wishing to settle, the failure of a party controlling the defense to act upon a request for consent to such settlement within five (5) business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of this Section 8.1 but shall not be dispositive of the amount of Damages as between the holders of the Company Preferred Stock and the Parent Indemnitees.

     (f) Indemnification by Parent. Subject to the provisions of this Section 8.1, Parent agrees to indemnify, defend, protect and hold harmless each of the holders of the Company Preferred Stock (the "Stockholder Indemnitees") from and against any and all Damages incurred or suffered by such Stockholder Indemnitees as a result of or incident to (i) any breach of any representation or warranty of Parent, PTC or Merger Sub set forth herein or in any certificate or other document delivered in connection herewith as of the date made (as such representation or warranty would read if all qualifications as to knowledge and materiality were deleted from it) with respect to which a claim for indemnification is brought by such Stockholder Indemnitees during the Indemnity Period (ii) any breach or nonfulfillment by Parent, PTC or Merger Sub, or any noncompliance by Parent, PTC or Merger Sub with, any covenant, agreement, or obligation of Parent contained herein or in any certificate or other document delivered in connection herewith as of the date made. Parent shall reimburse the Stockholder Indemnitees for any Damages to which this Section 8.1 relates only if a claim for indemnification is made by the Stockholder Indemnitees within the survival period described in Section 8.1(b); provided, however, that the aggregate liability of Parent shall not exceed $1,000,000.

     (g) No Contribution; Mitigation. The holders of the Company Preferred Stock acknowledge and agree that they shall not have and shall not exercise or assert any right of contribution, indemnification, subrogation or other remedy or right against the Surviving Corporation in connection with any indemnification obligation or other liability to which they may become subject under or in connection with this Agreement, the Escrow Agreement or any certificate or other document delivered in connection herewith or therewith. The Parent Indemnitees shall use all reasonable efforts to mitigate any Damages.

     (h) Method of Payment; Exclusive Remedy. Except as specifically provided in this Section 8.1(h), indemnification under this Section 8.1 shall be the sole and exclusive remedy of the parties with respect to any and all matters, including Damages, arising out of, or relating to, this Agreement or any certificate or other document delivered in connection herewith and shall be subject to all of the terms and provisions of this Section 8.1. Notwithstanding anything else to the contrary in this Agreement or this Section 8.1(h), indemnification under this Section 8.1 shall not be the sole and exclusive remedy of the parties (and hence the limitations set forth in Section 8.1(c) and Section 8.1(f) shall not apply) with respect to (i) any claim based on fraud or intentional misrepresentation, (ii) any claim based on the breach by the Company of the representations and warranties in Section 2.3 hereof, (iii) any claim by the Stockholder Indemnitees based on (A) either Parent's, PTC's or Merger Sub's termination of this Agreement other than in accordance with Section 7.1 hereof or (B) either Parent's, PTC's or Merger Sub's failure to consummate the Closing by November 30, 1998, provided, however, that all of the conditions set forth in Sections 6.1 and 6.2 shall have been met as of such date, and (iv) any claim by a Parent Indemnitee based on (A) the Company's termination of this Agreement other than in accordance with Section 7.1 hereof and (B) the Company's failure to consummate the Closing by November 30, 1998, provided, however, that all of the conditions set forth in Sections 6.1(b), 6.1(c) and 6.3 shall have been met as of such date.

     SECTION 8.2 Disclosure Schedules. An item disclosed in one section of the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, as an exception to one particular representation or warranty shall be deemed adequately disclosed on another section of the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, as an exception to the representations and warranties corresponding thereto if the applicability of such item to such other representation and warranty is reasonably apparent based solely on the information contained in the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be; provided, however, that each of the Company and Parent shall use reasonable efforts to cross-reference as appropriate.

     SECTION 8.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a) If to Parent, PTC or Merger Sub:

        PictureTel Corporation
        100 Minuteman Road
        Andover, MA 01810
        Attention: W. Robert Kellegrew, Esq.
                    General Counsel
        Telephone No.: (978) 292-5000
        Telecopier No.: (978) 292-3338

        Copy to:

        Ropes & Gray
        One International Place
        Boston, MA 02110
        Attention: Howard K. Fuguet, Esq.
        Telephone No.: (617) 951-7000
        Telecopier No.: (617) 951-7050

     (b) If to the Company:

        Starlight Network, Inc.
        205 Ravendale Drive
        Mountain View, CA 94043
        Attention: James E. Long
        Telephone No.: (650) 967-2774
        Telecopier No.: (650) 967-4426

        Copy to:

        Wilson Sonsini Goodrich & Rosati, P.C.
        650 Page Mill Road
        Palo Alto, CA 94304-1050
        Attention: John B. Goodrich, Esq.
        Telephone No.: (650) 493-9300
        Telecopier No.: (650) 493-6811

     SECTION 8.4 Certain Definitions. For purposes of this Agreement, the term:

        (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

        (b) "business day" means any day in which the New York Stock Exchange is open for trading;

        (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (d) "knowledge" or awareness or any substantially similar term means the actual knowledge of the officers and directors of such party after reasonable investigation.

          (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

          (f) "subsidiary" or "subsidiaries" of the Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 8.5 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.6 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 8.9 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     SECTION 8.10 Assignment; Guarantee of Merger Sub Obligations. This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may assign all or any of its rights hereunder to any affiliate thereof, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub or any such assignees.

     SECTION 8.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, the stockholders of the Company (with respect to Article III and Article VIII only) and the Stockholders Representative, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

     SECTION 8.12 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 8.13 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof.

     SECTION 8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, PTC, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          PICTURETEL CORPORATION

                                          By: /s/ RICHARD B. GOLDMAN
                                            ------------------------------------
                                            Name: Richard B. Goldman
                                            Title: Chief Financial Officer

                                          SNI ACQUISITION CORPORATION

                                          By: /s/ RICHARD S. HAAK, JR.
                                            ------------------------------------
                                            Name: Richard S. Haak, Jr.
                                            Title: Chief Financial Officer

                                          By: /s/ ROXANNE A. WILKERSON
                                            ------------------------------------
                                            Name: Roxanne A. Wilkerson
                                            Title: Assistant Secretary

                                          PICTURETEL TECHNOLOGY CORPORATION

                                          By: /s/ TIMOTHY C. GAINES
                                            ------------------------------------
                                            Name: Timothy C. Gaines
                                            Title: Vice President

                                          STARLIGHT NETWORKS, INC.

                                          By: /s/ JAMES E. LONG
                                            ------------------------------------
                                            Name: James E. Long
                                            Title: Chairman

                                          By: /s/ R. J. KNITTEL
                                            ------------------------------------
                                            Name: R. J. Knittel
                                            Title: Chief Financial Officer

                                                                         ANNEX B

                                   CHAPTER 13

                     GENERAL CORPORATION LAW OF CALIFORNIA

                               DISSENTERS RIGHTS

SECTION 1300.  RIGHT TO REQUIRE PURCHASE; "DISSENTING SHARES" AND
               "DISSENTING SHAREHOLDER" DEFINED.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of such corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to five percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the record holder of dissenting shares and includes a transferee of record.

SECTION 1301.  DEMAND FOR PURCHASE.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within ten (10) days after the date of such approval accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within thirty (30) days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302.  ENDORSEMENT OF SHARES.

     Within thirty (30) days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.  AGREED PRICE; TIME FOR PAYMENT.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall he made within thirty (30) days after the amount thereof has been agreed or within thirty (30) days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304.  DISSENTER'S ACTION TO ENFORCE PAYMENT.

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six (6) months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305.  APPRAISER'S REPORT; PAYMENT; COSTS.

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within ten (10) days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306.  DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307.  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308.  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309.  TERMINATION OF DISSENTING SHAREHOLDER STATUS.

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six (6) months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310.  SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

     If litigation is instituted to test the sufficiency, or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311.  EXEMPT SHARES.

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312.  ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter, but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon ten (10) days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

                                                                         ANNEX C

                                ESCROW AGREEMENT

     ESCROW AGREEMENT dated as of October   , 1998 by and among PictureTel
Corporation, a Delaware corporation ("Parent"), James E. Long (the "Stockholder Representative"), as representative of the stockholders, and State Street Bank and Trust Company, as escrow agent (the "Escrow Agent"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below), a copy of which is attached as Exhibit A.

                                    RECITALS

     WHEREAS, Parent, PictureTel Technology Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("PTC"), and SNI Acquisition Corporation, a California corporation and a wholly owned subsidiary of PTC ("Merger Sub"), have executed a definitive Agreement and Plan of Merger dated as of August 14, 1998 (the "Merger Agreement") with Starlight Networks Inc., a California corporation (the "Company"), pursuant to which Merger Sub will merge with and into the Company;

     WHEREAS, the holders of the Company Preferred Stock have consented to this Agreement to secure their indemnification obligations under Article VIII of the Merger Agreement in the manner set forth herein and the appointment of James E. Long as their representative (the "Stockholder Representative") for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of each such stockholders, and the taking by the Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken or made by it under this Agreement and all of the other terms, conditions and limitations in this Agreement;

     WHEREAS, Parent and the Stockholder Representative desire to appoint the Escrow Agent to act hereunder in the manner hereinafter set forth and the Escrow Agent is willing to act in such capacity;

     WHEREAS, pursuant to the Merger Agreement, Parent will arrange for the prompt delivery to the Escrow Agent of 158,293 shares of common stock, par value $.01 per share, of Parent (the "Escrow Shares" and together with any other property received by the Escrow Agent to be held by it hereunder, the "Escrow Property") to be held in escrow by the Escrow Agent pursuant hereto and released in accordance with the terms hereof.

     WHEREAS, the number of Escrow Shares to be held back from the consideration to be paid to each of the holders of the Company Preferred Stock shall equal approximately 11.88% of the number of shares of Parent Common Stock to be received by each holder of Company Preferred Stock.

     NOW, THEREFORE, the parties agree as follows:

     ARTICLE IX ESCROW PROPERTY SUBJECT TO AGREEMENT. The Escrow Agent hereby agrees to act as Escrow Agent for the Escrow Property. The percentage interest of each of the holders of the outstanding Company Preferred Stock (the "Stockholders") in the Escrow Property is set forth in Exhibit B hereto.

     ARTICLE X PAYMENT BY ESCROW AGENT WITH RESPECT TO THE ESCROW PROPERTY.

     SECTION 10.1  Notices of Claims and Dispute Notices.

     (a) During the Indemnity Period, if (A) Parent reasonably believes that it, or any other Indemnitee entitled to indemnification under Section 8.1 of the Merger Agreement (the "Parent Indemnitees") has or is reasonably likely to suffer any Damages that entitles or is reasonably likely to entitle it to indemnification under the Merger Agreement, or (B) Parent reasonably believes it is entitled to be paid in respect of Company expenses which exceed the amounts provided for in Section 7.3 of the Merger Agreement and are unpaid as of the consummation of the Merger, Parent may deliver to the Escrow Agent a notice (a "Notice of Claim") setting forth in reasonable detail the nature of the claim, the basis for indemnification and an estimate of the aggregate amount at that time to which Parent believes it or such Parent Indemnitee is, or may be, entitled to be paid pursuant to the Merger Agreement. Parent shall send a copy of each Notice of Claim to the Stockholder Representative no later than the date on which such Notice of Claim is sent to the Escrow Agent. Each Notice of Claim delivered to the Escrow Agent shall include a certification that Parent has sent a copy of such Notice of Claim to the Stockholder Representative. The Escrow Agent shall have no responsibility as to the accuracy of the information set forth in a Notice of Claim, whether the description of the nature of the claim in the Notice of the Claim is set forth in reasonable detail or whether a Notice of Claim describes a claim for which Parent or a Parent Indemnitee is entitled to be paid pursuant to the Merger Agreement.

     (b) The Escrow Agent shall deliver to such Parent Indemnitee Escrow Property having a value (such value to be determined pursuant to Section 2(e) hereof) equal to the amount set forth in a Notice of Claim as soon as practicable, but no earlier than twenty-five (25) business days following receipt by the Escrow Agent of such Notice of Claim; provided, however, that if within the period of twenty-five (25) business days following receipt by the Escrow Agent of such Notice of Claim the Escrow Agent shall have received from the Stockholder Representative a notice (a "Dispute Notice") disputing the validity or the amount specified in such Notice of Claim or any portion thereof (a "Disputed Amount"), the Escrow Agent shall not deliver to Parent Escrow Property for any such Disputed Amount other than pursuant to Section 2(b). Without altering the Escrow Agent's obligations set forth in the previous sentence, the Stockholder Representative shall include in each Dispute Notice reasonable detail of the nature of the Stockholder Representative's dispute. The Stockholder Representative shall send a copy of each Dispute Notice to Parent no later than the date on which such Dispute Notice is sent to the Escrow Agent. Each Dispute Notice delivered to the Escrow Agent shall include a certification that the Stockholder Representatives has sent a copy of such Dispute Notice to Parent.

     (c) If the Escrow Agent shall not have received a Dispute Notice with respect to the validity or amount specified in a Notice of Claim, or a portion thereof, within the period of twenty-five (25) business days following its receipt of such Notice of Claim, the Stockholder Representative shall be forever barred and precluded from contesting in any manner or forum whatsoever the distribution of Escrow Property on account of such amount not so disputed.

     SECTION 10.2 Disputed Amounts. Upon receipt by the Escrow Agent of a notice (a "Resolution Notice") from Parent and/or the Stockholder Representative with respect to a Disputed Amount specifying the amount of such Disputed Amount to which any Parent Indemnitee is entitled, accompanied by (A) a written agreement executed on behalf of Parent and by the Stockholder Representative with respect to such Disputed Amount, or (B) a final order from an arbitrator pursuant to Section 2(c) of this Agreement determining that such Parent Indemnitee is entitled to indemnification, the Escrow Agent shall deliver to such Parent Indemnitee the Escrow Property, to the extent that Escrow Property then remains available, having a value equal to the amount to which such Parent Indemnitee, or any other Parent Indemnitee is entitled, if any, pursuant to this
(A) or (B) of this Section 2(b). Parent and the Stockholder Representative agree that the only methods for resolving a Disputed Amount will be through negotiating between themselves or through use of an arbitrator pursuant to
Section 2(c).

     SECTION 10.3 Arbitration. In the event of a Disputed Amount, Parent and the Stockholder Representative shall in good faith negotiate to settle such Disputed Amount. If no resolution is reached within thirty (30) days after delivery of the Dispute Notice to the Escrow Agent, either party may commence an arbitration proceeding (a "Proceeding") by submitting the Disputed Amount to arbitration. Any such arbitration shall be before an arbitral tribunal composed of three arbitrators: one selected by Parent, one selected by the Stockholder Representative and one selected by mutual agreement of the parties (the "Panel"). If the parties are unable to agree on such third arbitrator, the arbitrator shall be selected by the American Arbitration Association (the "AAA") in accordance with its Commercial Arbitration Rules. The Panel shall resolve the Disputed Amount in accordance with the rules of the AAA. The venue for the arbitration shall be Wilmington, Delaware or such other venue mutually agreed to by Parent and the Stockholder Representative. The Panel shall apply the laws of The Commonwealth of Massachusetts without reference to any rules of conflict of law. At the request of either party hereto, the Panel shall enter an appropriate order to maintain the confidentiality of information produced or exchanged in the course of the Proceeding. The Panel's award or order shall be final and binding on Parent, the Stockholder Representative and the stockholders and all costs of such proceeding shall be borne as specified in the award or order. The provisions of this Section may be enforced in any court having competent jurisdiction.

     SECTION 10.4  Release of Escrow Property.

     (a) At the end of the twelfth month following the date hereof (the "Distribution Date"), the Escrow Agent shall release for distribution to the Stockholders the Escrow Property then remaining in escrow hereunder, if any, in excess of Escrow Property having a value equal to the sum of (A) the aggregate amount of all Disputed Amounts not paid or otherwise resolved as of the Distribution Date plus (B) the aggregate of all other amounts specified in Notices of Claims received by the Escrow Agent as of the Distribution Date and not paid as of such date from Escrow Property (such excess, if any, being the "Remaining Escrow Property"). On or about the Distribution Date, the Escrow Agent shall deliver such Remaining Escrow Property to Parent's transfer agent, Boston EquiServe Limited Partnership (the "Transfer Agent"), with instructions to distribute such property to the Stockholders in accordance with the instructions of the Stockholder Representative.

     (b) After the Distribution Date, the Escrow Agent shall, upon receipt of each Resolution Notice and the distribution of the Escrow Property in accordance with Section 2(b) hereof, release to the Transfer Agent for distribution to the Stockholders all of the Escrow Property then held by Escrow Agent in excess of the sum of (A) all Disputed Amounts then not paid or otherwise resolved, and (B) all other amounts specified in Notices of Claims then not paid. The Escrow Agent shall deliver such Escrow Property to the Transfer Agent, with instructions to distribute such property to the Stockholders in accordance with the instructions of the Stockholder Representative.

     (c) Upon each distribution of Escrow Property to the Stockholders, the Stockholder Representative shall instruct the Transfer Agent to distribute the Escrow Property to the Stockholders pro rata to their relative interests as set forth in Exhibit B hereto (with rounding of fractional share distributions to whole shares to reasonably approximate such relative interests); provided, however, that if, and only if, after the Distribution Date all Disputed Amounts have been paid or otherwise resolved and there are no other amounts specified in Notices of Claims which have not been paid, the Stockholder Representative may direct the distribution of the remaining Escrow Property, or any portion thereof, in payment or reimbursement of expenses incurred by the Stockholder Representative hereunder, under the Stockholder Agreement or under the Merger Agreement or in payment or reimbursement of indemnifiable losses incurred by the Stockholder Representative in connection with the performance of his or her obligations under this Agreement the Stockholder Agreement and the Merger Agreement.

     SECTION 10.5 Valuation of Escrow Shares. For purposes of this Section 2, Escrow Shares shall be valued at the Merger Price; provided, however, that for purposes of determining the number of Escrow Shares to be directed to the account of the Stockholder Representative in accordance with the proviso of
Section 2(d)(iii) hereof, the Escrow Shares shall be valued at the closing price of the Parent Common Stock, as quoted on the NASDAQ National Market System, on the date such payment shall have become due. In lieu of distributing any fractional shares to Parent pursuant hereto, the Escrow Agent shall round the number of Escrow Shares delivered to Parent down to the nearest whole share. The Escrow Agent shall be under no duty or responsibility with regard to the valuation of the Escrow Shares.

     SECTION 10.6  Voting, Etc.

     (a) Except for dividends paid in stock declared with respect to the Escrow Shares and excluded from gross income for U.S. federal income tax purposes pursuant to Section 305(a) of the Internal Revenue Code of 1986, as amended, (which such dividends shall be delivered to the Escrow Agent pursuant to written instructions received by the Escrow Agent and held by it hereunder as Escrow Property) any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be distributed currently to the Stockholders pro rata to their relative interests as set forth in Exhibit B and, if distributed to the Escrow Agent, shall promptly be paid over to the Stockholders in the same manner. Each Stockholder will have voting rights with respect to the Escrow Shares deposited hereunder with respect to such Stockholder so long as such Escrow Shares are held in escrow, and Parent shall take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement, the Stockholders will retain and will be able to exercise all other incidents of ownership of said Escrow Shares which are not inconsistent with the terms and conditions of this Agreement. The Escrow Agent shall be under no obligation to preserve, protect or exercise rights with respect to the Escrow Shares, and shall be responsible only for reasonable measures to maintain the physical safekeeping thereof, and otherwise to perform and observe such duties on its part as are expressly set forth in this Agreement.

     (b) No Stockholder will offer, sell, assign, pledge, hypothecate, transfer or otherwise dispose of any Escrow Shares until released from the Escrow.

     (c) The parties hereby authorize the Escrow Agent to apply to the Transfer Agent (or any successor transfer agent) for the Escrow Shares for any division of certificates evidencing Escrow Shares which may be required in connection with the distribution of Escrow Shares pursuant to this Agreement, and Parent agrees to provide any assistance with respect thereto reasonably requested by the Escrow Agent.

     (d) Parent and the Stockholder Representative shall have the right to inspect and obtain copies of the records of the Escrow Agent upon reasonable notice and during reasonable business hours and to receive monthly reports of the status of the Escrow Property.

     (e) Parent shall assume and be responsible for all reporting and related requirements regarding any dividends or other distributions with respect to the Escrow Property, and the Escrow Agent shall have no liability therefor.

     ARTICLE XI ADMINISTRATIVE PROVISIONS.

     SECTION 11.1 The Escrow Agent may resign as escrow agent by notice to the other parties hereto (the "Resignation Notice"). If, prior to the expiration of sixty (60) business days after the delivery of the Resignation Notice, the Escrow Agent shall not have received written instructions from Parent and the Stockholder Representative designating a banking corporation or trust company organized either under the laws of the United States or of any state having capital and surplus of at least $100,000,000 as successor escrow agent, which written instructions shall have been consented to in writing by such successor escrow agent, the Escrow Agent may apply to a court of competent jurisdiction to appoint a successor escrow agent. Alternatively, if the Escrow Agent shall have received such written instructions, it shall promptly transfer the Escrow Property to such successor escrow agent. Upon the appointment of a successor escrow agent and the transfer of the Escrow Property thereto, the duties of the Escrow Agent hereunder shall terminate. Any company into which the Escrow Agent may be merged or with which it may be consolidated, or any company to whom Escrow Agent may transfer a substantial amount of its global escrow business, shall be the successor to the Escrow Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

     SECTION 11.2 In the event of a dispute as to the proper disposition of the Escrow Property which continues for ninety (90) days or more, the Escrow Agent shall be entitled to submit the dispute to a court of competent jurisdiction and shall thereupon be relieved of any obligations or liability.

     SECTION 11.3 Each of Parent and the Stockholder Representative hereby agrees, jointly and severally, to pay the Escrow Agent reasonable compensation for its services hereunder in accordance with the fee schedule attached hereto as Exhibit C and to reimburse the Escrow Agent for all expenses, disbursements and advances incurred or made by it in the preparation of this Agreement and in the performance of its duties hereunder (including, without limitation, the reasonable fees, expenses and disbursements of its counsel) and to indemnify and hold the Escrow Agent harmless from and against any and all taxes, expenses (including reasonable counsel fees), assessments, liabilities, claims, damages, actions, suits or other charges incurred by or assessed against it for any thing done or omitted by it in the performance of its duties hereunder, except as a result of its own gross negligence or willful misconduct. Without altering or limiting the joint and several liability of the Parent and the Stockholder Representative to the Escrow Agent, each of the Parent and the Stockholder Representative agrees as between themselves that Parent alone shall reimburse the Escrow Agent for its initial costs of entering into this Agreement, but Parent and the Stockholder Representative (on behalf of the Stockholders) shall share equally in all subsequent payments owing under this Section 3(c), although liability for such payments if not paid in a timely manner shall be joint and not several. This Section 3(c) shall survive the termination of this Agreement.

     SECTION 11.4 The Escrow Agent shall have no duties or responsibilities, except those expressly set forth herein. The Escrow Agent does not have and, under no circumstances shall it have, a duty to review or interpret the Merger Agreement. The Escrow Agent shall not be subject to or bound by the terms of the Merger Agreement or any other related agreement to which the Escrow Agent is not a party regardless of whether the Escrow Agent has knowledge of such agreement. It may consult with counsel of its choice, including in-house counsel, and shall be fully protected with respect to any action taken or omitted in good faith on advice of counsel. The Escrow Agent shall have no liability hereunder except for willful misconduct or gross negligence. The Escrow Agent shall have no responsibility as to the validity, collectibility or value of the Escrow Property or for investment losses related thereto, and it may rely on any notice, instruction, certificate, statement, request, consent, confirmation, agreement or other instrument which it believes to be genuine and to have been signed or presented by a proper person or persons. If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from any of the undersigned with respect to the Escrow Property, which, in its opinion, are in conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action hereunder until it shall be directed otherwise in writing by all of the other parties hereto or by order of a court of competent jurisdiction. The Escrow Agent shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification. In no event shall the Escrow Agent be liable for any indirect, punitive, special or consequential damage or loss (including, but not limited to, lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action. Notwithstanding any provision to the contrary contained in any other agreement between any of the parties hereto, the Escrow Agent shall have no interest in the Escrow Property except as provided in this Escrow Agreement.

     SECTION 11.5 All notices, consents and other communications under this Escrow Agreement shall be in writing and shall, except as otherwise provided herein, be deemed to have been duly given when (i) delivered by hand, (ii) sent by telecopier, with receipt confirmed, provided, however, that a copy is mailed by certified mail, return receipt requested, or (iii) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case, at the appropriate addresses, and telecopier numbers as set forth below:

     Escrow Agent:

       State Street Bank and Trust Company
        Two International Place, 4th Floor
        Boston, MA 02110
          Attention: Corporate Trust Department
          (PictureTel Corporation 1998 Escrow)
          Telecopier No.: (617) 664-5374

     Parent:

       PictureTel Corporation
        100 Minuteman Road
        Andover, MA 01810
        Attention: W. Robert Kellegrew, Esq.
                      General Counsel
        Telephone No.: (978) 292-5000
        Telecopier No.: (978) 292-3338

     Copy to:

        Ropes & Gray
        One International Place
        Boston, Massachusetts 02110-2624
        Attention: Howard K. Fuguet, Esq.
        Telecopier: (617) 951-7050
        Telephone: (617) 951-7000

     If to the Stockholder Representative, to:

        Starlight Networks Inc.
        Attention: James E. Long
        205 Ravendale Drive
        Mountain View, CA 94043
        Telephone No.: (650) 967-2774
        Telecopier No.: (650) 967-4426

     Copy to:

        Wilson Sonsini Goodrich & Rosati, P.C.
        650 Page Mill Road
        Palo Alto, CA 94304-1050
        Attention: John B. Goodrich, Esq.
        Telephone No.: (650) 493-9300
        Telecopier No.: (650) 493-6811

(or to such other addresses, and telecopier numbers as a party may designate as to itself by notice to the other parties). Notwithstanding any of the foregoing, no notice or instructions to the Escrow Agent shall be deemed to have been received by it prior to actual receipt, no notice to the Escrow Agent shall be deemed effective until such actual receipt by it, and any computation of a time period which is to begin after receipt of a notice by the Escrow Agent shall run from the date of such actual receipt by it.

     SECTION 11.6 Nothing in this Agreement shall be construed to limit the right of Parent or any other Parent Indemnitee under any provision of the Merger Agreement.

     SECTION 11.7 This Escrow Agreement shall be governed by, and construed in accordance with, the laws (other than the choice or conflicts of laws rules and provisions) of The Commonwealth of Massachusetts.

     SECTION 11.8 This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

     SECTION 11.9 Each of the Parent and the Stockholder Representative hereby absolutely and irrevocably consents and submits to the jurisdiction of any state or federal court sitting in The Commonwealth of Massachusetts in connection with any actions or proceedings brought against either Parent or the Stockholder Representative, or each of them, by the Escrow Agent arising out of or relating to this Agreement. In any such action or proceeding, each of the Parent and the Stockholder Representative hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section hereof.

     SECTION 11.10 The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes and other disasters.

     SECTION 11.11 This Agreement shall be binding upon the parties hereto and their respective heirs, executors, successors and assigns.

     SECTION 11.12 This Agreement may not be altered or modified without the express written consent of the parties hereto. No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion.

     SECTION 11.13 This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     ARTICLE XII THE STOCKHOLDER REPRESENTATIVE.

     SECTION 12.1 As long as there are shares held in escrow pursuant to this Agreement, the Stockholders, and each of them, will be represented by the Stockholder Representative, who is empowered to receive any notice under this Agreement for the Stockholders, and each of them, and to give any and all notices and instructions and take any and all action for and on behalf of the Stockholders, and each of them, under this Agreement. The Stockholders will have the right to remove the Stockholder Representative and, upon such removal or, in the event of the Stockholder Representative's death or resignation, to appoint a new Stockholder Representative at any time and from time to time during the period when any shares are held in escrow, by a vote of Stockholders holding a majority interest in the Escrow Shares held in escrow at such time, evidenced in each case by a writing executed by such majority Stockholders. The appointment of a new Stockholder Representative following the removal, death or resignation of the Stockholder Representative will be of no force or effect whatsoever upon Parent or the Escrow Agent or otherwise under this Agreement until Parent and the Escrow Agent are deemed to have received written notice of such appointment, which notice must include at least: (i) the identity and address of the new Stockholder Representative and a statement that such Stockholder Representative has been appointed by a vote of Stockholders holding a majority-in-interest of the Escrow Shares then held in escrow; (ii) the signatures of each of the Stockholders voting for the new Stockholder Representative; and (iii) a statement executed on behalf of the new Stockholder Representative that any non-signing Stockholder has been notified in writing of the appointment of the new Stockholder Representative. Parent and the Escrow Agent will be entitled to rely on any notice received in such form without conducting an investigation of the contents thereof. Parent and the Escrow Agent will disregard any notice or instruction received from any person other than the then acting Stockholder Representative with regard to this Agreement. Until notified in writing by the Stockholder Representative that such Stockholder Representative has resigned or by the holders of a majority-in-interest of the Escrow Shares then held in escrow that such Stockholder Representative has been removed, the Escrow Agent may act upon the directions, instructions and notices of the Stockholder Representative named herein and, thereafter, upon the directions, instructions and notices of any successor Stockholder Representative named in writing executed by the holders of a majority-in-interest of the Escrow Shares then held in escrow. Notwithstanding anything to the contrary herein, the Stockholder Representative shall be entitled to resign at any time for any reason, such resignation to be effective upon notice to Parent, the Escrow Agent and holders of at least a majority-in-interest of the Escrow Shares. If the holders of at least a majority-in-interest of the Escrow Shares have not appointed a successor Stockholder Representative within thirty (30) days following any such resignation, all actions to be taken hereunder by the Stockholder Representative shall be taken by the consent of holders of at least a majority-in-interest of the Escrow Shares held in escrow at such time. For example, if Parent delivers a Notice of Claim and the holders of at least a majority-in-interest of the Escrow Shares do not deliver a Dispute Notice in accordance with Section 2(a)(ii) hereof, such Notice of Claim shall be deemed to be valid and Parent shall be entitled to draw on the Escrow Shares to the extent set forth in such Notice of Claim.

     (b) The Stockholder Representative shall not be liable for any action taken or not taken by him in connection with his obligations under the Merger Agreement or this Agreement (i) with the consent of the

Stockholders who, as of the Effective Time, owned a majority-in-interest of the outstanding shares of Company Preferred Stock, on a fully diluted basis, or (ii) in the absence of his own willful misconduct. In no event shall the Company, Parent, [Existing Sub] or Merger Sub have any liability to the Stockholder for any act or omission of the Stockholder Representative, including without limitation negligence and willful misconduct. The Stockholder Representative shall not be responsible or liable in any respect for the sufficiency or accuracy of the form, execution, validity or genuineness of documents or securities now or hereafter deposited hereunder, or of any endorsement thereof or for any lack of endorsement thereof or for any description therein, nor shall he or she be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement, and the Stockholder Representative shall be fully protected in relying upon any written notice, demand, certificate or document which he or she in good faith believes to be genuine.

     (c) The Stockholder Representative shall be entitled to employ such legal counsel and other experts as he or she may deem necessary to advise him or her properly with respect to his or her rights and obligations hereunder and to evaluate claims and to pursue challenges to claims or to defend Third Person Claims or to evaluate and defend claims for Damages by a Parent Indemnitee. The Stockholder Representative shall be fully protected for any act taken, suffered, permitted, or omitted in good faith in accordance with the advice of such legal counsel or experts. The reasonable expenses and fees of such counsel and experts, and any reasonable, documented out of pocket expenses which the Stockholder Representative incurs acting as such under this Agreement shall be reimbursed solely by the Stockholders on a pro rata basis. To the extent permitted hereunder, the Stockholder Representative shall be entitled to offset such expenses by directing the Escrow Agent to transfer a portion of the Escrow Shares from the account of the Stockholders to the account of the Stockholder Representative.

     (d) The Stockholder Representative hereby agrees to do such acts, and execute further documents, as shall be necessary to carry out the provisions of this Agreement or to transfer any Escrow Shares pursuant to the terms hereof.

     (e) The Stockholders shall indemnify, defend and hold the Stockholder Representative harmless from and against any and all loss, damage, tax, liability and expense that may be incurred by the Stockholder Representative arising out of or in connection with his or her acceptance of the appointment as Stockholder Representative and/or the performance of his or her obligations as such pursuant to this Agreement or the Merger Agreement (including the legal costs and expenses of defending himself against any claim or liability in connection with his performance pursuant to this Agreement or the Merger Agreement), except as caused by the willful misconduct of the Stockholder Representative. The foregoing indemnification obligation shall be several and not joint and shall be pro rata among the Stockholders, and to the extent permitted hereunder, the Stockholder Representative shall be entitled to offset any such indemnification amount by directing the Escrow Agent to transfer Escrow Shares from the account of the Stockholders to the account of the Stockholder Representative.

     (f) For purposes of determining how many Escrow Shares shall be directed to the account of the Stockholder Representative in payment or reimbursement of expenses or indemnifiable losses incurred by the Stockholder Representative, the Escrow Shares shall be valued at the closing price, as quoted on the National Market System of NASDAQ, of the Parent Common Stock on the date such payment became due.

     (g) In the event of the removal or resignation of the Stockholder Representative, any rights of the Stockholder Representative pursuant to paragraph (b), paragraph (c) and paragraph (e) hereof shall continue to apply for the benefit of the removed Stockholder Representative; provided, however, that such paragraphs shall not apply to any action taken by the Stockholder Representative after receipt by him of written notice of his or her removal or after his or her resignation.

     (h) The Stockholder Representative represents and warrants to the Escrow Agent that he has the right, power and authority (i) to enter into and perform this Agreement and bind all of the Stockholders to its terms, (ii) to give and receive directions and notices hereunder, and (iii) to make all determinations that may be required or that he deems appropriate under this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Escrow Agreement as of the date first written above.

                                          STATE STREET BANK AND TRUST COMPANY
                                          as Escrow Agent

                                          By
                                            ____________________________________
                                            Title:

                                          PICTURETEL CORPORATION

                                          By
                                            ____________________________________
                                            Title:

                                          STOCKHOLDERS REPRESENTATIVE

                                          ______________________________________
                                          James E. Long

                                                                         ANNEX D

                        PICTURETEL CORPORATION GLOSSARY

     ACCUNET: the first commercially available switched digital communication network, which allowed dialed digital connection at rates of 56 and 112 kbps, using a combination of existing telephone lines and new network equipment.

     CODEC: combination of a coder and decoder. A coder uses a compression algorithm to reduce the number of bytes needed to represent an audio or video segment. A decoder recovers the original raw bytes from the compressed bytes generated by the coder. In video and audio compression, the recovery does not need to be exact; a good approximation of the original information is appropriate for practical purposes.

     COMPRESSION ALGORITHM: a set of procedures (usually specified by mathematical equations and implemented in software within a particular computing architecture) that reduce the number of bytes necessary to represent some piece of information, such as a video or audio segment.

     COMPRESSION RATIO: the average number of bytes at the input of codec that will produce one byte at the output of the coder. The higher the ratio the lower the necessary channel speed to transmit the information, and therefore the lower the transmission cost.

     DISCRETE COSINE TRANSFORM, DCT: a mathematical transformation used in standards and some proprietary video compression algorithms. The DCT maps a set of original image sample values into frequency components that can more efficiently be compressed. DCTs are used in all H.3xx standards.

     ECHO CANCELLATION: the process of removing the acoustic echo that would result from a full-duplex audio communication system. When the person at point A talks and his voice is reproduced by the loudspeaker at point B, the microphone at B would pick it up and send it back (with a delay due to the communication system) to the loudspeaker at point A. An acoustic echo canceler eliminates such a return signal.

     FULL-DUPLEX: characteristic of a communication system in which signals can be simultaneously transmitted in both directions. For example, in audio or audio/video calls, it means that people at both ends of a call can speak and be heard simultaneously.

     H.320: Standard for videoconferencing on narrowband switched digital networks, such as Accunet and ISDN. Can be used from 56 kbps to 2 Mbps.

     H.323: Standard for multimedia (audio, video, data) conferencing over traditional packet-switched networks. It can be used for conferencing over LANs and the Internet.

     H.324: Standard for multimedia conferencing over unmodified analog phone lines (POTS).

     HALF-DUPLEX: characteristic of a communication system in which signals can be transmitted in both directions, but not simultaneously. For example, in an audio call, it means that only one person can speak at any given time (a typical mode of operation for inexpensive speakerphones).

     HZ: cycles per second

     INTERNET: the worldwide network that interconnects many local area networks. Initially funded entirely by the U.S. government, there are now many commercial companies investing on expanding the Internet, adding more access points, switching equipment, and communication links.

     IP: Internet protocol. The most popular packet data communication protocol, used in many LANs and the Internet.

     ISDN: integrated services digital network, an international switched digital communication network (also leveraging existing telephone wires, similar to ACCUNET) that provides multiples of kbps per channel, up to a maximum of 2 Mbps. ISDN is available in many countries.

     KBPS: kilobits per second, 1 kbps = 1,000 bits per second.

     KHZ: thousand cycles per second

     LAN: local area network, in which computer data communication involving several sources and destinations flow concurrently through the same wires, by means of a packet-based time-division multiplexing.

     MBPS: megabits per second, 1 Mbps = 1,000,000 bits per second.

     MCU: multipoint control unit, also referred to as a bridge. A piece of equipment that is connected to multiple communication channels, making possible multipoint audio or audio/video calls (i.e. calls in which several sites can communicate).

     MOTION COMPENSATION, MC: a component of most video compression algorithms. MC leads to higher compression ratios because it allows a video frame to be partially reconstructed from modifications on the previously received frame using motion estimates.

     POTS: "plain old telephone system."

     PSTN: public switched telephone network; the traditional twisted-pair network used for analog telephony.

     QUANTIZATION: the process for approximating a continuous variable by its nearest value from a table.

     VECTOR QUANTIZATION, VQ: the process of approximating a collection of continuous values (a vector), by its nearest vector from a table.

     WAN: Wide Area Network, generic term used to describe the connectivity environment across a large geographic area. LANs are connected by a WAN. Can be switched circuits or packet networks.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant's Third Restated Certificate of Incorporation provides that the Registrant's Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent and only to the extent that exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. The Third Restated Certificate of Incorporation further provides that the Registrant shall indemnify its directors and officers to the full extent permitted by the law of the State of Delaware.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following Exhibits are filed with, or incorporated by reference in, this Registration Statement:

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 2.1      Agreement and Plan of Merger by and among the Registrant,
          PictureTel Technology Corporation, SNI Acquisition
          Corporation, and Starlight Networks Incorporated dated as of
          August 14, 1998 (the "Merger Agreement") (ANNEX A to the
          Proxy Statement/Prospectus contained in this Registration
          Statement). The Exhibits and Schedules to the Merger
          Agreement and the Disclosure Schedules of the Registrant and
          of Starlight Networks Incorporated are not included with the
          Merger Agreement.
 3.1      Third Restated Certificate of Incorporation of Registrant
          (Incorporated by Reference to Exhibit 3.1.4 to the
          Registrant's Quarterly Report on Form 10-Q for the quarter ended June 27, 1992).
 3.2      Amended and Restated By-laws of Registrant (Incorporated by
          Reference to Exhibit 1 to the Registrant's Current Report on
          Form 8-K as filed with the Commission on September 14,
          1994).
 4.1      Form of Common Stock Certificate of Registrant (Incorporated
          by Reference to Exhibit 4(b) to Registrant's Registration
          Statement on Form S-8, No. 33-36315, as filed with the
          Commission on August 10, 1990).
 4.2.1    Shareholders' Rights Agreement by and between the Registrant and The First National Bank of Boston, as Rights Agent,
          dated March 25, 1992 (Incorporated by Reference to Exhibit 1 to the Registrant's Registration of Certain Classes of
          Securities on Form 8-A, as filed with the Commission on
          March 26, 1992).
 4.2.2    Form of Certificate of Designation with respect to Junior
          Preference Stock (Incorporated by Reference to Exhibit 2 of
          the Registrant's Registration of Certain Classes of
          Securities on Form 8-A, as filed with the Commission on
          March 26, 1992).
 4.2.3    Form of Rights Certificate (Incorporated by Reference to
          Exhibit 3 to the Registrant's Registration of Certain
          Classes of Securities on Form 8-A, as filed with the
          Commission on March 26, 1992).
 4.2.4    Summary of Purchase Rights (Incorporated by Reference to
          Exhibit 4 to the Registrant's Registration of Certain
          Classes of Securities on Form 8-A, as filed with the
          Commission on March 26, 1992).
 4.2.5    Amendment to Shareholders' Rights Agreement dated January
          13, 1995 (Incorporated by Reference to Exhibit 4.2.4 to the
          Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994).
 5        Opinion of Ropes & Gray.*
 8        Opinion of Wilson Sonsini Goodrich & Rosati, P.C.*
10.1      1984 Amended and Restated Stock Option Plan, as amended
          through December 13, 1988, (Incorporated by Reference to
          Exhibit 10.10 to the Registrant's Annual Report on Form 10-K
          for the fiscal year ended December 31, 1988).+
10.1.1    Amendment to 1984 Amended and Restated Stock Option Plan
          dated October 26, 1994 (Incorporated by Reference to Exhibit
          10.10.1 to the Registrant's Annual Report on Form 10-K for
          the fiscal year ended December 31, 1994).+
10.2.1    PictureTel Corporation Equity Incentive Plan, as amended
          through October 26, 1994, (Incorporated by Reference to
          Exhibit 10.11 to the Registrant's Annual Report on Form 10-K
          for the fiscal year ended December 31, 1994).+
10.2.2    Amendment to PictureTel Corporation Equity Incentive Plan
          dated June 29, 1995 (Incorporated by Reference to Exhibit
          10.1 to the Registrant's Quarterly Report on Form 10-Q for
          the quarter ended July 1, 1995).+

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
10.3      1992 Non-Employee Director Stock Option Plan, as amended
          through April 10, 1996, (Incorporated by Reference to
          Exhibit 4(a) to the Registrant's Registration Statement on
          Form S-8, No. 333-10163, as filed with the Commission on
          September 2, 1997).+
10.4      PictureTel Corporation 1994 Employee Stock Purchase Plan
          (Incorporated by Reference to Exhibit 4 to the Registrant's
          Registration Statement on Form S-8, No. 33-81848, as filed with the Commission on July 22, 1994).+
10.5      401(k) Profit Sharing Retirement Plan, as amended through
          July 1, 1994, (Incorporated by Reference to Exhibit 10.45 to
          the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994).+
10.6.1    Employment Agreement by and between PictureTel Corporation and Norman E. Gaut dated July 29, 1988 (Incorporated by
          Reference to Exhibit 10.12 to the Registrant's Annual Report
          on Form 10-K for the fiscal year ended December 31, 1988).+
10.6.2    Amendment to the Employment Agreement by and between
          PictureTel Corporation and Norman E. Gaut dated January 15,
          1995 (Incorporated by Reference to Exhibit 10.1 to the
          Registrant's Quarterly Report on Form 10-Q for the quarter ended April 1, 1995).+
10.7      Agreement by and between PictureTel Corporation and Les
          Strauss, as amended through January 15, 1995, (Incorporated by Reference to Exhibit 10.2 to the Registrant's Quarterly
          Report on Form 10-Q for the quarter ended April 1, 1995).+
10.8      Agreement by and between PictureTel Corporation and Domenic
          J. LaCava, as amended through January 17, 1995,
          (Incorporated by Reference to Exhibit 10.4 to the
          Registrant's Quarterly Report on Form 10-Q for the quarter ended April 1, 1995).+
10.9.1    Agreement by and between PictureTel Corporation and Lawrence
          Bornstein, as amended through January 16, 1995,
          (Incorporated by Reference to Exhibit 10.5 to the
          Registrant's Quarterly Report on Form 10-Q for the quarter ended April 1, 1995).+
10.9.2    Employment Agreement by and between PictureTel Corporation and Lawrence Bornstein dated December 5, 1997 (Incorporated by Reference to Exhibit 10.9.1 to the Registrant's Annual
          Report on Form 10-K for the fiscal year ended December 31,
          1997).+
10.9.3    Change in Control Agreement by and between PictureTel
          Corporation and Lawrence Bornstein dated December 5, 1997
          (Incorporated by Reference to Exhibit 10.9.2 to the
          Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).+
10.10.1   Employment Agreement by and between PictureTel Corporation and Richard B. Goldman dated June 11, 1997 (Incorporated by
          Reference to Exhibit 10.2 to the Registrant's Quarterly
          Report on Form 10-Q for the quarter ended June 29, 1997).+
10.10.2   Employment Agreement by and between PictureTel Corporation and Richard B. Goldman dated December 5, 1997 (Incorporated by Reference to Exhibit 10.10.1 to the Registrant's Annual
          Report on Form 10-K for the fiscal year ended December 31,
          1997).+
10.10.3   Change in Control Agreement by and between PictureTel
          Corporation and Richard B. Goldman dated December 5, 1997
          (Incorporated by Reference to Exhibit 10.10.2 to the
          Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).+
10.10.4   Amendment to the Employment Agreement by and between
          PictureTel Corporation and Richard B. Goldman dated July 13,
          1998 (Incorporated by Reference to Exhibit 10.1 to the
          Registrant's Quarterly Report on Form 10-Q for the quarter ended June 28, 1998).+
10.11.1   Employment Agreement by and between PictureTel Corporation and David Grainger dated August 10, 1994 (Incorporated by
          Reference to Exhibit 10.10 to the Registrant's Quarterly
          Report on Form 10-Q for the quarter ended March 29, 1997).+

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
10.11.2   Employment Agreement by and between PictureTel Corporation and David Grainger dated December 5, 1997 (Incorporated by
          Reference to Exhibit 10.11.1 to the Registrant's Annual
          Report on Form 10-K for the fiscal year ended December 31,
          1997).+
10.11.3   Change in Control Agreement by and between PictureTel
          Corporation and David Grainger dated December 5, 1997
          (Incorporated by Reference to Exhibit 10.11.2 to the
          Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).+
10.12     Form of Indemnification Agreement for Directors and Officers
          (Incorporated by Reference to Exhibit 10.34 to the
          Registrant's Registration Statement on Form S-1, No.
          33-6368, effective August 12, 1986).+
10.13.1   Agreement by and between PictureTel Corporation and Khoa
          Nguyen, as amended through March 6, 1995, (Incorporated by
          Reference to Exhibit 10.3 to the Registrant's Quarterly
          Report on Form 10-Q for the quarter ended April 1, 1995).+
10.13.2   Separation Agreement by and between PictureTel Corporation and Khoa Nguyen dated September 13, 1996 (Incorporated by
          Reference from Exhibit 10.13.1 to the Registrant's Quarterly
          Report on Form 10-Q for the quarter ended March 29, 1997).+
10.14.1   Lease Agreement by and between PictureTel Corporation and
          100 Minuteman Limited Partnership ("100 Minuteman Lease")
          dated October 7, 1995 (Incorporated by Reference to Exhibit
          10.47 to Annual Report on Form 10-K for the fiscal year
          ended December 31, 1995).
10.14.3   Amendment No. 2 to 100 Minuteman Lease dated July 10, 1996
          (Incorporated by Reference to Exhibit 10.14.2 to the
          Registrant's Quarterly Report on Form 10-Q for the quarter ended March 29, 1997).
10.15.1   Lease Agreement by and between PictureTel Corporation and
          Andover Mills Realty Limited Partnership ("Andover Lease")
          dated February 10, 1994 (Incorporated by Reference to
          Exhibit 10.51 to the Registrant's Annual Report on Form 10-K
          for the fiscal year ended December 31, 1994).
10.15.2   Amendment No. 1 to Andover Lease dated October 10, 1995
          (Incorporated by Reference to Exhibit 10.15.1 to the
          Registrant's Quarterly Report on Form 10-Q for the quarter ended March 29, 1997).
10.15.3   Amendment No. 2 to Andover Lease dated May 28, 1996
          (Incorporated by Reference to Exhibit 10.15.2 to the
          Registrant's Quarterly Report on Form 10-Q for the quarter ended March 29, 1997).
10.16.1   Lease Agreement by and between PictureTel Corporation and
          Minuteman Limited Partnership ("50 Minuteman Lease") dated
          August 26, 1996 (Incorporated by Reference to Exhibit 10.1
          to the Registrant's Quarterly Report on Form 10-Q for the
          quarter ended September 28, 1996).
10.16.2   Amendment No. 1 to 50 Minuteman Lease dated March 19, 1997.*
10.16.3   Sublease Agreement by and between PictureTel Corporation and
          Cabletron Systems, Inc. dated June 4, 1998 under the 50
          Minuteman Lease.*
10.17.1   Lease Agreement by and between PictureTel Corporation and
          200 Minuteman Limited Partnership ("200 Minuteman Lease")
          dated March 19, 1997 (Incorporated by Reference to Exhibit
          10.1 to the Registrant's Quarterly Report on Form 10-Q for
          the quarter ended June 29, 1997).
10.17.2   Amendment No. 1 to 200 Minuteman Lease dated June 4, 1998.*
10.18.1   Employment Agreement by and between PictureTel Corporation and Bruce R. Bond dated March 1, 1998. (Incorporated by
          Reference to Exhibit 10.1 to the Registrant's Quarterly
          Report on Form 10-Q for the quarter ended March 29, 1998).+
10.18.2   Change in Control Agreement by and between PictureTel
          Corporation and Bruce R. Bond dated February 25, 1998
          (Incorporated by Reference to Exhibit 10.2 to the
          Registrant's Quarterly Report on Form 10-Q for the quarter ended March 29, 1998).+

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
10.18.3   Options to Bruce R. Bond effective January 31, 1998
          (Incorporated by reference to Exhibit 10.3 to the
          Registrant's Quarterly Report on Form 10-Q for the quarter ended March 29, 1998.)+
10.19     Secured Second Amended and Restated Revolving Credit
          Agreement by and between PictureTel Corporation and
          BankBoston, N.A., as agent, dated August 12, 1998.*
21        Subsidiaries of the Registrant (Incorporated by Reference to
          Exhibit 21 of the Registrant's Annual Report on Form 10-K
          for the fiscal year ended December 31, 1997).
23.1      Consent of Ropes & Gray (Exhibit 5).*
23.2      Consent of Wilson Sonsini Goodrich & Rosati, P.C. (Exhibit
          8).*
23.3      Consent of PricewaterhouseCoopers LLP.*
23.4      Consent of Ernst & Young LLP.*
24        Power of Attorney (Signature Page).*
27.1      Financial Data Schedule for year ended December 31, 1995.*
27.2      Financial Data Schedule for year ended December 31, 1996.*
27.3      Financial Data Schedule for the year ended December 31,
          1997.*
27.4      Financial Data Schedule for the Six Month Period ended June
          28, 1998.*
99        Form of Written Consent.*

---------------
* Filed Herewith
+ Management Contract or Compensation Plan

     (b) The following Financial Statement Schedules of the Registrant for the Three Years Ended December 31, 1997 are included in this Registration Statement:

     Schedule II -- Valuation and Qualifying Accounts. All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements of PictureTel or notes thereto.

ITEM 22.  UNDERTAKINGS.

     (1) The undersigned Registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF ANDOVER, THE COMMONWEALTH OF MASSACHUSETTS.

                                          PICTURETEL CORPORATION

                                                   /s/ BRUCE R. BOND
                                          --------------------------------------
                                                      Bruce R. Bond
                                                  Chairman of the Board,
                                          President and Chief Executive Officer

Dated: September 21, 1998

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS
REGISTRATION STATEMENT HAS BEEN SIGNED BELOW ON SEPTEMBER   , 1998 BY THE
FOLLOWING PERSONS IN THE CAPACITIES INDICATED. EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY AUTHORIZES W. ROBERT KELLEGREW AND BRUCE R. BOND, AND EACH OF THEM, WITH FULL POWER TO THEM, TO EXECUTE IN THE NAME AND ON BEHALF OF SUCH PERSON ANY AMENDMENT OR ANY POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT AND TO FILE THE SAME, WITH EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, MAKING SUCH CHANGES IN THIS REGISTRATION STATEMENT AND THE REGISTRANT DEEMS APPROPRIATE, AND APPOINTS EACH OF W. ROBERT KELLEGREW AND BRUCE
R. BOND, EACH WITH FULL POWER OF SUBSTITUTION, ATTORNEY-IN-FACT TO SIGN ANY AMENDMENT AND ANY POST-EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT AND TO FILE THE SAME, WITH EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH.

                  SIGNATURE                                 CAPACITY                       DATE
                  ---------                                 --------                       ----

              /s/ BRUCE R. BOND                  Chairman of the Board,             September 21, 1998
---------------------------------------------    President, Chief Executive
                Bruce R. Bond                    Officer and Director (Principal
                                                 Executive Officer)

             /s/ NORMAN E. GAUT                  Director                           September 21, 1998
---------------------------------------------
               Norman E. Gaut

              /s/ DAVID B. LEVI                  Director                           September 21, 1998
---------------------------------------------
                David B. Levi

            /s/ ROBERT T. KNIGHT                 Director                           September 21, 1998
---------------------------------------------
              Robert T. Knight

              /s/ ENZO TORRESI                   Director                           September 21, 1998
---------------------------------------------
                Enzo Torresi

          /s/ RICHARD S. HAAK, JR.               Vice President and Corporate       September 21, 1998
---------------------------------------------    Controller (Principal Financial
            Richard S. Haak, Jr.                 Officer and Principal
                                                 Accounting Officer)

                       REPORT OF INDEPENDENT ACCOUNTANTS

     Our report on the consolidated financial statements of PictureTel Corporation is included on Page F-2 of this Registration Statement on Form S-4. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in Item 21(b) of this Registration Statement on Form S-4.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
February 25, 1998

          SCHEDULE II -- PICTURETEL VALUATION AND QUALIFYING ACCOUNTS

                                                            CHARGE TO
                                         BALANCE AT         COSTS AND                     BALANCE AT
                                      BEGINNING OF YEAR      EXPENSES      DEDUCTIONS     END OF YEAR
                                      -----------------     ----------     ----------     -----------
Year Ended December 31, 1995:
Accounts receivable reserves........     $1,785,000         $  446,000     $  432,000(a)  $1,799,000
Inventory reserves..................     $3,171,000         $3,036,000     $3,339,000(b)  $2,868,000
Warranty reserves...................     $1,657,000         $2,181,000     $1,343,000(c)  $2,495,000

Year Ended December 31, 1996:
Accounts receivable reserves........     $1,799,000         $2,926,000     $1,389,000(a)  $3,336,000
Inventory reserves..................     $2,868,000         $3,449,000     $4,766,000(b)  $1,551,000
Warranty reserves...................     $2,495,000         $4,348,000     $3,938,000(c)  $2,905,000

Year Ended December 31, 1997:
Accounts receivable reserves........     $3,336,000         $5,137,000     $2,158,000(a)  $6,315,000
Inventory reserves..................     $1,551,000         $4,476,000     $  760,000(b)  $5,267,000
Warranty reserves...................     $2,905,000         $7,396,000     $5,574,000(c)  $4,727,000

---------------
(a) Specific write-offs

(b) Specific dispositions

(c) Specific usage

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 2.1      Agreement and Plan of Merger by and among the Registrant,
          PictureTel Technology Corporation, SNI Acquisition
          Corporation, and Starlight Networks Incorporated dated as of
          August 14, 1998 (the "Merger Agreement") (ANNEX A to the
          Proxy Statement/Prospectus contained in this Registration
          Statement). The Exhibits and Schedules to the Merger
          Agreement and the Disclosure Schedules of the Registrant and
          of Starlight Networks Incorporated are not included with the
          Merger Agreement.
 5        Opinion of Ropes & Gray.
 8        Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
10.16.2   Amendment No. 1 to 50 Minuteman Lease dated March 19, 1997.
10.16.3   Sublease Agreement by and between PictureTel Corporation and
          Cabletron Systems, Inc. dated June 4, 1998.
10.17.2   Amendment No. 1 to 200 Minuteman Lease dated June 4, 1998.
10.19     Secured Second Amended and Restated Revolving Credit
          Agreement by and between PictureTel Corporation and
          BankBoston, N.A. dated August 12, 1998.
23.1      Consent of Ropes & Gray (Exhibit 5).
23.2      Consent of Wilson Sonsini Goodrich & Rosati, P.C. (Exhibit
          8).
23.3      Consent of PricewaterhouseCoopers LLP.
23.4      Consent of Ernst & Young LLP.
27.1      Financial Data Schedule for year ended December 31, 1995.
27.2      Financial Data Schedule for year ended December 31, 1996.
27.3      Financial Data Schedule for year ended December 31, 1997.
27.4      Financial Data Schedule for the Six Month Period ended June
          28, 1998.
99        Form of Written Consent.